Exhibit 10.2

EXECUTION VERSION

CREDIT AGREEMENT

dated as of October 27, 2014,

among

ZEBRA TECHNOLOGIES CORPORATION,

as Borrower,

The Lenders Party Hereto,

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent for the Term Loan Facility

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent for the Revolving Credit Facility

MORGAN STANLEY SENIOR FUNDING, INC.,

as Collateral Agent

MORGAN STANLEY SENIOR FUNDING, INC., and

J.P. MORGAN SECURITIES LLC, as

as Joint Lead Arrangers and Joint Lead Bookrunners,

DEUTSCHE BANK SECURITIES INC.

as Joint Lead Arranger,

RBS CITIZENS, N.A., and HSBC

SECURITIES (USA) INC., as Senior

Co-Managers

PNC CAPITAL MARKETS LLC, and

MITSUBISHI UFJ SECURITIES (USA), INC.,

as Co-Managers

and

FIFTH THIRD BANK,

as Co-Manager for the Revolving Credit Facility

i

SCHEDULES:

Schedule 1.01	Adjustments to Consolidated EBITDA
Schedule 1.02	Excluded Subsidiaries
Schedule 1.03	Existing Letters of Credit
Schedule 1.04	Unrestricted Subsidiaries
Schedule 2.01(a)	Term Commitments
Schedule 2.01(b)	Revolving Commitments
Schedule 3.06	Disclosed Matters
Schedule 3.13	Subsidiaries
Schedule 5.11(c)	Security Documents
Schedule 5.16	Post-Closing Matters
Schedule 6.01	Existing Indebtedness
Schedule 6.02	Existing Liens
Schedule 6.05	Asset Dispositions
Schedule 6.07	Transactions with Affiliates
Schedule 9.01	Addresses for Notices

EXHIBITS:

Exhibit A	Form of Borrowing Request
Exhibit B	Form of Interest Election Request
Exhibit C	Form of Solvency Certificate
Exhibit D	Form of Collateral Agreement
Exhibit E	Form of Subsidiary Guaranty
Exhibit F-1	Form of Term Note
Exhibit F-2	Form of Revolving Note
Exhibit G	Form of Assignment and Assumption Agreement
Exhibit H-1	Form of U.S. Tax Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit H-2	Form of U.S. Tax Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit H-3	Form of U.S. Tax Certificate (For Foreign Participants That Are Not U.S. Persons or Partnerships For U.S. Federal Income Tax Purposes)
Exhibit H-4	Form of U.S. Tax Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I	Form of Mortgage
Exhibit J	Form of Compliance Certificate
Exhibit K-1	Terms of Intercreditor Agreement (Pari Passu)
Exhibit K-2	Terms of Intercreditor Agreement (Junior Liens)

CREDIT AGREEMENT dated as of October 27, 2014 (this “Agreement”), among ZEBRA TECHNOLOGIES CORPORATION, a Delaware corporation (the “Borrower”), the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as Revolving Facility Administrative Agent and MORGAN STANLEY SENIOR FUNDING, INC., as Term Loan Administrative Agent and Collateral Agent.

WHEREAS, capitalized terms used in these recitals shall have the respective meanings set forth for such terms in Article I;

WHEREAS, the Borrower, pursuant to a Master Acquisition Agreement, dated as of April 14, 2014 (together with all exhibits, annexes and schedules thereto, as amended, restated, supplemented or otherwise modified from time to time, the “Acquisition Agreement”), by and among, the Borrower and Motorola Solutions, Inc., a Delaware corporation (the “Seller”), intends to acquire (the “Closing Date Acquisition”) the Seller’s enterprise mobility business (the “Acquired Business”);

WHEREAS, immediately prior to the consummation of the Closing Date Acquisition, the Borrower has requested the Lenders and the Issuing Banks to extend credit to the Borrower in the form of (a) Term Loans in an aggregate principal amount not in excess of $2,200,000,000 and (b) a commitment for Revolving Loans and Letters of Credit, in an aggregate principal amount not in excess of the Dollar Equivalent of $250,000,000, in each case the proceeds of which shall be utilized as set forth in Section 5.09;

WHEREAS, immediately following the initial funding of the Term Loans, the proceeds of such Term Loans, together with the proceeds of (i) the Initial Revolving Borrowing, (ii) the Senior Notes, and (iii) cash on hand at the Borrower and its subsidiaries and, as applicable, the Acquired Business, will be used to finance the Closing Date Acquisition, the Transaction Costs and the refinancing of certain indebtedness of the Borrower and its Subsidiaries, and for working capital and other general corporate purposes;

NOW THEREFORE, in consideration of the premises, provisions, covenants and mutual agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Lenders and Issuing Banks are willing to extend such credit to the Borrower on the terms and express conditions set forth herein, and accordingly the parties hereto agree as follows.

ARTICLE I

Definitions

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is bearing interest at a rate determined by reference to the Alternate Base Rate.

“Accounting Change” has the meaning assigned to such term in Section 1.04.

“Acquisition” means any acquisition by the Borrower or any Restricted Subsidiary, whether by purchase, merger, consolidation, contribution or otherwise, of (w) at least a majority of the assets or property and/or liabilities (or any other substantial part for which financial statements or other financial information is available), or a business line, product line, unit or division of, any other Person, (x) Equity Interests of any other Person such that such other Person becomes a Restricted Subsidiary or (y) additional Equity Interests of any Restricted Subsidiary not then held by the Borrower or any Restricted Subsidiary.

“Acquisition Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Acquired Business” has the meaning assigned to such term in the preamble to this Agreement.

“Acquired Business Material Adverse Effect” means a “Material Adverse Effect” as defined in the Acquisition Agreement.

“Additional Lender” has the meaning assigned to such term in Section 2.20(d).

“Additional Debt” means debt (including, as applicable, Registered Equivalent Notes), in each case issued or incurred by the Borrower or any of its Restricted Subsidiaries after the Closing Date that (i) does not require any scheduled payment of principal (including pursuant to a sinking fund obligation) or mandatory redemption or redemption at the option of the holders thereof (except for redemptions in respect of asset sales, changes in control or similar events on terms that are market terms on the date of issuance and AHYDO Catch-Up Payments) prior to the date that is 91 days after the Latest Maturity Date in respect of Term Loans in effect as of the time such Additional Debt is incurred and (ii) the covenants and events of default and other terms of which (other than maturity, fees, discounts, interest rate, redemption terms and redemption premiums, which shall be determined in good faith by the Borrower) shall be on market terms at the time of issuance (as determined in good faith by the Borrower) of the Additional Debt; provided that the Additional Debt shall not have the benefit of any financial maintenance covenant unless (x) the Term Loans have the benefit of such financial maintenance covenant on the same terms or (y) the Term Loans have in the future been provided with the benefit of a financial maintenance covenant, in which case such Additional Debt issued after such future date may be provided with the benefit of the same financial maintenance covenant on the same terms.

“Additional Mortgaged Property” has the meaning set forth in Section 5.10(d).

“Additional Refinancing Lender” has the meaning assigned to such term in Section 2.21.

“Additional Term Notes” means first priority senior secured notes and/or junior lien secured notes and/or unsecured notes, in each case issued pursuant to an indenture, note purchase agreement or other agreement and in lieu of the incurrence of a portion of the Incremental Term Facility; provided that (a) such Additional Term Notes rank pari passu or junior in right of payment and (if secured) of security with the Term Loans hereunder, (b) the Additional Term Notes have a final maturity date that is on or after the then existing Latest

Maturity Date with respect to the Term Loans and have a Weighted Average Life to Maturity equal to or longer than the remaining Weighted Average Life to Maturity of the then existing Term Loans (without giving effect to nominal amortization for periods where amortization has been eliminated as a result of a prepayment of the applicable Term Loans), (c) the covenants and events of default and other terms of which (other than maturity, fees, discounts, interest rate, redemption terms and redemption premiums, which shall be determined in good faith by the Borrower) shall be on terms that are not materially more restrictive to the Borrower, taken as a whole, than the terms of the existing Term Loans unless (x) the Lenders under the existing Term Loans also receive the benefit of such more restrictive terms or (y) any such provisions apply only after the Latest Maturity Date with respect to the Term Loans, (d) the obligations in respect thereof shall not be secured by liens on the assets of the Borrower and its Subsidiaries, other than assets constituting Collateral, (e) no Subsidiary is a borrower or a guarantor with respect to such Indebtedness unless such Subsidiary is a Loan Party which shall have previously or substantially concurrently guaranteed or borrowed, as applicable, the Obligations, (f) if such Additional Term Notes are secured, all security therefor shall be granted pursuant to documentation that is consistent in all material respects with the Security Documents and the representative for such Additional Term Notes shall enter into a customary intercreditor agreement with the Collateral Agent substantially consistent with the terms set forth on Exhibit K-1 or K-2 annexed hereto together with (A) any immaterial changes and (B) material changes thereto in light of prevailing market conditions, which material changes shall be posted to the Lenders and, unless the Required Lenders shall have objected in writing to such changes within five Business Days after such posting, then the Required Lenders shall be deemed to have agreed that the Collateral Agent’s entering into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Collateral Agent’s execution thereof, in each case in form and substance reasonably satisfactory to the Collateral Agent (it being understood that junior Liens are not required to be pari passu with other junior Liens, and that Indebtedness secured by junior Liens may be secured by Liens that are pari passu with, or junior in priority to, other Liens that are junior to the Liens securing the Obligations) and (g) immediately after giving effect to the incurrence of such Additional Term Notes (assuming, solely for purposes of this definition at the time of incurrence and not for any other provision hereunder, that (I) all Additional Term Notes, all Incremental Facilities and all Additional Debt secured by Liens under Section 6.02(q) or Section 6.02(hh), in each case established on or prior to such date are secured, whether or not so secured, and (II) the proceeds of such Additional Term Notes are not included as unrestricted cash and Cash Equivalents in clause (i) of the definition of “Total Secured Net Leverage Ratio”; provided that, to the extent the proceeds of such Additional Term Notes are to be used to prepay Indebtedness, the use of such proceeds for the prepayment of such Indebtedness may be given pro forma effect), on a Pro Forma Basis, the Total Secured Net Leverage Ratio shall not be greater than 3.00 to 1.00 as of the Applicable Date of Determination.

“Adjusted Eurocurrency Rate” means, for any Interest Period with respect to a Eurocurrency Borrowing or an ABR Borrowing determined pursuant to clause (iii) of the definition of “Alternate Base Rate”, a rate per annum determined by the applicable Administrative Agent pursuant to the following formula:

Adjusted Eurocurrency Rate =	Eurocurrency Rate
1.00 – Eurocurrency Reserve Percentage

provided that, notwithstanding the foregoing, as applied solely to the Initial Term Loans, the Adjusted Eurocurrency Rate shall at no time be less than 0.75% per annum.

“Administrative Agents” means, collectively, the Term Loan Administrative Agent and the Revolving Facility Administrative Agent.

“Administrative Agent’s Office” means, with respect to any Administrative Agent, such Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01, or such other address or account as such Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the applicable Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means any of the Revolving Facility Administrative Agent, Term Loan Administrative Agent or the Collateral Agent.

“Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“Agreement Currency” has the meaning assigned to such term in Section 9.17.

“AHYDO Catch-Up Payment” means any payment with respect to any obligations of the Borrower or any Restricted Subsidiary, including subordinated debt obligations and obligations in respect of the Senior Notes, in each case to avoid the application of Code Section 163(e)(5) thereto.

“ALTA” means the American Land Title Association.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the U.S. Prime Rate in effect on such day, (ii) the Federal Funds Rate, in effect on such day, plus one-half of one percent (1/2%) per annum, (iii) the Adjusted Eurocurrency Rate for any Interest Period of 1 month determined on such day (or if such day is not a Business Day, the immediately preceding Business Day) (without giving effect to the proviso of the definition thereof) (any changes in such rates to be effective as of the date of any change in such rate) plus one percent (1.00%) per annum, and (iv) solely in the case of the Initial Term Loans, 1.75%.

“Alternative Currency” means (a) with respect to Letters of Credit, Euros, Canadian Dollars, Australian Dollars, Sterling, Swedish Krona, Norwegian Kroner, Danish Kroner, Yen, Renminbi, Hong Kong Dollars, Singapore Dollars, Rand, Mexican Pesos, and any other currency other than Dollars that may be agreed with the relevant Issuing Bank, each Revolving Lender and the Revolving Facility Administrative Agent for issuing Letters of Credit in Alternative Currencies; (b) with respect to any Revolving Loans, Euros, Sterling, Canadian Dollars and any other currency other than Dollars that may be agreed with all of the Revolving Lenders and the Revolving Facility Administrative Agent; and (c) with respect to any Incremental Term Loans and Incremental Revolving Commitments (and Incremental Loans made pursuant thereto), any currency other than Dollars that may be agreed among the Borrower and all of the applicable Lenders providing such Loans and Commitments.

“Alternative Currency LC Exposure” means, at any time, the sum of (a) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit denominated in an Alternative Currency at such time, and (b) the Dollar Equivalent of the aggregate amount of all LC Disbursements in respect of Letters of Credit made in an Alternative Currency that have not yet been reimbursed by or on behalf of the Borrower at such time. The Alternative Currency LC Exposure of any Revolving Lender shall be its Applicable Percentage of the aggregate Alternative Currency LC Exposure at such time.

“Alternative Currency LC Sublimit” means the least of (x) $10,000,000, (y) the LC Sublimit and (z) the aggregate amount of Revolving Commitments. The Alternative Currency LC Sublimit is part of, and not in addition to, the LC Sublimit and the Revolving Facility.

“Applicable Date of Determination” means the last day of the most recently ended fiscal quarter for which financial statements are available pursuant to Section 5.01(a) or (b), as applicable, or, if such date occurs prior to the date on which financial statements are available pursuant to Section 5.01(a) or (b), as applicable, the last day of the most recently ended fiscal quarter for which financial statements were delivered under Section 4.01.

“Applicable Margin” means, for any day with respect to (I) (a) any Initial Term Loan, the applicable rate set forth below under the heading “Eurocurrency Loan,” or “ABR Loan”, as applicable:

Initial Term Loan
Eurocurrency Loan	ABR Loan
4.00%	3.00%

and (b) any Revolving Loan and the commitment fees payable pursuant to Section 2.12(a), the applicable rate set forth below under the heading “Eurocurrency Loan,” “ABR Loan” or “Commitment Fee Rate” as applicable, based upon the Total Secured Net Leverage Ratio as of the most recent determination date:

Revolving Facility
Total Secured Net Leverage Ratio:	Eurocurrency Loan	ABR Loan	Commitment Fee Rate
Category 1
Greater than 4.00:1.00	2.75%	1.75%	0.50%

Category 2
Less than or equal to 4.00:1.00, but greater than 2.00:1.00	2.50%	1.50%	0.375%

Category 3
Less than or equal to 2.00:1.00	2.25%	1.25%	0.25%

and (II) with respect to Incremental Facilities, Other Term Loans, Other Revolving Loans, Other Revolving Commitments, Extended Term Loans, Extended Revolving Loans or Extended Revolving Commitments, the rate per annum specified in the amendment establishing such Incremental Facilities, Other Term Loans, Other Revolving Loans, Other Revolving Commitments, Extended Term Loans, Extended Revolving Loans or Extended Revolving Commitments.

For purposes of the foregoing, the Total Secured Net Leverage Ratio shall be determined on a Pro Forma Basis as of the end of each fiscal quarter of the Borrower following the delivery of the Compliance Certificate for such fiscal quarter, and (b) each change in the Applicable Margin resulting from a change in the Total Secured Net Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Revolving Facility Administrative Agent of such certificate of the Borrower’s Financial Officer indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Total Secured Net Leverage Ratio shall be deemed to be (x) in Category 1, if the Borrower fails to deliver any such Compliance Certificate during the period from the date that is five Business Days after the expiration of the time for delivery thereof until such Compliance Certificate is delivered, and (y) in Category 2 until the delivery of a Compliance Certificate for the first full fiscal quarter commencing on or after the Closing Date.

“Applicable Percentage” means, at any time with respect to any Revolving Lender with a Revolving Commitment of any Class, the percentage of the aggregate Commitments of such Class outstanding at such time represented by such Lender’s Commitment with respect to such Class at such time. If the Commitments of such Class have terminated or expired, the Applicable Percentage shall be determined based upon the Commitments of such Class most recently in effect, giving effect to any assignments of such Class of Revolving Loans and LC Exposures that occur after such termination or expiration.

“Applicable Time” means, with respect to any payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the applicable Issuing Bank to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the applicable Administrative Agent pursuant to the terms hereof, substantially in the form of Exhibit G or any other form or changes thereto approved by the applicable Administrative Agent and the Borrower.

“Auction Amount” has the meaning assigned to such term in the definition “Dutch Auction”.

“Auction Expiration Time” has the meaning assigned to such term in the definition “Dutch Auction”.

“Auction Notice” has the meaning assigned to such term in the definition “Dutch Auction”

“Auction Party” or “Auction Parties” has the meaning assigned to such term in the definition of “Dutch Auction” or as specified in Section 2.11(i), as the context may require.

“Australian Dollars” refers to lawful money of Australia.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.05(c).

“Available Amount” means, on any date of determination (the “Reference Date”), an amount (which shall not be less than zero) determined on a cumulative basis equal to the sum of (without duplication):

(a) $100,000,000; plus

(b) an amount (which shall not be less than zero) equal to 50% of Consolidated Net Income for the period from the first day of the fiscal quarter of the Borrower during which the Closing Date occurred to and including the last day of the most recently ended fiscal quarter of the Borrower prior to the Reference Date for which internal consolidated financial statements of the Borrower are available (or, in the case such Consolidated Net Income for such period is in deficit, minus 100% of such deficit); plus

(c) to the extent not otherwise reflected in Consolidated Net Income, the cumulative amount of (A) any capital contributions made in cash by any Person other than a Restricted Subsidiary to the Borrower after the Closing Date and (B) any Net Proceeds of any issuance of Qualified Equity Interests after the Closing Date by the Borrower to any Person other than a Restricted Subsidiary; plus

(d) to the extent not otherwise reflected in Consolidated Net Income, 100% of the fair market value (as determined in good faith by the Borrower) of marketable securities or other property contributed to the Qualified Equity Interests of the Borrower after the Closing Date by any Person other than a Restricted Subsidiary; plus

(e) to the extent not otherwise included in clause (b) above, the aggregate amount received by the Borrower or any Restricted Subsidiary after the Closing Date from cash (or Cash Equivalents) dividends and distributions made by any Unrestricted Subsidiary or any Joint Venture in respect of Investments made by the Borrower or any Restricted Subsidiary to any Unrestricted Subsidiary or Joint Venture, and the Net Proceeds in connection with the sale, transfer or other disposition of assets or the Equity Interests of any Unrestricted Subsidiary or Joint Venture of the Borrower to any Person other than the Borrower or a Restricted Subsidiary after the Closing Date, in each case to the extent not already reflected as a Return with respect to such Investment credited to any basket amount under Section 6.04; plus

(f) in the event that the Borrower redesignates any Unrestricted Subsidiary as a Restricted Subsidiary after the Closing Date (which, for purposes hereof, shall be deemed to also include (A) the merger, consolidation, liquidation or similar amalgamation of any Unrestricted Subsidiary into the Borrower or any Restricted Subsidiary, so long as the Borrower or such Restricted Subsidiary is the surviving Person, and (B) the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Borrower or any Restricted Subsidiary), the fair market value (as determined in good faith by the Borrower) of the Investment in such Unrestricted Subsidiary at the time of such redesignation; plus

(g) the aggregate amount of Retained Declined Proceeds retained by the Borrower or any of its Restricted Subsidiaries; plus

(h) the fair market value of all Qualified Equity Interests of the Borrower issued upon conversion or exchange of Indebtedness or Disqualified Equity Interests of the Borrower or any of its Restricted Subsidiaries after the Closing Date; plus

(i) to the extent not otherwise included, the aggregate amount of cash Returns to the Borrower or any Restricted Subsidiary in respect of Investments made pursuant to Section 6.04(z); minus

(j) the aggregate amount of (i) Restricted Payments made using the Available Amount pursuant to Section 6.06(a)(xiv), (ii) Investments made using the Available Amount pursuant to Section 6.04(z) and (iii) prepayments, redemptions, acquisitions, retirements, cancellations, terminations and repurchases of Indebtedness made using the Available Amount pursuant to Section 6.06(b)(vi)(B), in each case during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date (without taking account of the intended usage of the Available Amount on such Reference Date for which such determination is being made, but taking into account any other such usage on such date).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Base Exchange Amount” has the meaning ascribed thereto in Section 2.25(a).

“Beneficial Owner” means, in the case of a Lender that is classified as a partnership for U.S. federal income tax purposes, the direct or indirect partner or owner of such Lender that is treated, for U.S. federal income tax purposes, as the beneficial owner of a payment by any Loan Party under any Loan Document.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrower Materials” has the meaning assigned to such term in Section 5.01.

“Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 substantially in the form of Exhibit A hereto.

“Business Day” means (a) for all purposes other than as covered by clauses (b), (c) and (d) below, any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, (b) if such day relates to any fundings, disbursements, settlements or payments in connection with a Loan or Letter of Credit denominated in Dollars, any day described in clause (a) that is also a day for trading by and between banks in Dollar deposits in the London interbank currency markets, (c) if such day relates to any fundings, disbursements, settlements or payments in connection with a Loan or Letter of Credit denominated in Euros, any day described in clauses (a) and (b) that is also a day on which the Trans-European Automated Real Time Gross Settlement Express Transfer (TARGET) payment system is open for the settlement of payment in Euros, and (d) if such day relates to any fundings, disbursements, settlements or payments in connection with a Loan or Letter of Credit denominated in a currency other than Dollars or Euros, means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Dollars” and the sign “C$” means lawful money of Canada.

“Capital Expenditures” means, for any period, the additions to property, plant and equipment of the Borrower and its Restricted Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Borrower and its Restricted Subsidiaries for such period prepared in accordance with GAAP, but excluding in each case any such expenditure (i) made to restore, replace, rebuild, develop, maintain, improve or upgrade property, to the extent such expenditure is made with, or subsequently reimbursed out of, insurance proceeds, indemnity payments, condemnation or similar awards (or payments in lieu thereof) or damage recovery proceeds or other settlements relating to any damage, loss, destruction or condemnation of such property, (ii) constituting reinvestment of the Net Proceeds of any event described in clause (a) or (b) of the definition of the term “Prepayment Event,” (iii) made by the Borrower or any Restricted Subsidiary as payment of the consideration for any Acquisition (including any property, plant and equipment obtained as a part thereof), (iv) made by the Borrower or any Restricted Subsidiary to effect leasehold improvements to any property leased by the Borrower or such Restricted Subsidiary as lessee, to the extent that such expenses have been reimbursed by the landlord, (v) actually paid for by a third party (excluding the Borrower or any Restricted Subsidiary) and for which none of the Borrower or any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or monetary obligation to such third party or any other Person (whether before, during or after such period), (vi) constituting Capitalized Software Expenditures or research and development expenditures that are treated as additions to property, plant and equipment or other capital expenditures in accordance with GAAP, (vii) made with the Net Proceeds from any issuance of Qualified Equity Interests of the Borrower, and (viii) the purchase price of equipment that is purchased simultaneously with the trade in or sale of existing equipment.

“Capital Lease Obligations” of any Person means, subject to Section 1.04, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Captive Insurance Subsidiaries” means, collectively or individually, as of any date of determination, those regulated Subsidiaries of the Borrower primarily engaged in the business of providing insurance and insurance-related services to the Borrower and its other Subsidiaries.

“Cash Collateralize” means to deposit, or designate funds previously deposited, in a deposit account subject to control of the Revolving Facility Administrative Agent or the Collateral Agent, solely for the benefit of the Issuing Bank or Lenders, as collateral for Letters of Credit or obligations of Revolving Lenders to fund participations in respect of Letters of Credit, cash or deposit account balances in an aggregate amount equal to 102% of the maximum amount available to be drawn under such Letters of Credit or, if the Issuing Bank shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing.

“Cash Equivalents” means:

(a) (i) Dollars, Canadian Dollars or Euros, (ii) any other national currency of any member state of the European Union or (iii) any other foreign currency, in the case of clauses (ii) and (iii) held by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(b) securities issued or directly and fully Guaranteed or insured by the United States or Canadian governments, a member state of the European Union or, in each case, any agency or instrumentality thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

(c) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances issued by (x) any Revolving Lender or affiliate thereof or (y) by any bank or trust company (i) whose commercial paper is rated at least “A-1” or the equivalent thereof by S&P or at least “P-1” or the equivalent thereof by Moody’s and (ii) having combined capital and surplus in excess of $500 million;

(d) repurchase obligations for underlying securities of the types described in clauses (b) and (c) entered into with any Person referenced in clause (c) above;

(e) commercial paper rated at the time of acquisition thereof at least “A-1” or the equivalent thereof by S&P or “P-1” or the equivalent thereof by Moody’s;

(f) readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America, any province of Canada, any member of the European Union, any other foreign government or any political subdivision or taxing authority thereof, in each case, having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of not more than two years from the date of acquisition;

(g) interests in any investment company or money market fund or enhanced high yield fund which invests at least 90% of its assets in instruments of the type specified in clauses (a) through (f) above;

(h) instruments and investments of the type and maturity described in clauses (a) through (g) above denominated in any foreign currency or of foreign obligors, which investments or obligors are, in the reasonable judgment of the Borrower, comparable in investment quality to those referred to above;

(i) solely with respect to any Restricted Subsidiary that is a Foreign Subsidiary, investments of comparable tenor and credit quality to those described in the foregoing clauses (b) through (f) customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes; and

(j) any other investments permitted by the investment policy of the Borrower and its Restricted Subsidiaries delivered to the Administrative Agents prior to the Closing Date and on file with the Administrative Agents.

“Cash Management Agreement” means any agreement to provide Cash Management Services.

“Cash Management Obligations” mean as to any Loan Party, any and all obligations of such Loan Party, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under any Cash Management Agreement.

“Cash Management Services” means any one or more of the following types of services or facilities, including without limitation (a) ACH transactions, (b) cash management services, including controlled disbursement services, treasury, depository, overdraft, credit or debit card, stored value card, electronic funds transfer services, and (c) foreign exchange facilities or other cash management arrangements in the ordinary course of business. For the avoidance of doubt, Cash Management Services do not include Swap Agreements.

“CDOR Rate” means, for the relevant Interest Period, the Canadian deposit offered rate which, in turn, means on any day the sum of the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant Interest Period for Canadian Dollar denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined from time to time, as of 10:00 a.m. Toronto local time on such day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Revolving Facility Administrative Agent after 10:00 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest); provided that if such rates are not available on the Reuters Screen CDOR Page on any particular day, then the Canadian deposit offered rate component of such rate on that day shall be calculated as the cost of funds quoted by the Revolving Facility Administrative Agent to raise Canadian dollars for the applicable Interest Period as of 10:00 a.m. Toronto local time on such day for commercial loans or other extensions of credit to businesses of comparable credit risk; or if such day is not a Business Day, then as quoted by the Revolving Facility Administrative Agent on the immediately preceding Business Day.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holding Company” means any Subsidiary of the Borrower that owns no material assets other than equity interests (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income tax purposes) in one or more (a) Foreign Subsidiaries that are CFCs and/or (b) other Subsidiaries of the Borrower that own no material assets other than equity interests (including, for this purpose, any debt or other instrument treated as equity for U.S. federal income tax purposes) in one or more Foreign Subsidiaries that are CFCs.

“Change in Control” means the occurrence of any of the following events after the Closing Date and for any reason whatsoever: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), but excluding any employee benefit plan of the Borrower or any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any employee benefit plan of the Borrower shall have acquired beneficial ownership of 35% or more of the outstanding voting securities having ordinary voting power for the election of directors of the Borrower or (b) during any period of twelve successive months the board of directors shall cease to consist of a majority of Continuing Directors, unless such cessation results from death or permanent disability or relates to a voluntary reduction by Borrower of the number of directors that comprise the board of directors of the Borrower.

“Change in Law” means (a) the adoption of any law, rule, treaty or regulation after the Closing Date, (b) any change in any law, rule, treaty or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law,” regardless of the date enacted, adopted or issued.

“Charges” has the meaning assigned to such term in Section 9.13.

“Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans, Swingline Loans, Incremental Term Loans, Incremental Revolving Loans, Other Term Loans, Other Revolving Loans, Extended Term Loans or Extended Revolving Loans; when used in reference to any Commitment, refers to whether such Commitment is a Term Commitment, Revolving Commitment, Incremental Term Commitment, Incremental Revolving Commitment, Extended Revolving Commitments, Other Term Commitment and Other Revolving Commitment; and when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class. Incremental Term Loans, Extended Term Loans and Other Term Loans (together with the respective Commitments in respect thereof) shall, at the election of the Borrower, be construed to be in different Classes. Incremental Revolving Loans, Extended Revolving Loans and Other Revolving Loans (together with the respective Commitments in respect thereof) shall, at the election of the Borrower, be construed to be in different Classes.

“CLO” has the meaning assigned to such term in Section 9.04(b).

“Closing Date” means the date on which the conditions precedent set forth in Section 4.01 shall have been satisfied or waived, which date is October 27, 2014.

“Closing Date Acquisition” has the meaning assigned to such term in the preamble to this Agreement.

“Co-Managers” means (i) PNC Capital Markets LLC and Mitsubishi UFJ Securities (USA), Inc., each in its capacity as a co-manager in respect of the credit facilities provided herein and (ii) Fifth Third Bank, in its capacity as a co-manager in respect of the Revolving Credit Facilities provided herein.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all “Collateral” or “Mortgaged Property” (or any term of similar meaning), as defined in any applicable Security Document, and any and all property of whatever kind or nature subject to or purported to be subject to a Lien under any Security Document, but shall in all events exclude all Excluded Property.

“Collateral Agent” means Morgan Stanley Senior Funding, Inc., in its capacity as collateral agent for the Secured Parties, and its successors in such capacity as provided in Article VIII.

“Collateral Agreement” means the Security Agreement dated as of the Closing Date, among the Borrower, the other Subsidiary Loan Parties party thereto from time to time and the Collateral Agent, substantially in the form of Exhibit D, as such may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Commitment” means, with respect to any Person, such Person’s Term Commitment, Revolving Commitment, Incremental Term Commitment, Incremental Revolving Commitment, Other Term Commitment, Extended Revolving Commitment or Other Revolving Commitment or any combination thereof (as the context requires).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 9.15.

“Compliance Certificate” means a certificate substantially in the form of Exhibit J annexed hereto.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including amortization or write-off of (i) intangibles and non-cash organization costs, (ii) deferred financing fees or costs and (iii) Capitalized Software Expenditures or costs, capitalized expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and amortization of favorable or unfavorable lease assets or liabilities, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP and any write down of assets or asset value carried on the balance sheet.

“Consolidated EBITDA” for any period means the Consolidated Net Income for such period:

(1)	increased (without duplication) by:

(a)	provision for taxes based on income or profits or capital, including, without limitation, federal, state, provincial, local, foreign, unitary, excise, property, franchise and similar taxes and foreign withholding and similar taxes (including any penalties and interest) of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(b)	Consolidated Interest Expense of such Person for such period (including (x) net losses on Swap Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities), to the extent the same were deducted (and not added back) in calculating Consolidated Net Income; plus

(c)	Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d)	(x) Transaction Costs and (y) any fees, costs, expenses or charges (other than Consolidated Depreciation and Amortization Expense) related to any actual, proposed or contemplated issuance or registration (actual or proposed) of Equity Interests or any Investment, acquisition, disposition, recapitalization, Permitted Tax Restructuring or the incurrence or registration (actual or proposed) of Indebtedness (including a refinancing thereof) (in each case, whether or not consummated or successful), including (i) such fees, expenses or charges related to any Loans, the offering of Additional Debt, Additional Term Notes, Refinancing Notes, Senior Notes (and any exchange offer) or any Permitted Refinancing and this Agreement and any Securitization Fees, and (ii) any amendment, waiver or other modification of Loans, Additional Debt, Additional Term Notes, Refinancing Notes, the Senior Notes, Receivables Facilities, Securitization Facilities, or any Permitted Refinancing, any Loan Document, any Securitization Fees, any other Indebtedness or any Equity Interests, in each case, whether or not consummated, deducted (and not added back) in computing Consolidated Net Income; plus

(e)	the amount of any restructuring charge, reserve, integration cost or other business optimization expense or cost (including charges directly related to implementation of cost-savings initiatives), that is deducted (and not added back) in such period in computing Consolidated Net Income including, without limitation, those related to severance, retention, signing bonuses, relocation, recruiting and other employee related costs, future lease commitments and costs related to the opening and closure and/or consolidation of facilities; plus

(f)	any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including any impairment charges or the impact of purchase accounting, or other items classified by the Borrower as special items; plus

(g)	the amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies projected by the Borrower in good faith to be reasonably anticipated to be realizable or a plan for realization shall have been established within twenty-four (24) months of the date thereof (which will be added to Consolidated EBITDA as so projected until fully realized and calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that, to the extent any such operational changes are not associated with the Transactions or a Specified Transaction, all steps have been taken for realizing such cost savings and such cost savings are reasonably identifiable and factually supportable (in the good faith determination of the Borrower), which shall include in any event each of the adjustments set forth (i) in the credit model delivered to Morgan Stanley Senior Funding, Inc., in its capacity as a Joint Lead Arranger, on April 14, 2014 or (ii) on Schedule 1.01; plus

(h)	the amount of loss on any sale of Securitization Assets and related assets to a Securitization Subsidiary in connection with a Qualified Securitization Financing; plus

(i)	any costs or expense incurred by the Borrower or any Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with net cash proceeds of an issuance of Qualified Equity Interests of the Borrower; plus

(j)	cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(k)	any net loss included in the consolidated financial statements due to the application of Financial Accounting Standards No. 160 “Non-controlling Interests in Consolidated Financial Statements (“FAS 160”) (Accounting Standards Codification Topic 810); plus

(l)	realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Borrower and its Restricted Subsidiaries; plus

(m)	net realized losses from Swap Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements, in each case to the extent not added back pursuant to clause (b) above; plus

(n)	the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non- wholly owned Subsidiary deducted in calculating Consolidated Net Income (and not added back in such period to Consolidated Net Income); plus

(o)	costs related to the implementation of operational and reporting systems and technology initiatives.

(2)	decreased (without duplication) by: (a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus (b) realized foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Borrower and its Restricted Subsidiaries; plus (c) any net realized income or gains from Swap Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements; plus (d) any net income included in the consolidated financial statements due to the application of FAS 160 (Accounting Standards Codification Topic 810); plus (e) all cash payments made during such period to the extent made on account of non-cash reserves and other non-cash charges added back to Consolidated Net Income pursuant to clause (f) above in a previous period (it being understood that this clause (2)(e) shall not be utilized in reversing any non- cash reserve or charge added to Consolidated Net Income); plus (f) the amount of any minority interest income consisting of Subsidiary loss attributable to minority equity interests of third parties in any non-wholly owned Subsidiary added to Consolidated Net Income (and not deducted in such period from Consolidated Net Income); plus

(3)	increased or decreased (without duplication) by, as applicable, any adjustments resulting for the application of Accounting Standards Codification Topic 460 or any comparable regulation.

Notwithstanding the foregoing, for purposes of determining Consolidated EBITDA for any four- fiscal quarter period that includes any of the fiscal quarters ending December 31, 2013, March

29, 2014, June 28, 2014 or September 27, 2014, Consolidated EBITDA for such fiscal quarters shall equal $168,000,000, $151,700,000, $161,900,000 and an amount determined in a manner consistent with the historical consolidated financial statements of the Borrower and its Restricted Subsidiaries and the Acquired Business and reasonably acceptable to the Administrative Agent, respectively (which amounts, for the avoidance of doubt shall be subject to addbacks and adjustments pursuant to clause (g) above and shall give effect to calculations on a Pro Forma Basis in accordance with Section 1.05 in respect of Specified Transactions (including the cost savings described above or in the definition of “Consolidated Net Income” that in each case may become applicable due to actions taken on or after the Closing Date). For purposes of determining compliance with any financial test or ratio hereunder (including any incurrence test), (x) Consolidated EBITDA of any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary of the Borrower during such period and of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary shall be included in determining Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for any period, (y) Consolidated EBITDA of any Restricted Subsidiary or any operating entity for which historical financial statements are available that is Disposed of during such period or any Restricted Subsidiary that is converted into a Unrestricted Subsidiary during such period shall be excluded in determining Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for any period, and (z) Consolidated EBITDA shall be calculated on a Pro Forma Basis. Unless otherwise provided herein, Consolidated EBITDA shall be calculated with respect to the Borrower and its Restricted Subsidiaries.

“Consolidated Interest Coverage Ratio” means, on any date of determination, the ratio of (a) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower as of the Applicable Date of Determination to (b) Consolidated Interest Expense with respect to Indebtedness of the type described in clauses (a) and (b) of the definition of Indebtedness and determined on a cash basis only for such period of four consecutive fiscal quarters.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)

consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount or premium resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances or any similar facilities or financing and hedging agreements, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of any Swap Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capital Lease Obligations, (e) net payments, if any, pursuant to interest rate Swap Obligations with respect to Indebtedness, and (f) to the extent constituting interest expense in accordance with GAAP, consulting fees and expenses, and excluding (t) penalties and interest relating to taxes, (u) accretion or accrual of discounted liabilities other than Indebtedness, (v) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (w) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (x) any expensing of bridge, commitment and other financing fees and (y) interest with respect to Indebtedness of any parent of such Person appearing upon the balance sheet of such Person solely by reason of push-down accounting under GAAP); plus

(2)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus

(3)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of preferred stock of any Subsidiary of such Person during such period; plus

(4)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Equity Interests during this period; minus

(5)	interest income for such period.

For purposes of this definition, interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Notwithstanding the foregoing, for purposes of determining Consolidated Interest Expense for any four-fiscal quarter period that includes any of the fiscal quarters ending December 31, 2013, March 29, 2014, June 28, 2014 or September 27, 2014, Consolidated Interest Expense for such fiscal quarters shall equal $47,500,000, $47,400,000, $47,400,000 and an amount determined in a manner consistent with the historical consolidated financial statements of the Borrower and its Restricted Subsidiaries and the Acquired Business and reasonably acceptable to the Administrative Agent, respectively (which amounts, for the avoidance of doubt shall give effect to calculations on a Pro Forma Basis in accordance with Section 1.05.

“Consolidated Net Income” means, for any period, the net income (loss) of the Borrower and its Restricted Subsidiaries determined on a consolidated basis on the basis of GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(a)	subject to the limitations contained in clause (iv) below, any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that any equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that (as reasonably determined by a Responsible Officer of the Borrower) could have been distributed by such Person during such period to the Borrower or any Restricted Subsidiary as a dividend or other distribution or as a return on investment;

(b)	any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of the Borrower or any Restricted Subsidiaries (including pursuant to any Sale Leaseback which is not sold or otherwise disposed of in the ordinary course of business);

(c)	any extraordinary, exceptional, unusual or nonrecurring gain, loss, charge or expense, or any charges, expenses or reserves in respect of any restructuring, integration, redundancy or severance expense;

(d)	the cumulative effect of a change in accounting principles;

(e)	any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions or on the re- valuation of any benefit plan obligation and (ii) income (loss) attributable to deferred compensation plans or trusts;

(f)	all deferred financing costs written off or amortized and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(g)	any unrealized gains or losses in respect of Swap Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Swap Obligations;

(h)	any unrealized foreign currency transaction gains or losses in respect of obligations of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(i)	any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Borrower or any Restricted Subsidiary owing to the Borrower or any Restricted Subsidiary;

(j)	any purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(k)	any goodwill or other asset impairment charge or write-off or write-down;

(l)	any after-tax effect of income (loss) from the early retirement, extinguishment or cancellation of Indebtedness or Swap Obligations or other derivative instruments;

(m)	accruals and reserves that are established within twelve months after the Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP;

(n)	any net unrealized gains and losses resulting from Swap Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification Topic 815 and related pronouncements;

(o)	proceeds from any business interruption insurance to the extent not already included in Consolidated Net Income;

(p)	the amount of any expense to the extent a corresponding amount is received in cash by the Borrower and the Restricted Subsidiaries from a Person other than the Borrower or any Restricted Subsidiaries, provided such payment has not been included in determining Consolidated Net Income (it being understood that if the amounts received in cash under any such agreement in any period exceed the amount of expense in respect of such period, such excess amounts received may be carried forward and applied against expense in future periods);

(q)	gains and losses on the sale, exchange or other disposition of assets outside the ordinary course of business or abandonment of assets and from discontinued operations; and

(r)	cash and non-cash charges, paid or accrued, and gains resulting from the application of Financial Accounting Standards No. 141R (Accounting Standards Codification Topic 805) (including with respect to earn-outs incurred by the Borrower or any of its Restricted Subsidiaries).

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall exclude (i) any expenses and charges that are reimbursed by indemnification or other reimbursement provisions, or so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be indemnified or reimbursed (and such amount is in fact reimbursed within 365 days of the date of such charge or payment (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days)), in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder, (ii) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption, (iii) any expenses and charges to the extent paid for, or so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by (and such amount is in fact reimbursed within 365 days of the date of such payment (with a deduction for any amount so added back to the extent not so reimbursed within 365 days)), any third party other than such Person or any of its Restricted Subsidiaries and

(iv) solely for the purpose of determining the Available Amount, any net income (loss) of any Restricted Subsidiary (other than the Loan Parties) if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to any Loan Party by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released, (b) restrictions pursuant to this Agreement, the Senior Notes, Term Loan Exchange Notes, Incremental Loans, or Credit Agreement Refinancing Indebtedness and (c) restrictions arising pursuant to an agreement or instrument if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Secured Parties than the encumbrances and restrictions contained in the Loan Documents (as determined by the Borrower in good faith), except that the Borrower’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause).

“Consolidated Total Assets” means, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on the most recent consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date or, for the period prior to the time any such statements are so delivered, the pro forma financial statements of the Borrower giving effect to the Transactions.

“Consolidated Working Capital” shall mean, at any date, the excess (which may be a negative number) of (a) the sum of all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date excluding the current portion of current and deferred income taxes, deferred financing fees and assets held for sale over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any long term debt and all revolving loans, (ii) all Indebtedness consisting of Loans and LC Exposure and Capital Lease Obligations to the extent otherwise included therein, (iii) the current portion of interest payable and (iv) the current portion of current and deferred income taxes; provided that Consolidated Working Capital shall be calculated without giving effect to (t) the depreciation of the Dollar relative to other foreign currencies, (w) purchase accounting, (x) any assets or liabilities acquired, assumed, sold or transferred in any Acquisition or Disposition pursuant to Section 6.05(j) or Section 6.05(y), (y) as a result of the reclassification of items from short-term to long-term and vice versa or (z) changes to Consolidated Working Capital resulting from non- cash charges and credits to consolidated current assets and consolidated current liabilities (including, without limitation, derivatives and deferred income tax).

“Continuing Directors” means the directors of the Borrower on the Closing Date, and each other director of the Borrower if such other director’s nomination for election to the board of directors of the Borrower is recommended by at least a majority of the then Continuing Directors.

“Contract Consideration” shall have the meaning provided in the definition of “Excess Cash Flow.”

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Agreement Refinanced Debt” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.”

“Credit Agreement Refinancing Indebtedness” means (a) Permitted First Priority Replacement Debt, (b) Permitted Second Priority Replacement Debt, (c) Permitted Unsecured Replacement Debt, and/or (d) Other Term Loans or Other Revolving Commitments (including the corresponding Other Revolving Loans incurred pursuant to such Other Revolving Commitments) obtained pursuant to a Refinancing Amendment, in each case, issued, incurred or obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, restructure or refinance, in whole or in part, any or all Classes of then existing Term Loans, Revolving Loans or Revolving Commitments (in each case including any successive Credit Agreement Refinancing Indebtedness) (the “Credit Agreement Refinanced Debt”); provided that (v) such Credit Agreement Refinancing Indebtedness (including, if such Credit Agreement Refinancing Indebtedness includes any Other Revolving Commitments, such Other Revolving Commitments) is in an original aggregate principal amount not greater than the aggregate principal amount of the Credit Agreement Refinanced Debt (including, in the case of Credit Agreement Refinanced Debt consisting, in whole or in part, of Revolving Commitments or Other Revolving Commitments, the amount thereof) plus any Term Loans and/or Revolving Commitments plus other Indebtedness that could otherwise be (A) incurred hereunder (subject to a dollar for dollar usage of any basket (other than any basket that provides for Credit Agreement Refinancing Indebtedness) set forth in Section 6.01) and (B) if such Indebtedness is secured, subject to a dollar for dollar usage of any basket (other than any basket that provides for Liens on Credit Agreement Refinancing Indebtedness) set forth in Section 6.02, plus premiums and accrued and unpaid interest, fees and expenses in respect thereof plus other reasonable costs, fees and expenses (including upfront fees and original issue discount) incurred in connection with such Credit Agreement Refinancing Indebtedness, (w) such Credit Agreement Refinancing Indebtedness does not mature prior to the maturity date of and, except in the case of Other Revolving Commitments, has a Weighted Average Life to Maturity equal to or longer than the Weighted Average Life to Maturity at such time of the corresponding Class of Credit Agreement Refinanced Debt (without giving effect to nominal amortization for periods where amortization has been eliminated as a result of a prepayment of the applicable Credit Agreement Refinanced Debt), (x) such Credit Agreement Refinancing Indebtedness shall not be incurred or Guaranteed by any Restricted Subsidiary that did not incur or Guarantee such Credit Agreement Refinanced Debt, (y) such Credit Agreement Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued and unpaid interest, fees then due and premiums (if any) in connection therewith shall be paid substantially contemporaneously with the incurrence of the Credit Agreement Refinancing Indebtedness; and (z) if such Credit Agreement Refinancing Indebtedness is Permitted First Priority Replacement Debt, Permitted Second Priority Replacement Debt and/or Permitted Unsecured Replacement Debt, the covenants and events of default and other terms of which (other than maturity, fees, discounts, interest rate, redemption terms and redemption premiums, which shall be determined in good faith by the Borrower) shall be on terms that are not materially more restrictive to the Borrower, taken as a whole, than the terms of the existing Term Loans unless (x) the Lenders under the existing Term Loans also receive the benefit of such more restrictive terms or (y) any such provisions apply only after the Latest Maturity Date with respect to the Term Loans. For the avoidance of doubt, (I) Credit Agreement Refinancing Indebtedness consisting of Other Term Loans or Other Revolving Commitments (including the corresponding Other Revolving Loans incurred pursuant to such Other Revolving Commitments) shall be subject to the requirements set forth in Section 2.21, and (II) to the extent that such Credit Agreement Refinanced Debt consists, in whole or in part, of (A) Revolving Commitments or Other Revolving Commitments, such Revolving Commitments or Other Revolving Commitments or (B) Revolving Loans or Other Revolving Loans, the corresponding Revolving Commitments or Other Revolving Commitments, in each case, shall be terminated, and all accrued fees in connection therewith shall be paid substantially contemporaneously with the incurrence of the Credit Agreement Refinancing Indebtedness.

“Credit Event” has the meaning assigned to such term in Section 4.02.

“Danish Kroner” means the lawful currency of Denmark.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning assigned to such term in Section 2.11(g).

“Default” means any event or condition specified in Article VII that after notice, lapse of applicable grace periods or both would, unless cured or waived hereunder, constitute an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Defaulting Lender” means, subject to Section 2.22(a)(v), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, or (ii) pay to the applicable Administrative Agent, any Issuing Bank, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Borrower, the applicable Administrative Agent or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three Business Days after written request by the applicable Administrative Agent or the Borrower, to confirm in writing to the applicable Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by such Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets (other than via an Undisclosed Administration), including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination made in good faith by the applicable Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(a)(v)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank and each Lender.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Borrower) of non-cash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with a Disposition that is so designated as Designated Non-Cash Consideration pursuant to an officer’s certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non- Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 6.05.

“Direct Competitor” means any Person who is a bona fide competitor identified in writing to each of the Administrative Agents prior to the date hereof, as such list may be updated by the Borrower (by furnishing such updates to each of the Administrative Agents) from time to time thereafter (other than bona fide fixed income investors or debt funds that are engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business), and in each case, any Affiliate of each such Person that is readily identifiable solely on the basis of such Affiliate’s name or the name of such Affiliate’s parent or fund family.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed on Schedule 3.06.

“Disposition” or “Dispose” means the sale, transfer, license, lease (as lessor) or other disposition (including any Sale Leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any Equity Interests owned by such Person, or any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall be deemed not to include any issuance or sale by such Person of its Equity Interests or other securities to another Person.

“Disqualified Equity Interests” means Equity Interests that by their terms (or by the terms of any security into which they are convertible or for which they are exchangeable) (a) require the payment of any cash dividends (other than dividends payable solely in shares of Qualified Equity Interests), (b) mature or are mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation, on a fixed date or otherwise, prior to the date that is 91 days after the then Latest Maturity Date at such time of then outstanding Loans (other than (i) upon payment in full of the Obligations (other than contingent indemnification obligations for which no claim has been made), reduction of the LC Exposure to zero and termination of the Commitments or (ii) upon a “change in control” or (iii) asset sale or similar event) or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness other than Indebtedness otherwise permitted under Section 6.01; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Borrower or the Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Borrower or if its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Lender” means any Person identified in writing to each of the Administrative Agents on or prior to April 14, 2014 and any Affiliate thereof that is readily identifiable solely on the basis of such Affiliate’s name or the name of such Affiliate’s parent or fund family.

“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in an Alternative Currency, the equivalent in Dollars of such amount, determined by the Revolving Facility Administrative Agent pursuant to Section 1.06 using the Exchange Rate with respect to such Alternative Currency at the time in effect under the provisions of such Section (except as otherwise expressly provided herein).

“Dollars” or “$” refers to the lawful money of the United States of America.

“Domestic Restricted Subsidiary” means any Domestic Subsidiary that is a Restricted Subsidiary.

“Domestic Subsidiary” means any Subsidiary of the Borrower that is incorporated or organized under the laws of the United States of America, any state thereof or the District of Columbia.

“Dutch Auction” means an auction (an “Auction”) conducted by the Borrower or one or more of its Subsidiaries (in such capacity, as applicable, the “Auction Party”) in their sole discretion in order to purchase Term Loans in accordance with the following procedures:

(A) Notice Procedures. In connection with an Auction, the Auction Party will provide notification to the auction manager (for distribution to the Term Lenders of the relevant Class of Term Loans that are the subject of the Auction (the “Eligible Auction Lenders”) and the Term Loan Administrative Agent) of the Class and principal amount of Term Loans that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall contain (i) the Class of Term Loans that will be the subject of the Auction, (ii) the total cash value of the bid (the “Auction Amount”), in a minimum amount of $1,000,000 with minimum increments of $500,000, (iii) the discount to par, which shall be a range (the “Discount Range”) of percentages of the par principal amount of the Term Loans (i.e., a 5% to 10% Discount Range would represent $50,000 to $100,000 per $1,000,000 principal amount of Term Loans, with a 10% discount being deemed a “higher” discount than 5% for purposes of an Auction) at issue that represents the discounts applied to calculate the range of purchase prices that could be paid in the Auction; provided that the Discount Range may, at the option of the Auction Party, be a single percentage, (iv) the date on which the Auction will conclude, on which date Return Bids will be due at the time provided in the Auction Notice (such time, the “Auction Expiration Time”), as such date and time may be extended upon notice by the Auction Party to the auction manager before any prior Auction Expiration Time, and (v) the identity of the auction manager, and shall indicate if such auction manager is an Affiliate of the Borrower. Each offer to purchase Term Loans in an Auction shall be offered on a pro rata basis to all the Eligible Auction Lenders.

(B) Reply Procedures. In connection with any Auction, each Eligible Auction Lender may, in its sole discretion, participate in such Auction and, if it elects to do so (any such participating Eligible Auction Lender, a “Participating Lender”), shall provide, prior to the Auction Expiration Time, the auction manager with a notice of participation (the “Return Bid”) which shall be in a form and substance prepared by the Borrower and shall specify (i) a discount to par that must be expressed as a percentage of par principal amount of Term Loans of the relevant Class expressed in percentages (the “Reply Discount”), which must be within the Discount Range, and (ii) a principal amount of Term Loans of the relevant Class, which must be in increments of $500,000, that such Eligible Auction Lender is willing to offer for sale at its Reply Discount (the “Reply Amount”). An Eligible Auction Lender may avoid the minimum increment amount condition solely when submitting a Reply Amount equal to such Eligible Auction Lender’s entire remaining amount of such Term Loans. Eligible Auction Lenders may only submit one Return Bid per Auction but each Return Bid may contain up to three bids, only one of which can result in a Qualifying Bid (as defined below). In addition to the Return Bid, each Participating Lender must execute and deliver, to be irrevocable during the pendency of the Auction and held in escrow by the auction manager, an assignment agreement pursuant to which such Participating Lender shall make the representations and agreements substantially consistent with the terms of Section 2.11(i)(C). Any Eligible Auction Lender that fails to submit a Return Bid at or prior to the Auction Expiration Time shall be deemed to have declined to participate in the Auction.

(C) Acceptance Procedures. Based on the Reply Discounts and Reply Amounts received by the Auction Manager, the auction manager, with the consent of the

Auction Party, will, within 10 Business Days of the Auction Notice (or such other time agreed by the Borrower), determine the applicable discount (the “Applicable Discount”) for the Auction, which will be the highest Reply Discount at which the Auction Party can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts are insufficient to allow the Auction Party to complete a purchase of the entire Auction Amount, the Auction Party shall either, at its election, (i) withdraw the Auction or (ii) complete the Auction as set forth below. Unless withdrawn, the Auction Party shall notify the Participating Lenders of the Applicable Discount no later than one Business Day after it is determined (the “Applicable Discount Notice”). The Auction Party shall, within three Business Days of the Applicable Discount Notice, purchase Term Loans from each Participating Lender with a Reply Discount that is equal to or higher than the Applicable Discount (“Qualifying Bids”) at a discount to par equal to the Reply Discount of such Participating Lender, with the applicable Term Loans of the Participating Lender(s) with the highest Reply Discount being purchased first and then in descending order from such highest Reply Discount to and including the applicable Term Loans of the Participating Lenders with a Reply Discount equal to the Applicable Discount (the “Applicable Order of Purchase”); provided that if the aggregate proceeds required to purchase all Term Loans of the relevant Class subject to Qualifying Bids would exceed the Auction Amount for such Auction, the Auction Party shall purchase such Term Loans of the Participating Lenders in the Applicable Order of Purchase, but with the Term Loans of Participating Lenders with Reply Discounts equal to the Applicable Discount being purchased pro rata until the Auction Amount has been so expended on such purchases. If a Participating Lender has submitted a Return Bid containing multiple bids at different Reply Discounts, only the bid with the highest Reply Discount that is equal to or more than the Applicable Discount will be deemed the Qualifying Bid of such Participating Lender. In no event shall any purchase of Term Loans in an Auction be made at a Reply Discount lower than the Applicable Discount for such Auction.

(D) Additional Procedures. Once initiated by an Auction Notice, the Auction Party may withdraw or modify an Auction only prior to the delivery of the Applicable Discount Notice (and if any Auction is withdrawn or modified, notice thereof shall be delivered to the Term Loan Administrative Agent and the Eligible Auction Lenders no later than the first Business Day after such withdrawal). Furthermore, in connection with any Auction, upon submission by a Participating Lender of the relevant Class of a Qualifying Bid, such Term Lender will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Discount.

(E) Any failure by such Loan Party or such Subsidiary to make any prepayment to a Lender, pursuant to this definition shall not constitute a Default or Event of Default under Section 7.01 or otherwise.

“ECF Due Date” has the meaning assigned to such term in Section 2.11(d).

“Electing Guarantors” means any Excluded Subsidiary that, at the option, and in the sole discretion, of the Borrower has been designated a Subsidiary Loan Party.

“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Approved Fund of any Lender; (ii) (A) any commercial bank organized under the laws of the United States or any state thereof (B) any savings and loan association or savings bank organized under the laws of the United States or any state thereof and (C) any commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (1) such bank is acting through a branch or agency located in the United States or (2) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (D) any other entity (other than a natural person) that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, investment or mutual funds, lease financing companies; and (iii) the Borrower and any Subsidiary subject to Section 9.04 or Section 2.11(i) (so long as the Loans and Commitments obtained by the Borrower or any Restricted Subsidiary are immediately cancelled); provided that, in any event, Eligible Assignees shall not include (x) any natural person, (y) any Direct Competitor, Disqualified Lender or Excluded Affiliate unless, in each case, consented to in writing by the Borrower (such consent shall be required regardless of whether a Default or Event of Default shall be continuing), or (z) any Defaulting Lender or any Affiliate thereof.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means all applicable treaties, laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the protection of the environment, the preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material or to workplace health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties or indemnities), of any Restricted Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock or other share capital, partnership interests, membership interests in a limited liability or exempted company, beneficial interests in a trust or other equity ownership interests in a Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan, (c) a determination that any Plan is or is reasonably expected to be in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA, (e) conditions contained in Section 303(k)(1)(A) of ERISA for imposition of a lien shall have been met with respect to any Plan, (f) with respect to any Plan, a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived, (g) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (h) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (i) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (j) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, (k) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, “insolvent” or in “reorganization” or in “endangered or “critical” status within the meaning of Section 432 of the Code or Section 304 of ERISA, (l) the occurrence of a non exempt “prohibited transaction” with respect to which the Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or a “party in interest” (within the meaning of Section 406 of ERISA) or with respect to which the Borrower or any such Subsidiary could otherwise be liable, (m) any Foreign Benefit Event or (n) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of the Borrower or any Subsidiary.

“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“EURIBO Rate” means, with respect to any Eurocurrency Borrowing denominated in Euros for any Interest Period, the rate per annum equal to the Banking Federation of the European Union EURIBO Rate (“BFEA EURIBOR”), as published by Reuters on page EURIBOR01 of the Reuters Screen (or another commercially available source providing quotations of BFEA EURIBOR as designated by the Revolving Facility Administrative Agent from time to time at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in Euros (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, provided that if such rate is not available at such time for any reason, then the “EURIBO Rate” for such Interest Period shall be the rate per annum reasonably determined by the Revolving Facility Administrative Agent to be the rate at which deposits in Euros for delivery on the first day of such Interest Period in same day funds and with a term equivalent to such Interest Period would be offered by the Revolving Facility Administrative Agent in the European interbank market upon request at approximately 11:00 a.m., London time two Business Days prior to the commencement of such Interest Period.

“Euro”, “EUR” and “€” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate.

“Eurocurrency Borrowing” means a Loan that bears interest at a rate based on the Adjusted Eurocurrency Rate.

“Eurocurrency Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate per annum determined by the Revolving Facility Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the interest settlement rates for deposits in Dollars or the applicable Alternative Currency as published by Reuters on page LIBOR01 of the Reuters Screen (or another commercially available source providing quotations of such rate as designated by the Revolving Facility Administrative Agent from time to time) (as set forth by (a) the British Bankers’ Association, (b) any successor service or entity that has been authorized by the U.K. Financial Conduct Authority to administer the London Interbank Offered Rate or (c) any service selected by the Revolving Facility Administrative Agent that has been nominated by such an entity as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that (i) for any Eurocurrency Borrowing for any Interest Period in Canadian Dollars, the rate the Revolving Facility Administrative Agent shall reference shall be the CDOR Rate and (ii) for any Eurocurrency Borrowing for any Interest Period in Euros, the rate the Revolving Facility Administrative Agent shall reference shall be the EURIBO Rate; provided, further, that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “Eurocurrency Rate” shall be the interest rate per annum determined by the Revolving Facility Administrative Agent (including by reference to any applicable published market data) to be the average of the rates per annum at which deposits in Dollars or applicable Alternative Currencies are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Revolving Facility Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of the Interest Period.

“Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to the Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Adjusted Eurocurrency Rate for each outstanding Eurocurrency Borrowing shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any period, an amount (to the extent positive) equal to the excess of

(a)	the sum, without duplication, of

(ii) Consolidated Net Income for such period,

(iii) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income, and

(iv) decreases in Consolidated Working Capital for such period;

over	(b) the sum, without duplication, of

(i)	an amount equal to the amount of all non-cash gains and credits included in arriving at such Consolidated Net Income,

(ii)	without duplication of amounts deducted pursuant to clause (ix) below in prior years, the amount of Capital Expenditures, Capitalized Software Expenditures or acquisitions of Intellectual Property made in cash during such period, except to the extent that such Capital Expenditures, Capitalized Software Expenditures or acquisitions were financed with the proceeds of Indebtedness of the Borrower or the Restricted Subsidiaries (other than Revolving Loans or intercompany loans),

(iii)	the aggregate amount of all principal payments of Indebtedness of the Borrower and the Restricted Subsidiaries during such period but excluding (x) all prepayments of Term Loans (other than prepayments (A) pursuant to Section 2.11(c), but solely to the extent that the Disposition in question increased Consolidated Net Income, and not in excess of such increase or (B) applied to reduce the amount of Excess Cash Flow prepayment for a prior fiscal year in accordance with Section 2.11(d)), (y) all prepayments of Revolving Loans made during such period and (z) any other revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder, and except to the extent financed with the proceeds of other Indebtedness of the Borrower or the Restricted Subsidiaries (other than Revolving Loans or intercompany loans, and excluding any such prepayments applied to reduce the amount of Excess Cash Flow prepayment for a prior fiscal year in accordance with Section 2.11(d)),

(iv)	an amount equal to the aggregate net gain on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at Consolidated Net Income,

(v)	increases in Consolidated Working Capital for such period,

(vi)	payments by the Borrower and the Restricted Subsidiaries during such period in cash in respect of (x) long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness, to the extent not already deducted from Consolidated Net Income, (y) non-cash charges incurred in a prior period or (z) charges, expenses and reserves in respect of any restructuring, integration, redundancy or severance expense,

(vii)	without duplication of amounts deducted pursuant to clause (x) below in prior fiscal years, the aggregate amount of cash consideration paid by the Borrower and the Restricted Subsidiaries (on a consolidated basis) in connection with Investments (including acquisitions and earnout payments) pursuant to Section 6.04 that are not made in the Borrower or a wholly owned Restricted Subsidiary made during such period (to the extent permitted to be made hereunder), except to the extent financed with the proceeds of Indebtedness of the Borrower or the Restricted Subsidiaries (other than Revolving Loans or intercompany loans),

(viii)	the aggregate amount of Restricted Payments paid to any Person other than the Borrower or any Restricted Subsidiary during such period pursuant to Section 6.06(vii), (xi), and (xiii), except to the extent financed with the proceeds of Indebtedness of the Borrower and the Restricted Subsidiaries (other than Revolving Loans or intercompany loans),

(ix)	the aggregate amount of expenditures, fees, costs, charges and expenses in respect of long-term reserves (including litigation reserves) actually made by the Borrower and the Restricted Subsidiaries in cash during such period to the extent that such expenditures are not deducted in calculating Consolidated Net Income,

(x)	the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness to the extent that such payments are not deducted in calculating Consolidated Net Income,

(xi)

without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding

Contracts (or binding commitments) (the “Contract Consideration”) entered into prior to or during such period (including acquisitions), Capital Expenditures, Investments permitted pursuant to Section 6.04, Capitalized Software Expenditures or acquisitions of Intellectual Property to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period, provided that to the extent the aggregate amount utilized to finance such acquisitions, Capital Expenditures, Capitalized Software Expenditures or acquisitions of Intellectual Property during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(xii)	the amount of taxes (including penalties and interest) paid in cash or tax reserves set aside or payable in each case in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period, and

(xiii)	the aggregate amount paid by the Borrower and the Restricted Subsidiaries during such period in respect of the Transaction Costs to the extent that such payments are not deducted in calculating Consolidated Net Income.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means, on any day, for purposes of determining the Dollar Equivalent of any currency, the rate at which such other currency may be exchanged into Dollars at the time of determination on such day on the applicable Reuters screen (or another commercially available source providing quotations of such rate as designated by the Revolving Facility Administrative Agent from time to time) for such currency (or to the extent applicable, the rate at which Dollars may be exchanged into such other currency). In the event that such rate does not appear on such applicable Reuters screen (or another commercially available source providing quotations of such rate as designated by the Revolving Facility Administrative Agent from time to time), the Exchange Rate shall be determined by reference to such other publicly available source providing quotations of such rate as designated by the Revolving Facility Administrative Agent from time to time), the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Revolving Facility Administrative Agent and the Borrower (or, with respect to calculations to be made by the relevant Issuing Bank, such Issuing Bank and the Borrower), or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Revolving Facility Administrative Agent (or, with respect to calculations to be made by the relevant Issuing Bank, such Issuing Bank) in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Revolving Facility Administrative Agent (or, with respect to calculations to be made by the relevant Issuing Bank, such Issuing Bank) shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Revolving Facility

Administrative Agent (or, with respect to calculations to be made by the relevant Issuing Bank, such Issuing Bank) may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Affiliate” means any Affiliates of the Joint Lead Arrangers, Joint Bookrunners or Co-Lead Managers that are engaged in the sale of the Acquired Business and its subsidiaries, including through the provision of advisory services.

“Excluded Information” has the meaning assigned to such term in Section 2.11(i).

“Excluded Property” means (i) any lease, lease in respect of a Capital Lease Obligation, license, contract, permit, Instrument, Security or franchise agreement to which such Loan Party is a party or any property subject to a purchase money security interest, or any property governed by any such lease, lease in respect of a Capital Lease Obligation to which such Loan Party is a party and any of its rights or interest thereunder, to the extent, but only to the extent, that a grant of a security interest therein in favor of the Collateral Agent would, under the terms of such lease, lease in respect of a Capital Lease Obligation, license, contract, permit, Instrument, Security or franchise agreement or purchase money arrangement, be prohibited by or result in a violation of law, rule or regulation or a breach of the terms or a condition of, or constitute a default or forfeiture under, or create a right of termination in favor of or require a consent (other than the consent of any Loan Party and any such consent which has been obtained (it being understood and agreed that no Loan Party or Restricted Subsidiary shall be required to seek any such consent)) of any other party to, such lease, lease in respect of a Capital Lease Obligation, license, contract, permit, Instrument, Security or franchise agreement or purchase money arrangement (except in the case of a lease in respect of a Capital Lease Obligation or property subject to a Lien permitted pursuant to Sections 6.02(c) (to the extent liens are of the type described in clause (e) of Section 6.02), (d) or (e), other than to the extent that any such law, rule, regulation, term, prohibition, restriction or condition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity, and other than receivables and proceeds of any of the foregoing the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such law, rule, regulation, term prohibition or condition); provided that immediately upon the ineffectiveness, lapse or termination of any such law, rule, regulation, term, prohibition, restriction or condition the Collateral shall include, and such Person shall be deemed to have granted a security interest in, all such rights and interests as if such law, rule, regulation, term, prohibition, restriction or condition had never been in effect; (ii) any of the outstanding Equity Interests issued by a (1) Subsidiary of the Borrower that is a Foreign Subsidiary or a CFC Holding Company in excess of 65% of the outstanding Equity Interests of any such Subsidiary and (2) Subsidiary of the Borrower that is a Subsidiary of a Foreign Subsidiary or a CFC Holding Company; (iii) any Equity Interests or assets of a Person to the extent that, and for so long as (x) such Equity Interests constitute less than 100% of all Equity Interests of such Person, and the Person or Persons holding the remainder of such Equity Interests are not Subsidiaries of the Borrower and (y) the granting of a security interest in such Equity Interests in favor of the Collateral Agent are not permitted by the terms of such issuing Person’s organizational or joint venture documents or otherwise require the consent of a Person or Persons who are not Subsidiaries of the Borrower; (iv) any Equity Interests in and assets of an

Unrestricted Subsidiary, an Immaterial Subsidiary or a Captive Insurance Subsidiary; (v) (a) any motor vehicles and other assets subject to certificates of title, (b) Letter of Credit Rights to the extent not constituting Supporting Obligations and with a value of less than $5,000,000 individually (except to the extent a security interest therein can be perfected by the filing of UCC financing statements), and (c) Commercial Tort Claims with a claim value of less than $5,000,000 individually; (vi) any “intent-to-use” trademark applications for which a statement of use or an amendment to allege use has not been filed and accepted by the United States Patent and Trademark Office (but only until such statement or amendment is filed and accepted by the United States Patent and Trademark Office), and solely to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of, or void or cause the abandonment or lapse of, such application or any registration that issues from such intent-to-use application under applicable U.S. law; (vii) any assets owned by a Foreign Subsidiary or a CFC Holding Company; (viii) those assets as to which the Borrower determines (in consultation with the Administrative Agents and in writing) that obtaining a security interest in or perfection thereof are reasonably likely to result in an adverse tax consequence; (ix) those assets as to which the Administrative Agents and Borrower reasonably determine, in writing, that the cost of obtaining a security interest in or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby; (x) any real property leasehold interests (including any requirement to obtain any landlord waivers, estoppels and consents); (xi) except to the extent a security interest therein can be perfected by the filing of Uniform Commercial Code financing statements, cash and cash equivalents, deposit and securities accounts (including securities entitlements and related assets credited thereto) (in each case, other than cash and cash equivalents constituting Proceeds of other “Collateral”) and any other assets requiring perfection through control agreements or perfection by “control”; provided that the exclusions referred to in this clause (xi) shall not include any Proceeds of any such assets to the extent such Proceeds constitute Excluded Property; (xii) those assets with respect to which the granting of security interests in such assets would be prohibited by any contract permitted under the terms of this Agreement (not entered into in contemplation thereof and with respect to assets that are subject to such contract), applicable law or regulation (other than to the extent that any such law, rule, regulation, term, prohibition or condition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity, and other than receivables and proceeds of any of the foregoing the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such law, rule, regulation, term, prohibition or condition), or would require governmental or third party (other than any Loan Party) consent, approval, license or authorization or create a right of termination in favor of any Person (other than any Loan Party) party to any such contract (after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition); provided that immediately upon the ineffectiveness, lapse or termination of any such law, rule, regulation, term, prohibition, condition or provision the Collateral shall include, and such Person shall be deemed to have granted a security interest in, all such rights and interests as if such law, rule, regulation, term, prohibition, condition or provision had never been in effect; provided that the exclusions referred to in this clause (xii) shall not include any Proceeds of any such assets except to the extent such Proceeds constitute Excluded Property; (xiii) all owned real property not constituting Material Real Property; (xiv) Margin Stock; (xv) the principal amount in excess of 65% of the total principal amount of any intercompany note, or account receivable owed, by any Foreign Subsidiary or CFC Holding Company to or for the benefit of any Loan Party and (xvi) any assets that are located outside of the United States of America or are governed by or arise under the Law of any jurisdiction outside of the United States of America (and no action need be taken on or with respect to any such assets to create or perfect a security interest in any such asset, including any intellectual property in any jurisdiction outside of the United States). Notwithstanding anything to the contrary, “Excluded Property” shall not include any Proceeds, substitutions or replacements of any “Excluded Property” referred to in clauses (i) through (xvi) (unless such Proceeds, substitutions or replacements would itself or themselves independently constitute “Excluded Property” referred to in any of clauses (i) through (xvi)). Each category of Collateral set forth above shall have the meaning set forth in the UCC (to the extent such term is defined in the UCC).

“Excluded Subsidiaries” means any Subsidiary of the Borrower that is: (a) listed on Schedule 1.02 as of the Closing Date; (b) a CFC or a CFC Holding Company; (c) any not-for- profit Subsidiary; (d) a Joint Venture or a Subsidiary that is not otherwise a wholly-owned Restricted Subsidiary; (e) an Immaterial Subsidiary; (f) an Unrestricted Subsidiary; (g) a Captive Insurance Subsidiary or other special purpose entity, (h) prohibited by applicable Requirement of Law or contractual obligation from guaranteeing or granting Liens to secure any of the Secured Obligations or with respect to which any consent, approval, license or authorization from any Governmental Authority would be required for the provision of any such guaranty (but in the case of such guaranty being prohibited due to a contractual obligation, such contractual obligation shall have been in place at the Closing Date or at the time such Subsidiary became a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary); provided that each such Domestic Restricted Subsidiary shall cease to be an Excluded Subsidiary solely pursuant to this clause (h) if such consent, approval, license or authorization has been obtained (it being understood and agreed that no Loan Party or Restricted Subsidiary shall be required to seek any such consent, approval, license or authorization); (i) with respect to which the Borrower and the Administrative Agents reasonably agree that the cost or other consequences (including adverse tax consequences) of providing a guaranty of the Secured Obligations outweigh the benefits to the Lenders; (j) a direct or indirect Subsidiary of an Excluded Subsidiary; (k) a Securitization Subsidiary; (l) a Subsidiary that does not have the legal capacity to provide a guarantee of the Secured Obligations; (provided that the lack of such legal capacity does not arise from any action or omission of the Borrower or any other Loan Party) and (m) Symbol Technologies, Inc. (“Symbol”), but only from and after the date (if any) that is one day prior to the date on which Symbol is reorganized or redomiciled under, or becomes a Subsidiary of a Person organized under, the laws of Luxembourg or another non-U.S. jurisdiction; provided that (i) such reorganization or redomiciliation (or event by which Symbol becomes a Subsidiary of a non-U.S. entity) is effected within nine months after the Closing Date (or such longer period as the Collateral Agent may agree in its reasonable discretion) as part of the Permitted Tax Restructuring and (ii) prior thereto, Symbol transfers substantially all of its assets other than intellectual property and goodwill to one or more Loan Parties; and excluding in any event any Electing Guarantor for so long as such entity is an Electing Guarantor.

“Excluded Swap Obligation” means, with respect to any Subsidiary Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Subsidiary Loan Party of, or the grant by such Subsidiary Loan Party of a security interest pursuant to the Security Documents to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Subsidiary Loan Party or the grant of such security interest would otherwise have become effective with respect to such related Swap Obligation but for such Subsidiary Loan Party’s failure to constitute an “eligible contract participant” at such time.

“Excluded Taxes” means, with respect to any Recipient:

(a) Taxes imposed on or measured by such Recipient’s overall net income or profits, and franchise or capital Taxes imposed in lieu of overall net income or profits Taxes, as a result of a present or former connection between the Recipient and the jurisdiction of the Governmental Authority imposing such Tax (other than any such connection arising solely from such Recipient having executed, delivered, enforced, become a party to, performed its obligations, received payments, received or perfected a security interest under, and/or engaged in any other transaction pursuant to, any Loan Document);

(b) any branch profits Taxes imposed under Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in clause (a);

(c) solely with respect to the Obligations, any United States federal withholding Taxes that are imposed on a Recipient pursuant to a law in effect at the time such Recipient becomes a party to this Agreement (or designates a new lending office) except (i) to the extent that such Recipient (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding Tax pursuant to Section 2.17 of this Agreement or (ii) if such Recipient is an assignee pursuant to a request by the Borrower under Section 2.19;

(d) any withholding Taxes attributable to a Recipient’s failure to comply with Section 2.17(e) or Section 2.17(g), as applicable; and

(e) any Taxes imposed under FATCA.

“Existing Letters of Credit” means each letter of credit previously issued or deemed issued for the account of, or guaranteed by, the Borrower or any of the Restricted Subsidiaries that is outstanding on the Closing Date and set forth on Schedule 1.03.

“Extended Revolving Commitment” has the meaning set forth in Section 2.24.

“Extended Term Loans” has the meaning set forth in Section 2.24.

“Extending Lenders” has the meaning set forth in Section 2.24.

“Extending Revolving Loan Lender” has the meaning set forth in Section 2.24.

“Extended Revolving Loans” has the meaning assigned to such term in Section 2.24(a).

“Extending Term Lender” has the meaning set forth in Section 2.24.

“Extension” has the meaning set forth in Section 2.24.

“Extension Amendment” means an amendment to this Agreement in form reasonably satisfactory to the Borrower executed by each of (a) the Borrower, (b) the Revolving Facility Administrative Agent and (c) each Extending Revolving Loan Lender and Extending Term Lender, as the case maybe, in connection with any Extension.

“Extension Offer” has the meaning set forth in Section 2.24.

“FATCA” means Sections 1471 through 1474 of the Code as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future Treasury regulations or official administrative interpretations thereof, any agreements entered into pursuant to Section 1471(b)(9) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Internal Revenue Code.

“FCPA” has the meaning set forth in Section 3.19.

“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided, that (a), if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the applicable Administrative Agent on such day on such transactions as determined by the applicable Administrative Agent.

“Fee Letter” means the Fee Letter dated as of April 14, 2014 among the Borrower, the Joint Lead Arrangers, the Joint Bookrunners and PNC Capital Markets LLC and Mitsubishi UFJ Securities (USA), Inc., in their capacities as Co-Managers, as amended.

“Financial Officer” of any Person means the chief financial officer, vice president of finance, principal accounting officer or treasurer of such Person (or, in the case of any Person that is a Foreign Subsidiary, a director of such Person).

“First Lien Indebtedness” means Total Indebtedness that is not subordinated in right of payment to the Initial Term Loans and the Initial Revolving Loans and is secured by a Lien, except by a Lien that is junior to the Liens securing the Obligations. For the avoidance of doubt, First Lien Indebtedness includes, without limitation, any First Lien Senior Secured Notes, the Term Loans and the Revolving Loans.

“First Lien Net Leverage Ratio” means, on any date of determination, the ratio of (a) First Lien Indebtedness, less the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries as of such date (but including any amounts held by or for the benefit of the Borrower or Domestic Restricted Subsidiaries for the purpose of repurchasing, redeeming or otherwise acquiring the Senior Notes) to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended on or prior such date of determination for which financial statements have been furnished pursuant to Section 5.01.

“First Lien Senior Secured Notes” means Additional Term Notes, Term Loan Exchange Notes, Unrestricted Additional Term Notes or Refinancing Notes, in each case that are not subordinated in right of payment to the Initial Term Loans and the Initial Revolving Loans and are secured by any Lien except by any Lien that is junior to the Lien securing the Obligations.

“Flood Hazard Property” means a Mortgaged Property to the extent any building comprising any part of the Mortgaged Property is located in an area designated by the Federal Emergency Management Agency as having special flood hazards.

“Foreign Benefit Event” shall mean, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability in excess of $50,000,000 by Borrower or any Subsidiary under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by the Borrower or any of the Subsidiaries, or the imposition on the Borrower or any of the Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable law, in each case in excess of $50,000,000.

“Foreign Disposition” has the meaning assigned to such term in Section 2.11(f).

“Foreign Pension Plan” shall mean any benefit plan that under applicable law other than the laws of the United States or any political subdivision thereof, is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Restricted Subsidiary” means any Foreign Subsidiary that is a Restricted Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is organized or incorporated under the laws of a jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“GAAP” means, subject to the limitations set forth in Section 1.04, generally accepted accounting principles in the United States of America as in effect from time to time.

“Governing Body” means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, company, partnership, trust, limited liability company, association, Joint Venture or other business entity.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, county, provincial, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Granting Lender” has the meaning assigned to such term in Section 9.04(e).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term “Guarantee” shall not include (x) endorsements for collection or deposit in the ordinary course of business and (y) standard contractual indemnities or product warranties provided in the ordinary course of business; and provided further that the amount of any Guarantee shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee or, if such Guarantee is not an unconditional guarantee of the entire amount of the primary obligation and such maximum amount is not stated or determinable, the amount of such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The term “Guaranteed” has a meaning correlative thereto.

“Hazardous Materials” means all explosive or radioactive substances, materials or wastes and all hazardous or toxic substances, materials, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances, materials or wastes of any nature regulated pursuant to any Environmental Law.

“Historical Financial Statements” means (a) the audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows of the Borrower for the 2011, 2012 and 2013 fiscal years (and, to the extent available, the related unaudited consolidating financial statements) and each subsequent fiscal year ended at least 60 days before the Closing Date, (b) a GAAP audited consolidated balance sheet and related statements of operations, comprehensive income, business equity and cash flows of the Acquired Business for the 2012 and 2013 fiscal years and each subsequent fiscal year ended at last 60 days before the Closing Date, (c) GAAP audited statements of operations, comprehensive income, business equity and cash flows of the Acquired Business for the 2011 fiscal year, (d) GAAP unadited consolidated and, to the extent available, consolidating, balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower for each subsequent fiscal quarter ended at least 60 days before the Closing Date, and (e) GAAP unaudited consolidated balance sheets and related statements of income and cash flows of the Acquired Business for each subsequent fiscal quarter ended at least 60 days before the Closing Date.

“Hong Kong Dollars” means the lawful currency of Hong Kong.

“Immaterial Subsidiary” means, at any date of determination, any Domestic Restricted Subsidiary of the Borrower that has been designated by the Borrower in writing to each Administrative Agent as an “Immaterial Subsidiary” for purposes of this Agreement; provided that (a) for purposes of this Agreement, at no time shall (i) the consolidated total assets of all Immaterial Subsidiaries as of the last day of the then most recent fiscal year of the Borrower for which financial statements have been delivered equal or exceed 5.0% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date, determined on a Pro Forma Basis or (ii) the consolidated revenues (other than revenues generated from the sale or license of property between any of the Borrower and its Restricted Subsidiaries) of all Immaterial Subsidiaries for the then most recent fiscal year of the Borrower for which financial statements have been delivered equal or exceed 5.0% of the consolidated revenues (other than revenues generated from the sale or license of property between any of the Borrower and its Restricted Subsidiaries) of the Borrower and the Restricted Subsidiaries for such period, determined on a Pro Forma Basis, (b) at any time and from time to time, the Borrower may designate any Restricted Subsidiary as a new Immaterial Subsidiary so long as, after giving effect to such designation, the consolidated assets and consolidated revenues of all Immaterial Subsidiaries do not exceed the limits set forth in clause (a) above at such time of designation and (c) if, as of the date the financial statements for any fiscal year of the Borrower are delivered or required to be delivered pursuant to Section 5.01(a), the consolidated assets or revenues of all Restricted Subsidiaries so designated by the Borrower as “Immaterial

Subsidiaries” shall have, as of the last day of such fiscal year, exceeded the limits set forth in clause (a) above, then within 10 Business Days (or such later date as agreed by each Administrative Agent in its reasonable discretion) after the date such financial statements are so delivered (or so required to be delivered), the Borrower shall redesignate one or more Immaterial Subsidiaries, in each case in a written notice to each Administrative Agent, such that, as a result thereof, the consolidated assets and revenues of all Restricted Subsidiaries that are still designated as “Immaterial Subsidiaries” do not exceed such limits. Upon any such Restricted Subsidiary ceasing to be an Immaterial Subsidiary pursuant to the preceding sentence, such Restricted Subsidiary, to the extent not otherwise qualifying as an Excluded Subsidiary, shall comply with Section 5.10, to the extent applicable.

“Incremental Facility” has the meaning assigned to such term in Section 2.20.

“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.20(c).

“Incremental Facility Closing Date” has the meaning assigned to such term in Section 2.20(c).

“Incremental Loans” means, collectively, the Incremental Revolving Loans and the Incremental Term Loans.

“Incremental Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make an Incremental Revolving Loan under any Incremental Facility Amendment with respect thereto, expressed as an amount representing the maximum principal amount of the Incremental Revolving Loans to be made by such Lender under such Incremental Facility Amendment, as such commitment may be (a) reduced pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Incremental Revolving Facility” has the meaning assigned to such term in Section 2.20(a).

“Incremental Revolving Lender” has the meaning assigned to such term in Section 2.20(e).

“Incremental Revolving Loan” means a Loan made under an Incremental Revolving Facility.

“Incremental Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make an Incremental Term Loan under any Incremental Facility Amendment with respect thereto, expressed as an amount representing the maximum principal amount of the Incremental Term Loans to be made by such Lender under such Incremental Facility Amendment, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Incremental Term Facility” has the meaning assigned to such term in Section 2.20(a).

“Incremental Term Loan” means a Loan made under an Incremental Term Facility.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services, (e) all obligations of the type described in clauses (a), (b), (c), (d), (f), (g), (h), (i), (j) or (k) of this definition of “Indebtedness” of others secured by (or for which the holder of such Indebtedness has an existing unconditional right to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person, (f) all Guarantees by such Person of obligations of the type described in clauses (a), (b), (c), (d), (e), (g), (h), (i), (j) or (k) of this definition of “Indebtedness” of others, (g) the principal component of Capital Lease Obligations of such Person, (h) all reimbursement obligations of such Person as an account party in respect of letters of credit and letters of guaranty (except to the extent such letters of credit, or letters of guaranty relate to trade payables and such outstanding amounts are satisfied within 30 days of incurrence), (i) all reimbursement obligations, of such Person in respect of bankers’ acceptances (except to the extent such bankers’ acceptances relate to trade payables and such outstanding amounts are satisfied within 30 days of incurrence), (j) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Disqualified Equity Interests of such Person to the extent that such purchase, redemption, retirement or other acquisition is required to occur on or prior to the Latest Maturity Date in effect at the time of issuance of such Equity Interests (other than as a result of a Change in Control, asset sale or similar event), and (k) to the extent not otherwise included in this definition, net obligations of such Person under Swap Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement; provided, however, that (A) intercompany Indebtedness and (B) obligations constituting non-recourse Indebtedness shall only constitute “Indebtedness” for purposes of Section 6.01 and not for any other purpose hereunder). The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, in no event shall the following constitute Indebtedness: (v) amounts owed to dissenting stockholders in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest), with respect to the Transactions, (w) trade accounts payable, deferred revenues, liabilities associated with customer prepayments and deposits and any such obligations incurred under ERISA, and other accrued obligations (including transfer pricing), in each case incurred in the ordinary course of business, (x) operating leases, (y) customary obligations under employment agreements and deferred compensation and (z) deferred revenue and deferred tax liabilities. Notwithstanding the foregoing, the term “Indebtedness” shall not include contingent post-closing purchase price adjustments, non-compete or consulting obligations or earn-outs to which the seller in an Acquisition or Investment may become entitled. The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means (a) all Taxes other than Excluded Taxes and (b) Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03.

“Indemnified Liabilities” has the meaning assigned to such term in Section 9.03.

“Information” has the meaning assigned to such term in Section 9.12.

“Initial Revolving Borrowing” means one or more borrowings of Revolving Loans or issuances or deemed issuances of Letters of Credit on the Closing Date as specified in the definition of the term “Permitted Initial Revolving Borrowing”.

“Initial Revolving Commitments” means the Revolving Commitments of the Revolving Lenders as of the Closing Date.

“Initial Revolving Loan” means a Revolving Loan made by a Lender to the Borrower in respect of an Initial Revolving Commitment pursuant to Section 2.01(b).

“Initial Term Loans” means the Term Loans made on the Closing Date pursuant to Section 2.01.

“Intellectual Property” means all rights, priorities and privileges in or to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, patents, trademarks, service marks, trade names, technology, know-how, trade secrets and processes, all registrations and applications for registration of any of the foregoing, and all goodwill associated with any of the foregoing.

“Intercompany License Agreement” means any cost sharing agreement, commission or royalty agreement, license or sub-license agreement, distribution agreement, services agreement, Intellectual Property rights transfer agreement or any related agreements, in each case where all the parties to such agreement are one or more of the Borrower or a Restricted Subsidiary.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Loan Borrowing or Term Loan Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or twelve months thereafter or any duration shorter than one month thereafter if, at the time of the relevant Borrowing or conversion or continuation thereof, all Lenders participating therein agree to make an interest period of such duration available), as the Borrower may elect, or, if the applicable Administrative Agent and the Borrower agree, such other period whose end would coincide with a payment due date on the Term Loans pursuant to Section 2.10 or the payment under Swap Obligations; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means (i) any purchase or other acquisition by the Borrower or any of the Restricted Subsidiaries of, or of a beneficial interest in, any Equity Interests or Indebtedness of any other Person (including any Subsidiary) and (ii) any loan or advance constituting Indebtedness of such other Person (other than accounts receivable, trade credit, prepayments to, or deposits with, vendors, advances to officers, directors, members of management and employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the Borrower or any of the Restricted Subsidiaries to any other Person (including any Subsidiary); provided that, in the event that any Investment is made by the Borrower or any Restricted Subsidiary in any Person through substantially concurrent interim transfers of any amount through any other Restricted Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of Section 6.04. The amount of any Investment outstanding as of any time shall be the original cost of such Investment (which, in the case of any Investment constituting the contribution of an asset or property, shall be based on the Borrower’s good faith estimate of the fair market value of such asset or property at the time such Investment is made) plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, less all Returns received by the Borrower or any Restricted Subsidiary in respect thereof.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means, as the context may require, (a) JPMorgan Chase Bank, N.A. or another Lender reasonably satisfactory to the Borrower and agreed to by such other Lender, each in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(k), and (b) with respect to each Existing Letter of Credit, any Lender that, or any Lender whose Affiliate, issued such Existing Letter of Credit. Any Issuing Bank may, with the consent of the Borrower, arrange for one or more Letters of Credit to be issued by an Affiliate of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. At any time the Borrower shall have the right to select additional Lenders to act as Issuing Bank(s) hereunder with the consent of such Lenders.

“Joint Bookrunners” means Morgan Stanley Senior Funding, Inc. and J.P. Morgan Securities LLC, each in its capacity as joint bookrunner in respect of the credit facilities provided herein.

“Joint Lead Arrangers” means Morgan Stanley Senior Funding, Inc., J.P. Morgan Securities LLC and Deutsche Bank Securities Inc., each in its capacity as a joint lead arranger in respect of the credit facilities provided herein. The Joint Lead Arrangers are sometimes also referred to herein as the “Arrangers.”

“Joint Venture” means a joint venture, partnership or similar arrangement, whether in corporate, partnership or other legal form.

“Judgment Currency” has the meaning assigned to such term in Section 9.17.

“Latest Maturity Date” means, at any date of determination, the latest maturity date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Incremental Term Loan, Incremental Revolving Commitment, Incremental Revolving Loan, Extended Term Loan, Extended Revolving Commitment, Extended Revolving Loan, Other Term Loan, any Other Term Commitment, any Other Revolving Loan or any Other Revolving Commitment, in each case as extended in accordance with this Agreement from time to time.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit. The amount of any LC Disbursement made by the Issuing Bank in an Alternative Currency and not reimbursed by the Borrower shall be determined as set forth in paragraph (e) of Section 2.05.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit denominated in Dollars at such time, (b) the aggregate amount of all LC Disbursements in respect of Letters of Credit made in Dollars that have not yet been reimbursed by or on behalf of the Borrower at such time, and (c) the Alternative Currency LC Exposure at such time. The LC Exposure of any Revolving Lender shall be its Applicable Percentage of the aggregate LC Exposure at such time.

“LC Sublimit” means the lesser of (x) $25,000,000 and (y) the aggregate amount of Revolving Commitments. The LC Sublimit is part of, and not in addition to, the Revolving Facility.

“Lender Counterparty” means any counterparty to a Secured Swap Agreement or Secured Cash Management Agreement.

“Lenders” means the Persons who are “Lenders” under this Agreement on the Closing Date, any Additional Lenders, any Additional Refinancing Lenders and any other Person that shall have become a party hereto as a Lender pursuant to Section 9.04, other than any such Person that ceases to be a party hereto pursuant to Section 9.04.

“Letter of Credit” means (a) any letter of credit issued pursuant to this Agreement (including each Existing Letter of Credit) or (b) any guarantee, indemnity or other instrument, in each case in a form requested by the Borrower and agreed by the applicable Issuing Bank.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Bank.

“Letter of Credit Expiration Date” means the Revolving Maturity Date (or, if such day is not a Business Day, the immediately preceding Business Day).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, charge, assignment by way of security, hypothecation, security interest or similar encumbrance given in the nature of a security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means this Agreement, each Incremental Facility Amendment, each Refinancing Amendment, the Security Documents, and each schedule, exhibit or annex to any of the foregoing.

“Loan Parties” means the Borrower and the Subsidiary Loan Parties.

“Loans” means the Term Loans, the Revolving Loans, the Swingline Loans, the Other Revolving Loans and any other loans made by any Lenders to the Borrower pursuant to this Agreement, any Incremental Facility Amendment, Extension Amendment or any Refinancing Amendment.

“LTM EBITDA” means, at any time, Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended on or prior to such date of determination for which financial statements have been furnished pursuant to Section 5.01.

“Margin Stock” has the meaning assigned thereto in Regulation U of the Board.

“Material Adverse Effect” means (a) on the Closing Date, an Acquired Business Material Adverse Effect or (b) after the Closing Date, a material and adverse effect on (i) the business, assets, results of operations or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole or (ii) the remedies available to any Agent and the Lenders, collectively, under the Loan Documents.

“Material Indebtedness” means any Indebtedness (other than the Loans and Letters of Credit) of the Borrower or any Restricted Subsidiary in an outstanding principal amount exceeding $50,000,000 at such time.

“Material Real Property” means any real property and improvements thereto owned in fee simple by a Loan Party and which has a fair market value (estimated in good faith by the Borrower or such other Loan Party) in excess of $15,000,000 as of the time such property is acquired (or, if such property is owned by a Person at the time it becomes a Loan Party pursuant to Section 5.10, as of such date).

“Material Subsidiary” shall mean, at any date of determination, each Restricted Subsidiary of the Borrower that is not an Immaterial Subsidiary.

“Maximum Rate” has the meaning assigned to such term in Section 9.13.

“Maximum Tender Condition” has the meaning specified in Section 2.25(d).

“Mexican Pesos” means the lawful currency of Mexico.

“Minimum Extension Condition” has the meaning set forth in Section 2.24.

“Minimum Tender Condition” has the meaning specified in Section 2.25(d).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means a mortgage, deed of trust, or other security document granting a Lien on any Mortgaged Property to secure the Secured Obligations. Each Mortgage shall be substantially in the form attached as Exhibit I hereto or otherwise in form and substance approved by each Administrative Agent in its reasonable discretion, or at the Administrative Agents’ option, in the case of an Additional Mortgaged Property, an amendment to an existing Mortgage, in form satisfactory to each Administrative Agent in its reasonable discretion, adding such Additional Mortgaged Property to the real property encumbered by such existing Mortgage.

“Mortgage Policy” has the meaning assigned to such term in Section 5.10(d).

“Mortgaged Property” means, each parcel of Material Real Property owned by a Loan Party with respect to which a Mortgage is granted pursuant to Section 5.10, Section 5.11, or Section 5.16.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event, including (x) in the case of a Disposition of an asset (including pursuant to a Sale Leaseback transaction or a casualty or a condemnation or similar proceeding), any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out, but excluding any reasonable interest payments), but only as and when received, (y) in the case of a casualty, cash insurance proceeds, and (z) in the case of a condemnation or similar event, cash condemnation awards and similar payments received in connection therewith, minus (b) the sum of (i) all reasonable fees and expenses (including commissions, discounts, transfer taxes and legal, accounting and other professional and transactional fees) paid or payable by the Borrower and the Restricted Subsidiaries to third parties in connection with such event, (ii) in the case of a Disposition of an asset (including pursuant to a Sale Leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of payments made or required to be made in respect of Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment (other than under this Agreement) as a result of such event, or which by applicable law be repaid out of the proceeds of such Disposition, casualty, condemnation or similar proceeding, (iii) the amount of all taxes (or Restricted Payments in respect of such taxes) paid (or reasonably estimated to be payable or accrued as a liability under GAAP) by the Borrower and the Restricted Subsidiaries as a result of such event, (iv) the amount of any reserves established by the Borrower or the applicable Restricted Subsidiaries to fund liabilities estimated to be payable as a result of such event (as determined in good faith by the applicable Responsible Officer of the Borrower or such Restricted Subsidiary), (v) in the case of any Disposition or casualty or condemnation or similar proceeding by a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (v)) attributable to minority interests and not available for distribution to or for the account of Borrower or a wholly owned Restricted Subsidiary as a result thereof and (vi) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price or other similar obligations associated with any such sale or disposition; provided that such funds shall constitute Net Proceeds immediately upon their release from escrow unless applied to satisfy such obligations.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Nonrenewal Notice Date” has the meaning specified in Section 2.05(c).

“Norwegian Kroner” means the lawful currency of Norway.

“Note” means a Term Note or a Revolving Note, as the context may require.

“Obligations” means all obligations of every nature of each Loan Party, including obligations from time to time owed to the Administrative Agents, the Collateral Agent, any other Agent, any Joint Lead Arranger, any Joint Bookrunner, any Senior Co-Manager, any Co- Manager, the Issuing Bank, the Lenders or any of them, arising under any Loan Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding), prepayment premiums, reimbursement of amounts drawn under Letters of Credit issued for the account of the Borrower and/or any Restricted Subsidiary of the Borrower, fees (including fees which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such fees in the related bankruptcy proceeding), expenses (including expenses which, but for the filing of a petition in bankruptcy solely with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such expenses in the related bankruptcy proceeding), indemnification or otherwise.

“Organizational Documents” of any Person means the charter, memorandum and articles of association, articles or certificate of organization or incorporation and bylaws or other organizational or governing or constitutive documents of such Person.

“Other Applicable Indebtedness” has the meaning assigned to such term in Section 2.11(c).

“Other Revolving Commitments” means, with respect to each Additional Refinancing Lender, the commitment, if any, of such Additional Refinancing Lender to make one or more Classes of Other Revolving Loans under any Refinancing Amendment, expressed as an amount representing the maximum principal amount of the Other Revolving Loans to be made by such Lender under such Refinancing Amendment, as such commitment may be (a) reduced pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Other Revolving Loans” means the Revolving Loans made pursuant to any Other Revolving Commitment.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property, intangible, filing or similar Taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery, performance, registration or enforcement of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Other Term Commitments” means, with respect to each Additional Refinancing Lender, the commitment, if any, of such Additional Refinancing Lender to make one or more Classes of Other Term Loans under any Refinancing Amendment, expressed as an amount representing the maximum principal amount of the Other Term Loans to be made by such Lender under such Refinancing Amendment, as such commitment may be (a) reduced pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Other Term Loans” means one or more Classes of Term Loans made pursuant to or that result from a Refinancing Amendment.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning specified in Section 9.04(c).

“Participating Member State” means each state so described in any EMU Legislation.

“Patriot Act” has the meaning assigned to such term in Section 9.14.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition by the Borrower or any Restricted Subsidiary if (a) at the time of execution of a binding agreement in respect of such Acquisition, no Event of Default has occurred and is continuing or would result therefrom, (b) all actions required to be taken with respect to such acquired or newly formed Restricted Subsidiary (other than any Excluded Subsidiary) or such acquired assets (other than Excluded Property) under Section 5.10 and Section 5.11 will be taken in accordance therewith (to the extent required), (c) after giving effect to such Acquisition, the Borrower and its Restricted Subsidiaries are in compliance with Section 5.13 and (d) the Borrower has delivered to each Administrative Agent a certificate of its Financial Officer to the effect set forth in clauses (a), (b) and (c) above; provided that the conditions in clause (d) of this definition shall not be applicable to any such Acquisition having a purchase price (which shall be deemed (i) to include the principal amount of Indebtedness that is assumed pursuant to Section 6.01(e) or otherwise incurred in connection with such Acquisition and (ii) to exclude any (x) Qualified Equity Interests issued in payment of any portion of such purchase price and (y) fees and expenses incurred in connection with such acquisition) less than or equal to $100,000,000.

“Permitted Debt Exchange” has the meaning specified in Section 2.25(a).

“Permitted Debt Exchange Offer” has the meaning specified in Section 2.25(a).

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments or other governmental charges or levies that are not yet due or delinquent, are not more than 60 days overdue (or, if more than 60 days overdue, are unfiled and no other action has been taken with respect to such Lien), are not required to be paid pursuant to Section 5.04, or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, supplier’s, construction contractor’s, workmen, mechanics,’ materialmen’s, repairmen’s, landlords’ and other like Liens imposed by law or contract, arising in the ordinary course of business and securing obligations (i) that are not yet due or delinquent or (ii)(x) that are not overdue by more than 60 days (or, if more than 60 days overdue, are unfiled and no other action has been taken with respect to such Lien), (y) are not required to be paid pursuant to Section 5.05 or (z) are being contested in compliance with Section 5.04;

(c) Liens, pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) (i) Liens, pledges and deposits to secure the performance of bids, government contracts, trade contracts (other than for borrowed money), leases, statutory obligations, deductibles, co-payment, co-insurance, retentions, premiums, reimbursement obligations or similar obligations to providers of insurance, self-insurance or reinsurance obligations, surety, stay, customs and appeal or similar bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) and other similar obligations and (ii) obligations in respect of letters of credit or bank guarantees that have been posted to support payment of the items set forth in clause (i) of this section (d);

(e) attachment or judgment liens in respect of judgments or decrees that do not constitute an Event of Default under Section 7.01(j);

(f) easements, zoning restrictions, rights-of-way, encroachments, minor defects or irregularities in title and similar encumbrances on real property imposed by law or arising in the ordinary course of business and that either (i) individually or in the aggregate do not materially interfere with the ordinary conduct of business of the Borrower and its Restricted Subsidiaries, taken as a whole or (ii) are described in a mortgage policy of title insurance or survey with respect to any real property;

(g) customary rights of first refusal and tag, drag and similar rights in Joint Venture agreements;

(h) Liens on Cash Equivalents described in clause (d) of the definition of the term “Cash Equivalents”; and

(i) with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by any Requirement of Law.

“Permitted First Priority Replacement Debt” means any secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower and/or the other Loan Parties in the form of one or more series of senior secured notes or senior secured loans (or revolving commitments in respect thereof, with the revolving commitments deemed loans in the full amount of such commitment); provided that (i) such Indebtedness may only be secured by assets consisting of Collateral on a pari passu basis (but without regard to the control of remedies) with the Initial Term Loans and/or Initial Revolving Commitments to the extent secured by such Collateral, (ii) such Indebtedness satisfies the requirements set forth in clauses (w) through (z) of the definition of “Credit Agreement Refinancing Indebtedness,” (iii) either the security agreements relating to such Indebtedness are substantially the same as the applicable Security Documents (with such differences as are reasonably satisfactory to the Borrower and the Administrative Agents) or all security therefor shall be granted pursuant to documentation that is not more restrictive than the Security Documents in any material respect, in each case taken as a whole (as determined by the Borrower), (iv) such secured notes do not require any scheduled payment of principal or mandatory redemption or redemption at the option of the holders thereof (except for redemptions in respect of asset sales (which may be offered to prepay such notes or loans in accordance with Section 2.11(c)), changes in control or similar events (which may be offered to prepay such notes or loans in accordance with Section 2.11(c)) and AHYDO Catch-Up Payments) prior to the Latest Maturity Date in effect as of the time such secured notes are incurred, and (v) the secured parties thereunder, or a trustee or collateral agent or other Senior Representative on their behalf, shall have become a party to a customary intercreditor agreement with the Collateral Agent substantially consistent with the terms set forth on Exhibit K-1 annexed hereto together with (A) any immaterial changes and (B) material changes thereto in light of prevailing market conditions, which material changes shall be posted to the Lenders and, unless the Required Lenders shall have objected in writing to such changes within five Business Days after such posting, then the Required Lenders shall be deemed to have agreed that the Collateral Agent’s entering into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Collateral Agent’s execution thereof, in each case in form and substance reasonably satisfactory to the Collateral Agent, which shall be entered into or shall be amended prior to or concurrently with the first issuance of Permitted First Priority Replacement Debt in accordance with the terms thereof to provide for the sharing of the Collateral on a pari passu basis among the holders of the Secured Obligations, and the holders of such Permitted First Priority Replacement Debt.

“Permitted Initial Revolving Borrowing” means (a) one or more Borrowings of Revolving Loans (i) to finance the Closing Date Acquisition and related transactions and pay the Transaction Costs, plus (ii) to finance any amount of original issue discount or upfront fees imposed pursuant to the “market flex” provisions of the Fee Letter or in connection with the issuance of the Senior Notes on or prior to the Closing Date, plus (iii) for working capital and other general corporate purposes; provided that the aggregate amount for clauses (a)(i) and (a)(iii) shall not exceed $25,000,000; and (b) the issuance of Letters of Credit in replacement of, or as a backstop for, letters of credit of the Borrower or its Restricted Subsidiaries outstanding on the Closing Date.

“Permitted Refinancing” means modifications, replacements, restructurings, refinancings, refundings, renewals, amendments, restatements or extensions of all or any portion of Indebtedness (including any type of debt facility or debt security); provided that (a) the amount of such Indebtedness is not increased (unless the additional amount is permitted pursuant to another provision of Section 6.01) at the time of such refinancing, refunding, renewal or extension except by an amount equal to the existing unutilized commitments thereunder, accrued but unpaid interest thereon and a reasonable premium paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, restructuring, renewal or extension (including any fees and original issue discount incurred in respect of such resulting Indebtedness), (b) the direct and contingent obligors of such Indebtedness shall not be expanded as a result of or in connection with such refinancing, refunding, restructuring, renewal or extension (other than to the extent (i) any such additional obligors are or will become a Loan Party, (ii) none of such obligors on the Indebtedness being modified, replaced, refinanced refunded, restructured, renewed or extended are Loan Parties or (iii) as otherwise permitted by Section 6.01), (c) to the extent such Indebtedness being so refinanced, refunded, renewed or extended is subordinated in right of payment and/or in right of Lien to any of the Obligations, such refinancing, refunding, renewal or extension is subordinated in right of payment and/or in right of Lien (or, in the case of Lien subordination, not secured) to such Obligations on terms (taken as a whole) at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being so modified, refinanced, refunded, renewed or extended (as determined in good faith by the Borrower) or otherwise reasonably acceptable to the Administrative Agents, (d) other than with respect to Indebtedness under Section 6.01(d) or (e), such refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, the Indebtedness being refinanced, refunded, renewed or extended and (e) other than with respect to Indebtedness under Section 6.01(d) or (e), at the time of such refinancing, refunding, renewal or extension of such Indebtedness, no Event of Default shall have occurred and be continuing or result therefrom.

“Permitted Repricing Amendment” has the meaning assigned to such term in Section 9.02.

“Permitted Sale Leaseback” means any Sale Leaseback with respect to the sale, transfer or Disposition of real property or other property consummated by the Borrower or any of its Restricted Subsidiaries after the Closing Date; provided that any such Sale Leaseback that is not between (i) a Loan Party and another Loan Party or (ii) a Restricted Subsidiary that is not a Loan Party and another Restricted Subsidiary that is not a Loan Party must be, in each case, consummated for fair value as determined at the time of consummation in good faith by the Borrower or such Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of the Borrower or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Permitted Second Priority Replacement Debt” means secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower and/or the other Loan Parties in the form of one or more series of second lien secured notes or second lien secured loans (or revolving commitments in respect thereof, with the revolving commitments deemed to be loans in the full amount of such commitments); provided that (i) such Indebtedness may only be secured by assets consisting of Collateral on a second lien basis vis-à-vis the Initial Term Loans and/or Initial Revolving Commitments to the extent secured by such Collateral, (ii) such Indebtedness satisfies the requirements set forth in clauses (w) through (z) of the definition of “Credit Agreement Refinancing Indebtedness”, (iii) either the security agreements relating to such Indebtedness are substantially the same as the applicable Security Documents (with such differences as are reasonably satisfactory to the Borrower and the Administrative Agents) or all security therefor shall be granted pursuant to documentation that is not more restrictive than the Security Documents in any material respect, in each case taken as a whole (as determined by the Borrower), (iv) such Indebtedness does not require any scheduled payment of principal or mandatory redemption or redemption at the option of the holders thereof (except for redemptions in respect of asset sales, changes in control or similar events and AHYDO Catch-Up Payments) prior to the Latest Maturity Date in effect as of the time such secured notes are incurred, and (iv) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to a Second Lien Intercreditor Agreement; provided that if such Indebtedness is the initial Permitted Second Priority Replacement Debt incurred by the applicable Loan Party, then the Borrower, the Subsidiary Loan Parties, the Collateral Agent and the Senior Representative for such Indebtedness shall have executed and delivered the Second Lien Intercreditor Agreement.

“Permitted Tax Restructuring” means the reorganization in connection with but following the acquisition of the Acquired Business for business integration and other purposes (as determined by the Borrower in good faith), so long as such Permitted Tax Restructuring does not (a) materially impair the security interests of the Lenders (it being understood that the assumption of obligations under any promissory note or account receivable in favor of a Loan Party by a Foreign Subsidiary or CFC Holding Company in connection with such Permitted Tax Restructuring (including in connection with the transfer of all of the Equity Interests of Symbol from ZIH Corp. to Zebra Luxco I Sarl or another non-U.S. domiciled Subsidiary in exchange for the assumption by Zebra Luxco I Sarl or such other Subsidiary of ZIH Corp.’s obligations under a promissory note of substantially equivalent value) shall not constitute a material impairment of the security interests of the Lenders notwithstanding the limitation on the inclusion of the value of such promissory note or account receivable in the Collateral pursuant to clause (xv) of the definition of “Excluded Property”) or (b) materially reduce (on a pro forma basis for the most recent period of four fiscal quarters of the Borrower (and, for purposes of this clause (b) only, deeming the following to be revenue: (x) cash payments received by a Loan Party under the intercompany note issued or assumed by any CFC or CFC Holding Company in connection with the Permitted Tax Restructuring and (y) deemed royalties on Intellectual Property received by a Loan Party) the consolidated revenues of the Borrower and the Subsidiary Loan Parties (excluding any Excluded Subsidiaries), and after giving effect to the Permitted Tax Restructuring the Borrower otherwise complies with Section 5.11.

“Permitted Unsecured Replacement Debt” means unsecured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower and/or the other Loan Parties in the form of one or more series of unsecured notes or loans (or revolving commitments in respect thereof, with the revolving commitments deemed to loans in the full amount of such commitments); provided that (i) such Indebtedness satisfies the requirements set forth in clauses (w) through (z) of the definition of “Credit Agreement Refinancing Indebtedness”, (ii) such Indebtedness (including any guarantee thereof) is not secured by any Lien on any property or assets of the Borrower or any Restricted Subsidiary, and (iii) such Indebtedness does not require any scheduled payment of principal or mandatory redemption or redemption at the option of the holders thereof (except for redemptions in respect of asset sales, changes in control or similar events on the date of issuance and AHYDO Catch-Up Payments) prior to the Latest Maturity Date in effect as of the time such secured notes are incurred.

“Person” means any natural person, corporation, company, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 5.01.

“Prepayment Event” means:

(a) any Disposition (including pursuant to a Sale Leaseback transaction and by way of merger or consolidation) of any property or asset of the Borrower or any Restricted Subsidiary permitted pursuant to clause (j) or (s) of Section 6.05 resulting in aggregate Net Proceeds exceeding (A) $7,500,000 in the case of any single transaction or series of related transactions and (B) $17,500,000 for all such transactions during any fiscal year of the Borrower;

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Restricted Subsidiary with a fair market value immediately prior to such event equal to or greater than $5,000,000; or

(c) the incurrence by the Borrower or any Restricted Subsidiary of any Indebtedness, other than Indebtedness permitted under Section 6.01 or otherwise permitted by the Required Lenders (other than Credit Agreement Refinancing Indebtedness).

“Prepayment Trigger” has the meaning assigned to such term in Section 2.11(c).

“Prime Rate” means the rate of interest per annum announced from time to time by the applicable Administrative Agent as its prime rate in effect at its principal office in New York City and notified to the Borrower; each change in the Prime Rate shall be effective from and including the date such change is announced as being effective.

“Pro Forma Basis” means, with respect to the calculation of the First Lien Net Leverage Ratio, the Total Secured Net Leverage Ratio, the Total Net Leverage Ratio, the Consolidated Interest Coverage Ratio, the amount of Consolidated EBITDA or Consolidated Total Assets or any other financial test or ratio hereunder, for purposes of determining the permissibility of asset sales, prepayments required pursuant to Section 2.11(c) and Section 2.11(d), the Applicable Margin and the commitment fees payable pursuant to Section 2.12(b), the facility fees payable pursuant to Section 2.12(b), and for any other specified purpose hereunder, and for purposes of determining compliance with the covenant under Section 6.11, in each case as of any date, that such calculation shall give pro forma effect to the Transactions and all Specified Transactions (with any such incurrence of Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) (and the application of the proceeds from any such asset sale or debt incurrence) that have occurred during the relevant testing period for which such financial test or ratio is being calculated and, except as set forth in the proviso below, during the period immediately following the Applicable Date of Determination therefor and prior to or simultaneously with the event for which the calculation of any such ratio on such date of determination is made, including pro forma adjustments arising out of events which are attributable to the Transactions or the proposed Specified Transaction, including giving effect to those specified in accordance with the definition of “Consolidated EBITDA,” in each case as certified on behalf of the Borrower by a Financial Officer of the Borrower, using, for purposes of determining such compliance with a financial test or ratio (including any incurrence test), the historical financial statements of all entities, divisions or lines or assets so acquired or sold and the consolidated financial statements of the Borrower and/or any of its Restricted Subsidiaries, calculated as if the Transactions or such Specified Transaction, and all other Specified Transactions that have been consummated during the relevant period, and any Indebtedness incurred or repaid in connection therewith, had been consummated (and the change in Consolidated EBITDA resulting therefrom) and incurred or repaid at the beginning of such period and Consolidated Total Assets shall be calculated after giving effect thereto; provided that, notwithstanding anything in this definition to the contrary, when calculating the Total Secured Net Leverage Ratio for purposes of the definition of “Applicable Margin”, the definition of “Required Percentage” and determining actual compliance (and not pro forma compliance or compliance on a Pro Forma Basis) with Section 6.11, the events described in this definition that occurred after the Applicable Date of Determination shall not be given pro forma effect.

Whenever pro forma effect is to be given to the Transactions or a Specified Transaction, the pro forma calculations shall be made in good faith by a Financial Officer of the Borrower (including adjustments for costs and charges arising out of the Transactions or the proposed Specified Transaction and the “run rate” cost savings and synergies resulting from the Transactions or such Specified Transaction that have been or are reasonably anticipated to be realizable (“run rate” means the full recurring benefit for a test period that is associated with any action taken or expected to be taken or for which a plan for realization has been established (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements), net of the amount of actual benefits realized during such test period from such actions), and any such adjustments included in the initial pro forma calculations shall continue to apply to subsequent calculations of such financial ratios or tests, including during any subsequent test periods in which the effects thereof are expected to be realizable); provided that (i) such amounts are projected by the Borrower in good faith to result from actions either taken or expected to be taken or a plan for realization shall have been established within 24 months after the end of the test period in which the Transactions or the Specified Transaction occurred and, in each case, certified by a Financial Officer of the Borrower and (ii) no amounts shall be added pursuant to this paragraph to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA for such test period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation is made had been the applicable rate for the entire test period (taking into account any interest hedging arrangements applicable to such Indebtedness). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower or the applicable Restricted Subsidiary may designate.

“Projections” has the meaning assigned to such term in Section 5.01(d).

“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“Public Lender” has the meaning assigned to such term in Section 5.01.

“Qualified Equity Interests” means any Equity Interests other than Disqualified Equity Interests.

“Qualified Securitization Financing” means any Securitization Facility of a Securitization Subsidiary that meets the following conditions: (i) the Borrower shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and its Restricted Subsidiaries; (ii) all sales of Securitization Assets and related assets by the Borrower or any Restricted Subsidiary to a Securitization Subsidiary or any other Person are made at fair market value (as determined in good faith by the Borrower); (iii) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings; and (iv) the obligations under such Securitization Facility are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower or any of its Restricted Subsidiaries (other than a Securitization Subsidiary).

“Rand” means the lawful currency of South Africa.

“Receivables Assets” means (a) any accounts receivable owed to the Borrower or a Restricted Subsidiary subject to a Receivables Facility and the proceeds thereof and (b) all collateral securing such accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with a non-recourse accounts receivable factoring arrangement and which are sold, conveyed, assigned or otherwise transferred or pledged by the Borrower to a commercial bank or an Affiliate thereof in connection with a Receivables Facility.

“Receivables Facility” means an arrangement between the Borrower or a Restricted Subsidiary and a commercial bank or an Affiliate thereof pursuant to which (a) the Borrower or such Restricted Subsidiary, as applicable, sells (directly or indirectly) to such commercial bank (or such Affiliate) accounts receivable owing by customers, together with Receivables Assets related thereto, at a maximum discount, for each such account receivable, not to exceed 10.0% of the face value thereof, (b) the obligations of the Borrower or such Restricted Subsidiary, as applicable, thereunder are non-recourse (except for Securitization Repurchase Obligations) to the Borrower and such Restricted Subsidiary and (c) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings, and shall include any guaranty in respect of such arrangement.

“Recipient” means, as applicable, (a) the Revolving Facility Administrative Agent, (b) the Term Loan Administrative Agent, (c) any Lender, (d) any Issuing Bank or (e) solely for U.S. federal withholding Tax purposes, any Beneficial Owner.

“Redemption Notice” has the meaning assigned to such term in Section 6.06.

“Refinanced Term Loans” has the meaning assigned to such term in Section 9.02(d).

“Refinancing Amendment” means an amendment to this Agreement in form reasonably satisfactory to the Borrower and executed by each of (a) the Borrower (and to the extent it directly adversely affects the rights or increases the obligations of any Administrative Agent, such Administrative Agent) and (b) each Additional Refinancing Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.21.

“Refinancing Notes” means Permitted First Priority Replacement Debt, Permitted Second Priority Replacement Debt and Permitted Unsecured Replacement Debt.

“Register” has the meaning assigned to such term in Section 9.04.

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, trustees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“Renminbi” means the lawful currency of China.

“Replacement Term Loans” has the meaning assigned to such term in Section 9.02(d).

“Repricing Transaction” means any repayment, prepayment, refinancing or replacement of all or a portion of the Initial Term Loans with the incurrence by any Loan Party of any secured term loans incurred for the primary purpose of repaying, refinancing, substituting or replacing the Term Loans (other than in connection with (x) a Change of Control or (y) a Transformative Acquisition) and having an effective Yield that is less than the Yield of the Initial Term Loans being repaid, refinanced, substituted or replaced, including as may be effected by an amendment of any provisions of this Agreement relating to the Applicable Margin or the Alternate Base Rate or Eurocurrency Rate “floors” for, or Yield of, the Term Loans.

“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Revolving Exposures, Term Loans and unused Commitments representing more than 50% of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments at such time (calculated, in each case, using the Exchange Rate in effect on the applicable date of determination). No Defaulting Lender shall be included in the calculation of Required Lenders.

“Required Percentage” means, with respect to any fiscal year of the Borrower, (a) 50%, if the Total Secured Net Leverage Ratio at the end of such fiscal year is greater than or equal to 4.00 to 1.00, (b) 25%, if the Total Secured Net Leverage Ratio at the end of such fiscal year is less than 4.00 to 1.00 but greater than or equal to 3.00 to 1.00 and (c) 0%, if the Total Secured Net Leverage Ratio at the end of such fiscal year is less than 3.00 to 1.00; provided that if any prepayments are made after the end of such fiscal year and prior to the date that is 30 Business Days after the end of such fiscal year, the Required Percentage shall be recalculated as of the date of such prepayment to give effect thereto.

“Required Revolving Lenders” means, at any time, Revolving Lenders (other than Defaulting Lenders) having Revolving Exposures and unused Revolving Commitments representing more than 50% of the aggregate Revolving Exposures and unused Revolving Commitments at such time (calculated, in each case, using the Exchange Rate in effect on the applicable date of determination). No Defaulting Lender shall be included in the calculation of Required Revolving Lenders.

“Requirement of Law” means, with respect to any Person, any statute, law, treaty, rule, regulation, order, executive order, ordinance, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” of any Person means the chief executive officer, president or any Financial Officer of such Person, and any other officer (or, in the case of any such Person that is a Foreign Subsidiary, director or managing partner or similar official) of such Person with responsibility for the administration of the obligations of such Person under this Agreement.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Equity Interests in the Borrower or any Restricted Subsidiary, or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Restricted Subsidiary, other than the payment of compensation in the ordinary course of business to holders of any such Equity Interests who are employees of the Borrower or any Restricted Subsidiary and other than payments of intercompany indebtedness permitted under this Agreement.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“Retained Declined Proceeds” has the meaning set forth in Section 2.11(g).

“Return” means, with respect to any Investment, any dividend, distribution, repayment of principal, income, profit (from a disposition or otherwise) and any other amount received or realized in respect thereof in each case that represents a return of capital.

“Revolving Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum principal aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 and (c) increased from time to time pursuant to Section 2.20. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01(b) or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as the case may be. References to the “Revolving Commitments” shall mean the Revolving Commitment of each Lender taken together. The initial aggregate principal amount of the Lenders’ Revolving Commitments on the Closing Date is the Dollar Equivalent of $250,000,000.

“Revolving Credit Facilities” means the “Revolving Commitments” and the extensions of credit made thereunder.

“Revolving Exposure” means, as to each Revolving Lender, the sum of (a) the aggregate principal amount of the Revolving Loans denominated in Dollars outstanding at such time, (b) the Dollar Equivalent of the aggregate principal amount of the Revolving Loans denominated in an Alternative Currency outstanding at such time, (c) the LC Exposure at such time, and (d) the Swingline Exposure at such time. The Revolving Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate Revolving Exposure at such time.

“Revolving Facility Administrative Agent” means JPMorgan Chase Bank, N.A., including its affiliates and subsidiaries, in its capacity as administrative agent for the Revolving Lenders hereunder, and its successors in such capacity as provided in Article VIII.

“Revolving Facility Closing Fee” has the meaning assigned to such term in Section 2.12(e).

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to clause (b) of Section 2.01.

“Revolving Maturity Date” means the fifth anniversary of the Closing Date (or if such anniversary is not a Business Day, the next preceding Business Day), but, as to any specific Revolving Commitment, as the maturity of such Revolving Commitment shall have been extended by the holder thereof in accordance with the terms hereof.

“Revolving Note” means a promissory note of the Borrower evidencing Revolving Loans made or held by a Revolving Lender, substantially in the form of Exhibit F-3.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Borrower or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Sanctions” has the meaning set forth in Section 3.19.

“S&P” means Standard & Poor’s Ratings Group, Inc. or any successor thereto.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Intercreditor Agreement” means a “junior lien” intercreditor agreement among the Collateral Agent, the Borrower and one or more Senior Representatives for holders of Permitted Second Priority Replacement Debt substantially consistent with the terms set forth on Exhibit K-2 annexed hereto together with (A) any immaterial changes and (B) material changes thereto in light of prevailing market conditions, which material changes shall be posted to the Lenders and, unless the Required Lenders shall have objected in writing to such changes within five Business Days after such posting, then the Required Lenders shall be deemed to have agreed that the Collateral Agent’s entering into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Collateral Agent’s execution thereof, in each case in form and substance reasonably satisfactory to the Collateral Agent (it being understood that junior Liens are not required to be pari passu with other junior Liens, and that Indebtedness secured by junior Liens may be secured by Liens that are pari passu with, or junior in priority to, other Liens that are junior to the Liens securing the Obligations).

“Secured Cash Management Agreement” means any Cash Management Agreement that (a) is in effect on the Closing Date between the Borrower and/or any Subsidiary and a counterparty that is any Agent or a Lender or an Affiliate of any Agent or a Lender as of the Closing Date or (b) is entered into after the Closing Date by the Borrower and/or any Subsidiary with any counterparty that is any Agent or a Lender or an Affiliate of any Agent or a Lender at the time such arrangement is entered into, and in the case of each of clauses (a) and (b) hereof, the Borrower designates in writing to each Administrative Agent that such Cash Management Agreement shall be a Secured Cash Management Agreement.

“Secured Cash Management Obligations” means all Cash Management Obligations under any Secured Cash Management Agreement.

“Secured Obligations” means, collectively, the (a) Obligations, (b) the Secured Swap Obligations and (c) the Secured Cash Management Obligations.

“Secured Parties” means, collectively, the Administrative Agents, the Collateral Agent, the Lenders and the Lender Counterparties.

“Secured Swap Agreements” means any Swap Agreement that (a) is in effect on the Closing Date between the Borrower and/or any Restricted Subsidiary and a counterparty that is an Agent or a Lender or an Affiliate of an Agent or a Lender as of the Closing Date or (b) is entered into after the Closing Date by the Borrower and/or any Restricted Subsidiary with any counterparty that is an Agent or a Lender or an Affiliate of an Agent or a Lender at the time such Swap Agreement is entered into, and the case of each of clauses (a) and (b) hereof, the Borrower designates in writing to each Administrative Agent that such Swap Agreement shall be a Secured Swap Agreement (for the avoidance of doubt, the Borrower may provide one notice to each Administrative Agent designating all Swap Agreements entered into under a specified Master Agreement as Secured Swap Agreements).

“Secured Swap Obligations” means all Swap Obligations (other than Excluded Swap Obligations) under any Secured Swap Agreement.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Securitization Asset” means (a) any accounts receivable or related assets and the proceeds thereof, in each case subject to a Securitization Facility and (b) all collateral securing such receivable or asset, all contracts and contract rights, guaranties or other obligations in respect of such receivable or asset, lockbox accounts and records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted), together with accounts or assets in a securitization financing and which in the case of clause (a) and (b) above are sold, conveyed, assigned or otherwise transferred or pledged by the Borrower or any Restricted Subsidiary in connection with a Qualified Securitization Financing.

“Securitization Facility” means any transaction or series of securitization financings that may be entered into by the Borrower or any of its Restricted Subsidiaries pursuant to which the Borrower or any of its Restricted Subsidiaries may sell, convey or otherwise transfer, or may grant a security interest in, Securitization Assets to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells such Securitization Assets to a Person that is not a Restricted Subsidiary, or may grant a security interest in, any Securitization Assets of the Borrower or any of its Subsidiaries.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest therein issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not a Restricted Subsidiary in connection with, any Qualified Securitization Financing or a Receivables Facility.

“Securitization Repurchase Obligation” means any obligation of a seller (or any guaranty of such obligation) of Securitization Assets or Receivables Assets in a Qualified Securitization Financing or a Receivables Facility to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including, without limitation, as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means any Subsidiary of the Borrower in each case formed for the purpose of and that solely engages in one or more Qualified Securitization Financings and other activities reasonably related thereto or another Person formed for the purpose of engaging in a Qualified Securitization Financing in which the Borrower or any Subsidiary of the Borrower makes an Investment and to which the Borrower or any Subsidiary of the Borrower transfers Securitization Assets and related assets.

“Security Documents” means the Collateral Agreement, the Mortgages (if any), each of the agreements listed on Schedule 5.11(c) executed and delivered by the Loan Parties party thereto and the Collateral Agent on the Closing Date, and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.10 or Section 5.11 to secure the Secured Obligations.

“Seller” has the meaning assigned to such term in the preamble to this Agreement.

“Senior Co-Managers” means RBS Citizens N.A. and HSBC Securities (USA) Inc., each in its capacity as a senior co-manager in respect of the credit facilities provided herein.

“Senior Notes” means the Borrower’s $1,050,000,000 7.25% Senior Notes due 2022 issued pursuant to the Senior Notes Indenture on October 15, 2014.

“Senior Notes Indenture” means the indenture, dated as of October 15, 2014 by and between the Borrower and U.S. Bank, National Association, as trustee.

“Senior Representative” means, with respect to any series of Permitted First Priority Replacement Debt or Permitted Second Priority Replacement Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Singapore Dollars” means the lawful currency of Singapore.

“Software” means any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and all documentation including user manuals and other training documentation related to any of the foregoing.

“Solvent” means, with respect to the Borrower and its Restricted Subsidiaries, on a consolidated basis, that as of the date of determination: (a) the fair value of the assets (on a going concern basis) of the Borrower and its Restricted Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property (on a going concern basis) of the Borrower and its Restricted Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business; (c) the Borrower and its Restricted Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business; and (d) the Borrower and its Restricted Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business contemplated as of the date hereof for which they have unreasonably small capital. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“Solvency Certificate” means the solvency certificate executed and delivered by a Financial Officer of the Borrower on the Closing Date, substantially in the form of Exhibit C.

“Specified Acquisition Agreement Representations” means the representations made by or on behalf of the Seller or the Acquired Business in the Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that the Borrower (or any of its Affiliates) have the right to terminate the Borrower’s (or its) obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement.

“Specified Representations” means the representations and warranties made by the Borrower and the Subsidiary Loan Parties, as applicable, set forth in Sections 3.01(a) and (b)(ii), Section 3.02, Section 3.03(b), Section 3.08, Section 3.14, Section 3.15, Section 3.18 (subject to the proviso in Section 4.01(a) and without giving effect to any representation regarding priority of such security interest) and Section 3.19 (solely with respect to use of proceeds in the case of any representation in Section 3.19(a) or (b)).

“Specified Transaction” means any (a) disposition of all or substantially all the assets of or all the Equity Interests of any Restricted Subsidiary of the Borrower or of any product line, business unit, line of business or division of the Borrower or any of the Restricted Subsidiaries of the Borrower for which historical financial statements are available, (b) Permitted Acquisition, (c) Investment that results in a Person becoming a Restricted Subsidiary of the Borrower (which, for purposes hereof, shall be deemed to also include (1) the merger, consolidation, liquidation or similar amalgamation of any Person into the Borrower or any Restricted Subsidiary, so long as the Borrower or such Restricted Subsidiary is the surviving Person, and (2) the transfer of all or substantially all of the assets of a Person to the Borrower or any Restricted Subsidiary), (d) designation of any Restricted Subsidiary as an Unrestricted Subsidiary, or of any Unrestricted Subsidiary as a Restricted Subsidiary or (e) the proposed incurrence of Indebtedness or making of a Restricted Payment or payment in respect of Indebtedness in respect of which compliance with any financial ratio is by the terms of this Agreement required to be calculated on a Pro Forma Basis.

“SPV” has the meaning assigned to such term in Section 9.04.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower which the Borrower has determined in good faith to be customary in a Securitization Facility, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking or, in the case of a Receivables Facility, a non-credit related recourse accounts receivables factoring arrangement.

“Sterling” or “£” means the lawful currency of the United Kingdom.

“Subject Loans” has the meaning assigned to such term in Section 2.11(i).

“Subordinated Indebtedness” means Indebtedness incurred by a Loan Party that is contractually subordinated in right of payment to the prior payment of all Obligations of such Loan Party under the Loan Documents.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, company, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power for the election of the members of the governing body or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned or controlled by the parent and/or one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Guaranty” means the Subsidiary Guaranty executed and delivered by the Subsidiary Loan Parties on the Closing Date substantially in the form of Exhibit E, together with each supplement to the Subsidiary Guaranty in respect of the Secured Obligations delivered pursuant to Section 5.10.

“Subsidiary Loan Party” means any Domestic Restricted Subsidiary that has Guaranteed the Obligations pursuant to the Subsidiary Guaranty; provided that no Domestic Restricted Subsidiary that is an Excluded Subsidiary shall be required to Guarantee the Obligations.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward contracts, future contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, repurchase agreements, reverse repurchase agreements, sell buy back and buy sell back agreements, and securities lending and borrowing agreements or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Secured Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Secured Swap Agreements, (a) for any date on or after the date such Secured Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark to market value(s) for such Secured Swap Agreements, as determined by the Lender Counterparty and the Borrower in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market values under similar arrangements by the Lender Counterparty and the Borrower.

“Swedish Krona” means the lawful currency of Sweden.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04(a).

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is designed to permit the lessee (a) to treat such lease as an operating lease, or not to reflect the leased property on the lessee’s balance sheet, under GAAP and (b) to claim depreciation on such property for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Synthetic Lease, and the amount of such obligations shall be equal to the sum (without duplication) of (a) the capitalized amount thereof that would appear on a balance sheet of such Person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations and (b) the amount payable by such Person as the purchase price for the property subject to such lease assuming the lessee exercises the option to purchase such property at the end of the term of such lease.

“Target Person” has the meaning assigned to such term in Section 6.04.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, other charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make a Term Loan hereunder on the Closing Date, expressed as an amount representing the maximum principal amount of the Term Loans to be made by such Term Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Term Lender pursuant to Section 9.04. The initial amount of each Term Lender’s Term Commitment is set forth on Schedule 2.01(a). The aggregate principal amount of the Term Commitments is $2,200,000,000.

“Termination Date” means the date upon which (i) all of the Obligations (other than (A) as set forth in clause (ii) and (B) contingent indemnification obligations not yet due and payable) have been paid in full, (ii) all Letters of Credit have been cancelled, Cash Collateralized or otherwise backstopped on terms reasonably satisfactory to the Issuing Bank (including by “grandfathering” on terms reasonably acceptable to the Issuing Bank of the applicable Letters of Credit into a future credit facility) and (iii) all Commitments have expired or been terminated.

“Term Lender” means a Lender with an outstanding Term Loan Commitment or an outstanding Term Loan.

“Term Loan Administrative Agent” means Morgan Stanley Senior Funding, Inc., in its capacity as administrative agent for the Term Lenders hereunder, and its successors in such capacity as provided in Article VIII.

“Term Loan Closing Fee” has the meaning assigned to such term in Section 2.12(f).

“Term Loan Exchange Effective Date” has the meaning set forth in Section 2.25(a).

“Term Loan Exchange Notes” has the meaning assigned to such term in Section 2.25(a).

“Term Loan Maturity Date” means, with respect to (a) the Initial Term Loans, the seventh anniversary of the Closing Date (or if such anniversary is not a Business Day, the next preceding Business Day) and (b) any Incremental Term Loan, Other Term Loan or Extended Term Loan, as provided in the respective documentation therefor, but, as to any specific Term Loan, as the maturity of such Term Loan shall have been extended by the holder thereof in accordance with the terms hereof.

“Term Loans” means, collectively, the Initial Term Loan and, unless the context otherwise requires, any Incremental Term Loan, Other Term Loan or Extended Term Loan, in each case, made to the Borrower.

“Term Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit F-1 or Exhibit F-2 hereto, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Term Loans made by such Lender.

“Title Company” means one or more title insurance companies reasonably satisfactory to the Administrative Agents.

“Total Indebtedness” means, as of any date, the aggregate outstanding principal amount of funded Indebtedness of the Borrower and its Restricted Subsidiaries, on a consolidated basis, for borrowed money, Capital Lease Obligations and purchase money Indebtedness (other than any intercompany indebtedness). Total Indebtedness shall exclude, for the avoidance of doubt, Indebtedness in respect of any Receivables Facility or Qualified Securitization Financing (except to the extent that any such Receivables Facility or Qualified Securitization Financing constitutes Indebtedness for borrowed money, as determined in accordance with GAAP, of the Borrower and its Restricted Subsidiaries) or Cash Management Services.

“Total Net Leverage Ratio” means, on any date of determination, the ratio of (a) Total Indebtedness, less the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries as of such date (but including any amounts held by or for the benefit of the Borrower or Domestic Restricted Subsidiaries for the purpose of repurchasing, redeeming or otherwise acquiring the Senior Notes) to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended on or prior such date of determination for which financial statements have been furnished pursuant to Section 5.01.

“Total Secured Net Leverage Ratio” means, on any date of determination, the ratio of (a) Total Indebtedness as of such date that is secured by Liens on any Collateral, less the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries as of such date (but including any amounts held by or for the benefit of the Borrower or Domestic Restricted Subsidiaries for the purpose of repurchasing, redeeming or otherwise acquiring the Senior Notes) to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended on or prior such date of determination for which financial statements have been furnished pursuant to Section 5.01.

“Transaction Costs” means all premiums, fees, costs and expenses incurred or payable by or on behalf of the Borrower or any Restricted Subsidiary in connection with the Transactions (including, without limitation, any bonuses and any loan forgiveness and associated tax gross up payments and fees, costs and expenses associated with settling any claims or actions arising from a dissenting stockholder exercising its appraisal rights in respect of the Closing Date Acquisition) or in connection with the negotiation, execution, delivery and performance of the Loan Documents and the transactions contemplated thereby, including to fund any original issue discount, upfront fees or legal fees and to grant and perfect any security interests.

“Transactions” means (a) the borrowing of the Loans hereunder on the Closing Date, (b) the issuance of Senior Notes on the Closing Date, (c) the Closing Date Acquisition, (d) the refinancing of certain Indebtedness of the Acquired Business outstanding on the Closing Date and (e) the payment of Transaction Costs.

“Transformative Acquisition” means any acquisition by the Borrower or any Restricted Subsidiary that is (a) not permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition or (b) if permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition, would not provide the Borrower and its Restricted Subsidiaries with adequate flexibility under the Loan Documents for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurocurrency Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

“Undisclosed Administration” means in relation to a Lender or its parent company the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company, as the case may be, is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Unfunded Pension Liability” means, with respect to any Plan at any time, the amount of any of its unfunded benefit liabilities as defined in Section 4001(a)(18) of ERISA.

“Unrestricted Additional Term Notes” means first priority senior secured notes and/or junior lien secured notes and/or unsecured notes, in each case issued pursuant to an indenture, note purchase agreement or other agreement and in lieu of the incurrence of Unrestricted Incremental First Lien Indebtedness; provided that (a) such Unrestricted Additional Term Notes rank pari passu or junior in right of payment and (if secured) of security with the corresponding Class of Term Loans of the Borrower and Commitments hereunder, (b) the Unrestricted Additional Term Notes have a final maturity date that is on or after the then existing Latest Maturity Date with respect to the Term Loans of the corresponding Class and a Weighted Average Life to Maturity (without giving effect to nominal amortization for periods where amortization has been eliminated as a result of a prepayment of the applicable Term Loans) equal to or longer than the remaining Weighted Average Life to Maturity of the corresponding Class of the then existing Term Loans (without giving effect to nominal amortization for periods where amortization has been eliminated as a result of a prepayment of the applicable Term Loans), (c) the covenants, events of default and other terms of which (other than maturity, fees, discounts, interest rate, redemption terms and redemption premiums, which shall be determined in good faith by the Borrower) of such Unrestricted Additional Term Notes, shall be on market terms at the time of issuance (as determined in good faith by the Borrower) of the Unrestricted Additional Term Notes; provided that the Additional Term Notes shall not have the benefit of any financial maintenance covenant unless (x) the Term Loans have the benefit of such financial maintenance covenant on the same terms or (y) the Term Loans have in the future been provided with the benefit of a financial maintenance covenant, in which case such Additional Term Notes issued after such future date may be provided with the benefit of the same financial maintenance covenant on the same terms, (d) no Restricted Subsidiary is a borrower or a guarantor with respect to such Indebtedness unless such Restricted Subsidiary is a Loan Party which shall have previously or substantially concurrently guaranteed or borrowed, as applicable, the Obligations, (e) if such Unrestricted Additional Term Notes are secured, (i) the obligations in respect thereof shall not be secured by liens on the assets of the Borrower and the Restricted Subsidiaries, other than assets constituting Collateral, (ii) all security therefor shall be granted pursuant to documentation that is not more restrictive than the Security Documents in any material respect or, if the Liens are pari passu with the Obligations, pursuant to amendments to the Security Documents reasonably acceptable to the Administrative Agents, in each case taken as a whole (as determined by the Borrower) and (iii) it shall be subject to a customary intercreditor agreement with the Collateral Agent substantially consistent with the terms set forth on Exhibit K-1 or K-2 annexed hereto together with (A) any immaterial changes or (B) material changes thereto in light of prevailing market conditions, which material changes shall be posted to the Lenders and, unless the Required Lenders shall have objected in writing to such changes within five Business Days after such posting, then the Required Lenders shall be deemed to have agreed that the Collateral Agent’s entering into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Collateral Agent’s execution thereof, in each case in form and substance reasonably satisfactory to the Collateral Agent (it being understood that junior Liens are not required to be pari passu with other junior Liens, and that Indebtedness secured by junior Liens may be secured by Liens that are pari passu with, or junior in priority to, other Liens that are junior to the Liens securing the Obligations, as applicable) and (f) any Unrestricted Additional Term Notes issued shall reduce or be counted against, on a dollar-for-dollar basis, the amount available to be drawn as Unrestricted Incremental First Lien Indebtedness (it being understood that the Borrower may redesignate any such Indebtedness originally designated as Unrestricted Additional Term Notes as Additional Term Notes if at the time of such redesignation, the Borrower would be permitted to incur the aggregate principal amount of Indebtedness being so redesignated in accordance with the definition thereof (for purpose of clarity, with any such redesignation having the effect of increasing the Borrower’s ability to incur Unrestricted Incremental First Lien Indebtedness as of the date of such redesignation by the amount of such Indebtedness so redesignated)).

“Unrestricted Incremental First Lien Indebtedness” has the meaning assigned to such term in Section 2.20.

“Unrestricted Subsidiary” means (a) a Subsidiary of the Borrower designated as an “Unrestricted Subsidiary” on Schedule 1.04 and any Subsidiary designated as an “Unrestricted Subsidiary” from time to time pursuant to Section 5.12 and (b) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Prime Rate” means the rate of interest published by The Wall Street Journal (eastern edition), from time to time, as the “U.S. Prime Rate”.

“U.S. Tax Certificate” has the meaning assigned to such term in Section 2.17(e)(ii)(D).

“Weighted Average Life to Maturity” means, when applied to any amortizing Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“wholly owned Subsidiary” or “wholly owned subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (x) directors’ qualifying shares or (y) shares issued to foreign nationals to the extent required by applicable law) are, as of such date, owned, controlled or held by such Person or one or more wholly owned subsidiaries of such Person or by such Person and one or more wholly owned subsidiaries of such Person. For the avoidance of doubt, “wholly owned Restricted Subsidiary” means a wholly owned Subsidiary that is a Restricted Subsidiary.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Yen” or “¥” means the lawful currency of Japan.

“Yield” means, with respect to any Loan, Revolving Commitment, or Repricing Transaction, as the case may be, on any date of determination as calculated by the applicable Administrative Agent, (a) any interest rate margin, (b) increases in interest rate floors (but only to the extent that an increase in the interest rate floor with respect to Initial Term Loans or the implementation of an interest floor with respect to Initial Revolving Loans, as the case may be, would cause an increase in the interest rate then in effect at the time of determination hereunder, and, in such case, then the interest rate floor (but not the interest rate margin solely for determinations under this clause (b)) applicable to such Initial Term Loans and Initial Revolving Loans, as the case may be, shall be increased to the extent of such differential between interest rate floors), (c) original issue discount and (d) upfront fees paid generally to all Persons providing such Loan or Commitment (with original issue discount and upfront fees being equated to interest based on the shorter of (x) the Weighted Average Life to Maturity of such Loans and (y) four years), but exclusive of any arrangement, structuring, underwriting or similar fee paid to any Person in connection therewith that are not shared generally with all Persons providing such Loan or Commitment.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Loan Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan Borrowing”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (including pursuant to any permitted refinancing, extension, renewal, replacement, restructuring or increase (in each case, whether pursuant to one or more agreements or with different lenders or different agents), but subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (f) any reference to any Requirement of Law shall, unless otherwise specified, refer to such Requirement of Law as amended, modified or supplemented from time to time and shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law, (g) the phrase “for the term of this Agreement” and any similar phrases shall mean the period beginning on the Closing Date and ending on the Latest Maturity Date, the term “manifest error” shall be deemed to include any clearly demonstrable error whether or not obvious on the face of the document containing such error and (h) all references to “knowledge” or “awareness” of any Loan Party or a Restricted Subsidiary thereof means the actual knowledge of a Responsible Officer of a Loan Party or such Restricted Subsidiary. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agents agree to enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s and the Subsidiaries’ consolidated financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agents and the Required Lenders, all financial ratios, covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

Notwithstanding anything in this Agreement to the contrary, any change in GAAP or the application or interpretation thereof that would require operating leases to be treated similarly as a capital lease shall not be given effect in the definitions of Indebtedness or Liens or any related definitions or in the computation of any financial ratio or requirement.

Section 1.05 Pro Forma Calculations. With respect to any period during which the Transactions or any Specified Transaction occurs, for purposes of determining the Applicable Margin in respect of such period, calculation of the Consolidated Interest Coverage Ratio, Total Net Leverage Ratio, Total Secured Net Leverage Ratio, First Lien Net Leverage Ratio, Consolidated EBITDA and Consolidated Total Assets or for any other purpose hereunder, with respect to such period shall be made on a Pro Forma Basis.

Section 1.06 Currency Translation.

(a) For purposes of determining compliance as of any date after the Closing Date with Section 5.12, Section 6.01, Section 6.02, Section 6.03, Section 6.04, Section 6.05, Section 6.06, Section 6.07, or Section 6.11, or for purposes of making any determination under Section 7.01(f), (g), (j) or (l), or for any other specified purpose hereunder, amounts incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the exchange rates in effect on the last Business Day of the fiscal quarter immediately preceding the fiscal quarter in which such determination occurs or in respect of which such determination is being made, as such exchange rates shall be determined in good faith by the Borrower by reference to customary indices; provided that for purposes of determining compliance with the First Lien Net Leverage Ratio, Total Secured Net Leverage Ratio, Total Net Leverage Ratio or Consolidated Interest Coverage Ratio on any date of determination, amounts denominated in a currency other than Dollars will be translated into Dollars (i) with respect to income statement items, at the currency exchange rates used in calculating Consolidated Net Income in the Borrower’s latest financial statements delivered pursuant to Section 5.01(a) or (b) and (ii) with respect to balance sheet items, at the currency exchange rates used in calculating balance sheet items in the Borrower’s latest financial statements delivered pursuant to Section 5.01(a) or (b) and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Swap Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar Equivalent of such Indebtedness. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in Dollars in Section 5.12, Section 6.01, Section 6.02, Section 6.03, Section 6.04, Section 6.05, Section 6.06, Section 6.07, Section 6.11 or Section 7.01(f), (g), (j) or (l), being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the last day of the fiscal quarter immediately preceding the fiscal quarter in which such determination occurs or in respect of which such determination is being made.

(b) The Revolving Facility Administrative Agent (or the Issuing Bank, to the extent otherwise set forth in this Agreement) shall determine the Dollar Equivalent of any Letter of Credit denominated in an Alternative Currency as of (i) each date (with such date to be reasonably determined by the Revolving Facility Administrative Agent or Issuing Bank, as applicable) that is on or about the date of each request for the issuance, amendment, renewal or extension of any Letter of Credit, (ii) each date on which the Dollar Equivalent in respect of any Borrowing is determined pursuant to paragraph (c) of this Section, and (iii) from time to time with notice to the Borrower in its reasonable discretion, and each such amount shall be the Dollar Equivalent of such Letter of Credit until the next required calculation thereof pursuant to this Section 1.06(b).

(c) The Revolving Facility Administrative Agent shall determine the Dollar Equivalent of any Borrowing denominated in an Alternative Currency as of (i) each date (with such date to be reasonably determined by the Revolving Facility Administrative Agent) that is on or about the date of a Borrowing Request or Interest Election Request or the beginning of each Interest Period with respect to any Borrowing, (ii) each date on which the Dollar Equivalent in respect of any Letter of Credit is determined pursuant to paragraph (b) of this Section, (iii) each date of determination of the rates specified under the heading “Commitment Fee Rate” in the definition of “Applicable Margin” and (iv) from time to time with notice to the Borrower in its reasonable discretion, and each such amount shall be the Dollar Equivalent of such Borrowing until the next required calculation thereof pursuant to this Section 1.06(c).

(d) The Dollar Equivalent of any LC Disbursement made by the Issuing Bank in an Alternative Currency and not reimbursed by the Borrower shall be determined as set forth in Section 2.05(d) or (e), as applicable.

(e) The Revolving Facility Administrative Agent (or the Issuing Bank, as applicable) shall notify the Borrower, the applicable Lenders and, as applicable, the Issuing Bank, of each calculation of the Dollar Equivalent of each Letter of Credit, Borrowing and LC Disbursement.

Section 1.07 Rounding. Any financial ratios required to be maintained pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding- up for five). For example, if the relevant ratio is to be calculated to the hundredth decimal place and the calculation of the ratio is 5.125, the ratio will be rounded up to 5.13.

Section 1.08 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

Section 1.09 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Application related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by any reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

Section 1.10 Certifications. All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by such a Person in his or her capacity solely as an officer or a representative of such Loan Party, on such Loan Party’s behalf and not in such Person’s individual capacity.

Section 1.11 Compliance with Article VI. In the event that any Lien, Investment or Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof) meets the criteria of one or more than one of the categories of transactions then permitted pursuant to any clause of such Sections in Article VI, the Borrower, in its sole discretion, may classify or reclassify (or later divide, classify or reclassify) such transaction and shall only be required to include the amount and type of such transaction in one of such clauses.

ARTICLE II

The Credits

Section 2.01 Commitments. Subject to the terms and express conditions set forth herein, (a) each applicable Term Lender severally agrees to make a Term Loan to the Borrower on the Closing Date in Dollars in an aggregate principal amount equal to its Term Commitment and (b) each Revolving Lender severally agrees to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period in Dollars, and in an Alternative Currency in an aggregate principal amount such that its Revolving Exposure will not exceed its Revolving Commitment. Within the foregoing limits and subject to the terms and express conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans (without premium or penalty). Amounts repaid or prepaid in respect of Term Loans may not be reborrowed. The Term Commitments will terminate in full upon the making of the Loans referred to in clause (a) above.

Section 2.02 Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class, Type and currency made to the Borrower by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, (i) each Revolving Loan Borrowing denominated in an Alternative Currency shall be comprised entirely of Eurocurrency Loans and (ii) each Revolving Loan Borrowing denominated in Dollars and each Term Loan Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $2,000,000. At the time that each ABR Revolving Loan Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. Borrowings of more than one Type and Class may be outstanding at the same time, provided that there shall not at any time be more than a total of 10 Eurocurrency Borrowings outstanding plus up to an additional 3 Interest Periods in respect of each (i) Incremental Facility, (ii) Extended Term Loans and Extended Revolving Commitments, and (iii) Other Term Loans and Other Revolving Loans. Each Swingline Loan shall be in an amount that is an integral multiple of $250,000 and not less than $500,000. Notwithstanding anything to the contrary herein, the Revolving Loans comprising any Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate Revolving Commitments. Borrowings of more than one Type and Class may be outstanding at the same time.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Revolving Maturity Date (in the case of such Revolving Loan) or the Term Loan Maturity Date applicable to such Borrowing (in the case of such Term Loan), as the case may be.

(e) The obligations of the Revolving Lenders hereunder to make Revolving Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 9.03(c) are several and not joint (it being understood that the foregoing shall in no way be in derogation of the reallocation of participations in Letters of Credit among the Revolving Lenders contemplated by Section 2.22(a)(iv)).

Section 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the applicable Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, two Business Days before the date of the proposed Borrowing, (b) in the case of a Eurocurrency Borrowing denominated in Euros, Sterling or Canadian Dollars, not later than 1:00 p.m., London time, three Business Days before the date of the proposed Borrowing, (c) in the case of a Eurocurrency Borrowing denominated in any other Alternative Currency, no later than 1:00 p.m., London time, four Business Days before the date of the proposed Borrowing (or a shorter notice period to be agreed between the Borrower and the Revolving Facility Administrative Agent at the time any Alternative Currency is specified other than the Alternative Currencies provided for in clauses (a) and (b)) or (d) in the case of an ABR Borrowing, not later than 12:00 p.m., New York City time, on the date of the proposed Borrowing; provided that any notice of a Borrowing to be made on the Closing Date (whether a Eurocurrency Borrowing or ABR Borrowing or denominated in an Alternative Currency) may be given not later than 11:00 a.m. New York City time (or such later time as the applicable Administrative Agent may reasonably agree), one Business Day prior to the date of the proposed Borrowing, which notice may be subject to the effectiveness of the Credit Agreement. Each such telephonic Borrowing Request shall be confirmed promptly by hand delivery, electronic communication (including Adobe pdf file) or facsimile to the applicable Administrative Agent of a written Borrowing Request signed by

Borrower. Each such telephonic and written Borrowing Request shall specify the following information:

(i) the Class of such Borrowing;

(ii) the currency and aggregate amount of such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period;”

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06; and

(vii) in the case of a Borrowing Request made in respect of a Revolving Loan Borrowing (other than a Revolving Loan Borrowing made on the Closing Date), that as of such date the express conditions in Section 4.02(a) and (b) are satisfied (or waived).

If no currency is specified with respect to any Eurocurrency Borrowing, the Borrower shall be deemed to have selected Dollars. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be (A) in the case of a Borrowing denominated in Dollars, an ABR Borrowing and (B) in the case of a Borrowing denominated in an Alternative Currency, a Eurocurrency Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Revolving Facility Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender may, in its sole discretion, make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $30,000,000 or (ii) the aggregate amount of the Revolving Exposure exceeding the aggregate amount of the Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Revolving Facility Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Revolving Facility Administrative

Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall either (i) notify the Borrower that it has elected not to make such Swingline Loan or (ii) make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank), in each case by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Revolving Facility Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Revolving Facility Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Revolving Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Revolving Facility Administrative Agent, for the account of the Swingline Lender, such Revolving Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Revolving Facility Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Revolving Facility Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Revolving Facility Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Revolving Facility Administrative Agent; any such amounts received by the Revolving Facility Administrative Agent shall be promptly remitted by the Revolving Facility Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to Revolving Facility Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

Section 2.05 Letters of Credit.

(a) General. Upon satisfaction of the express conditions specified in Section 4.01 on or prior to the Closing Date, each Existing Letter of Credit will, automatically and without any action on the part of any Person, be deemed to be a Letter of Credit issued under the Revolving Facility for all purposes of this Agreement and the other Loan Documents. Subject to the terms and express conditions set forth herein, the Borrower may request the issuance of (and the Issuing Bank shall issue) standby Letters of Credit for its own account (or, so long as the Borrower is the primary obligor, for the account of any Subsidiary), in a form reasonably acceptable to the Issuing Bank, at any time and from time to time prior to the date 30 days prior to the end of the Revolving Availability Period.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.

(i) To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication reasonably acceptable to the Issuing Bank) to the Issuing Bank and the Revolving Facility Administrative Agent (not later than 12:00 p.m., New York City time, at least two (2) Business Days in advance or a shorter time period if approved by the Issuing Bank in its reasonable discretion, of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the currency in which such Letter of Credit is to be denominated, the name and address of the beneficiary thereof, the documents to be presented by such beneficiary in case of any drawing thereunder, the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder, such other matters as the Issuing Bank may reasonably require and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if, after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed the LC Sublimit, (ii) the Alternative Currency LC Exposure shall not exceed the Alternative Currency LC Sublimit, and (iii) the aggregate Revolving Exposure shall not exceed the aggregate Revolving Commitments.

(ii) Promptly after receipt of any such request pursuant to Section 2.05(b)(i), the Issuing Bank will confirm with the Revolving Facility Administrative Agent (by telephone or in writing) that the Revolving Facility Administrative Agent has received a copy of such request from the Borrower and, if not, the Issuing Bank will provide the Revolving Facility Administrative Agent with a copy thereof. Unless the Issuing Bank has received written notice from any Revolving Lender, the Revolving Facility Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable express conditions contained in Section 4.02 shall not then be satisfied, then, subject to the terms and express conditions hereof, the Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Restricted Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Bank’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) The Issuing Bank shall not be under any obligation to issue or renew any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms enjoin or restrain the Issuing Bank from issuing the Letter of Credit, or any law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) in each case not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which the Issuing Bank is not otherwise compensated hereunder);

(B) the issuance of such Letter of Credit would violate (x) any laws binding upon or otherwise applicable to the Issuing Bank or (y) one or more policies of the Issuing Bank regarding completion of customary “know your customer” requirements on the beneficiary of such Letter of Credit and any Subsidiary of the Borrower that is a co-applicant for such Letter of Credit;

(C) the Letter of Credit is to be denominated in a currency other than Dollars, an Alternative Currency, unless otherwise agreed by the Issuing Bank and the Revolving Facility Administrative Agent;

(D) it is not required to do so pursuant to Section 2.22(c); or

(E) the date of issuance of such Letter of Credit is on or after 30 days prior to the Revolving Maturity Date.

(iv) The Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) the Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(v) The Issuing Bank shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Bank shall have all of the benefits and immunities (A) provided to the Revolving Facility Administrative Agent in Article VIII with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and Letter of Credit Application pertaining to such Letters of Credit as fully as if the term “Revolving Facility Administrative Agent” as used in Article VIII included the Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Bank.

(vi) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Bank will also deliver to the Borrower and the Revolving Facility Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the Letter of Credit Expiration Date, provided if the Borrower so requests in any applicable Letter of Credit Application, the Issuing Bank shall agree to issue a standby Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, the Borrower shall not be required to make a specific request to the Issuing Bank for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that the Issuing Bank shall not permit any such renewal if (A) the Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.05(b)(ii) or otherwise), or (B) it has received notice (which may be by telephone, followed promptly in writing, or in writing) on or before the day that is thirty (30) days before the Nonrenewal Notice Date from the Revolving Facility Administrative Agent or any Revolving Lender, as applicable, or the Borrower that one or more of the applicable express conditions specified in Section 4.02 is not then satisfied (or waived), and provided further that, if agreed to by the Issuing Bank in its sole discretion, a Letter of Credit may, upon the request of the Borrower, be renewed for a period beyond the date that is the Revolving Maturity Date if, at the time of such request or such other time as may be agreed by the Issuing Bank, such Letter of Credit has become subject to Cash Collateralization or other arrangements satisfactory to the Issuing Bank.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, (x) each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Revolving Facility Administrative Agent, for the account of the Issuing Bank, in Dollars, such Revolving Lender’s Applicable Percentage of (i) each LC Disbursement in respect of any Letter of Credit made by the Issuing Bank in Dollars and (ii) the Dollar Equivalent, using the Exchange Rate on the date such payment is required, of each LC Disbursement in respect of any Letter of Credit made by the Issuing Bank in an Alternative Currency and, in each case, not reimbursed by the Borrower on the date due as provided in Section 2.05(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall honor a Letter of Credit drawing presented under a Letter of Credit, the Borrower shall reimburse such Letter of Credit honored by paying to the Revolving Facility Administrative Agent an amount equal to the Dollar Equivalent, calculated using the Exchange Rate when such payment is due, of such LC Disbursement in Dollars not later than 1:00 p.m., New York City time, on the first Business Day succeeding the date on which the Issuing Bank notifies the Borrower in writing of such Letter of Credit honoring, provided that, if such LC Disbursement is not less than $500,000, the Borrower may, subject to the express conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with a Revolving Loan Borrowing or Swingline Loan of the same Class in an amount equal to the Dollar Equivalent, calculated using the Exchange Rate on the date when such payment is due, of such LC Disbursement and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Loan Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, then the Revolving Facility Administrative Agent shall notify each Revolving Lender of the Dollar Equivalent of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Revolving Facility Administrative Agent in Dollars its Applicable Percentage of the Dollar Equivalent of the payment then due from the Borrower (such payment from such Revolving Lender to be made on demand with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Bank at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Issuing Bank in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Issuing Bank in connection with the foregoing), in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lender), and the Revolving Facility Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lender. Promptly following receipt by the Revolving Facility Administrative Agent of any payment from the Borrower pursuant to this paragraph, such Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Revolving Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Repayment of Participations.

(i) At any time after the Issuing Bank has made an LC Disbursement and has received from any Revolving Lender such Revolving Lender’s payment in respect of such LC Disbursement pursuant to Section 2.05(e), if the Revolving Facility Administrative Agent receives for the account of the Issuing Bank any payment in respect of the related LC Disbursement or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Revolving Facility Administrative Agent in accordance with this Agreement), such Administrative Agent will distribute in Dollars to such Revolving Lender the Dollar Equivalent its Applicable Percentage thereof.

(ii) If any payment received by the Revolving Facility Administrative Agent for the account of the Issuing Bank pursuant to Section 2.05(e) is required to be returned under any of the circumstances described in Section 9.08 (including pursuant to any settlement entered into by the Issuing Bank in its discretion), each Revolving Lender shall pay to such Administrative Agent for the account of the Issuing Bank in Dollars the Dollar Equivalent of its Applicable Percentage thereof on demand of such Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause (ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(g) Obligations Absolute. The Borrower’s obligations to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any of its Restricted Subsidiaries or in the relevant currency markets generally, or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder (other than the defense of payment or performance). Neither the Revolving Facility Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank, provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of bad faith, gross negligence, material breach of its obligations as an Issuing Bank hereunder, or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction) and compliance by the Issuing Bank with the applicable standards of care set forth in the Uniform Commercial Code in the State of New York, the Issuing Bank shall be deemed to have exercised care in each such determination as Issuing Bank. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, and any such acceptance or refusal shall be deemed not to constitute bad faith, gross negligence or willful misconduct.

(h) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Revolving Facility Administrative Agent and the Borrower of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder, provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lender with respect to any such LC Disbursement in accordance with Section 2.05(e).

(i) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full as set forth in Section 2.05(e), the unpaid amount thereof shall bear interest, for each day from and including the first Business Day after receipt of notice to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.05(e), then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.05(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(j) Role of Issuing Bank. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Bank, the Revolving Facility Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Bank shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders, the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.

(k) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Revolving Facility Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Revolving Facility Administrative Agent shall notify the Lenders of any replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(c). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(l) Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, the Borrower or any Subsidiary, the Borrower shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of the Borrower and/or any Subsidiaries of the Borrower inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(m) Applicability of ISP and UCP. Unless otherwise expressly agreed by the Issuing Bank and the Borrower, when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit

(n) Conflict with Letter of Credit Application. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control, and any grant of a security interest in any form of Letter of Credit Application or other agreement shall be null and void.

(o) Provisions Related to Extended Revolving Commitments. If, after the date hereof, there shall be more than one tranche of Revolving Commitments, and if the maturity date in respect of any tranche of Revolving Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other tranches of Revolving Commitments in respect of which the maturity date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Section 2.05(c)) under (and ratably participated in by Lenders pursuant to) the Revolving Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.05(c) or otherwise backstop such Letter of Credit on terms reasonably satisfactory to the Issuing Bank. If, for any reason, such Cash Collateral is not provided or the reallocation does not occur, the Revolving Lenders under the maturing tranche shall continue to be responsible for their participating interests in the Letters of Credit. Except to the extent of reallocations of participations pursuant to clause (i) of the second preceding sentence, the occurrence of a maturity date with respect to a given tranche of Revolving Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Lenders in any Letter of Credit issued before such maturity date. Commencing with the maturity date of any tranche of Revolving Commitments, the sublimit for Letters of Credit shall be agreed with the Lenders under the extended tranches.

(p) Addition of an Issuing Bank. A Revolving Lender (or any of its Subsidiaries or Affiliates) may become an additional Issuing Bank hereunder pursuant to a written agreement among the Borrower, the Revolving Facility Administrative Agent and such Revolving Lender. The Revolving Facility Administrative Agent shall notify the Revolving Lenders of any such additional Issuing Bank.

Section 2.06 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by (i) 1:00 p.m., New York City time, in the case of a Eurocurrency Borrowing denominated in Dollars for which notice has been provided by 11:00 a.m. at least two Business Days prior to the date of the proposed Borrowing, (ii) 8:00 a.m., New York City time, in the case of any Borrowings denominated in an Alternative Currency, or (iii) 1:00 p.m., New York City time, in the case of an ABR Borrowing for which notice has been provided by 11:00 a.m. at least one Business day prior to the date of the proposed Borrowing, in each case to the account of the applicable Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The applicable Administrative Agent will make such Loans available to the Borrower by wire transfer of the amounts so received, in immediately available funds, to an account of the Borrower, in each case designated by the Borrower in the applicable Borrowing Request, provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Revolving Facility Administrative Agent to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.05(e) to reimburse the Issuing Bank, then to such Revolving Lenders and the Issuing Bank as their interests may appear.

(b) Unless the applicable Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to such Administrative Agent such Lender’s share of such Borrowing, such Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, after giving effect to the reallocations pursuant to Section 2.22(a)(iv), if a Lender has not in fact made its share of the applicable Borrowing available to the applicable Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to such Administrative Agent, within three Business Days of written notice, such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to such Administrative Agent, at (i) in the case of such Lender, (A) if such Borrowing is denominated in Dollars, the greater of the Federal Funds Rate and a rate determined by such Administrative Agent in accordance with banking industry rules on interbank compensation and (B) if such Borrowing is denominated in an Alternative Currency, the rate reasonably determined in accordance with customary practices by the Revolving Facility Administrative Agent to be the cost to it of funding such amount, or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to such Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.07 Interest Elections.

(a) Each Revolving Loan Borrowing and Term Loan Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section, provided that no Borrower may elect to convert any Borrowing denominated in an Alternative Currency to an ABR Borrowing and may not change the currency of any Borrowing. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Revolving Facility Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Loan Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be confirmed promptly by hand delivery or telecopy to the Revolving Facility Administrative Agent of a written Interest Election Request substantially in the form of Exhibit B and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Revolving Facility Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) if such Borrowing is denominated in Dollars, such Borrowing shall be converted to an ABR Borrowing, and (ii) if such Borrowing is denominated in an Alternative Currency, such Borrowing shall continue as a Eurocurrency Borrowing with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default under Section 7.01(a), 7.01(b), 7.01(h) or 7.01(i) has occurred and is continuing and the Administrative Agents, at the request of the Required Lenders, so notify the Borrower, then, so long as such Event of Default is continuing, no outstanding Borrowing may be continued for an Interest Period of more than one month’s duration.

Section 2.08 Termination and Reduction of Commitments.

(a) Unless previously terminated or extended, the Revolving Commitments shall terminate on the Revolving Maturity Date.

(b) The Borrower may at any time, without premium or penalty, terminate, or from time to time reduce, the Commitments of any Class, provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce any Class of Revolving Commitments to the extent that, after giving effect to any concurrent prepayment of the Revolving Loans of such Class in accordance with Section 2.11, the aggregate Revolving Exposure (calculated using the Exchange Rate in effect as of the date of the proposed termination or reduction) of such Class (excluding the portion of the Revolving Exposure attributable to outstanding Letters of Credit if and to the extent that the Borrower has Cash Collateralized such Letters of Credit or made other arrangements satisfactory to the Issuing Bank with respect to such Letters of Credit) would exceed the aggregate Revolving Commitments of such Class.

(c) The Borrower shall notify the Revolving Facility Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least one Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Revolving Facility Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable, provided that a notice of termination of the Commitments of any Class delivered by the Borrower may state that such notice is conditioned upon the consummation of an acquisition or sale transaction or upon the effectiveness of other credit facilities or the receipt of proceeds from the issuance of other Indebtedness or any other specified event, in which case such notice may be revoked by the Borrower (by notice to the Revolving Facility Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

(d) The Borrower, in its sole discretion, shall have the right, but not the obligation, at any time so long as no Event of Default has occurred and is continuing, upon at least one Business Day’s notice to a Defaulting Lender (with a copy to the Revolving Facility Administrative Agent), to terminate in whole such Defaulting Lender’s Commitment; provided that, after giving effect to such termination, the aggregate Revolving Exposure of all Revolving Lenders does not exceed the aggregate Revolving Commitments. Such termination shall be effective with respect to such Defaulting Lender’s unused portion of its Commitment on the date set forth in such notice. No termination of the Commitment of a Defaulting Lender shall be deemed a waiver or release of any claim the Borrower, the Revolving Facility Administrative Agent, the Issuing Bank or any Lender may have against the Defaulting Lender.

Section 2.09 Repayment of Loans; Evidence of Debt.

(a) The Borrower unconditionally promises to pay to the Term Loan Administrative Agent for the account of each Term Lender the then unpaid principal amount of each Term Loan of such Term Lender as provided in Section 2.10. The Borrower unconditionally promises to pay to the Revolving Facility Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan of such Revolving Lender made to the Borrower on the Revolving Maturity Date. The Borrower hereby unconditionally promises to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender to the Borrower, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The applicable Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder to the Borrower, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by such Administrative Agent hereunder from the Borrower for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the applicable Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans and pay interest thereon in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall promptly prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and substantially in the form of the applicable Exhibit F, provided that, except as set forth in Section 4.01(a)(ii)(C), the delivery of any such note shall not be a condition precedent to the Closing Date or any Acquisition or Investment. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to such payee and its registered assigns (and ownership shall at all times be recorded in the Register).

Section 2.10 Amortization of Term Loans.

(a) Subject to adjustment pursuant to paragraph (b) of this Section and subject to paragraph (i) of Section 2.11, the Borrower shall repay the Initial Term Loans on each date set forth below in an aggregate principal amount set forth opposite such date in the table below:

Date	Amount
June 30, 2015	$5,500,000
September 30, 2015	$5,500,000
December 31, 2015	$5,500,000
March 31, 2016	$5,500,000
June 30, 2016	$5,500,000
September 30, 2016	$5,500,000
December 31, 2016	$5,500,000
March 31, 2017	$5,500,000
June 30, 2017	$5,500,000
September 30, 2017	$5,500,000
December 31, 2017	$5,500,000
March 31, 2018	$5,500,000
June 30, 2018	$5,500,000
September 30, 2018	$5,500,000
December 31, 2018	$5,500,000
March 31, 2019	$5,500,000
June 30, 2019	$5,500,000
September 30, 2019	$5,500,000
December 31, 2019	$5,500,000
March 31, 2020	$5,500,000
June 30, 2020	$5,500,000
September 30, 2020	$5,500,000
December 31, 2020	$5,500,000
March 31, 2021	$5,500,000
June 30, 2021	$5,500,000
September 30, 2021	$5,500,000
Term Loan Maturity Date	$2,057,000,000

Without limiting the foregoing, to the extent not previously paid, all Term Loans shall be due and payable on the applicable Term Loan Maturity Date.

(b) Any prepayment of a Term Loan Borrowing of any Class shall be applied (i) in the case of prepayments made pursuant to Section 2.11(a) or (e), to reduce the subsequent scheduled repayments of the Term Loan Borrowings of such Class to be made pursuant to this Section as directed by the Borrower, or as otherwise provided in any Extension Amendment, any Incremental Facility Amendment or Refinancing Amendment, and (ii) in the case of prepayments made pursuant to Section 2.11(c) or Section 2.11(d), to reduce the subsequent scheduled repayments of the Term Loan Borrowings of such Class to be made pursuant to this Section in direct order of maturity, or as otherwise provided in any Extension Amendment, any Incremental Facility Amendment, or Refinancing Amendment.

(c) Prior to any repayment of any Term Loan Borrowings of any Class hereunder, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Term Loan Administrative Agent by telephone (confirmed by telecopy) of such election not later than 1:00 p.m., New York City time, on the scheduled date of such repayment. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Term Loan Borrowings shall be accompanied by accrued interest on the amount repaid.

Section 2.11 Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time, without premium or penalty (but subject to Section 2.16 and the following sentence), to prepay any Borrowing of any Class in whole or in part, as selected and designated by the Borrower, subject to the requirements of this Section. Each voluntary prepayment of any Loan pursuant to this Section 2.11(a) and mandatory prepayment pursuant to Section 2.11(e) shall be made without premium or penalty except that, in the event that on or prior to the date that is twelve months after the Closing Date, the Borrower makes any prepayment or repayment of Term Loans as a result of a Repricing Transaction or any amendment to this Agreement to effectuate a Repricing Transaction, the Borrower shall pay to the Term Loan Administrative Agent, for the ratable account of each of the applicable Term Lenders, a prepayment premium in an amount equal to 1% of the amount of the Term Loans being so prepaid, repaid or refinanced or the aggregate amount of the applicable Term Loans outstanding immediately prior to such amendment and otherwise subject to the Repricing Transaction, as applicable. Any such voluntary prepayment shall be applied as specified in Section 2.10(b). Notwithstanding anything to the contrary in this Agreement, after any Extension, the Borrower may prepay any Borrowing of any Class of non-extended Term Loans pursuant to which the related Extension Offer was made without any obligation to prepay the corresponding Extended Term Loans.

(b) In the event and on such occasion that the aggregate Revolving Exposures exceed (A) 105% of the aggregate Revolving Commitments, solely as a result of currency fluctuations or (B) the aggregate Revolving Commitments (other than as a result of currency fluctuations), the Borrower shall prepay (no later than one (1) Business Day after written notice from the Revolving Facility Administrative Agent to the Borrower) Revolving Loan Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with such Administrative Agent pursuant to Section 2.23) in an aggregate amount equal to the amount by which the aggregate Revolving Exposures exceed the aggregate Revolving Commitments.

(c) Subject to paragraph (f) of this Section, in the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Restricted Subsidiary in respect of any Prepayment Event, the Borrower shall, within thirty (30) days in the case of any Prepayment Event referred to in paragraph (a) or (b) of the definition of thereof, or five Business Days in the case of a Prepayment Event referred to in paragraph (c) of the definition thereof, after such Net Proceeds are received, prepay Term Loans on a pro rata basis (except, as to Term Loans made pursuant to an Incremental Facility Amendment or a Refinancing Amendment, as otherwise set forth in such Incremental Facility Amendment or a Refinancing Amendment, or as to a Replacement Term Loan), in each case in an aggregate amount equal to 100% of the amount of such Net Proceeds; provided that in the case of any such event described in clause (a) or (b) of the definition of the term “Prepayment Event,” if the Borrower or any Restricted Subsidiary applies (or commits pursuant to a binding contractual arrangement (including pursuant to a letter of intent) to apply) the Net Proceeds from such event (or a portion thereof) within twelve (12) months after receipt of such Net Proceeds to reinvest such proceeds in the business, including in assets of the general type used or useful in the business of the Borrower and its Restricted Subsidiaries (including in connection with an acquisition or capital expenditures), then no prepayment shall be required pursuant to this paragraph in respect of such Net Proceeds except to the extent of any such Net Proceeds therefrom that have not been so applied by the end of the twelve-month (or, if committed to be so applied within 12 months of the receipt of such Net Proceeds, eighteen- month) period following receipt of such Net Proceeds, at the end of which period a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied; provided, further, that with respect to any Prepayment Event referenced in paragraph (a) or (b) of the definition thereof, (i) the Borrower shall not be obligated to make any prepayment otherwise required by this paragraph (c) unless and until the aggregate amount of Net Proceeds from all such Prepayment Events, after giving effect to the reinvestment rights set forth herein, exceeds $10,000,000 (the “Prepayment Trigger”) in any fiscal year of the Borrower, but then from all such Net Proceeds (excluding amounts below the Prepayment Trigger) and (ii) the Borrower may use a portion of such Net Proceeds to prepay or repurchase First Lien Senior Secured Notes or any other Indebtedness secured by the Collateral on a pari passu basis with the Liens securing the Obligations (the “Other Applicable Indebtedness”) to the extent required pursuant to the terms of the documentation governing such Other Applicable Indebtedness, in which case, the amount of prepayment required to be made with respect to such Net Proceeds pursuant to this Section 2.11(c) shall be deemed to be the amount equal to the product of (x) the amount of such Net Proceeds multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of Term Loans required to be prepaid pursuant to this paragraph (c) and the denominator of which is the sum of the outstanding principal amount of such Other Applicable Indebtedness required to be prepaid pursuant to the terms of the documents governing such Other Applicable Indebtedness and the outstanding principal amount of Term Loans required to be prepaid pursuant to this paragraph;

(d) Subject to paragraph (f) of this Section 2.11, following the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2015, the Borrower shall prepay Term Loan Borrowings in an aggregate amount equal to the Required Percentage of Excess Cash Flow for such fiscal year, provided that such amount shall be reduced by (1) the aggregate principal amount of prepayments (other than prepayments pursuant to Section 2.11(c), (d) or (e)) of Term Loans, Other Applicable Indebtedness and Revolving Loans (to the extent of, in the case of Revolving Loans incurred after the Closing Date, a corresponding Revolving Commitment reduction) made during such fiscal year or following the end of such fiscal year but on or prior to the date that is 30 Business Days after the end of such fiscal year and (2) the aggregate amount of Excess Cash Flow attributable to Foreign Restricted Subsidiaries for such fiscal year and, at the option of the Borrower and without duplication across periods, after such fiscal year and prior to the date that is 30 Business Days after the end of such fiscal year. Each prepayment pursuant to this paragraph shall be made not later than the fifth Business Day after the date on which financial statements are required to be delivered pursuant to Section 5.01(a) for the fiscal year with respect to which such prepayment is made (such earlier date, the “ECF Due Date”). All prepayments made pursuant to this Section 2.11(d) shall be applied solely to the outstanding Initial Term Loans (and any Incremental Term Loans, Extended Term Loans or Other Term Loans to the extent provided for in the applicable Incremental Facility Amendment, Extension Amendment or Refinancing Amendment; provided that the Initial Term Loans receive not less than the pro rata portion of such prepayment unless otherwise agreed).

(e) If the Borrower incurs or issues (i) any Credit Agreement Refinancing Indebtedness permitted to be incurred or issued hereunder (other than a Permitted Refinancing thereof) or (ii) any other Indebtedness not permitted under Section 6.01, the Borrower shall, on the same day as such incurrence or issuance pursuant to clause (i), and otherwise within five (5) Business Days, prepay the principal amount of the corresponding Credit Agreement Refinanced Debt (in the case of clause (i)) or each Class of Term Loans on a pro rata basis (in the case of clause (ii)), in each case in accordance with Section 2.11(g) and in an aggregate amount the Dollar Equivalent of which is equal to 100% of the Net Proceeds of such issuance or incurrence (which prepayment of principal shall be accompanied by payment of accrued and unpaid interest, premiums and fees and expenses associated with such principal amount prepaid); provided that such prepayment shall be subject to the second sentence of Section 2.11(a).

(f) Notwithstanding any other provisions of this Section 2.11, (i) to the extent that any or all of the Net Proceeds of any Disposition by a Foreign Subsidiary giving rise to a prepayment pursuant to Section 2.11(c) (a “Foreign Disposition”), the Net Proceeds of any Prepayment Event from a Foreign Subsidiary (a “Foreign Prepayment Event”), or Excess Cash Flow would be (x) prohibited or delayed by applicable local law, (y) restricted by applicable organizational or constitutive documents or any agreement or (z) subject to other onerous organizational or administrative impediments, from being repatriated to the United States, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.11(d), or the Borrower shall not be required to make a prepayment at the time provided in Section 2.11(c), as the case may be, and instead, such amounts may be retained by the applicable Foreign Subsidiary (the Borrower hereby agreeing to use reasonable efforts (as determined in the Borrower’s reasonable business judgment) to otherwise cause the applicable Foreign Subsidiary to within one year following the date on which the respective payment would otherwise have been required, promptly take all actions reasonably required by the applicable local law, applicable organizational or constitutive impediment or other impediment to permit such repatriation), and if within one year following the date on which the respective payment would otherwise have been required, such repatriation of any of such affected Net Proceeds or Excess Cash Flow is permitted under the applicable local law, applicable organizational or constitutive impediment or other impediment, such repatriation will be promptly effected and such repatriated Net Proceeds or Excess Cash Flow will be promptly (and in any event not later than three Business Days after such repatriation could be made) applied (net of additional taxes, costs and expenses payable or reserved against as a result thereof) (whether or not repatriation actually occurs) to the repayment of the Term Loans pursuant to this Section 2.11 to the extent provided herein and (ii) to the extent that the Borrower has determined in good faith that repatriation of any or all of the Net Proceeds of any Foreign Disposition, any Foreign Prepayment Event or Excess Cash Flow would have an adverse tax cost consequence with respect to such Net Proceeds or Excess Cash Flow (which for the avoidance of doubt, includes, but is not limited to, any prepayment where by doing so the Borrower, any Restricted Subsidiary or any of their respective affiliates and/or equity partners would incur a tax liability, including a tax dividend, deemed dividend pursuant to Code Section 956 or a withholding tax), the Net Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary. The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default.

(g) In connection with any optional or mandatory prepayment of Borrowings hereunder the Borrower shall, subject to the provisions of this paragraph and paragraph (k) of this Section, select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (h) of this Section. The Term Loan Administrative Agent will promptly notify each Term Lender holding the applicable Class of Term Loans of the contents of the Borrower’s prepayment notice and of such Lender’s pro rata share of the prepayment. Each such Term Lender may reject all (but not less than all) of its pro rata share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clause (c) or (d) of this Section 2.11 by providing notice to the Term Loan Administrative Agent at or prior to the time of such prepayment; provided that for the avoidance of doubt, no Lender may reject any prepayment made with the proceeds of Credit Agreement Refinancing Indebtedness. Any Declined Proceeds remaining thereafter shall be retained by the Borrower (“Retained Declined Proceeds”).

(h) The Borrower shall notify the Revolving Facility Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Revolving Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment, provided that a notice of optional prepayment may state that such notice is conditional upon the consummation of an acquisition or sale transaction or upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of any other specified event, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Revolving Facility Administrative Agent on or prior to the specified date) if such condition is not satisfied. Promptly following receipt of any such notice, the Revolving

Facility Administrative Agent shall advise the Lenders of the contents thereof. Except as otherwise provided herein, each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and any prepayment fees required by Section 2.11(a), to the extent applicable.

(i) Notwithstanding anything to the contrary contained in this Agreement, so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower or any Restricted Subsidiary (in such case, the foregoing being herein referred to as the “Auction Parties” and each, an “Auction Party”) may repurchase outstanding Term Loans on the following basis:

(A) Such Auction Party may repurchase all or any portion of any Class of Term Loan (such Term Loans, “Subject Loans”) pursuant to a Dutch Auction (or such other modified Dutch auction conducted pursuant to similar procedures as the Borrower and Term Loan Administrative Agent may otherwise agree); provided that no proceeds of Revolving Loans shall be used by any Auction Party to repurchase Term Loans pursuant to such Auction;

(B) Following repurchase by any Auction Party pursuant to this Section 2.11(i), the Term Loans so repurchased shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold by any Auction Party), for all purposes of this Agreement and the principal amount of the Loans so repurchased shall be applied on a pro rata basis to reduce the scheduled remaining installments of principal on such Class of Term Loans. In connection with any Term Loans repurchased and cancelled pursuant to this Section 2.11(i), the Term Loan Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation. Any payment made by any Auction Party in connection with a repurchase permitted by this Section 2.11(i) shall not be subject to any of the pro rata payment or sharing requirements of this Agreement. Notwithstanding anything in this Agreement or any other Loan Documents to the contrary, failure by an Auction Party to make any payment to a Lender required by an agreement permitted by this Section 2.11(i) shall not constitute a Default or an Event of Default;

(C) Each Lender that sells its Term Loans pursuant to this Section 2.11(i) acknowledges and agrees that (i) the Auction Parties may come into possession of additional information regarding the Loans or the Loan Parties at any time after a repurchase has been consummated pursuant to an Auction hereunder that was not known to such Lender or the Auction Parties at the time such repurchase was consummated and that, when taken together with information that was known to the Auction Parties at the time such repurchase was consummated, may be information that would have been material to such

Lender’s decision to enter into an assignment of such Term Loans hereunder (“Excluded Information”), (ii) such Lender will independently make its own analysis and determination to enter into an assignment of its Loans and to consummate the transactions contemplated by an Auction notwithstanding such Lender’s lack of knowledge of Excluded Information and (iii) none of the Auction Parties or any other Person shall have any liability to such Lender with respect to the nondisclosure of the Excluded Information. Each Lender that tenders Loans pursuant to an Auction agrees to the foregoing provisions of this clause (C). The Term Loan Administrative Agent and the Lenders hereby consent to the Auctions and the other transactions contemplated by this Section 2.11(i) and hereby waive the requirements of any provision of this Agreement (including, without limitation, any pro rata payment requirements) (it being understood and acknowledged that purchases of the Loans by an Auction Party contemplated by this Section 2.11(i) shall not constitute Investments by such Auction Party) or any other Loan Document that may otherwise prohibit any Auction or any other transaction contemplated by this Section 2.11(i).

(j) Notwithstanding any of the other provisions of this Section 2.11, if any prepayment of Eurocurrency Loans is required to be made under this Section 2.11, prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.11 in respect of any such Eurocurrency Loan prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit with the applicable Administrative Agent in the currency in which such Loan is denominated, the amount of any such prepayment otherwise required to be made hereunder until the last day of such Interest Period, at which time such Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.11. Such deposit shall constitute cash collateral for the Eurocurrency Loans to be so prepaid; provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 2.11.

(k) Application of Prepayment by Type of Term Loans. In connection with any voluntary prepayments by the Borrower pursuant to Section 2.11(a), any voluntary prepayment thereof shall be applied first to ABR Loans to the full extent thereof before application to Eurocurrency Rate Loans, in each case in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.16. In connection with any mandatory prepayments by the Borrower of the Term Loans pursuant to Section 2.11, such prepayments shall be applied on a pro rata basis to the then outstanding Term Loans being prepaid irrespective of whether such outstanding Term Loans are ABR Loans or Eurocurrency Rate Loans; provided that if no Lenders exercise the right to waive a given mandatory prepayment of the Term Loans pursuant to Section 2.11(g), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to Term Loans that are ABR Loans to the full extent thereof before application to Term Loans that are Eurocurrency Rate Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.16.

Section 2.12 Fees.

(a) The Borrower agrees to pay to the Revolving Facility Administrative Agent for the account of each Revolving Lender, in accordance with its Applicable Percentage of Revolving Commitments, a commitment fee, which shall accrue at the rate under the heading “Commitment Fee Rate” in the definition of “Applicable Margin” on the actual daily unused amount of the Revolving Commitment of such Lender during the period from and including the Closing Date to, but excluding, the date on which the Revolving Commitments terminate, subject to adjustment as provided in Section 2.22. Accrued commitment fees shall be payable in arrears on the third Business Day following the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Closing Date, provided that no commitment fee shall accrue on the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender.

(b) The Borrower agrees to pay (i) to the Revolving Facility Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurocurrency Revolving Loans on the actual daily amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date, to but excluding the date on which such Revolving Lender’s Revolving Commitment terminates, and (ii) to the Issuing Bank a fronting fee, which shall accrue at a rate equal to 0.125% per annum on the actual daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date, to but excluding the date of termination of the Revolving Commitments, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued to and excluding the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date, provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 30 days after written demand (including reasonable supporting documents). All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to each Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and such Administrative Agent.

(d) All fees payable hereunder shall be paid by the specified Borrower on the dates due, in immediately available funds, to the applicable Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

(e) The Borrower agrees to pay on the Closing Date to each Lender of a Revolving Loan party to this Agreement on the Closing Date, as fee compensation for the making of such Lender’s Revolving Commitment, a closing fee (the “Revolving Facility Closing Fee”) in an amount equal to 0.375% of the stated principal amount of such Lender’s Revolving Commitment provided on the Closing Date. The Borrower agrees to pay on the Closing Date to each Lender of an Initial Term Loan party to this Agreement on the Closing Date, as fee compensation for the funding of such Lender’s Initial Term Loan, a closing fee, which shall be structured as original issue discount (the “Term Loan Closing Fee”) in an amount equal to 0.75% of the stated principal amount of such Lender’s Initial Term Loan funded on the Closing Date. Such Revolving Facility Closing Fee and Term Loan Closing Fee, as applicable, will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter and shall be netted against the Revolving Loans (if any) made by such Lender to the Borrower or the Initial Term Loans made by such Lender to the Borrower.

Section 2.13 Interest.

(a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee payable by the Borrower hereunder is not paid when due (after the expiration of any applicable grace period), whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section (including the Applicable Margin) or (ii) in the case of any other amount, 2.00% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section; provided that no default rate shall accrue on the Loans of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the applicable Revolving Commitments, provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on written demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed on Eurocurrency Borrowings in Canadian Dollars or by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted Eurocurrency Rate shall be determined by the applicable Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing denominated in any currency:

(a) the applicable Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurocurrency Rate for such Interest Period; or

(b) the applicable Administrative Agent is advised by the Required Lenders that the Adjusted Eurocurrency Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then such Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until such Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing denominated in such currency to, or continuation of any Borrowing denominated in such currency as, a Eurocurrency Borrowing in such currency that is requested to be continued (A) if such currency is the Dollar, shall be converted to an ABR Borrowing on the last day of the Interest Period applicable thereto and (B) if such currency is an Alternative Currency, shall bear interest at such rate as the Revolving Facility Administrative Agent shall determine adequately and fairly reflects the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period plus the applicable percentage set forth in the definition of “Applicable Margin” under the applicable row under the column (1) in the case of a Revolving Loan Borrowing, “Revolving Facility” and (2) in the case of a Term Loan Borrowing, “Initial Term Loan”; and (ii) if any Borrowing Request requests a Eurocurrency Borrowing denominated in such currency, (A) if such currency is the Dollar such Borrowing shall be made as an ABR Borrowing, and (B) if such currency is an Alternative Currency, such Borrowing Request shall be ineffective.

Section 2.15 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or the Issuing Bank (except any such reserve requirement reflected in the Adjusted Eurocurrency Rate);

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Lender or the Issuing Bank to any additional Taxes of any kind whatsoever with respect to this Agreement or any Loan made by it, or change the basis of Taxation of payments so such Lender in respect thereof (except, in each case, for Indemnified Taxes indemnifiable under Section 2.17 and any Excluded Taxes);

and the result of any of the foregoing shall be to materially increase the cost to such Lender of making, converting to, continuing or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) of the Borrower or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit for the benefit of the Borrower or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise) from the Borrower, then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines in good faith that any Change in Law regarding capital or liquidity requirements has or would have the effect of materially reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by such Lender to the Borrower or the Letters of Credit issued by the Issuing Bank for the benefit of the Borrower to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital and liquidity adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 120 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor, and provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16 Break Funding Payments. In the event of (a) the payment by the Borrower of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion by the Borrower of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure by the Borrower to borrow, convert into, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(h) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or Section 9.02(c), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (other than loss of profit). In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Eurocurrency Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the Eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any costs incurred more than 270 days prior to the date of the event giving rise to such costs.

Section 2.17 Taxes.

(a) Each payment by or on account of any Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any Requirement of Law. If any applicable withholding agent is so required to withhold Taxes, then such withholding agent shall so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with any applicable law. To the extent such Taxes are Indemnified Taxes, then the amount payable by the applicable Loan Party shall be increased as necessary so that, net of such withholding

(including such withholding applicable to additional amounts payable under this Section 2.17), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b) In addition, each Loan Party shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) As promptly as possible after any payment of Indemnified Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agents the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment.

(d) The Loan Parties shall indemnify each Recipient for the full amount of any Indemnified Taxes that are paid or payable by such Recipient in connection with any Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) or for which such Loan Party has failed to remit to the Administrative Agents the required receipts or other required documentary evidence and any expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted; provided, however, that if a Recipient does not notify the Loan Parties of any indemnification claim under this Section 2.17(d) within 120 days after such Recipient has received written notice of the claim of a taxing authority giving rise to such indemnification claim, the Loan Parties shall not be required to indemnify such Recipient for any incremental interest or penalties resulting from such Recipient’s failure to notify the Loan Parties within such 120-day period. The indemnity under this paragraph (d) shall be paid within 30 days after the Recipient (or the Administrative Agents, on behalf of such Recipient) delivers to the applicable Loan Party a certificate stating the amount of Indemnified Taxes so payable by such Recipient. Such certificate shall be conclusive of the amount so payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agents.

(e) (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agents, at the time or times prescribed by law or reasonably requested by the Borrower or the Administrative Agents, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agents as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agents, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agents as will enable the Borrower or the Administrative Agents to determine whether or not such Lender is subject to U.S. backup withholding or information reporting requirements, or any other U.S. or non-U.S. withholding requirements. Upon the reasonable request of the Borrower or the Administrative Agents, any Lender shall update any form or certification previously delivered pursuant to this Section 2.17(e). If any form or certification previously delivered pursuant to this Section 2.17(e) expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agents in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing and solely with respect to the Obligations, any Lender shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agents on or prior to the date on which such Lender becomes a party hereto, two duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding;

(B) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, IRS Form W-8BEN or W-8BEN- E (or any successor form);

(C) in the case of a Foreign Lender for whom payments under any Loan Document constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI (or any successor form);

(D) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code both (1) IRS Form W-8BEN or W-8BEN-E (or any successor form) and (2) a certificate substantially in the form of the applicable Exhibit H (a “U.S. Tax Certificate”);

(E) in the case of a Foreign Lender that is not the beneficial owner of payments made under any Loan Document (including a partnership or a participating Lender), (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (e)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership for U.S. federal income tax purposes (and not a participating Lender) and one or more of its partners are claiming the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agents to determine the amount of Tax (if any) required by law to be withheld.

(iii) Solely with respect to the Obligations, if a payment made to any Lender would be subject to U.S. federal withholding Tax imposed under FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agents, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such other documentation reasonably requested by the Borrower and the Administrative Agents as may be necessary for the Administrative Agents and the Borrower to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s FATCA obligations and to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments after the date of this Agreement.

(iv) Notwithstanding any other provision of this clause (e), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(f) If any Recipient determines, in its sole discretion (in good faith), that it or has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 2.17 (including additional amounts paid by any Loan Party pursuant to this Section 2.17), it shall promptly pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including any Taxes) of such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of such Recipient, shall repay to such Recipient the amount paid to such indemnifying party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such Recipient is required to repay such refund to such Governmental Authority. This Section 2.17(f) shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(g) Morgan Stanley Senior Funding, Inc., as the Term Loan Administrative Agent, and JPMorgan Chase Bank, N.A. as the Revolving Facility Administrative Agent, and any successor or supplemental Administrative Agent that is not a U.S. Person, shall deliver to the Borrower with respect to the Obligations two duly completed copies of IRS Form W- 8IMY certifying that it is a “U.S. branch” and that the payments are not effectively connected with the conduct of a trade or business in the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. Person with respect to such payments (and the Borrower and the Administrative Agents agree to so treat such Administrative Agent as a U.S. Person with respect to such payments as contemplated by Treasury Regulation Section 1.1441-1(b)(2)(iv)(A)). On or before the date it becomes a party to this Agreement, any successor or supplemental Administrative Agent that is a U.S. Person shall deliver to the Borrower two duly completed copies of IRS Form W-9, or any subsequent versions or successors to such form, certifying that such Administrative Agent is exempt from U.S. federal backup withholding. Notwithstanding anything to the contrary, nothing in this Section 2.17(g) shall require Morgan Stanley Senior Funding, Inc., JPMorgan Chase Bank, N.A. or any successor or supplemental Administrative Agent to deliver any form that it is not legally eligible to deliver as a result of any Change in Law after the date hereof.

(h) For the avoidance of doubt, for purposes of this Section 2.17, the term “Lender” includes any Issuing Bank.

Section 2.18 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) The Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, Section 2.16, Section 2.17 or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 p.m., New York City time, or, in the case of payments denominated in an Alternative Currency, 9:00 a.m., New York City time), on the date when due, in immediately available funds, without setoff or counterclaim. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrower hereunder shall be made to the applicable Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in same day funds not later than 12:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the applicable Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in same day funds not later than the Applicable Time specified by such Administrative Agent on the dates specified herein. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency. Any amounts received after such time on any date may, in the discretion of the applicable Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the applicable Administrative Agent’s Office, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Section 2.11, Section 2.11(i), Section 2.12(d), Section 2.15, Section 2.16, Section 2.17 and Section 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Revolving Facility Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Unless otherwise provided herein, if any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document of principal or interest in respect of any Loan (or of any breakage indemnity in respect of any Loan) shall be made in the currency of such Loan and, except as otherwise set forth in any Loan Document, all other payments under each Loan Document shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Revolving Facility Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If, other than as provided elsewhere herein, any Lender shall, by exercising any right of setoff or counterclaim, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans of the applicable Class, Term Loans of the applicable Class and participations in LC Disbursements and Swingline Loans of the applicable Class, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to (v) any payment or prepayment made by or on behalf of the Borrower or any other Loan Party pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (w) the application of Cash Collateral provided in Section 2.23 from time to time (including the application of funds arising from the existence of a Defaulting Lender), (x) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant or the termination of any Lender’s commitment and non-pro rata repayment of Liens pursuant to Section 2.19(b), (y) transactions in connection with an open market purchase or a Dutch Auction, or (z) in connection with a transaction pursuant to an Extension Offer, Refinancing Amendment or Incremental Facility Amendment or amendment in connection with Refinanced Term Loans. For the avoidance of doubt, this Section shall not limit the ability of the Borrower or any Restricted Subsidiary to (i) purchase and retire Term Loans pursuant to an open market purchase or a Dutch Auction or (ii) pay principal, fees, premiums and interest with respect to Other Revolving Loans, Other Term Loans, Refinanced Term Loans, Incremental Revolving Loans or Incremental Term Loans following the effectiveness of any Refinancing Amendment, any Extension Offer or Incremental Facility Amendment, as applicable, on a basis different from the Loans of such Class that will continue to be held by Lenders that were not Extending Lenders or Lenders pursuant to such Incremental Facility Amendment, as applicable.

(d) Unless the applicable Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to such Administrative Agent for the account of the Lenders or the Issuing Bank, as applicable, hereunder that the Borrower will not make such payment, such Administrative Agent may assume that the

Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the applicable Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to such Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by such Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) (i) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), Section 2.05(d) or (e), Section 2.06(a) or (b), Section 2.18(d) or Section 9.03(c), then the applicable Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by such Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold such amounts in a segregated account over which such Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clause (i) and (ii) above, in any order as determined by such Administrative Agent in its discretion.

Section 2.19 Mitigation Obligations; Replacement of Lender

(a) If any Lender requests compensation under Section 2.15 or Section 2.17, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not be inconsistent with its internal policies or otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15 or Section 2.17, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender ceases to make Eurocurrency Loans as a result of any of the conditions in Section 2.14 or Section 2.15, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the applicable Administrative Agent, (1) terminate the unused Revolving Commitment of such Lender and repay the Loans on a non-pro rata basis, or (2) require such Lender (and such Lender shall be obligated) to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements and Swingline Loans and, other than in the case of a Defaulting Lender, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), and (ii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.

(c) Any Lender being replaced pursuant to Section 2.19(b) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in LC Disbursements, as applicable (provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register) and (ii) deliver Notes, if any, evidencing such Loans to the Borrower or the applicable Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitments and outstanding Loans and participations in LC Disbursements, as applicable, (B) all obligations of the Loan Parties owing to the assigning Lender relating to the Loan Documents and participations so assigned shall be paid in full by the assignee Lender or the Loan Parties (as applicable) to such assigning Lender concurrently with such assignment and assumption, any amounts owing to the assigning Lender (other than a Defaulting Lender) under Section 2.16 as a consequence of such assignment and (C) upon such payment and, if so requested by the assignee Lender, the assignor Lender shall deliver to the assignee Lender the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

Section 2.20 Incremental Loans.

(a) At any time and from time to time prior to the Latest Maturity Date, subject to the terms and express conditions set forth herein, the Borrower may by no less than three (3) Business Days’ prior notice to the applicable Administrative Agent (or such lesser number of days reasonably acceptable to such Administrative Agent), request to add one or more new credit facilities (each, an “Incremental Facility”) denominated, in the case of any Incremental Term Facility, in Dollars or, in the case of any Incremental Revolving Facility, at the option of the Borrower, in Dollars or any Alternative Currency, and consisting of one or more additional tranches of term loans or an increase to an existing Class of Term Loans (each, an “Incremental Term Facility”) or one or more additional tranches of revolving commitments or an increase in an existing Class of Revolving Commitments (each, an “Incremental Revolving Facility”) (all such Incremental Revolving Facilities not to exceed $150,000,000 in the aggregate), or a combination thereof, provided that (i) immediately before and after giving effect to each Incremental Facility Amendment and the applicable Incremental Facility, no Event of Default has occurred and is continuing or would result therefrom (except in the case that the proceeds of any Incremental Loans are being used to finance a Permitted Acquisition or other permitted Investments, in which case the standard will be (A) no Event of Default at the time of entering into a definitive agreement with respect thereto and (B) no Event of Default under Sections 7.01(a), (b), (h) or (i) on the date of incurrence thereof), (ii) subject to the provisos to this sentence, immediately after giving effect to each Incremental Facility Amendment and the applicable Incremental Facility, the Total Secured Net Leverage Ratio computed on a Pro Forma Basis shall not exceed 3.00:1.00 (provided, however, that if the proceeds of Incremental Facilities will be used to finance a Permitted Acquisition (or a similar Investment permitted hereunder), the Total Secured Net Leverage Ratio shall be tested as of the date of entering into a definitive written agreement with respect thereto) (assuming, solely for purposes of this Section 2.20 at the time of incurrence and not for any other provision hereunder, that (I) all Incremental Facilities, all Additional Term Notes and all Additional Debt secured by Liens under Section 6.02(hh), in each case established on or prior to such date are (x) fully drawn and (y) secured, whether or not so secured and (II) the proceeds of such Incremental Loans are not included as unrestricted cash and Cash Equivalents in clause (i) of the definition of “Total Secured Net Leverage Ratio”; provided that to the extent the proceeds of such Incremental Loans are to be used to prepay Indebtedness, the use of such proceeds for the prepayment of such Indebtedness may be given pro forma effect), provided that the financial incurrence test set forth in clause (ii) of this paragraph (a) shall not apply to the incurrence of an aggregate principal amount of Indebtedness under Incremental Facilities and Unrestricted Additional Term Notes after the Closing Date not to exceed an amount the Dollar Equivalent (calculated using the Exchange Rate on the date of effectiveness of such Incremental Facility Amendment and Incremental Facility) of which equals $300,000,000 plus the amount of any voluntary prepayments of the Term Loans and voluntary permanent reductions of the Revolving Commitments effected after the Closing Date that are not financed with the incurrence of Credit Agreement Refinancing Indebtedness and that do not reduce the amount of any payment otherwise due pursuant to Section 2.11(d) by operation of the proviso to such clause (such Indebtedness, the “Unrestricted Incremental First Lien Indebtedness”) (it being understood and agreed that (I) the Borrower shall designate any such Indebtedness as Unrestricted Incremental First Lien Indebtedness on or prior to the date of such incurrence by notice to the applicable Administrative Agent and (II) the Borrower may redesignate any such Indebtedness originally designated as Unrestricted Incremental First Lien Indebtedness if, at the time of such redesignation, the Borrower would be permitted to incur under this Section 2.20 the aggregate principal amount of Indebtedness being so redesignated (for purposes of clarity, with any such redesignation having the effect of increasing the Borrower’s ability to incur Unrestricted Incremental First Lien Indebtedness as of the date of such redesignation by the amount of such Indebtedness so redesignated) and (iii) (I) in the event that the Yield for any Incremental Term Facility is higher than the Yield for the Initial Term Loans by more than 50 basis points, then the Applicable Margin for the Initial Term Loans shall be increased to the extent necessary so that the Yield for such Initial Term Loans is equal to the Yield for such Incremental Term Facility minus 50 basis points and (II) in the event that the Yield for any Incremental Revolving Facility is higher than the Yield for the Initial Revolving Loans by more than 50 basis points, then the Applicable Margin for the Initial Revolving Loans shall be increased to the extent necessary so that the Yield for such Initial Revolving Loans is equal to the Yield for such Incremental Revolving Facility minus 50 basis points. Each Incremental Facility shall be in an integral multiple of $5,000,000 and be in an aggregate principal amount that is not less than $25,000,000, provided that such amount may be less than $25,000,000 and need not be in an integral multiple of $5,000,000 if such amount represents all the remaining availability under the aggregate principal amount of Incremental Facilities set forth above.

(b) Each Incremental Term Facility (i) if made a part of the existing tranche of Initial Term Loans, shall have terms identical to those applicable to such Initial Term Loans or (ii) if consisting of an additional tranche of term loans shall have such terms as determined by the Borrower and the lenders providing such Incremental Term Facility; provided that (A) such Incremental Term Facility shall rank pari passu in right of payment in respect of the Collateral with the Initial Term Loans, (B) no Restricted Subsidiary is a borrower or a guarantor with respect to such Indebtedness unless such Restricted Subsidiary is a Loan Party which shall have previously or substantially concurrently guaranteed or borrowed, as applicable, the Obligations, (C) no Incremental Term Facility shall have a final maturity date earlier than the then existing Latest Maturity Date with respect to Term Loans, (D) no Incremental Term Facility shall have a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity of the then-remaining Initial Term Loans (without giving effect to nominal amortization for periods where amortization has been eliminated as a result of a prepayment of the applicable Initial Term Loans), (E) for purposes of prepayments, shall be treated no more favorably than the Initial Term Loans of the Borrower except those that only apply after the then existing Latest Maturity Date with respect to Term Loans, and (F) the covenants, events of default and guarantees (other than maturity fees, discounts, interest rate, redemption terms and redemption premiums) of such Incremental Term Loans, if not consistent with the terms of the Term Loans, shall not be materially more restrictive to the Loan Parties (as determined in good faith by the Borrower), when taken as a whole, than the terms of the Term Loans unless (x) the Lenders of the Term Loans receive the benefit of such more restrictive terms or (y) any such provisions apply only after the Term Loan Maturity Date.

(c) Each Incremental Revolving Facility (i) if made a part of the existing tranche of Initial Revolving Commitments shall have terms identical to those applicable to such Class of Initial Revolving Commitments or (ii) if consisting of an additional tranche of revolving loans and commitments shall be subject to substantially the same terms as the Initial Revolving Commitments (other than pricing, fees, maturity and other immaterial terms which shall be determined by the Borrower and the lenders providing such Incremental Revolving Facility); provided that no Incremental Revolving Facility shall have a final maturity date earlier than the then existing Latest Maturity Date with respect to Revolving Commitments.

(d) Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Facility. Any additional bank, financial institution, existing Lender or other Person that elects to provide Commitments under an Incremental Facility shall be reasonably satisfactory to the Borrower and, in the case of any Incremental Revolving Facility and, to the extent such consent would be required for an assignment of such Loans or Commitments pursuant to Section 9.04, the Issuing Bank (such consent not to be unreasonably withheld, delayed or conditioned) (any such bank, financial institution, existing Lender or other Person being called an “Additional Lender”) and, if not already a Lender, shall become a Lender under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, such Additional Lender (in the case of this Agreement and, as appropriate, any other Loan Document, as applicable) and (to the extent it directly adversely amends or modifies the rights or duties of any Administrative Agent and/or the Collateral Agent, each Administrative Agent and/or the Collateral Agent). No Lender shall be obligated to provide any Commitments under an Incremental Facility, unless it so agrees. Commitments in respect of any Incremental Facilities shall become Commitments under this Agreement. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary, advisable or appropriate, in the reasonable opinion of the Administrative Agents and the Borrower, to effect the provisions of this Section (including to provide for voting provisions applicable to the Additional Lenders comparable to the provisions of clause (B) of the second proviso of Section 9.02(b)). The effectiveness of any Incremental Facility Amendment shall, unless otherwise agreed to by the Additional Lenders, be subject to the satisfaction (or waiver) on the date thereof (each, an “Incremental Facility Closing Date”) of the express conditions in respect of such Incremental Facility Amendment to be mutually agreed upon by the Additional Lenders and the Borrower customary for transactions of the type in respect of which the applicable Incremental Facility relates. The proceeds of any Loans under an Incremental Facility will be used, directly or indirectly, for working capital and/or general corporate purposes and/or any other purposes not prohibited hereunder (including, without limitation, Restricted Payments, Acquisitions and other Investments). This Section 2.20 shall supersede any provisions in Section 2.11, Section 2.18 and Section 9.02 to the contrary.

(e) Upon each increase in the Revolving Commitments under any Revolving Credit Facility pursuant to this Section 2.20, each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Incremental Revolving Commitment (each, an “Incremental Revolving Lender”) in respect of such increase, and each such Incremental Revolving Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit under such Revolving Credit Facility such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in such Letters of Credit under such Revolving Credit Facility held by each Revolving Lender (including each such Incremental Revolving Lender), as applicable, will equal the percentage of the aggregate Revolving Commitments of all Revolving Lenders under such Revolving Credit Facility. Additionally, if any Revolving Loans are outstanding under a Revolving Credit Facility at the time any Incremental Revolving Commitments are established, the applicable Revolving Lenders immediately after effectiveness of such Incremental Revolving Commitments shall purchase and assign at par such amounts of the Revolving Loans outstanding under such Revolving Credit Facility at such time as the Revolving Facility Administrative Agent may require such that each Revolving Lender holds its Applicable Percentage of all Revolving Loans outstanding under such Revolving Credit Facility immediately after giving effect to all such assignments. The Revolving Facility Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

Section 2.21 Refinancing Amendments. At any time after the Closing Date, the Borrower may obtain from any existing Lender or any other Person reasonably satisfactory to the Borrower and, in the case of any Other Revolving Commitments, to the extent such consent would be required for an assignment of such Loans or Commitments pursuant to Section 9.04, the Issuing Bank (any such existing Lender or other Person being called an “Additional Refinancing Lender”) Credit Agreement Refinancing Indebtedness in respect of (a) all or any portion of the Term Loans then outstanding under this Agreement (which for purposes of this clause (a) will be deemed to include any then outstanding Other Term Loans constituting Term Loans) or (b) for the Borrower, all or any portion of the Revolving Commitments (including the corresponding portion of the Revolving Loans) under this Agreement (which for purposes of this clause (b)) will be deemed to include any then outstanding Other Revolving Commitments (including the corresponding portion of the Other Revolving Loans)), in the form of Other Term Loans or Other Term Commitments in the case of clauses (a) and (b), in each case pursuant to a Refinancing Amendment; provided that (i) such Credit Agreement Refinancing Indebtedness shall rank pari passu or junior in right of payment and of security with the other Loans and Commitments hereunder, (ii) such Credit Agreement Refinancing Indebtedness shall have such pricing, interest, fees, premiums and optional prepayment and redemption terms as may be agreed by the Borrower and the Additional Refinancing Lenders thereof, (iii) such Credit Agreement Refinancing Indebtedness shall only be secured by assets consisting of Collateral, (iv) the covenants, events of default and guarantees of such Credit Agreement Refinancing Indebtedness (other than pricing, interest, fees, premiums and optional prepayment), if not consistent with the terms of the Term Loans, shall not be materially more restrictive to the Loan Parties (as determined in good faith by the Borrower), when taken as a whole, than the terms of the Term Loans unless (x) the Lenders of the Term Loans receive the benefit of such more restrictive terms or (y) any such provisions apply after the Term Loan Maturity Date, (v) such Credit Agreement Refinancing Indebtedness satisfies the requirements set forth in clauses (w) through (z) of the definition of “Credit Agreement Refinancing Indebtedness,” and (vi) if such Credit Agreement Refinancing Indebtedness is secured on a junior basis to the Term Loans, the Collateral Agent acting on behalf of the holders of such Indebtedness shall have become party to a Second Lien Intercreditor Agreement; provided that if such Second Lien Intercreditor has not previously been executed and delivered, then the Borrower, the Subsidiary Loan Parties, the Collateral Agent on behalf of the Secured Parties and on behalf of the holders of such Credit Agreement Refinancing Indebtedness shall have executed and delivered the Second Lien Intercreditor Agreement. The effectiveness of any Refinancing Amendment shall be subject to such express conditions as are mutually agreed with the participating Additional Refinancing Lenders. Each Class of Credit Agreement Refinancing Indebtedness (other than in connection with an extension of the maturity of Term Loans, Revolving Loans or Revolving Commitments) incurred under this Section 2.21 shall be in an integral multiple of $1,000,000 and be in an aggregate principal amount that is not less than $25,000,000, provided that such amount may be less than $25,000,000 if such amount represents all the remaining availability under the aggregate principal amount of Credit Agreement Refinancing Indebtedness set forth above. Subject to the consent of the Issuing Banks, any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Borrower pursuant to any Other Revolving Commitments established thereby on terms substantially equivalent to the terms applicable to

Letters of Credit under this Agreement before giving effect to such Refinancing Amendment. The Administrative Agents shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary or reasonably advisable to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Revolving Loans, Other Revolving Commitments and/or Other Term Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary, or reasonably advisable or appropriate, in the reasonable opinion of the Administrative Agents and the Borrower, to effect the provisions of this Section. This Section 2.21 shall supersede any provisions in Section 2.17(f)Section 2.18 and Section 9.02 to the contrary. Notwithstanding anything to the contrary in this Section 2.21 or otherwise, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Other Revolving Commitments (and related outstandings), (B) repayments required upon the maturity date of the Other Revolving Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments) of Loans with respect to Other Revolving Commitments after the date of obtaining any Other Revolving Commitments shall be made on at least a pro rata basis with all other Revolving Commitments, (2) subject to the provisions of Section 2.05(o) to the extent dealing with Letters of Credit which mature or expire after a maturity date when there exist Other Revolving Commitments with a longer maturity date and subject to the consent of the Issuing Bank, all Letters of Credit shall be participated on a pro rata basis by all Revolving Lenders in accordance with all other Revolving Commitments (and except as provided in Section 2.05(o), without giving effect to changes thereto on an earlier maturity date with respect to Letters of Credit theretofore incurred or issued), (3) the permanent repayment of Revolving Loans with respect to, and termination of, Other Revolving Commitments after the date of obtaining any Other Revolving Commitments shall be made on at least a pro rata basis with all other Revolving Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a non- rata basis as compared to any other Class with a later maturity date than such Class and (4) assignments and participations of Other Revolving Commitments and Other Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and Revolving Loans.

Section 2.22 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02.

(ii) Reallocation of Payments. Any payment of principal, interest, fees, indemnity payments or other amounts received by the applicable Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to such Administrative Agent by that Defaulting Lender pursuant to Section 9.08), shall be applied at such time or times as may be determined by such Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to applicable Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Bank; third, if so determined by the Revolving Facility Administrative Agent or requested by the Issuing Bank, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrower may request, to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, if so determined by the Administrative Agents and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Bank against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursement in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or LC Disbursements were made at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non- Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender shall not be entitled to receive any commitment fee pursuant to Section 2.12(a) or any default rate of interest pursuant to Section 2.13(c), in each case, for any period during which that Lender is a Defaulting Lender and (A) if the participations in Letters of Credit and Swingline Loans are reallocated pursuant to clause (iv) below, then the fees payable to the Lenders pursuant to Sections 2.12(a) and (b) shall be adjusted to reflect the higher amounts of such participations allocated to such Lenders, and (B) if all or any portion of such Defaulting Lender’s LC Exposure or Swingline Exposure is neither reallocated pursuant to clause (iv) below nor Cash Collateralized pursuant to Section 2.23, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(c) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or Cash Collateralized.

(iv) Reallocation of Pro Rata Shares to Reduce LC Exposure and Swingline Exposure. During any period in which there is a Defaulting Lender with a Revolving Commitment, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit, the “Applicable Percentage” of each non-Defaulting Lender with a Revolving Commitment, shall be computed without giving effect to the Revolving Commitment of that Defaulting Lender, and such obligation to so acquire, refinance or fund participations in such Letters of Credit or Swingline Loans, as applicable, shall automatically be reallocated among the non-Defaulting Lenders with Revolving Commitments upon such Defaulting Lender becoming a Defaulting Lender; provided that the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in such Letters of Credit or Swingline Loans, as applicable, shall not exceed the positive difference, if any, of (1) the Revolving Commitment, as applicable, of that non-Defaulting Lender minus (2) the aggregate outstanding amount of the Revolving Loans of that Lender. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender with a Revolving Commitment arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Revolving Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) So long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend, increase, renew or extend any Letter of Credit, unless it is satisfied that the has received assurances satisfactory to it that non-Defaulting Lenders will cover the related exposure in accordance with this Section 2.22 and/or Cash Collateral will be provided by the Borrower in accordance with Section 2.23, and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.22(a)(iv) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

(b) Defaulting Lender Cure. If the Borrower, each Administrative Agent, the Swingline Lender and the Issuing Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agents will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agents may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentage without giving effect to Section 2.22(a)(iv), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) So long as such Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend, increase, renew or extend any Letter of Credit, unless it has received assurances satisfactory to it that non-Defaulting Lenders will cover the related exposure in accordance with this Section 2.22 and/or Cash Collateral will be provided by the Borrower in accordance with Section 2.23, and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.22(a)(iv) (and such Defaulting Lender shall not participate therein).

Section 2.23 Cash Collateral.

(a) Certain Credit Support Events. If, as of the date of termination of all Revolving Commitments, any LC Exposure for any reason remains outstanding, the Borrower shall promptly provide Cash Collateral in an amount equal to 103% of the then outstanding amount of all LC Exposure. At any time that there shall exist a Defaulting Lender, on the Business Day following the written request of the Revolving Facility Administrative Agent, the Borrower shall deliver to the Revolving Facility Administrative Agent Cash Collateral in an amount equal to 103% of all LC Exposure (after giving effect to Section 2.22(a)(iv) and any Cash Collateral provided by such Defaulting Lender). If at any time the Revolving Facility Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Revolving Facility Administrative Agent or that the total amount of such funds is less than the aggregate outstanding amount of all LC Exposure in respect of the Borrower, the Borrower will, within three Business Days of written demand by the Revolving Facility Administrative Agent, pay to the Revolving Facility Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate outstanding amount over (y) the total amount of funds, if any, then held as Cash Collateral to secure such LC Exposure that the Revolving Facility Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable laws, to reimburse the Issuing Bank.

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one or more blocked, non-interest-bearing deposit and/or securities accounts with or established by the Revolving Facility Administrative Agent. The Borrower, and to the extent provided by any Lender, such

Lender, hereby grants to (and subjects to the control of) the Revolving Facility Administrative Agent, for the benefit of the Revolving Facility Administrative Agent, the Issuing Bank and the applicable Revolving Lenders, and agrees to maintain, a first priority security interest (subject to Liens of the type permitted by Section 6.02) in all such cash, Cash Equivalents, deposit and/or securities accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.23(c). If at any time the Revolving Facility Administrative Agent determines that Cash Collateral is subject to any non-permitted right or claim of any Person other than the Revolving Facility Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than 103% of the applicable LC Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly following written demand by the Revolving Facility Administrative Agent, pay or provide to such Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.23 or otherwise in respect of Letters of Credit shall be held and applied to the satisfaction of the specific LC Disbursement, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce LC Exposure or other obligations shall be released promptly following (i) the elimination of the applicable LC Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee) or (ii) the Revolving Facility Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, that (x) Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of an Event of Default and (y) the Person providing Cash Collateral and the Issuing Bank may agree that Cash Collateral shall not be released but instead held to support future anticipated LC Exposure or other obligations.

Section 2.24 Extensions of Term Loans and Revolving Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by (i) the Borrower to all Lenders of Term Loans of the applicable Class with a like maturity date or (ii) the Borrower to all Lenders with Revolving Commitments of the applicable Class with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans or Revolving Commitments with a like maturity date, as the case may be) and offered on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans and/or Revolving Commitments and otherwise modify the terms of such Term Loans and/or Revolving Commitments pursuant to the terms of the relevant

Extension Offer (including, without limitation, by increasing the interest rate, premiums or fees payable in respect of such Term Loans and/or Revolving Commitments (and related outstandings) and/or modifying the amortization schedule, optional prepayment terms, required prepayment dates and participation in prepayments in respect of such Lender’s Term Loans) (each, an “Extension”, and each group of Term Loans or Revolving Commitments, as applicable, in each case as so extended, as well as the Initial Term Loans and the Initial Revolving Commitments (in each case not so extended), being a separate Class; any Extended Term Loans shall constitute a separate Class of Term Loans from the Class of Term Loans from which they were converted, and any Extended Revolving Commitments shall constitute a separate Class of Revolving Commitments from the Class of Revolving Commitments from which they were converted), so long as the following terms are satisfied (or waived):

(i) except as to interest rates, fees, premiums, amortization, prepayments, AHYDO Catch-Up Payments and final maturity (which shall be determined by the Borrower and set forth in the relevant Extension Offer and which shall be no earlier than the maturity date of the Class of Revolving Commitments for which such Extension Offer was made), the Revolving Commitment of any Revolving Loan Lender that agrees to an Extension with respect to such Revolving Commitment (an “Extending Revolving Loan Lender”) extended pursuant to an Extension (an “Extended Revolving Commitment” and the loans made pursuant thereto, the “Extended Revolving Loans”), and the related outstandings, shall have covenants, events of default and guarantees, if not consistent with the terms of the Revolving Commitments, shall not be materially more restrictive to the Loan Parties (as determined in good faith by the Borrower), when taken as a whole, than the terms of the Revolving Commitment unless (x) the Revolving Lenders receive the benefit of such more restrictive terms or (y) any such provisions apply after the Revolving Maturity Date (as determined in good faith by the Borrower); provided that (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings), (B) repayments required upon the maturity date of the non-extended Revolving Commitments and (C) repayments made in connection with a permanent repayment and termination of commitments) of Loans with respect to Extended Revolving Commitments after the applicable Extension date shall be made on a pro rata basis or less with all other Revolving Commitments, (2) all Letters of Credit shall be participated on a pro rata basis or less by all Lenders with Revolving Commitments in accordance with their percentage of the Revolving Commitments, (3) the permanent repayment of Revolving Loans with respect to, and termination of, Extended Revolving Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a non-pro rata basis as compared to any other Class with a later maturity date than such Class, (4) assignments and participations of Extended Revolving Commitments and Extended Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and Revolving Loans and (5) at no time shall there be Revolving Commitments hereunder (including Extended Revolving Commitments and any Initial Revolving Commitments) which have more than four different maturity dates,

(ii) except as to interest rates, fees, premiums, amortization, prepayments, AHYDO Catch-Up Payments and final maturity (which shall, subject to the immediately succeeding clauses (iv) and (v), be determined by the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Term Lender that agrees to an Extension with respect to such Term Loans (an “Extending Term Lender”, and together with Extending Revolving Loan Lenders, “Extending Lenders”) extended pursuant to any Extension (“Extended Term Loans”) shall have covenants, events of default and guarantees, if not consistent with the terms of the Term Loans, shall not be materially more restrictive to the Loan Parties (as determined in good faith by the Borrower), when taken as a whole, than the terms of the Term Loans unless (x) the Lenders of the Term Loans receive the benefit of such more restrictive terms or (y) any such provisions apply after the Term Loan Maturity Date),

(iii) the final maturity date of any Extended Term Loans shall be no earlier than the Term Loan Maturity Date of the Class of Term Loans for which such Extension Offer was made and at no time shall the Term Loans (including Extended Term Loans) have more than six different maturity dates,

(iv) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby (without giving effect to nominal amortization for periods where amortization has been eliminated as a result of a prepayment of the applicable Term Loans),

(v) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Commitments, as the case may be, in respect of which Term Lenders or Revolving Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Loans, as the case may be, of such Term Lenders or Revolving Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders or Revolving Lenders, as the case may be, have accepted such Extension Offer,

(vi) all documentation in respect of such Extension shall be consistent with the foregoing, and

(vii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower.

(b) With respect to all Extensions consummated by the Borrower pursuant to this Section 2.24, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.11 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant

Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Term Loans or Revolving Commitments (as applicable) of any or all applicable Classes be tendered. The Administrative Agents and the Lenders hereby consent to the consummation of the transactions contemplated by this Section 2.24 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, any pro rata payment or amendment section) or any other Loan Document that may otherwise prohibit or restrict any such Extension or any other transaction contemplated by this Section 2.24.

(c) No consent of any Lender or any Agent shall be required to effectuate any Extension, other than (i) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Commitments (or a portion thereof), (ii) with respect to any Extension of the Revolving Commitments, the consent of each Issuing Bank and (iii) to the extent directly adversely amending or modifying the rights or duties of any Administrative Agent beyond those of the type already required to perform under the Loan Documents, each Administrative Agent, which consent shall not be unreasonably withheld or delayed; provided that the Borrower will promptly notify each Administrative Agent of any such Extensions. All Extended Term Loans, Extended Revolving Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agents and, to the extent applicable, the Collateral Agent, to enter into amendments to this Agreement and the other Loan Documents with the Borrower and other Loan Parties as may be necessary or advisable in order to establish new Classes in respect of Revolving Commitments or Term Loans so extended and such technical amendments as may be necessary, advisable or appropriate in the reasonable opinion of the Administrative Agents and the Borrower in connection with the establishment of such new Classes, in each case on terms consistent with this Section 2.24. In addition, any such amendment shall provide that, to the extent consented to by each relevant Issuing Bank, (a) with respect to any Letters of Credit the expiration date for which extend beyond the maturity date for the non-extended Revolving Commitments, participations in such Letters of Credit on such maturity date shall be reallocated from Lenders holding Revolving Commitments to Lenders holding Extended Revolving Commitments in accordance with the terms of such amendment (provided that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Commitments, be deemed to be participation interests in respect of such Revolving Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly) and (b) limitations on drawings of Revolving Loans and issuances, extensions and amendments to Letters of Credit shall be implemented giving effect to the foregoing reallocation prior to such reallocation actually occurring to ensure that sufficient Extended Revolving Commitments are available to participate in any such Letters of Credit. Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the applicable Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the latest termination date of any Extended Term Loans or Extended Revolving

Commitments so that such maturity date is extended to the latest termination date of any Extended Term Loans or Extended Revolving Commitments (or such later date as may be advised by local counsel to the applicable Administrative Agent). No Lender shall be required to participate in any Extension.

(d) In connection with any Extension, the Borrower shall provide the Administrative Agents at least 5 Business Days (or such shorter period as may be agreed by the Administrative Agents) prior written notice thereof, and shall agree to such procedures (to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agents, in each case acting reasonably to accomplish the purposes of this Section 2.24.

Section 2.25 Term Loan Exchange Notes.

(a) The Borrower may by written notice to the Term Loan Administrative Agent elect to offer (each a “Permitted Debt Exchange Offer”) to issue to Lenders holding Term Loans under this Agreement first priority senior secured notes and/or junior lien secured notes and/or unsecured notes (the “Term Loan Exchange Notes”) in exchange for the Term Loans (each such exchange, a “Permitted Debt Exchange”); provided that such Term Loan Exchange Notes may not be in an aggregate principal amount greater than the Term Loans being exchanged (the “Base Exchange Amount”) plus unpaid accrued interest and premium (if any) thereon and underwriting discounts, fees, commissions and expenses in connection with the issuance of the Term Loan Exchange Notes, provided that the Borrower may issue Term Loan Exchange Notes in excess of the Base Exchange Amount so long as the incurrence of the Indebtedness in respect of such excess Term Loan Exchange Notes would otherwise be permitted under Section 6.01. Each such notice shall specify the date (each, a “Term Loan Exchange Effective Date”) on which the Borrower proposes that the Term Loan Exchange Notes shall be issued, which shall be a date not less than five (5) Business Days after the date on which such notice is delivered to the Term Loan Administrative Agent (or such shorter period as may be agreed by the Term Loan Administrative Agent); provided that (w) the Weighted Average Life to Maturity of such Term Loan Exchange Notes shall not be shorter than the then remaining Weighted Average Life to Maturity of the Term Loans being exchanged (without giving effect to nominal amortization for periods where amortization has been eliminated as a result of a prepayment of the applicable Term Loans) and the Term Loan Exchange Notes shall not have a final maturity before the Term Loan Maturity Date then in effect for the Class or Classes of Term Loans being exchanged (it being understood that acceleration or mandatory repayment, prepayment, redemption or repurchase of such Term Loan Exchange Notes upon the occurrence of an event of default, a change in control, an event of loss or an asset disposition shall not be deemed to constitute a change in the stated final maturity thereof); (x) if secured, such Term Loan Exchange Notes shall rank pari passu or junior in right of payment and of security with or to the Loans and Commitments being exchanged hereunder; (y) all other terms and conditions (other than maturity, interest rates, pricing, amortization, AHYDO Catch-Up Payments, optional prepayment terms, and fees) applicable to such Term Loan Exchange Notes shall reflect market terms and conditions at the time of incurrence or issuance (as determined in good faith by the Borrower); provided that the Term Loan Exchange Notes shall not have the benefit of any financial maintenance covenant unless (i) the Term Loans have the benefit of such financial maintenance covenant on the same terms or (ii) the Term Loans shall have in the future been provided with the benefit of a financial maintenance covenant, in which case such Term Loan Exchange Notes issued after such future date may be provided with the benefit of the same financial maintenance covenant on the same terms; and (z) the obligations in respect of the Term Loan Exchange Notes (A) shall not be secured by Liens on any asset of the Borrower and the Restricted Subsidiaries other than assets constituting Collateral, (B) if such Term Loan Exchange Notes are secured, all security therefor shall be granted pursuant to documentation that is not more restrictive than the Security Documents in any material respect taken as a whole (as determined by the Borrower) and the representative for such Additional Term Notes shall enter into a customary intercreditor agreement with the Collateral Agent substantially consistent with the terms set forth on Exhibit K-1 or K-2 annexed hereto together with (I) any immaterial changes and (II) material changes thereto in light of prevailing market conditions, which material changes shall be posted to the Lenders not less than five Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within five Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Collateral Agent’s entering into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Collateral Agent’s execution thereof, in each case in form and substance reasonably satisfactory to the Collateral Agent (it being understood that junior Liens are not required to be pari passu with other junior Liens, and that Indebtedness secured by junior Liens may be secured by Liens that are pari passu with, or junior in priority to, other Liens that are junior to the Liens securing the Obligations, or (C) shall not be incurred or Guaranteed by any Restricted Subsidiary unless such Restricted Subsidiary is a Loan Party that shall have previously or substantially concurrently Guaranteed or borrowed such Term Loans being exchanged.

(b) The Borrower shall offer to issue Term Loan Exchange Notes in exchange for any Class of Term Loans to all Lenders holding such Class of Term Loans (other than any Lender that, if requested by the Borrower, is unable to certify that it is (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), (ii) an institutional “accredited investor” (as defined in Rule 501 under the Securities Act) or (iii) not a “U.S. person” as defined in Rule 902 under the Securities Act) on a pro rata basis, and such Lenders may choose to accept or decline to receive such Term Loan Exchange Notes in their sole discretion. Any such Term Loans exchanged for Term Loan Exchange Notes shall be automatically and immediately, without further action by any Person, cancelled on the Term Loan Exchange Effective Date for all purposes of this Agreement (and, if requested by the Term Loan Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Term Loan Administrative Agent an Assignment and Assumption, or such other form as may be reasonably requested by the Term Loan Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), and accrued and unpaid interest on such Term Loans shall be paid to the exchanging Lenders on the Term Loan Exchange Effective Date, or, if agreed to by the Borrower and the Term Loan Administrative Agent, the next scheduled Interest Payment Date with respect to such Term Loans (with such interest accruing until the date of consummation of such Permitted Debt Exchange).

(c) If the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of a given Class tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount of the applicable Class actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of such Class offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans under the relevant Class tendered by such Lenders ratably up to such maximum based on the respective principal amounts so tendered or, if such Permitted Debt Exchange Offer shall have been made with respect to multiple Classes without specifying a maximum aggregate principal amount offered to be exchanged for such Class, the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of all Classes tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of all relevant Classes offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans across all Classes subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered.

(d) With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Section 2.25, unless waived by the Borrower, such Permitted Debt Exchange Offer shall be made for not less than $25,000,000 in aggregate principal amount of Term Loans; provided that subject to the foregoing the Borrower may at its election specify (A) as a condition (a “Minimum Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Classes be tendered and/or (B) as a condition (a “Maximum Tender Condition”) to consummating any such Permitted Debt Exchange that no more than a maximum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Classes will be accepted for exchange. The Term Loan Administrative Agent and the Lenders hereby acknowledge and agree that this Section 2.25 shall supersede any provisions of Section 2.11, Section 2.18 and Section 9.02 to the contrary, waive the requirements of any other provision of this Agreement or any other Loan Document that may otherwise prohibit the incurrence of any Indebtedness expressly provided for by this Section 2.25 and hereby agree not to assert any Default or Event of Default in connection with the implementation of any such Permitted Debt Exchange or any other transaction contemplated by this Section 2.25.

(e) In connection with each Permitted Debt Exchange, the Borrower shall provide the Term Loan Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Term Loan Administrative Agent) prior written notice thereof, and the Borrower and the Term Loan Administrative Agent, acting reasonably, shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.25; provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than five (5) Business Days following the date on which the Permitted Debt Exchange Offer is made. The Borrower shall provide the final results of such Permitted Debt Exchange to the Term Loan Administrative Agent no later than one (1) Business Day prior to the proposed date of effectiveness for such Permitted Debt Exchange and the Term Loan Administrative Agent shall be entitled to conclusively rely on such results.

(f) The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (x) neither the Term Loan Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Debt Exchange and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Securities Exchange Act of 1934, as amended.

ARTICLE III Representations

and Warranties

The Borrower and its Restricted Subsidiaries represent and warrant to the Lenders that (it being understood that the following representations and warranties shall be deemed made with respect to any Foreign Subsidiary only to the extent relevant under applicable law); provided that, on the Closing Date, each such Person’s representations and warranties shall be limited to the Specified Representations:

Section 3.01 Organization; Powers. Each of the Borrower and its Restricted Subsidiaries (a) is duly organized or incorporated and validly existing, (b) to the extent such concept is applicable in the corresponding jurisdiction, is in good standing under the laws of the jurisdiction of its organization or incorporation and (c) has all requisite organizational or constitutional power and authority to (i) carry on its business as now conducted and as proposed to be conducted and (ii) execute, deliver and perform its obligations under each Loan Document to which it is a party, except, in the case of clauses (b) only, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.02 Authorization; Enforceability. This Agreement (and the lending transactions contemplated hereby to occur on the Closing Date) have been duly authorized by all necessary corporate, shareholder or other organizational action by the Borrower and constitutes, and each other Loan Document to which any Loan Party is a party has been duly authorized by all necessary corporate, shareholder or other organizational action by such Loan Party, and each Loan Document constitutes, or when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation the Borrower or such other Loan Party (as the case may be), enforceable in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and (ii) the need for filings and registrations necessary to create or perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties.

Section 3.03 Governmental Approvals; No Conflicts. The execution, delivery and performance by the Loan Parties of the Loan Documents to which such Loan Parties are a party (a) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, in each case as of the Closing Date, (ii) filings and registrations of charges necessary to perfect Liens created under the Loan Documents and to release existing Liens (if any), and (iii) those consents, approvals, registrations, filings or other actions, the failure of which to obtain or make would not reasonably be expected to result in a Material Adverse Effect, (b) will not violate any Organizational Document of the Borrower or any other Loan Party, (c) will not violate any Requirement of Law applicable to the Borrower or any Restricted Subsidiary, (d) will not violate or result in a default under any indenture, agreement or other instrument in each case constituting Material Indebtedness binding upon the Borrower or any Restricted Subsidiary or their respective assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any Restricted Subsidiary or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation thereunder, in each case as of the Closing Date, and (e) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Restricted Subsidiary, except Liens created under the Loan Documents and Liens permitted under Section 6.02, except in the cases of clauses (a)(c) and (d) above where such violations, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.04 Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Administrative Agents the Historical Financial Statements. The financial statements described in clauses (b), (c) and (e) of the definition of “Historical Financial Statements” present fairly, in all material respects, the consolidated financial position and the consolidated results of operations and consolidated cash flows of the Acquired Business as of such dates and for such periods in accordance in all material respects with GAAP (except, in the case of the unaudited financial statements, as permitted by the Securities and Exchange Commission), subject, in the case of the unaudited financial statements, to normal year-end audit adjustments and to any other adjustments described therein, (including the notes thereto), the absence of footnotes and the inclusion of explanatory notes.

(b) Since the Closing Date, no event, change or condition has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect.

Each Lender and each Administrative Agent hereby acknowledges and agrees that the Borrower and its Subsidiaries may be required to restate historical financial statements as the result of the implementation of changes in GAAP, or the respective interpretation thereof, and that such restatements will not result in a Default or an Event of Default under the Loan Documents.

Section 3.05 Properties.

(a) Each of the Borrower and its Restricted Subsidiaries has good title to, valid leasehold interests in, or rights to use, all its real and personal property material to its business, except for Liens permitted under Section 6.02 and except where the failure to have such interest would not reasonably be expected to have a Material Adverse Effect.

(b) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (i) the Borrower and its Restricted Subsidiaries own, or are licensed to use, all Intellectual Property that is necessary for the operation of their respective businesses as currently conducted, free and clear of all Liens (other than Liens permitted under Section 6.02), (ii) to the knowledge of the Borrower, all registered and issued Intellectual Property rights owned by the Borrower and its Restricted Subsidiaries are valid and enforceable, (iii) the conduct of, and the use of Intellectual Property in, the respective businesses of the Borrower and its Restricted Subsidiaries does not infringe, misappropriate, or otherwise violate the rights of any other Person, and (iv) there are no claims, actions, suits or proceedings pending against or, to the knowledge of the Borrower, threatened in writing against the Borrower or any Restricted Subsidiary (A) alleging any infringement, misappropriation or violation by the Borrower or any Restricted Subsidiary of any Intellectual Property right of any other Person, or (B) challenging the ownership, use, validity or enforceability of any Intellectual Property owned by or licensed to the Borrower or any Restricted Subsidiary.

Section 3.06 Litigation and Environmental Matters.

(a) There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against the Borrower or any Restricted Subsidiary as to which there is a reasonable possibility of an adverse determination and that, if adversely determined would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters).

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability or (iii) has received written notice of any claim with respect to any Environmental Liability.

Section 3.07 Compliance with Laws.

Each of the Borrower and the Restricted Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, except, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.08 Investment Company Status. None of the Borrower nor any other Loan Party is required to be registered as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.09 Taxes. Each of the Borrower and its Restricted Subsidiaries (a) has timely filed or caused to be filed all material Tax returns and reports required to have been filed and (b) has paid or caused to be paid all material Taxes required to have been paid by it, except any Taxes that are being contested in good faith by appropriate proceedings for which adequate reserves have been provided in accordance with GAAP or applicable foreign accounting principles.

Section 3.10 ERISA. (a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect, (b) with respect to each employee benefit plan as defined in Section 3(3) of ERISA, each of the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, (c) there exists no Unfunded Pension Liability with respect to any Plans that would reasonably be expected to result in a Material Adverse Effect, and (d) Each Foreign Pension Plan is in compliance in all material respects with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan. With respect to each Foreign Pension Plan, neither the Borrower, any Subsidiaries or any of their respective directors, officers, employees or agents has engaged in a transaction which would subject the Borrower or any Subsidiary, directly or indirectly, to a tax or civil penalty which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable law and prudent business practice or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained. The aggregate unfunded liabilities with respect to such Foreign Pension Plans would not reasonably be expected to result in a Material Adverse Effect; the present value of the aggregate accumulated benefit liabilities of all such Foreign Pension Plans (based on those assumptions used to fund each such Foreign Pension Plan) did not, as of the last annual valuation date applicable thereto, exceed by more than $50,000,000 the fair market value of the assets of all such Foreign Pension Plans.

Section 3.11 Disclosure. The representations and warranties of the Borrower contained in any Loan Document or in any other documents, certificates or written statements furnished by or on behalf of the Borrower or any Restricted Subsidiary to the Administrative Agents in connection with the transactions contemplated hereby (other than projections, estimates, budgets, forecasts, pro forma financial information and other forward-looking information and information of a general economic or general industry nature and other general market data), when taken as a whole (to the actual knowledge of an officer of the Borrower involved in the Transactions, insofar as it applies to information concerning the Acquired Business prior to the Closing Date), do not, as of the date furnished, contain any untrue statement of a material fact or omit to state any material fact (known to the Borrower, in the case of any document not furnished by it) necessary to make the statements therein not materially misleading in the light of the circumstances under which they were made (after giving effect to all supplements thereto from time to time). Any projections and pro forma financial information contained in such materials (including any Projections) were prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time of delivery thereof (based, insofar as they concern the Acquired Business, on information provided by the Acquired

Business or its representatives), it being understood by the Agents and the Lenders that such projections as to future events (i) are not to be viewed as facts, (ii)(A) are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, (B) no assurance is given by the Loan Parties that the results forecast in any such projections will be realized and (C) the actual results during the period or periods covered by any such projections may differ from the forecast results set forth in such projections and such differences may be material and (iii) are not a guarantee of performance.

Section 3.12 Labor Matters. As of the Closing Date, there are no strikes, work stoppages or material labor disputes against the Borrower or any Restricted Subsidiary pending or, to the actual knowledge of the Borrower, threatened in writing, in each case, that would reasonably be expected to have a Material Adverse Effect.

Section 3.13 Subsidiaries. As of the Closing Date, Schedule 3.13 sets forth, the name of and the ownership by the Borrower and its Subsidiaries in, each Subsidiary (other than Foreign Subsidiaries which are inactive, dormant or have only de minimis assets) and identifies each Subsidiary that is a Loan Party as of the Closing Date; provided that inaccuracies in the name and ownership of any Foreign Subsidiary that is not a Material Subsidiary shall be deemed not material for all purposes under this Agreement and the other Loan Documents.

Section 3.14 Solvency. As of the Closing Date, after giving effect to the consummation of the Transactions, the Borrower and its Restricted Subsidiaries, when taken as a whole, are Solvent.

Section 3.15 Federal Reserve Regulations.

(a) None of the Borrower or any Restricted Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) Taking into account all of the Transactions, no part of the proceeds of the Loans will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of the provisions of the Regulations of the Board, including Regulation T, U or X.

Section 3.16 Senior Indebtedness; Subordination. The Obligations hereunder and under the other Loan Documents are within the definition of “Senior Debt” (or any comparable term) and “Designated Senior Debt” (or any comparable term), to the extent applicable, under and as defined in the subordination provisions in the documentation governing Subordinated Indebtedness, if any.

Section 3.17 Use of Proceeds. The proceeds of the Term Loans and the Revolving Loans will be used in accordance with Section 5.09; provided that the proceeds of any Incremental Facility may be used for any purpose agreed to by the lenders thereof.

Section 3.18 Security Documents. The Security Documents are effective to create in favor of the Collateral Agent for the benefit of the applicable Secured Parties legal, valid and enforceable (subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, (b) any filings, notices and recordings and other perfection requirements necessary to create or perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties (which filings, notices or recordings shall be made to the extent required by any Security Document) and (c) with respect to enforceability against Foreign Subsidiaries or under non-U.S. laws, the effect of non-U.S. laws, rules and regulations as they relate to pledges, if any, of Equity Interests in Foreign Subsidiaries and intercompany Indebtedness owed by Foreign Subsidiaries) first priority Liens on, and security interests in, the Collateral (subject to Permitted Liens) and, (i) when all appropriate filings, notices or recordings are made in the appropriate offices, corporate records or with the appropriate Persons as may be required under applicable laws and any Security Document (which filings, notices or recordings shall be made to the extent required by any Security Document) and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Security Document), such Security Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral to the extent such Liens and Security interests can be perfected by such filings, notices, recordings, possession or control.

Section 3.19 OFAC; FCPA; Patriot Act.

(a) None of the Borrower or any of its Restricted Subsidiaries, nor any director or officer thereof, nor, to the knowledge of the Borrower, any employee, agent or affiliate of the Borrower or any of its Restricted Subsidiaries is a Person that is, or is owned or controlled by Persons that are: (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. State Department, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (including, without limitation, Cuba, Iran, North Korea, Sudan and Syria).

(b) The Borrower will not, directly or indirectly, use the proceeds of the Loans or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of any Sanctions, or (ii) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”) or any other applicable anti-corruption law.

(c) The Borrower and the other Loan Parties are in compliance in all material respects with the Patriot Act (to the extent applicable) and all applicable anti- corruption laws and Sanctions. The Borrower has implemented and maintains policies and procedures reasonably designed to ensure compliance by the Borrower and its Subsidiaries with all applicable anti-corruption laws and Sanctions.

ARTICLE IV

Conditions

Section 4.01 Closing Date. The Agreement and the obligations of the Lenders to make the extensions of credit to be made hereunder on the Closing Date shall not become effective until the date on which each of the following express conditions is satisfied (or waived by the Joint Lead Arrangers):

(a) Each Administrative Agent (or its counsel) shall have received: (A) from the Borrower either (i) a counterpart of this Agreement and the Collateral Agreement signed on behalf of the Borrower or (ii) written evidence reasonably satisfactory to each Administrative Agent (which may include telecopy or electronic transmission (including Adobe pdf file) of a signed signature page of this Agreement and the Collateral Agreement) that the Borrower has signed a counterpart of this Agreement, together with all Schedules hereto, and the Collateral Agreement, (B) from the Subsidiary Loan Parties (other than any Subsidiary Loan Party that is not a Subsidiary of the Borrower prior to the consummation of the Acquisition), executed counterparts of the Subsidiary Guaranty and the Collateral Agreement, (C) from the Subsidiary Loan Parties that will become Subsidiaries of the Borrower upon the consummation of the Acquisition, executed counterparts of the Subsidiary Guaranty and the Collateral Agreement, to be entered into on the Closing Date and prior to the funding of the Initial Term Loans and Initial Revolving Borrowing, (D) from the Borrower, a Note executed by the Borrower for each Lender that requests such a Note at least three Business Days in advance of the Closing Date, (E) with respect to each Loan Party, UCC-1 financing statements in a form appropriate for filing in the state of organization of such Loan Party, (F) executed IP Security Agreements as required pursuant to the Collateral Agreement, (G) delivery of stock certificates for certificated Equity Interests of each material Domestic Restricted Subsidiary that constitutes Collateral, together with appropriate instruments of transfer endorsed in blank, (H) all agreements or instruments representing or evidencing the Collateral accompanied by instruments of transfer and stock powers undated and endorsed in blank and (I) the results of a search of the UCC filings and of such tax and judgment lien searches and such searches from the U.S. Patent and Trademark Office and the U.S. Copyright Office as reasonably requested by any Administrative Agent at least 10 Business Days prior to the Closing Date, and copies of the financing statements (or similar documents) disclosed by such search; provided, in each case, that to the extent any lien search, delivery of evidence of insurance, guarantee or any Collateral or any security interests therein (including the creation or perfection of any security interest) (other than (x) grants of Collateral subject to the UCC that may be perfected by the filing of UCC financing statements and (y) the delivery of stock certificates for certificated stock of each Domestic Subsidiary that is not Excluded Property) is not or cannot be provided or perfected on the Closing Date after the Borrower’s use of commercially reasonable efforts to do so, without undue burden or expense, the delivery of such lien search, evidence of insurance, guarantee and/or any Collateral (and perfecting of security interests therein) shall not constitute a condition precedent to the availability of the Initial Term Loans and the Initial Revolving Borrowing on the Closing Date but shall be required to be delivered pursuant to Section 5.16.

(b) Each Administrative Agent shall have received (i) a customary written opinion (addressed to the Administrative Agents and the Lenders and dated the Closing Date) of Kirkland & Ellis LLP, California, New York and Illinois counsel for the Loan Parties and (ii) Stinson Leonard Street LLP, Missouri counsel for the Loan Parties.

(c) Each Administrative Agent shall have received: (i) a copy of each Organizational Document of the Borrower and the Subsidiary Loan Parties and, to the extent applicable, certified as of a recent date by the appropriate governmental official; (ii) signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party as of the Closing Date and prior to the funding of the Initial Term Loans and Initial Revolving Borrowing; (iii) resolutions of the board of directors or similar governing body of the Borrower and the Subsidiary Loan Parties approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which such Loan Party is a party as of the Closing Date and prior to the funding of the Initial Term Loans and Initial Revolving Borrowing, certified as of the Closing Date by such Loan Party as being in full force and effect without modification or amendment; and (iv) a good standing certificate (to the extent such concept is known in the relevant jurisdiction) from the applicable Governmental Authority of the Borrower and the Subsidiary Loan Parties jurisdiction of incorporation, organization or formation dated a recent date prior to the Closing Date; provided that, with respect to any Loan Party on the Closing Date that is a Foreign Subsidiary, in lieu of delivery of the items set forth in clauses (i) through (iv), such Loan Party shall deliver a customary director’s certificate, including customary attachments thereto.

(d) The Term Loan Administrative Agent shall have received a Borrowing Request relating to the Borrowing of the Initial Term Loans and the Revolving Facility Administrative Agent shall have received a Borrowing Request relating to the Initial Revolving Borrowing on the Closing Date.

(e) The Administrative Agents shall have received all fees and other amounts due and payable by any Loan Party on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by the Borrower under any Loan Document, provided that any such fees and other amounts to be paid as a condition to the Closing Date must be invoiced at least three (3) business days prior to the Closing Date and may be offset against the proceeds of the Initial Term Loans or Initial Revolving Borrowing.

(f) The Joint Lead Arrangers shall have received copies of the Historical Financial Statements; provided that the filing of the required financial statements on Form 10- K and Form 10-Q within such time periods by the Company will satisfy the express conditions set forth in this Section 4.01(f).

(g) The Joint Lead Arrangers shall have received a pro forma consolidated balance sheet and income statement of the Borrower and its Subsidiaries as of, and for the period ended, June 28, 2014, as adjusted to give effect to the Transactions and to such other adjustments as shall be agreed among the Joint Lead Arrangers.

(h) The Acquisition shall have been consummated, or substantially simultaneously with the funding of the Initial Term Loans and Initial Revolving Borrowing

shall be consummated, in accordance in all material respects with the Acquisition Agreement, and no material provision of the Acquisition Agreement shall have been waived, amended, supplemented or otherwise modified in a manner material and adverse to the Lenders without the consent of the Joint Lead Arrangers (not to be unreasonably withheld, delayed, denied or conditioned); provided that (i) any reduction in the purchase price for the Closing Date Acquisition set forth in the Acquisition Agreement shall not be deemed to be material and adverse to the interests of the Lenders so long as (x) any such reduction is less than 10% of the purchase price or (y) is applied to reduce the Term Loans and the Senior Notes on a pro rata basis, (ii) any increase in the purchase price set forth in the Acquisition Agreement shall be deemed to be not material and adverse to the interests of the Lenders so long as such purchase price increase is funded with equity proceeds (it being understood and agreed that no purchase price or similar adjustment provisions set forth in the Acquisition Agreement shall constitute a reduction or increase in the purchase price) and (iii) any amendment to the definition of “Material Adverse Effect”, or a waiver of the condition relating thereto, shall be deemed material and adverse to the interests of the Lenders.

(i) After giving effect to the Transactions, the Borrower and its Restricted Subsidiaries shall have outstanding no preferred stock or Material Indebtedness for borrowed money other than (i) the Term Loans and the Revolving Commitments (and the Revolving Loans thereunder), (ii) the Senior Notes, (iii) indebtedness permitted to remain outstanding under the Acquisition Agreement, (iv) Indebtedness otherwise permitted hereunder and (v) intercompany indebtedness for borrowed money.

(j) The Administrative Agents shall have received a Solvency Certificate. (k) Each Administrative Agent shall have received at least two (2)

Business Days prior to the Closing Date such “know your customer” anti-money laundering rules and Patriot Act information about the Borrower and the Subsidiary Loan Parties as they shall have reasonably requested in writing at least ten (10) Business Days prior to the Closing Date.

(l) The Specified Acquisition Agreement Representations and the Specified Representations shall, in each case, be true and correct in all material respects as of the Closing Date (or true and correct in all material respects as of a specified date, if earlier); provided that to the extent any of the Specified Acquisition Agreement Representations are qualified or subject to “material adverse effect,” the definition thereof shall be Acquired Business Material Adverse Effect for purposes of any representations and warranties made or to be made on, or as of, the Closing Date.

For purposes of determining whether the conditions set forth in this Section 4.01 have been satisfied, by releasing its signature page hereto or to an Assignment and Assumption, the Administrative Agents and each Lender party hereto shall be deemed to have consented to, approved, accepted or be satisfied with each document or other matter required hereunder to be consented to or approved by, or acceptable or satisfactory to, the applicable Administrative Agent or such Lender, as the case may be.

Section 4.02 Each Credit Event. The obligation of (i) each Lender to make a Loan on the occasion of any Borrowing after the Closing Date and (ii) the Issuing Bank to issue, renew, increase or extend any Letter of Credit after the Closing Date (each event referred to in clause (i) and (ii) above, a “Credit Event”), is subject to receipt of the request therefor in accordance herewith and to the satisfaction (or waiver) of the following express conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects, in each case on and as of the date of such Credit Event (or true and correct as of a specified date, if earlier); provided that in the case of any Incremental Facility the proceeds of which will be used to finance a Permitted Acquisition or similar permitted Investment, such representations shall be limited to customary “SunGard” specified representations.

(b) At the time of and immediately after giving effect to such Credit Event, no Default or Event of Default shall have occurred and be continuing, subject to clause (i) of the proviso to Section 2.20(a).

(c) The Revolving Facility Administrative Agent shall have received a Borrowing Request meeting the requirements of Section 2.03.

Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section) and each issuance, renewal, increase or extension of a Letter of Credit (other than any Borrowing or issuance of a Letter of Credit on the Closing Date) shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

From and after the Closing Date and until the Termination Date, each of the Borrower and its Restricted Subsidiaries (except in the case of the covenants set forth in Section 5.01 and Section 5.02) covenants and agrees with the Lenders that:

Section 5.01 Financial Statements and Other Information. the Borrower will furnish to the Administrative Agents which will furnish to the Lenders:

(a) within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2014)), the audited consolidated balance sheet and audited consolidated statements of income, stockholders’ equity and cash flows as of the end of and for such year for the Borrower and its Subsidiaries, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP, independent public accountants of recognized national standing or other independent public accountants reasonably acceptable to the Administrative Agents, with an unmodified report by such independent public accountants without an emphasis of matter paragraph related to going concern as defined by Statement on Accounting Standards AU-C Section 570 “The Auditor’s Consideration of an Entity’s Ability to Continue as a Going Concern” (or any similar statement under any amended or successor rule as may be adopted by the Auditing Standards Board from time to time) (except to the extent such emphasis paragraph results solely from (i) a current maturity of the Loans, the Term Loan Exchange Notes, the Additional Term Notes, the Unrestricted Additional Term Notes, the Refinancing Notes or the Senior Notes or (ii) any potential inability to satisfy the covenant under Section 6.11 on a future date or in a future period) and, for avoidance of doubt, without modification as to the scope of such audit, to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance in all material respects with GAAP (except as otherwise disclosed in such financial statements) and a customary management discussion and analysis of the financial condition and results of operations for such period;

(b) within 45 days (or in the case of the first three such fiscal quarters to occur after the Closing Date, 60 days) after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (beginning with the fiscal quarter ending March 28, 2015), the unaudited consolidated balance sheet and unaudited consolidated statements of income and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year for the Borrower and its Subsidiaries, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by its Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries, subject to normal year-end audit adjustments and the absence of footnotes, and a customary management discussion and analysis of the financial condition and results of operations for such period;

(c) concurrently with the delivery of any financial statements under paragraphs (a) and (b) above, a Compliance Certificate (i) certifying as to whether a Default exists and, if a Default exists, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations (A) during any fiscal quarter during which the covenant contained in Section 6.11 is in effect pursuant to the last sentence of Section 6.11, demonstrating compliance with such covenant and (B) in the case of financial statements delivered under paragraph (a) above, beginning with the financial statements for the fiscal year of the Borrower ending December 31, 2015, of Excess Cash Flow for such fiscal year and (iii) stating whether any material change in GAAP or in the application thereof has occurred since the date of the then most recently delivered audited financial statements that would affect the compliance or non-compliance with any financial ratio or requirement in this Agreement and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) not later than 90 days after the end of each fiscal year of the Borrower (beginning with the fiscal year ending December 31, 2014), a reasonably detailed consolidated budget for the following fiscal year as customarily prepared by management of the Borrower for its internal use consistent in scope with the financial statements provided pursuant to Section 5.01(a) setting forth the principal assumptions upon which such budget is based (collectively, the “Projections”), it being understood and agreed that any financial or business projections furnished by any Loan Party (i)(A) are subject to significant uncertainties and contingencies, which may be beyond the control of the Loan Parties, (B) no assurance is given by the Loan Parties that the results or forecast in any such projections will be realized and (C) the actual results may differ from the forecast results set forth in such projections and such differences may be material and (ii) are not a guarantee of performance;

(e) promptly after the same become publicly available, copies of all material periodic and other reports, proxy statements and other materials filed by the Borrower or any Restricted Subsidiary with the SEC or with any national securities exchange;

(f) (i) simultaneously with the delivery of each set of consolidated financial statements referred to in Section 5.01(a) or (b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements; and

(g) promptly following any reasonable request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary as either Administrative Agent may reasonably request, including information requested on behalf of any Lender to comply with Section 9.14; provided that none of the Borrower nor any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to any Administrative Agent or any Lender (or their representatives or contractors) is prohibited by law, fiduciary duty or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 5.01 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (A) the applicable consolidated financial statements of any direct or indirect parent of the Borrower that, directly or indirectly, holds all of the Equity Interests of the Borrower or (B) the Borrower’s (or any direct or indirect parent thereof, as applicable) Form 10- K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), to the extent such information is in lieu of information required to be provided under Section 5.01(a), such materials are accompanied by a report and opinion of Ernst & Young LLP or another independent registered public accounting firm of nationally recognized standing or other Person reasonably acceptable to the Administrative Agents, with an unmodified report by such independent public accountants without an emphasis of matter paragraph related to going concern as defined by Statement on Accounting Standards AU-C Section 570 “The Auditor’s Consideration of an Entity’s Ability to Continue as a Going Concern” (or any similar statement under any amended or successor rule as may be adopted by the Auditing Standards Board from time to time) (except to the extent such emphasis paragraph results solely from (i) a current maturity of the Loans, the Senior Notes or (ii) any potential inability to satisfy the covenant under Section 6.11 on a future date or in a future period) and, for avoidance of doubt, without modification as to the scope of such audit, to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance in all material respects with GAAP (except as otherwise disclosed in such financial statements).

Any financial statements or other documents, reports, proxy statements or other materials (to the extent any such financial statements or documents, reports, proxy statements or other materials are included in materials otherwise filed with the SEC) required to be delivered pursuant to this Section 5.01 may be satisfied with respect to such financial statements or other documents, reports, proxy statements or other materials by the filing of the Borrower’s Form 8- K, 10-K or 10-Q, as applicable, with the SEC. All financial statements and other documents, reports, proxy statements or other materials required to be delivered pursuant to this Section 5.01 or Section 5.02 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) such financial statements and/or other documents are posted on the SEC’s website on the Internet at www.sec.gov, (ii) on which the Borrower posts such documents, or provide a link thereto, on the Borrower’s website or (iii) on which such documents are posted on the Borrower’s behalf on an Internet or Intranet website, if any, to which each Administrative Agent and each Lender has access (whether a commercial third-party website or a website sponsored by an Administrative Agent), provided that (A) the Borrower shall, at the request of any Administrative Agent, continue to deliver copies (which delivery may be by electronic transmission (including Adobe pdf copy)) of such documents to each Administrative Agent and (B) the Borrower shall notify (which notification may be by facsimile or electronic transmission (including Adobe pdf copy)) each Administrative Agent of the posting of any such documents on any website. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agents and maintaining its copies of such documents. Each Lender and the Administrative Agent hereby acknowledges and agrees that the Borrower and its Restricted Subsidiaries may be required to restate historical financial statements as the result of the implementation of changes in GAAP, or the respective interpretation thereof or otherwise, and that such restatements will not result in a Default or an Event of Default under the Loan Documents solely as a result of such restatement.

The Borrower hereby acknowledges that (a) each Administrative Agent will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Subsidiaries, or the respective securities of any of the foregoing, and who may be engaged in investment and other market- related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that are to be made available to Public Lenders; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agents, the Joint Lead Arranger, the Issuing Bank and the Lenders to treat the Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent the Borrower Materials constitute Information, they shall remain subject to the provisions of Section 9.12; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agents shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information” (it being understood that the Borrower shall be under no obligation to mark the Borrower Materials “PUBLIC”). Notwithstanding the foregoing, to the extent the Borrower has had a reasonable opportunity to review, the following Borrower

Materials shall be deemed to be marked “PUBLIC,” unless the Borrower notifies the Administrative Agents promptly that any such document contains material non-public information: (1) the Loan Documents and (2) notification of changes in the terms of the Loans.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including foreign, United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or their respective securities for purposes of United States Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE ADMINISTRATIVE AGENTS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENTS IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.

Section 5.02 Notices of Material Events. The Borrower will furnish to each Administrative Agent (for distribution to each Lender through the Administrative Agents) prompt written notice of a Responsible Officer of the Borrower’s obtaining knowledge of any of the following:

(a) the occurrence of any Default or Event of Default, in each case, except to the extent the Administrative Agents shall have furnished the Borrower written notice thereof;

(b) to the knowledge of a Responsible Officer of the Borrower, the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or threatened in writing against the Borrower or any Restricted Subsidiary that would reasonably be expected to be adversely determined and if adversely determined, would reasonably be expected to result, after giving effect to the coverage and policy limits of applicable insurance policies, in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, in either case, would reasonably be expected to result in a Material Adverse Effect; and

(d) any other development (including notice of any claim or condition arising under or relating to any Environmental Law) that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto. Documents required to be delivered pursuant to this Section 5.02 may be delivered electronically in accordance with Section 5.01.

Section 5.03 Existence; Conduct of Business. The Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things reasonably necessary to obtain, preserve, renew and keep in full force and effect (a) its legal existence (except as otherwise permitted hereunder), (b) the business licenses, permits, privileges, franchises and other rights, other than Intellectual Property rights (which are covered in clause (c)), necessary to conduct its business and (c) the Intellectual Property rights owned by the Borrower or a Restricted Subsidiary and necessary to conduct their respective businesses, except, in the case of clauses (a) (other than with respect to the Borrower), (b) and (c), to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Effect, provided that the foregoing shall not prohibit any transaction otherwise permitted hereunder.

Section 5.04 Payment of Taxes. The Borrower will, and will cause each Restricted Subsidiary to, pay all Tax liabilities, before any penalty accrues thereon, except where (a)(i) any such payment is being contested in good faith by appropriate proceedings and (ii) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves or other appropriate provision with respect thereto in accordance with GAAP or (b) the failure to make payment would not reasonably be expected to result in a Material Adverse Effect.

Section 5.05 Maintenance of Properties. Except if the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower will, and will cause each Restricted Subsidiary to, keep and maintain all property material to the conduct of its business (other than any tangible property referenced in Section 5.03 and Intellectual Property) in good working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted, provided that the foregoing shall not prohibit any transaction otherwise permitted hereunder.

Section 5.06 Insurance. The Borrower will, and Borrower will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurance companies, (a) insurance in such amounts (after giving effect to any self-insurance reasonable and customary for similarly-situated Persons engaged in the same or similar business) and against such risks as is (i) customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations as reasonably determined by management of the Borrower and (ii) considered adequate by the Borrower. The Borrower will furnish to the Administrative Agents, promptly following written request, information in reasonable detail as to the insurance so maintained; provided that so long as no Event of Default has occurred and is continuing, the Borrower shall only be required to provide such information one time in any fiscal year of the Borrower. Without limiting the generality of the foregoing, the Borrower will, or will cause each Loan Party to, maintain or cause to be maintained flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance in all material respects with any applicable regulations of the Board. No later than ninety (90) days (as such period may be extended in the reasonable discretion of the Collateral Agent) after the Closing Date (or the date any such insurance is obtained, renewed or extended in the case of insurance obtained, renewed or extended after the Closing Date), the Borrower will cause all property and casualty insurance policies with respect to Collateral to be endorsed or otherwise amended to include a lender’s loss payable, mortgagee or additional insured, as applicable, endorsement, or otherwise reasonably satisfactory to the Collateral Agent.

Section 5.07 Books and Records; Inspection and Audit Rights. The Borrower will, and will cause each Restricted Subsidiary to, keep proper books of record and account in which full, true and correct entries (in all material respects) are made of all material financial transactions in relation to its business and activities. The Borrower will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agents, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers, all at such reasonable times and as often as reasonably requested, provided that only the Administrative Agents on behalf of the Lenders may exercise rights under this Section 5.07 and the Administrative Agents shall not exercise such rights more often than one time during any fiscal year absent the existence of an Event of Default and, in any event, only one such time shall be at the Borrower’s expense, and provided, further, that when an Event of Default has occurred and is continuing the Administrative Agents (or any of their designated representatives) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agents shall provide the Borrower the opportunity to participate in any discussions with any such independent accountants. Notwithstanding anything to the contrary in this Section 5.07, neither the Borrower nor any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to the Administrative Agents or any Lender (or their representatives or contractors) is prohibited by law, fiduciary duty or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

Section 5.08 Compliance with Laws. The Borrower will, and will cause each Restricted Subsidiary to, comply with all Requirements of Law with respect to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.09 Use of Proceeds.

(a) The proceeds of the Initial Term Loans will be used, directly or indirectly, by the Borrower, together with proceeds of the new Senior Notes and cash on hand to (i) consummate the Transactions and (ii) pay all or a portion of the Transaction Costs associated therewith. The proceeds of the Initial Revolving Borrowing will be used on the Closing Date to the extent permitted in accordance with the definition of the term “Permitted Initial Revolving Borrowing”.

(b) The proceeds of the Revolving Loans and Letters of Credit and any other Loans borrowed after the Closing Date will be used for working capital, capital expenditures, general corporate purposes and any other purpose of the Borrower and its Subsidiaries not otherwise prohibited under this Agreement (including, without limitation, Restricted Payments, Investments, Acquisitions and to fund Transaction Costs).

(c) No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

Section 5.10 Execution of Subsidiary Guaranty and Security Documents after the Closing Date.

(a) Subject to Section 5.11(b), (c) and (d), in the event that any Person becomes a Domestic Restricted Subsidiary (including any Unrestricted Subsidiary that becomes a Domestic Restricted Subsidiary) after the date hereof (other than any Domestic Restricted Subsidiary for so long as it is an Excluded Subsidiary) or any Domestic Restricted Subsidiary (including any Electing Guarantor) ceases to be an Excluded Subsidiary, the Borrower or other applicable Loan Parties will promptly (and in no event later than 45 days thereafter or such later date as each Administrative Agent may agree in its reasonable discretion) notify the Administrative Agents of that fact and cause such Domestic Restricted Subsidiary to execute and deliver to the Administrative Agents counterparts of the Subsidiary Guaranty and Collateral Agreement and each other Security Document and to take all such further actions and execute all such further documents and instruments as required by the Collateral Agreement and each other Security Document to secure the Secured Obligations for the benefit of the Secured Parties (including all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Document, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agents). In addition, as and to the extent provided in the Collateral Agreement, as applicable, (subject to all applicable exceptions and limitations therein and herein), the applicable Loan Party shall deliver to the Collateral Agent all certificates, if any, representing Equity Interests of such Domestic Restricted Subsidiary (accompanied by undated stock powers, duly endorsed in blank) and any other possessory Collateral, in each case as required thereunder. Under no circumstance will any Loan Party be required to execute any Security Documents governed by the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

(b) Subject to Section 5.11(b), (c) and (d), in the event that any Person becomes a Domestic Restricted Subsidiary after the date hereof (other than any Domestic Restricted Subsidiary for so long as it is an Excluded Subsidiary), concurrently with the execution and delivery of counterparts to the Subsidiary Guaranty and Collateral Agreement pursuant to Section 5.10(a), such Domestic Restricted Subsidiary shall deliver to the Administrative Agents, (i) certified copies of such Domestic Restricted Subsidiary’s Organizational Documents or, if such document is of a type that may not be so certified, certified by the secretary or similar officer of the applicable Domestic Restricted Subsidiary, and (ii) a certificate executed on behalf of such Domestic Restricted Subsidiary by the secretary or similar officer of such Domestic Restricted Subsidiary as to (a) the fact that the attached resolutions of the Governing Body of such Domestic Restricted Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Domestic Restricted Subsidiary executing such Loan Documents.

(c) If, at any time, (x) (i) a Restricted Subsidiary is designated as an Unrestricted Subsidiary or an Immaterial Subsidiary in accordance with this Agreement or (ii) an Electing Guarantor has been re-designated (at the option, and in the sole discretion, of the Borrower in accordance with Section 5.12(b)) as an Excluded Subsidiary, the Collateral Agent shall release such Subsidiary from any Subsidiary Guaranty and all Security Documents to which it may be a party and to the extent such Subsidiary’s Equity Interests were pledged (or otherwise secured) as Collateral, such pledge (or other security) shall be released and, upon the request of any Loan Party, any certificates in respect thereof shall be promptly returned to the applicable Loan Party or (y) solely with respect to the Obligations, adverse tax consequences could (in the good faith determination of the Borrower in consultation with the Administrative Agents) result (i) from any Security Document executed and delivered by any Subsidiary of the Borrower that is a Foreign Subsidiary or any CFC Holding Company, the Collateral Agent shall release such Restricted Subsidiary from any such Security Document, or (ii) from any Lien granted under any Loan Document in respect of the Equity Interests in any Foreign Subsidiary or CFC Holding Company, such Lien shall be released. Notwithstanding the foregoing, in no event shall Equity Interests of any Unrestricted Subsidiary or any of such Unrestricted Subsidiary’s assets constitute Collateral, and the Administrative Agents and Collateral Agent shall take all actions required hereunder and under the other Loan Documents to effect the foregoing.

(d) Subject to Section 5.11(b), (c) and (d), from and after the Closing Date, in the event that (i) any Loan Party acquires fee simple interest in any Material Real Property or (ii) at the time any Person becomes a Subsidiary Loan Party, such Person owns any Material Real Property, such Loan Party shall deliver to the Collateral Agent, within 60 days (or such later date as the Administrative Agents may agree in their reasonable discretion) after such Person acquires such Material Real Property or becomes a Subsidiary Loan Party, as the case may be, the following with respect to each such parcel of Material Real Property (each an “Additional Mortgaged Property”):

(i) A fully executed and notarized Mortgage, in proper form for recording in the applicable jurisdictions required by law to establish and perfect the Mortgage in favor of the Collateral Agent, encumbering the interest of such Loan Party in such Additional Mortgaged Property;

(ii) An opinion of counsel in the state or other jurisdiction in which such Additional Mortgaged Property is located with respect to the enforceability of such Mortgage to be recorded in such state and such other customary matters as the Administrative Agents may reasonably request;

(iii) (A) ALTA mortgagee title insurance policy or unconditional commitments therefor (the “Mortgage Policy”) issued by a Title Company with respect to such Additional Mortgaged Property, in an amount to be mutually agreed between the Borrower, the Administrative Agents and Collateral Agent, insuring title to such

Additional Mortgaged Property vested in such Loan Party, which such Mortgage Policy shall, to the extent available under applicable state law, include customary affirmative insurance and endorsements and contain no exceptions to title except Permitted Encumbrances and other exceptions as may be reasonably acceptable to the Collateral Agent; and (B) evidence reasonably satisfactory to the Administrative Agents that such Loan Party has (i) delivered to the Title Company all certificates and affidavits required by the Title Company in connection with the issuance of the Mortgage Policy and (ii) paid (or made provision for payment) to the Title Company of all expenses and premiums and to the appropriate Governmental Authorities all taxes and fees, including stamp taxes, mortgage recording taxes and fees and intangible taxes, payable in connection with recording the Mortgage in the appropriate real estate records;

(iv) Upon the reasonable request of the Collateral Agent, an appraisal;

(v) An ALTA survey of the Additional Mortgaged Property reasonably acceptable to the Collateral Agent and the Title Company (in order to remove the so- called “standard survey exception” and provide customary endorsements); and

(vi) A flood determination on a form promulgated by the Federal Emergency Management Agency and if such Additional Mortgaged Property is a Flood Hazard Property, a flood determination counter-signed by the Borrower and if the community in which any such Flood Hazard Property is located is participating in the National Flood Insurance Program, evidence of flood insurance to the extent required under the applicable law and as reasonably required by the Collateral Agent.

Section 5.11 Further Assurances.

(a) Subject to Section 5.10 and Section 5.11(b), (c) and (d) and the terms, conditions and provisions of the Security Documents applicable to such Loan Party, the Borrower shall, and shall cause the other Loan Parties to, promptly upon reasonable request by any Administrative Agent or the Collateral Agent (i) correct any jointly identified material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Security Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as any Administrative Agent or the Collateral Agent may reasonably request from time to time, and in order to carry out more effectively the purposes thereof, in each case, to the extent required by this Agreement and the Security Documents.

(b) Notwithstanding anything in this Agreement or any Security Document to the contrary: (i) neither of the Administrative Agents nor the Collateral Agent shall take, and the Loan Parties shall not be required to grant, a security interest in any Excluded Property; (ii) any security interest required to be granted or any action required to be taken, including to perfect such security interest, shall be subject to the same exceptions and limitations as those set forth in the Security Documents; (iii) no Loan Party shall be required, nor shall the Administrative Agents or Collateral Agent be authorized, except with respect to the pledge of 65% of the Equity Interests of first tier Foreign Subsidiaries, in each case, as set forth in Section 5.10(a), to perfect any pledges, charges, assignments, security interests and mortgages in any Collateral by any means other than (A) filings pursuant to the UCC in the office of the secretary of state (or similar central filing office) of the relevant State(s) and filings in the applicable real estate records with respect to mortgaged properties or any fixtures relating to Material Real Property, (B) filings of intellectual property security agreements in the United States Patent and Trademark Office or United States Copyright Office with respect to issued, registered or applied-for United States Intellectual Property as expressly required by the Loan Documents, (C) delivery to the Collateral Agent to be held in its possession of all Collateral consisting of intercompany notes in an amount individually in excess of $5,000,000, stock certificates of the Borrower and its Restricted Subsidiaries and other Instruments issued to any Loan Party in an amount individually in excess of $5,000,000, (D) mortgages in respect of Material Real Property and (E) necessary perfection steps with respect to Commercial Tort Claims and Letter of Credit Rights over, in each case, $5,000,000 individually, and other than as expressly required by Section 5.10(a) or (b), no Loan Party or any Domestic Restricted Subsidiary shall be required to take any action outside the United States to perfect any security interest in the Collateral (including the execution of any agreement, document or other instrument governed by the law of any jurisdiction other than the United States of America, any State thereof or the District of Columbia); (iv) no Loan Party shall have any obligation under any Loan Document to enter into any landlord, bailee or warehousemen waiver, estoppel or consent or any other document of similar effect; (v) in no event shall any Loan Party be required to take any action to perfect the security interest granted under the Security Documents in Collateral consisting of (A) cash or Cash Equivalents, (B) entering into any deposit account control agreement or securities account control agreement with respect to any deposit account or securities account (including securities entitlements and related assets credited thereto) or (C) other assets requiring perfection through the implementation of control agreements or perfection by “control” (other than possession by the Collateral Agent to the extent expressly required under the Security Documents) in each case under this clause (v), except, in each case, to the extent such perfection may be achieved by the filing of a UCC financing statement; and (vi) no Loan Party shall be required to enter into any source code escrow arrangement or be obligated to register Intellectual Property.

(c) Neither the Administrative Agents nor the Collateral Agent shall obtain or perfect a security interest in any assets of any Loan Party as to which any Administrative Agent shall determine, in its reasonable discretion, that the cost of obtaining or perfecting such security interest is excessive in relation to the benefit to the Lenders of the security afforded thereby (such comparison to be determined in a manner consistent with any such determination made in connection with the Closing Date) or would otherwise violate applicable law.

(d) Notwithstanding anything in this Agreement or any Security Document to the contrary, each Administrative Agent may, in its sole discretion, grant extensions of time for the satisfaction of any of the requirements under Section 5.10 and Section 5.11 in respect of any particular Collateral or any particular Subsidiary if it determines that the satisfaction thereof with respect to such Collateral or such Subsidiary cannot be accomplished without undue expense or unreasonable effort or due to factors beyond the control of the Borrower and the Restricted Subsidiaries by the time or times at which it would otherwise be required to be satisfied under this Agreement or any Security Document.

Section 5.12 Designation of Subsidiaries.

(a) The Borrower may designate (or re-designate) any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that immediately before and after such designation, no Event of Default shall have occurred and be continuing. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date in accordance with this Section 5.12(a) shall constitute an Investment by the Borrower or the relevant Restricted Subsidiary, as applicable, therein at the date of designation in an amount equal to the fair market value (as determined in good faith by the Borrower) of the Investments held by the Borrower and/or the applicable Restricted Subsidiaries in such Unrestricted Subsidiary immediately prior to such designation. Upon any such designation (but without duplication of any amount reducing such Investment in such Unrestricted Subsidiary pursuant to the definition of “Investment”), the Borrower and/or the applicable Restricted Subsidiaries shall receive a credit against the applicable clause in Section 6.04 that was utilized for the Investment in such Unrestricted Subsidiary for all Returns in respect of such Investment. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary in accordance with this Section 5.12 shall constitute the incurrence by such Restricted Subsidiary at the time of designation of any Indebtedness or Liens of such Restricted Subsidiary outstanding at such time (to the extent assumed).

(b) The Borrower may designate (or re-designate) any Restricted Subsidiary that is an Excluded Subsidiary, as an Electing Guarantor. The Borrower may designate (or re-designate) any Electing Guarantor as an Excluded Subsidiary; provided that (i) after giving effect to such release, such Restricted Subsidiary shall not be a guarantor of Senior Notes, any Credit Agreement Refinancing Indebtedness, any Additional Term Notes, any Unrestricted Additional Term Notes, any Term Loan Exchange Notes or any Additional Debt, (ii) such redesignation shall constitute an Investment by the Borrower or the relevant Restricted Subsidiary, as applicable, therein at the date of designation in an amount equal to the fair market value (as determined in good faith by the Borrower) of the Investments held by the Borrower and/or the Restricted Subsidiaries in such Electing Guarantor immediately prior to such re-designation and such Investments shall otherwise be permitted hereunder and (iii) any Indebtedness or Liens of such Restricted Subsidiary (after giving effect to such release) shall be deemed to be incurred at the time of such release by such Electing Guarantor and such incurrence shall otherwise be permitted hereunder.

Section 5.13 Conduct of Business. From and after the Closing Date, the Borrower and its Restricted Subsidiaries will engage only in lines of business of the type engaged in by the Borrower and its Restricted Subsidiaries on the Closing Date and similar, ancillary, supportive, complementary, synergetic or related businesses or reasonable extensions thereof (and non-core incidental businesses acquired in connection with any Acquisition or permitted Investment or other immaterial businesses).

Section 5.14 Maintenance of Ratings. The Borrower will use commercially reasonable efforts to maintain a public corporate credit rating from S&P and a public corporate family rating from Moody’s, in each case in respect of the Borrower, and a public rating of the Loans by each of S&P and Moody’s but not, in each case, any specific rating.

Section 5.15 Lender Calls. The Borrower will permit the Administrative Agents and the Lenders to participate via conference call in any telephonic meeting required by the holders of the Senior Notes to review the consolidated financial results of operations and the financial condition of the Borrower and its Restricted Subsidiaries.

Section 5.16 Post-Closing Covenants. The Borrower agrees to deliver, or cause to be delivered, to the Administrative Agents, the items described on Schedule 5.16 on the dates and by the times specified with respect to such items, or such later time as may be agreed to by the Administrative Agents in their reasonable discretion.

ARTICLE VI

Negative Covenants

From and after the Closing Date and until the Termination Date, each of the Borrower and its Restricted Subsidiaries covenants and agrees with the Lenders that:

Section 6.01 Indebtedness; Certain Equity Securities. The Borrower will not, nor will the Borrower permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created under the Loan Documents;

(b) Indebtedness of the Borrower or any other Restricted Subsidiary to the Borrower or any other Restricted Subsidiary, provided that (1) Indebtedness of any Restricted Subsidiary that is not a Loan Party owing to any Loan Party shall, in each case, be incurred (x) in the ordinary course of business (which includes pursuant to any Intercompany License Agreement), (y) arising pursuant to a Permitted Tax Restructuring or (z) as otherwise permitted by Section 6.04 (other than due to Section 6.04(aa)) and (2) Indebtedness of any Loan Party owing to a Restricted Subsidiary that is not a Loan Party shall be subordinated to the Obligations on terms which prohibit the repayment thereof after the acceleration of the Loans or bankruptcy of such Loan Party;

(c) Guarantees by the Borrower or any Restricted Subsidiary of Indebtedness of the Borrower or any other Restricted Subsidiary, provided that (1) the Indebtedness so Guaranteed is otherwise permitted by this Section, (2) Guarantees by any Loan Party of Indebtedness of any Restricted Subsidiary that is not a Loan Party shall, in each case, be (x) made in the ordinary course of business or (y) permitted by Section 6.04 (other than due to Section 6.04(aa)) and (3) if Indebtedness being guaranteed is subordinated in right of payment to the Obligations under the Loan Documents, such Guarantees permitted under this clause (c) shall be subordinated to the applicable Loan Party’s Obligations to the same extent and on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations and (4) none of the Senior Notes shall be Guaranteed by any Restricted Subsidiary of the Borrower unless such Restricted Subsidiary is or, prior to, or substantially concurrent with, issuing such Guarantee, becomes a Loan Party;

(d) (1) Indebtedness incurred to finance the acquisition, development, construction, restoration, replacement, rebuilding, maintenance, upgrade or improvement of any fixed or capital assets, including Capital Lease Obligations, Synthetic Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, provided that such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such development, construction, restoration, replacement, rebuilding, maintenance, upgrade or improvement, and (2) extensions, renewals and replacements of any such Indebtedness so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the Indebtedness being extended, renewed or replaced (plus any accrued but unpaid interest (including any portion thereof which is payable in kind in accordance with the terms of such extended, renewed or replaced Indebtedness) and premium payable by the terms of such Indebtedness thereon and fees and expenses associated therewith), provided that the aggregate principal amount of Indebtedness permitted by this clause (d) at any time outstanding shall not exceed the greater of (x) $100,000,000 and (y) 15% of LTM EBITDA computed on a Pro Forma Basis of the Applicable Date of Determination;

(e) (1) Indebtedness of (A) any Person acquired or assumed in connection with an Acquisition or permitted Investment or any assets acquired in connection therewith and (B) any Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary (it being acknowledged that (x) a Person that becomes a direct or indirect Restricted Subsidiary of the Borrower as a result of an Acquisition or a permitted Investment may remain liable with respect to Indebtedness existing on the date of such acquisition and (y) an Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary may remain liable with respect to Indebtedness existing on the date of such redesignation); provided that (i) such Indebtedness is not created in anticipation of such acquisition and (ii) the aggregate principal amount of such Indebtedness incurred under this clause (e) (including the amount of all Permitted Refinancings under clause (b) below) does not exceed (a) $100,000,000 at any time outstanding plus (b) unlimited additional Indebtedness if, for purposes of this clause (b), immediately after giving effect to such Acquisition, permitted Investment or redesignation, as the case may be, and the assumption of such Indebtedness, the Consolidated Interest Coverage Ratio computed on a Pro Forma Basis as of the Applicable Date of Determination is not less than the lesser of (A) 2.00:1.00 and (B) the Consolidated Interest Coverage Ratio immediately prior to the consummation of such Acquisition, permitted Investment or redesignation and the assumption of such Indebtedness; and (2) any Permitted Refinancings thereof;

(f) other Indebtedness in an aggregate principal amount outstanding at any time not exceeding the greater of (x) $125,000,000 and (y) 20% of LTM EBITDA computed on a Pro Forma Basis as of the Applicable Date of Determination;

(g) Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty, liability insurance, self-insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business or consistent with past practice;

(h) Indebtedness in respect of or guarantee of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees, workers’ compensation claims, letters of credit, bank guarantees and banker’s acceptances, warehouse receipts or similar instruments and similar obligations (other than in respect of other Indebtedness for borrowed money) including, without limitation, those incurred to secure health, safety and environmental obligations, in each case provided in the ordinary course of business or consistent with past practice;

(i) Indebtedness in respect of Swap Agreements not entered into for speculative purposes;

(j) Indebtedness of any Restricted Subsidiary that is not a Loan Party; provided that the aggregate amount of Indebtedness permitted under this clause (j) shall not exceed the sum of (A) the greater of (x) $100,000,000 and (y) 15.0% of Consolidated EBITDA as of the Applicable Date of Determination plus (B) additional Indebtedness incurred from time to time pursuant to asset based revolving facilities provided by commercial banks or similar financial institutions; provided that (1) such Indebtedness is secured by Liens on the current assets of Restricted Subsidiaries that are not Loan Parties (and not on the Collateral), (2) Loan Parties shall not Guarantee such Indebtedness unless such Guarantee would otherwise be permitted under Section 6.02, and (3) borrowings under such asset based revolving facilities shall be subject to a borrowing base or similar advance rate criteria;

(k) Indebtedness with respect to financial accommodations of the nature described in the definition of “Cash Management Obligations,” and other Indebtedness in respect of treasury, depositary, cash management and netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements or otherwise in connection with securities accounts and deposit accounts, in each case, in the ordinary course of business;

(l) Indebtedness consisting of (1) the financing of insurance premiums or (2) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business or consistent with past practice;

(m) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price adjustments (including earn-outs) or similar obligations, in each case incurred or assumed in connection with the acquisition or disposition of any business or assets permitted under this Agreement;

(n) (1) Credit Agreement Refinancing Indebtedness issued, incurred or otherwise obtained in exchange for or to refinance Term Loans and/or Revolving Loan and Commitments so long as the requirements of Section 2.11(e) are complied with and (2) any Permitted Refinancing of any thereof;

(o) (1) Indebtedness described on Schedule 6.01 annexed hereto and (2) any Permitted Refinancing of any of the foregoing;

(p) endorsement of instruments or other payment items for deposit in the ordinary course of business;

(q) (1) Indebtedness incurred in connection with the repurchase of Equity Interests pursuant to Section 6.06(a)(v) and (2) Permitted Refinancings thereof; provided that the original principal amount of any such Indebtedness incurred pursuant this clause (q) shall not exceed the amount of such Equity Interests so repurchased with such Indebtedness (or with the proceeds thereof);

(r) (1) the Senior Notes and (2) any Permitted Refinancing thereof;

(s) to the extent constituting Indebtedness, Guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrower and its Subsidiaries;

(t) Indebtedness (other than Indebtedness for borrowed money) supported by any Letter of Credit, in each case, in an amount not to exceed the face amount of such Letter of Credit;

(u) obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Subsidiary of the Borrower to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(v) Indebtedness incurred in connection with Permitted Sale Leaseback transactions in an aggregate principal amount not to exceed $100,000,000 at any time;

(w) Indebtedness of (a) any Securitization Subsidiary arising under any Securitization Facility or (b) the Borrower or any Restricted Subsidiary arising under any Receivables Facility, in an aggregate principal amount not to exceed $225,000,000;

(x) (1) Additional Term Notes, Unrestricted Additional Term Notes, Refinancing Notes and Term Loan Exchange Notes and (2) Permitted Refinancings of any of the foregoing;

(y) Obligations in respect of Disqualified Equity Interests in an amount not to exceed $17,500,000 outstanding at any time;

(z) (1) Additional Debt in an aggregate amount not to exceed (A) $100,000,000 outstanding at any time plus (B) unlimited Additional Debt if, for purposes of this clause (B) immediately before and after giving effect to each such incurrence and the application of the proceeds therefrom, (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) the Consolidated Interest Coverage Ratio computed on a Pro Forma Basis as of the Applicable Date of Determination shall not be less than 2.00:1.00; provided that if such Additional Debt is incurred in connection with a Permitted Acquisition or other Investment, (x) such Consolidated Interest Coverage Ratio shall not be less than 2.00:1.00 or (y) such Consolidated Interest Coverage Ratio shall not be less than the Consolidated Interest Coverage Ratio immediately prior to the consummation of such Permitted Acquisition or other Investment and the incurrence of such Indebtedness (provided that, in the case of a Permitted Acquisition or other Investment, such Consolidated Interest Coverage Ratio will be tested at the time of entering into a definitive agreement with respect thereto); provided further, that the maximum aggregate principal amount of such Additional Debt that may be incurred pursuant to this clause (z) by a Restricted Subsidiary that is not a Loan Party shall not exceed $30,000,000 at any time and (2) any Permitted Refinancing thereof; provided that if such Additional Debt is a term loan that (if secured) has a Lien on the Collateral that ranks pari passu in right of security with the Initial Term Loans, the Initial Terms Loans shall be subject to the adjustment (if applicable) set forth in clause (iii) to the proviso in Section 2.20(a) as if such Additional Debt were an Incremental Term Loan incurred hereunder;

(aa) (1) Indebtedness in an amount equal to 100% of the aggregate Net Proceeds received after the Closing Date from the issue or sale of Qualified Equity Interests and to the extent such Net Proceeds or cash have been contributed as common equity (or other Equity Interests on terms reasonably acceptable to the Administrative Agents) to the Borrower and have not been applied pursuant to Section 6.04 or Section 6.06; and (2) any Permitted Refinancings thereof.

For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness (or any portion thereof) at any time meets the criteria of more than one of the categories described above in this Section (a) or is entitled to be incurred pursuant to clauses (d), (e), (f), (j), (n), (o), (q), (v), (w), (y), (z) and (aa) of this Section 6.01, the Borrower, in its sole discretion, may classify or reclassify (or later divide, classify or reclassify) such item of Indebtedness (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness in one of the above clauses. Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest, premium, fees or expenses, in the form of additional Indebtedness, Disqualified Equity Interests or preferred stock shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.01.

For purposes of determining compliance with any restriction on the incurrence of Indebtedness, the principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the amount of any premium paid, and fees and expenses incurred, in connection with such extension, replacement, refunding refinancing, renewal or defeasance (including any fees and original issue discount incurred in respect of such resulting Indebtedness).

Section 6.02 Liens. The Borrower will not, nor will the Borrower permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a) Liens pursuant to any Loan Document;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of the Borrower or any Restricted Subsidiary existing on the Closing Date; provided that any Lien securing obligations in excess of (x) $2,500,000 individually or (y) $25,000,000 in the aggregate (when taken together with all other Liens securing obligations outstanding in reliance on this clause (c) that are not listed on Schedule 6.02) shall only be permitted to the extent such Lien is permitted by another clause in this Section 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary (other than any replacements of such property or assets and additions and accessions thereto, after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition, or asset of the Borrower or any Restricted Subsidiary and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender) and (ii) such Lien shall secure only those obligations and unused commitment that it secures on the date hereof and extensions, renewals and replacements thereof so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced (plus any accrued but unpaid interest (including any portion thereof which is payable in kind in accordance with the terms of such extended, renewed or replaced Indebtedness) and premium payable by the terms of such obligations thereon and reasonable fees and expenses associated therewith);

(d) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or asset of any Person that became or becomes a Restricted Subsidiary (including as a result of any Unrestricted Subsidiary being redesignated as a Restricted Subsidiary) after the Closing Date prior to the time such Person became or becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary as the case may be, (ii) such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary (other than any replacements of such property or assets and additions and accessions thereto, after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender) and (iii) such Lien shall secure only those obligations and unused commitments (and to the extent such obligations and commitments constitute Indebtedness, such Indebtedness is permitted hereunder) that it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be, and extensions, renewals and replacements thereof so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced (plus any accrued but unpaid interest (including any portion thereof which is payable in kind in accordance with the terms of such extended, renewed or replaced Indebtedness) and premium payable by the terms of such obligations thereon and fees and expenses associated therewith);

(e) Liens on fixed or capital assets acquired, developed, constructed, restored, replaced, rebuilt, maintained, upgraded or improved (including any such assets made the subject of a Capital Lease Obligation or Synthetic Lease Obligation incurred) by the Borrower or any Restricted Subsidiary; provided that (i) such Liens secure Indebtedness incurred to finance such acquisition, development, construction, restoration, replacement, rebuilding, maintenance, upgrade or improvement and that is permitted by Section 6.01(d), or to extend, renew or replace such Indebtedness and that is permitted by Section 6.01(e), (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 270 days after such acquisition or the completion of such development, construction, restoration, replacement, rebuilding, maintenance, upgrade or improvement (provided that this clause (ii) shall not apply to any Indebtedness permitted by Section 6.01(e) or any Lien securing such Indebtedness) and (iii) such Liens shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary (other than any replacements of such property or assets and additions and accessions thereto and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender);

(f) Liens (i) of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon, (ii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are within the general parameters customary in the banking industry or (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(g) Liens representing (i) any interest or title of a licensor, lessor or sublicensor or sublessor under any lease or license permitted by this Agreement, (ii) any Lien or restriction that the interest or title of such lessor, licensor, sublessor or sublicensor may be subject to, or (iii) the interest of a licensee, lessee, sublicensee or sublessee arising by virtue of being granted a license or lease permitted by this Agreement;

(h) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods;

(i) the filing of UCC (or equivalent) financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(j) Liens not otherwise permitted by this Section to the extent that the aggregate outstanding amount (or in the case of Indebtedness, the principal amount) of the obligations secured thereby at any time (considered together with any Liens under clause (bb) below in respect of Liens initially incurred under this clause (j) does not exceed the greater of (i) $125,000,000 and (ii) 20% of LTM EBITDA computed on a Pro Forma Basis as of the Applicable Date of Determination;

(k) Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of any Loan Party in respect of Indebtedness or other obligations owed by such Restricted Subsidiary to such Loan Party;

(l) Liens (i) attaching solely to cash advances and cash earnest money deposits in connection with Investments permitted under Section 6.04 or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted hereunder;

(m) Liens consisting of customary rights of set-off or banker’s liens on amounts on deposit, to the extent arising by operation of law and incurred in the ordinary course of business;

(n) Liens securing reimbursement obligations permitted by Section 6.01 in respect of documentary letters of credit or bankers’ acceptances; provided that such Liens attach only to the documents, goods covered thereby and proceeds thereto;

(o) Liens on insurance policies and the proceeds thereof granted to secure the financing of insurance premiums with respect thereto;

(p) Liens encumbering deposits made to secure obligations arising from contractual or warranty requirements;

(q) Liens on Collateral securing obligations of any of the Loan Parties in respect of Indebtedness and related obligations permitted by Section 6.01(x);

(r) Liens securing obligations referred to in Section 6.01(k) or on assets subject of any Permitted Sale Leaseback under Section 6.01(v);

(s) Liens on (i) the Securitization Assets arising in connection with a Qualified Securitization Financing or (ii) the Receivables Assets arising in connection with a Receivables Facility;

(t) licenses and sublicenses (with respect to Intellectual Property and other property), and leases and subleases granted to third parties in the ordinary course of business, to the extent they do not materially interfere with the business of the Borrower and the Restricted Subsidiaries taken as a whole;

(u) Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods;

(v) Liens of bailees in the ordinary course of business;

(w) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower and its Subsidiaries;

(x) utility and similar deposits in the ordinary course of business;

(y) purchase options, call and similar rights of, and restrictions for the benefit of, a third party with respect to Equity Interests held by the Borrower or any Restricted Subsidiary in Joint Ventures;

(z) Liens disclosed as exceptions to coverage in the final title policies and endorsements issued to the Collateral Agent with respect to any Mortgaged Properties;

(aa) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness for borrowed money, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(bb) the modification, replacement, renewal or extension of any Lien permitted by Section 6.02(c), (d), (e) and (j); provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.01, and (B) proceeds and products thereof; and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is not prohibited by Section 6.01;

(cc) Liens arising in connection with Intercompany License Agreements; (dd) Liens securing any Swap Agreement so long as the fair market value of the Collateral securing such Swap Agreement does not exceed $50,000,000 at any time;

(ee) Liens on securities which are the subject of repurchase agreements incurred in the ordinary course of business;

(ff) Liens arising in connection with rights of dissenting stockholders pursuant to applicable law in respect of the Closing Date Acquisition;

(gg) Liens on assets of any Restricted Subsidiary that is not a Loan Party to the extent such Liens secure Indebtedness of such Restricted Subsidiary permitted by Section 6.01;

(hh) Liens on the Collateral that are pari passu with, or junior to, the Liens securing the Obligations hereunder securing Additional Debt incurred pursuant to Section 6.01(z); provided that after giving effect to the incurrence of such Additional Debt (and the Liens securing such Additional Debt) and the application of the proceeds therefrom, (i) if such

Additional Debt is secured on a junior basis to the Liens securing the Obligations hereunder, the Total Secured Net Leverage Ratio computed on a Pro Forma Basis shall not be greater than 3.50:1.00 and (ii) if such Additional Debt is secured on a pari passu basis with the Liens securing the Obligations, the First Lien Net Leverage Ratio computed on a Pro Forma Basis shall not be greater than 3.00:1.00, in the case of clauses (i) and (ii) as of the Applicable Date of Determination (provided, however, that in the case of a Permitted Acquisition or other Investment permitted hereunder, such applicable ratio will be tested as of the date of the definitive agreement with respect thereto) (assuming, solely for purposes of this clause (hh)(i) and (ii) at the time of incurrence (or, as applicable, the date of the definitive agreement with respect thereto) and not for any other provision hereunder, (x) such Additional Debt consisting of revolver debt is fully drawn and (y) the proceeds of such Additional Debt are not included as unrestricted cash and Cash Equivalents in clause (i) of the definition of “Total Secured Net Leverage Ratio” or “First Lien Net Leverage Ratio”, as applicable; provided that to the extent the proceeds of such Additional Debt are to be used to prepay Indebtedness, the use of such proceeds for the prepayment of such Indebtedness may be given pro forma effect) and (ii) if the Liens are secured by Collateral, the representative for such Additional Debt shall enter into a customary intercreditor agreement with the Collateral Agent substantially consistent with the terms set forth on Exhibit K-1 or K-2 annexed hereto together with (A) any immaterial changes and (B) material changes thereto in light of prevailing market conditions, which material changes shall be posted to the Lenders and, unless the Required Lenders shall have objected in writing to such changes within five Business Days after such posting, then the Required Lenders shall be deemed to have agreed that the Collateral Agent’s entering into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Collateral Agent’s execution thereof, in each case in form and substance reasonably satisfactory to the Collateral Agent (it being understood that junior Liens are not required to be pari passu with other junior Liens, and that Indebtedness secured by junior Liens may be secured by Liens that are pari passu with, or junior in priority to, other Liens that are junior to the Liens securing the Obligations);

(ii) Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose; and

(jj) Liens on the assets of Restricted Subsidiaries that are not Loan Parties, other than to secure Indebtedness for borrowed money.

Section 6.03 Fundamental Changes.

(a) The Borrower will not, nor will the Borrower permit any Restricted Subsidiary to, merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate or amalgamate with it, except that so long as no Event of Default would result therefrom: (i) any Domestic Subsidiary (other than the Borrower) may merge into or consolidate or amalgamate with the Borrower as long as the

Borrower is the surviving entity or such surviving Person shall assume the obligations of the Borrower hereunder (and if such Domestic Subsidiary is an Unrestricted Subsidiary, any Indebtedness of or Lien granted on the assets of such Domestic Subsidiary is permitted by Section 6.01 or Section 6.02), (ii) any Domestic Subsidiary may merge into or consolidate or amalgamate with any Subsidiary Loan Party (as long as (A) such Subsidiary Loan Party is the surviving entity, (B) such surviving entity becomes a Subsidiary Loan Party substantially concurrently with the consummation of such transaction and complies with Section 5.10 and Section 5.11 or (C) the disposition of such Subsidiary Loan Party would otherwise be permitted under Section 6.05 (other than Section 6.05(k)) or such Loan Party would otherwise be permitted to be to redesignated as an Excluded Subsidiary immediately prior to such transaction (and shall be deemed to be so disposed or redesignated), (iii) any Restricted Subsidiary that is not a Loan Party may merge into or consolidate or amalgamate with (A) any other Restricted Subsidiary that is not a Loan Party or (B) any Loan Party, (iv) the Borrower or any Restricted Subsidiary may consummate any Investment permitted by Section 6.04 (other than Section 6.04(aa)) (whether through a merger, consolidation, amalgamation or otherwise), provided that (A) the surviving entity shall be subject to the requirements of Section 5.10 and Section 5.11 (to the extent applicable) and (B), if the Borrower is a party to such transaction, the Borrower shall be the surviving entity or such surviving Person shall assume the obligations of the Borrower hereunder, (v) any Restricted Subsidiary (other than the Borrower) may consummate any sale, transfer or other disposition permitted pursuant to Section 6.05 (other than Section 6.05(k)) (whether through a merger, consolidation, amalgamation or otherwise), provided that the surviving entity shall be subject to the requirements of Section 5.10 and Section 5.11 (to the extent applicable) and (vi) the Borrower and the Restricted Subsidiaries may effect a Permitted Tax Restructuring. In each of the preceding clauses (i), (ii) or (v) of this Section 6.03(a), in the case of any merger, consolidation or amalgamation involving the Borrower, if the Person surviving such merger, consolidation or amalgamation is not the Borrower (any such Person, the “Successor Company”), the Successor Company shall be an entity organized or existing under the Laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Company shall expressly assume all of the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party, (C) each Subsidiary Loan Party, unless it is the other party to such merger, consolidation or amalgamation, shall have confirmed that its Guarantee shall apply to the Successor Company’s obligations under the Loan Documents, (D) each Subsidiary Loan Party, unless it is the other party to such merger, consolidation or amalgamation, shall have by a supplement to applicable Security Documents confirmed that its obligations thereunder shall apply to the Successor Company’s obligations under the Loan Documents, (E) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have affirmed that its obligations under the applicable Mortgage shall apply to its Guarantee as reaffirmed pursuant to clause (C) and (F) the Successor Company shall have delivered to the Administrative Agents an officer’s certificate stating that such merger or consolidation and such supplements preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the applicable Security Documents; provided, that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, the Borrower under this Agreement.

(b) The Borrower will not, nor will the Borrower permit any Restricted Subsidiary to, liquidate or dissolve, except that: (i) any Subsidiary (other than the Borrower) may transfer all or any portion of its assets (upon liquidation, dissolution, winding-up or any similar transaction) to the Borrower or any Subsidiary Loan Party, (ii) any Restricted Subsidiary that is not a Loan Party may transfer all or any portion of its assets (upon liquidation, dissolution, winding-up or any similar transaction) to the Borrower or any other Restricted Subsidiary, (iii) any Loan Party (other than the Borrower) may transfer all or any portion of its assets (upon liquidation, dissolution, winding-up or any similar transaction) to the Borrower or any other Subsidiary Loan Party, (iv) the Borrower or any Restricted Subsidiary may change its legal form, (v) the Borrower and the Restricted Subsidiaries may effect a Permitted Tax Restructuring and (vi) any Restricted Subsidiary (other than a Borrower) may transfer all or any portion of its assets (upon liquidation, dissolution, winding- up or any similar transaction) to any Person in order to effect an Investment permitted pursuant to Section 6.04 (other than Section 6.04(aa)) or a sale, transfer or other disposition permitted pursuant to Section 6.05 (other than Section 6.05(k)).

Section 6.04 Investments. The Borrower will not, nor will the Borrower permit any Restricted Subsidiary to, make any Investments, except:

(a) Investments in cash and Cash Equivalents and assets that were Cash Equivalents when such Investment was made;

(b) (i) the Transactions or Investments otherwise made in accordance with and as contemplated by the Acquisition Agreement and (ii) Permitted Acquisitions1;

(c) (i) Investments existing on the Closing Date and (ii) Investments consisting of any modification, replacement, renewal, reinvestment or extension of any such Investment; provided that the amount of any Investment permitted pursuant to this Section 6.04(c) is not increased from the original amount of such Investment on the Closing Date (determined without reducing such amount to reflect to any Return received on such Investment from and after the Closing Date) except pursuant to the terms of such Investment (including in respect of any unused commitment), plus any accrued but unpaid interest (including any portion thereof which is payable in kind in accordance with the terms of such modified, extended, renewed or replaced Investment) and premium payable by the terms of such Indebtedness thereon and fees and expenses associated therewith as of the Closing Date or as otherwise permitted by this Section 6.04;

(d) Investments (i) between and among any of the Restricted Subsidiaries that are non-Loan Parties, (ii) between and among any of the Loan Parties and (iii) by any Loan Party in any Restricted Subsidiary that is not a Loan Party; provided that in the case of this clause (iii) such Investments made after the Closing Date shall not exceed the greater of (x) $100,000,000 and (y) 15% of LTM EBITDA computed on a Pro Forma Basis as of the Applicable Date of Determination (it being understood that for purposes of calculating amounts outstanding pursuant to this clause (d)(iii), such amount shall be calculated on a net

[1]	NTD: Duplicative with definition of “Permitted Acquisition”.

basis (without duplication of the reduction of the amount of any such Investment in respect of Returns on such Investment pursuant to the definition of “Investment”) giving effect to all Investments (I) in the Loan Parties by and Returns to the Loan Parties from Restricted Subsidiaries that are not Loan Parties and (II) in the Loan Parties by Joint Ventures and Unrestricted Subsidiaries); provided, further, that to the extent that any such Investments under this clause (d) constitute loans or advances made to any Loan Party, such loans or advances shall be subordinated in right of payment to the Obligations upon the occurrence of an Event of Default pursuant to Section 7.01(h) or (i) or upon the acceleration of the Obligations pursuant to Section 7.01 after the occurrence of any other Event of Default;

(e) Investments made by the Borrower or any Restricted Subsidiary in any Joint Venture or any Unrestricted Subsidiary in an aggregate amount of such Investments made after the Closing Date pursuant to this clause (e) by (x) Loan Parties and Restricted Subsidiaries in Joint Ventures and (y) the Borrower and its Restricted Subsidiaries in Unrestricted Subsidiaries shall not exceed the greater of (A) $100,000,000 and (B) 20% of LTM EBITDA as of the Applicable Date of Determination after giving effect computed on a Pro Forma Basis to each proposed Investment (it being understood that for purposes of calculating amounts outstanding pursuant to this clause (e), such amount shall be calculated on a net basis (without duplication of the reduction of the amount of any such Investment in respect of Returns on such Investment pursuant to the definition of “Investment”) giving effect to all Investments (I) in the Loan Parties by and Returns to the Loan Parties from Restricted Subsidiaries that are not Loan Parties and (II) in the Loan Parties by Joint Ventures and Unrestricted Subsidiaries);

(f) Investments made by any Restricted Subsidiary that is not a Loan Party in the Borrower or any Restricted Subsidiary; provided that to the extent that any such Investments constitute loans or advances made to any Loan Party, such loans or advances shall be subordinated in right of payment to the Obligations upon the occurrence of an Event of Default pursuant to Section 7.01(h) or (i) or upon the acceleration of the Obligations pursuant to Section 7.01 after the occurrence of any other Event of Default;

(g) (A) non-cash loans or advances to employees, partners, officers and directors of the Borrower or any Subsidiary in connection with such Person’s purchase of Equity Interests of the Borrower and (B) promissory notes received from stockholders of the Borrower or any Subsidiary in connection with the exercise of stock options in respect of the Equity Interests of the Borrower and the Subsidiaries;

(h) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(i) Investments in respect of Swap Agreements, Cash Management Agreements and Cash Management Services not entered into for speculative purposes;

(j) Investments of any Person existing at the time such Person becomes a Restricted Subsidiary or consolidates, amalgamates or merges with the Borrower or any

Restricted Subsidiary (including in connection with an Acquisition or other Investment permitted hereunder); provided that such Investment was not made in contemplation of such Person becoming a Restricted Subsidiary or such consolidation or merger;

(k) Investments resulting from pledges or deposits described in clause (c) or (d) of the definition of the term “Permitted Encumbrance”;

(l) Investments received in connection with the disposition of any asset in accordance with and to the extent permitted by Section 6.05 (other than Section 6.05(d));

(m) receivables or other trade payables owing to the Borrower or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, provided that such trade terms may include such concessionary trade terms as the Borrower or such Restricted Subsidiary deems reasonable under the circumstances;

(n) Investments resulting from Liens permitted under Section 6.02;

(o) Investments in deposit accounts and securities accounts opened in the ordinary course of business;

(p) Investments in connection with Intercompany License Agreements;

(q) other Investments (including those of the type otherwise described herein) made after the Closing Date in an aggregate amount at any time outstanding not to exceed the greater of (x) $100,000,000 and (y) 15% of LTM EBITDA as of the Applicable Date of Determination after giving effect thereto computed on a Pro Forma Basis to each such proposed Investment pursuant to this clause (q);

(r) Investments consisting of cash earnest money deposits in connection with a Permitted Acquisition or other Investment permitted hereunder;

(s) Investments solely to the extent such Investments reflect an increase in the value of Investments otherwise permitted under this Section 6.04;

(t) the acquisition of additional Equity Interests of Restricted Subsidiaries from minority shareholders (it being understood that to the extent that any Restricted Subsidiary that is not a Loan Party is acquiring Equity Interests from minority shareholders then this clause (t) shall not in and of itself create, or increase the capacity under, any basket for Investments by Loan Parties in any Restricted Subsidiary that is not a Loan Party);

(u) Investments consisting of endorsements for collection or deposit in the ordinary course of business;

(v) (a) Investments in any Receivables Facility or any Securitization Subsidiary in order to effectuate a Qualified Securitization Financing, including the ownership of Equity Interests in such Securitization Subsidiary and (b) distributions or payments of Securitization Fees and purchases of Securitization Assets or Receivables Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing or a Receivables Facility;

(w) Investments in Equity Interests in any Subsidiary resulting from any sale, transfer or other disposition by the Borrower or any Subsidiary permitted by Section 6.05, including as a result of any contribution from any parent or distribution to any Subsidiary of such Equity Interests;

(x) contributions to a “rabbi” trust for the benefit of employees or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower;

(y) loans or advances to officers, partners, directors, consultants and employees of the Borrower or any Restricted Subsidiary for (A) relocation, entertainment, travel expenses, drawing accounts and similar expenditures and (B) for other purposes in the aggregate amount not to exceed $25,000,000 at any time outstanding;

(z) other Investments (including those of the type otherwise referred to herein) in an aggregate amount not to exceed the Available Amount so long no Event of Default has occurred and is continuing or would result from the making of such Investment;

(aa) Investments consisting of or resulting from Indebtedness, Liens, fundamental changes and dispositions permitted under Section 6.01 (other than Section 6.01(b) and (c), Section 6.02, Section 6.03 (other than Section 6.03(a)(iv) and (b)(vi)), Section 6.05 (other than Section 6.05(b)) and Section 6.06 (other than Section 6.06(a)(viii)), respectively;

(bb) Loans repurchased by the Borrower or a Restricted Subsidiary pursuant to and in accordance with Section 2.11(i) or Section 9.04, so long as such Loans are immediately cancelled;

(cc) cash or property distributed from any Restricted Subsidiary that is not a Loan Party (i) may be contributed to other Restricted Subsidiaries that are not Loan Parties, and (ii) may pass through the Borrower and/or any intermediate Restricted Subsidiaries, so long as part of a series of related transactions and such transaction steps are not unreasonably delayed and are otherwise permitted hereunder;

(dd) Investments to the extent that payment for such Investments is made solely with Equity Interests (other than Disqualified Equity Interests) of the Borrower;

(ee) Guarantee obligations of the Borrower or any Restricted Subsidiary in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Restricted Subsidiary of the Borrower to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(ff) Investments by the Borrower or a Restricted Subsidiary in any Restricted Subsidiary pursuant to a Permitted Tax Restructuring;

(gg) asset purchases (including purchases of inventory, supplies and materials) in the ordinary course of business;

(hh) performance Guarantees of the Borrower and its Restricted Subsidiaries primarily guaranteeing performance of contractual obligations of the Borrower or Restricted Subsidiaries to a third party and not primarily for the purposes of guaranteeing payment of Indebtedness;

(ii) so long as, at the time of execution of a binding agreement in respect of any such Investment, no Event of Default has occurred and is continuing or would result therefrom, Investments in an unlimited amount so long as the Total Secured Net Leverage Ratio calculated on a Pro Forma Basis is less than or equal to 3.00:1.00; and

(jj) Guarantees by the Borrower or any Restricted Subsidiary of leases (other than Capitalized Leases), contracts, or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business.

For the avoidance of doubt, if an Investment would be permitted under any provision of this Section 6.04 (other than Section 6.04(b)) and as a Permitted Acquisition, such Investment need not satisfy the requirements otherwise applicable to Permitted Acquisitions unless such Investments are consummated in reliance on Section 6.04(b). In addition, to the extent an Investment is permitted to be made by a Restricted Subsidiary directly in any Restricted Subsidiary or any other Person who is not a Loan Party (each such Person, a “Target Person”) under any provision of this Section 6.04, such Investment may be made by advance, contribution or distribution directly or indirectly to the Borrower and further advanced or contributed by the Borrower to a Loan Party or other Restricted Subsidiary for purposes of ultimately making the relevant Investment in the Target Person without constituting an Investment for purposes of Section 6.04 (it being understood that such Investment must satisfy the requirements of, and shall count toward any thresholds or baskets in, the applicable clause under Section 6.04 as if made by the applicable Restricted Subsidiary directly to the Target Person).

Section 6.05 Asset Sales. The Borrower will not, nor will the Borrower permit any Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interests owned by it nor will the Borrower permit any Restricted Subsidiary to issue any additional Equity Interests in such Restricted Subsidiary (other than any Restricted Subsidiary issuing directors’ qualifying shares), except:

(a) sales, transfers, leases and other Dispositions of (i) inventory or services or immaterial assets in the ordinary course of business, (ii) obsolete, non-core, worn- out, uneconomic, damaged or surplus property or property that is no longer economically practical or commercially desirable to maintain or used or useful in its business, whether now or hereafter owned or leased or acquired in connection with an Acquisition or other permitted Investments, (iii) cash, Cash Equivalents and other investment securities in the ordinary course of business, (iv) accounts in the ordinary course of business for purposes of collection, and (v) assets to the extent that the aggregate value of such assets sold in any single transaction or related series of transactions is equal to $7,500,000 or less and the aggregate value of such assets sold during any fiscal year of the Borrower is equal to $17,500,000 or less;

(b) sales, transfers, leases and other Dispositions to the Borrower or any Subsidiary (including by contribution, Disposition, dividend or otherwise); provided that if the transferor of such property is a Loan Party, then (x) the transferee thereof must be a Loan Party or (y) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition (1) is in the ordinary course of business, (2) is for fair value and any promissory note or other non-cash consideration received in respect thereof is a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04 or (3) to the extent constituting an Investment, such Investment must be a permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04;

(c) sales, transfers and other Dispositions of accounts receivable (including write-offs, discounts and compromises) in connection with the compromise, settlement or collection thereof;

(d) sales, transfers, leases and other Dispositions of property to the extent that such property constitutes an Investment permitted by Section 6.04 (other than Section 6.04(l) and (aa)) hereunder or another asset received as consideration for the Disposition of any asset permitted by this Section (in each case, other than Equity Interests in a Restricted Subsidiary, unless all Equity Interests in such Restricted Subsidiary are sold);

(e) leases or licenses or subleases or sublicenses entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of the Borrower and the Restricted Subsidiaries taken as a whole;

(f) conveyances, sales, transfers, licenses or sublicenses or other Dispositions of Software or other Intellectual Property in the ordinary course of business (i) that is, in the reasonable good faith judgment of the Borrower, immaterial to the business of the Borrower or any Restricted Subsidiary, or no longer economically practicable or commercially desirable to maintain or used or useful in the business of the Borrower and the Restricted Subsidiaries or (ii) pursuant to a research or development agreement entered into in the ordinary course of business in which the counterparty to such agreement receives a license to Software or other Intellectual Property that results from such agreement, to the extent that such conveyance, sale, transfer, license, sublicense or other Disposition does not materially interfere with the businesses of the Borrower or any Restricted Subsidiary taken as a whole;

(g) Dispositions resulting from any casualty or insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Restricted Subsidiary;

(h) the abandonment or lapse of Intellectual Property, whether now or hereafter owned or leased or acquired in connection with an Acquisition or other permitted Investment, or expiration of Intellectual Property in accordance with its statutory term;

(i) the Disposition of any assets existing on the Closing Date that are set forth on Schedule 6.05;

(j) sales, transfers and other Dispositions by the Borrower or any Restricted Subsidiary of assets since the Closing Date so long as (A) such Disposition is for fair market value (as determined in good faith by the Borrower or such Restricted Subsidiary), (B) if at the time of execution of a binding agreement in respect of such sale, transfer or other Disposition, no Event of Default has occurred and is continuing or would result therefrom, (C) if the assets sold, transferred or otherwise Disposed of have a fair market value in excess of $17,500,000, at least 75% of the consideration (other than (A) the assumption by the transferee of Indebtedness or other liabilities contingent or otherwise of the Borrower or any of its Restricted Subsidiaries and the valid release of the Borrower or such Restricted Subsidiary, by all applicable creditors in writing, from all liability on such Indebtedness or other liability in connection with such Disposition, (B) securities, notes or other obligations received by the Borrower or any of its Restricted Subsidiaries from the transferee that are converted by the Borrower or any of its Restricted Subsidiaries into cash or Cash Equivalents within 180 days following the closing of such Disposition, (C) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Disposition, to the extent that the Borrower and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Disposition, (D) consideration consisting of Indebtedness of the Borrower (other than Subordinated Indebtedness) received after the Closing Date from Persons who are not the Borrower or any Restricted Subsidiary and (E) in connection with an asset swap, all of which shall be deemed “cash”) received is cash or Cash Equivalents or Designated Non-Cash Consideration to the extent that all Designated Non-Cash Consideration at such time does not exceed the greater of (x) $100,000,000 and (y) 15% of LTM EBITDA (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) and all of the consideration received is at least equal to the fair market value of the assets sold, transferred or otherwise Disposed of and (D) the Net Proceeds thereof shall be subject to Section 2.11(c);

(k) sales, transfers and other Dispositions permitted by Section 6.03 (other than Section 6.03(a)(iv) or (b)(vi));

(l) the incurrence of Liens permitted hereunder;

(m) sales, transfers and other Dispositions made in order to effect the Transactions or a Permitted Tax Restructuring;

(n) sales or Dispositions of Equity Interests of any Subsidiary (other than the Borrower) in order to qualify members of the Governing Body of such Subsidiary if required by applicable law;

(o) samples, including time-limited evaluation software, provided to customers or prospective customers;

(p) de minimis amounts of equipment provided to employees;

(q) sales, transfers and other Dispositions of (i) any Equity Interests in Unrestricted Subsidiaries or their assets or (ii) other Excluded Property, provided that for the purposes of clause (ii), (A) the Total Secured Net Leverage Ratio as of the Applicable Date of Determination after giving effect on a Pro Forma Basis to such Disposition, shall be no greater than 3.00:1.00 or (B) the fair market value of such Dispositions that do not meet the requirements of subclause (A) shall not exceed $100,000,000 in the aggregate;

(r) Restricted Payments made pursuant to Section 6.06;

(s) Permitted Sale Leasebacks in an aggregate principal amount not to exceed $100,000,000 at any time;

(t) the unwinding of any Cash Management Agreement or Swap Agreement pursuant to its terms;

(u) sales, transfers or other Dispositions of Investments in Joint Ventures or any Subsidiary that is not a wholly-owned Restricted Subsidiary to the extent required by, or made pursuant to customary buy/sell arrangements between, the parties set forth in Joint Venture arrangements and similar binding agreements;

(v) the Borrower and any Restricted Subsidiary may (i) terminate or otherwise collapse its cost sharing agreements with the Borrower or any Subsidiary and settle any crossing payments in connection therewith, (ii) convert any intercompany Indebtedness to Equity Interests, (iii) transfer any intercompany Indebtedness to the Borrower or any Restricted Subsidiary, (iv) settle, discount, write off, forgive or cancel any intercompany Indebtedness or other obligation owing by any Loan Party, (v) settle, discount, write off, forgive or cancel any Indebtedness owing by any present or former consultants, directors, officers or employees of the Borrower or any Subsidiary or any of their successors or assigns or (vi) surrender or waive contractual rights and settle or waive contractual or litigation claims;

(w) any Disposition of Securitization Assets or Receivables Assets, or participations therein, in connection with any Qualified Securitization Financing or Receivables Facility, or the Disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with past practice;

(x) conveyances, sales, transfers, leases, licenses, sublicenses or other Dispositions pursuant to Intercompany License Agreements;

(y) other Dispositions (including those of the type otherwise described herein) made after the Closing Date in an aggregate amount not to exceed the greater of (x) $17,500,000 and (y) any greater amount so long as the portion of LTM EBITDA generated by or attributable to all such property Disposed of shall not exceed 2.5% of LTM EBITDA as of the Applicable Date of Determination; and

(z) any swap of assets in exchange for (or sale of assets, the purpose of which is to acquire (and which results within 365 days of such sale in the acquisition of))

services or other assets in the ordinary course of business of comparable or greater fair market value or usefulness to the business of the Borrower and its Restricted Subsidiaries as a whole, as determined in good faith by the Borrower.

Section 6.06 Restricted Payments; Certain Payments of Indebtedness.

(a) The Borrower will not, nor will the Borrower permit any Restricted Subsidiary to, declare or make any Restricted Payment, except that:

(i) (A) the Restricted Subsidiaries may declare and make Restricted Payments ratably with respect to their Equity Interests and (B) any Restricted Subsidiary may make a Restricted Payment to the Borrower or any other Restricted Subsidiary (so long as, in the case of this clause (B), if the Restricted Subsidiary making the Restricted Payment is not wholly owned (directly or indirectly) by the Borrower, such Restricted Payment is made ratably among the holders of its Equity Interests);

(ii) the Borrower and the Restricted Subsidiaries may declare and make Restricted Payments with respect to its Equity Interests payable solely in shares of Qualified Equity Interests (so long as, in the case of this clause (ii), if the Restricted Subsidiary making the Restricted Payment is not wholly owned (directly or indirectly) by the Borrower, such Restricted Payment is made ratably among the holders of its Equity Interests);

(iii) the Restricted Subsidiaries may make a Restricted Payment in connection with the acquisition of additional Equity Interests in any Restricted Subsidiary from minority shareholders;

(iv) the Borrower or any Restricted Subsidiary may make repurchases of Equity Interests deemed to occur upon the cashless exercise of stock options when such Equity Interests represents a portion of the exercise price thereof;

(v) the Restricted Subsidiaries may make Restricted Payments to allow the Borrower or any Restricted Subsidiary to purchase the Borrower’s preferred stock, common stock, restricted stock or common stock options from present or former consultants, directors, manager, officers or employees of the Borrower or any Subsidiary, or their estates, descendants, family, spouses or former spouses, upon the death, disability or termination of employment of such consultant, director, officer or employee or pursuant to any employee, management, director or manager equity plan, employee, management, director or manager stock option plan or any other employee, management, director or manager benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, manager, officer or consultant of the Borrower or any Subsidiary, provided that the aggregate amount of payments under this clause (v) subsequent to the Closing Date (net of proceeds received by such the Borrower subsequent to the date hereof in connection with resales of any stock or common stock options so purchased (which to the extent that such cash proceeds from the issuance of any such stock are utilized to make payments pursuant to this clause in excess of the amounts otherwise permitted hereunder then such equity proceeds so utilized shall not also increase the Available Amount)) shall not exceed $25,000,000 (with unused amounts in any fiscal year being carried over to the next succeeding fiscal year subject to a maximum of $50,000,000 in any fiscal year) per fiscal year, plus the amount of any key- man life insurance policies; provided that the cancellation of Indebtedness owing to the Borrower or any of its Subsidiaries in connection with a repurchase of any such Equity Interests and the redemption or cancellation of such Equity Interests without cash payment will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(vi) the Borrower and its Restricted Subsidiaries may make Restricted Payments pursuant to the Intercompany License Agreements;

(vii) the Borrower and its Restricted Subsidiaries may make Restricted Payments (A) (i) to consummate the Transactions, (ii) in respect of working capital adjustments or purchase price adjustments pursuant to the Acquisition Agreement, any Permitted Acquisition or other permitted Investments (other than pursuant to Section 6.04(aa)), (iii) to satisfy indemnity and other similar obligations under the Acquisition Agreement, Permitted Acquisitions or other permitted Investments, (iv) to holders of restricted stock or restricted stock units under any equity plan and phantom stock awards (including MSUs (or similar equity grants)) as contemplated by and in accordance with the Acquisition Agreement and (v) to dissenting stockholders in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest), in each case of this clause (v), with respect to the Transactions and (B) to the Borrower or any Restricted Subsidiary to effectuate a Permitted Tax Restructuring;

(viii) the Borrower and its Restricted Subsidiaries may make Restricted Payments necessary to consummate transactions permitted pursuant to Section 6.03 and to make Investments permitted pursuant to Section 6.04 (other than pursuant to Section 6.04(aa));

(ix) the Borrower and the Restricted Subsidiaries may forgive or cancel any Indebtedness owed to the Borrower or any Restricted Subsidiary issued for repurchases of the Borrower’s Equity Interests;

(x) the Borrower or any Restricted Subsidiary may make additional Restricted Payments provided that (a) no Event of Default has occurred and is continuing or would result therefrom and (b) the Total Net Leverage Ratio after giving effect thereto on a Pro Forma Basis as of the Applicable Date of Determination is less than or equal to 3.00:1.00;

(xi) distributions or payments of Securitization Fees, sales contributions and other transfers of Securitization Assets or Receivables Assets and purchases of Securitization Assets or Receivables Assets pursuant to Securitization Repurchase Obligations, in each case in connection with a Qualified Securitization Financing or a Receivables Facility;

(xii) the Restricted Subsidiaries may make Restricted Payments to the Borrower the proceeds of which shall be used to pay customary costs, fees and expenses related to any unsuccessful equity or debt offering permitted by this Agreement;

(xiii) the Restricted Subsidiaries may make Restricted Payments to the Borrower to (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Acquisition, Investment or other transaction otherwise permitted hereunder and (b) honor any conversion request by a holder of convertible Indebtedness (to the extent such conversion request is paid solely in shares of Qualified Equity Interests of the Borrower) and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms; and

(xiv) the Borrower and the Restricted Subsidiaries may make Restricted Payments in an aggregate amount not to exceed (A) $50,000,000 (less any amounts applied pursuant to Section 6.06(b)(v)(A)) plus (B) the Available Amount; provided however that (a) at the time of making such Restricted Payment, no Event of Default has occurred and is continuing or would result therefrom and (b) amounts pursuant to clause (b) of the definition of “Available Amount” may be used to fund Restricted Payment pursuant to this clause (xiv) only to the extent that the Total Secured Net Leverage Ratio on a Pro Forma Basis after giving effect thereto as of the Applicable Date of Determination is less than or equal to 3.00:1.00.

(b) The Borrower will not, nor will the Borrower permit any Restricted Subsidiary to make any voluntary payment or other distribution (whether in cash, securities or other property), of or in respect of principal or interest, or such payment by way of the purchase, redemption, retirement, acquisition, cancellation or termination, in each case prior to the final scheduled maturity thereof, of any Material Indebtedness that is contractually subordinated in right of payment to any of the Obligations (it being understood that Indebtedness shall not be deemed to be subordinated in right of payment to the Obligations merely because such Indebtedness is secured by a Lien that is junior to the Liens securing the applicable portion of the Obligations) except:

(i) payment of regularly scheduled interest and principal payments (and fees, indemnities and expenses payable) as, and when due in respect of any such Indebtedness to the extent permitted by any subordination or intercreditor provisions in respect thereof;

(ii) Permitted Refinancings of any such Indebtedness to the extent such Permitted Refinancings are permitted by Section 6.01;

(iii) payments of intercompany Indebtedness permitted under Section 6.01 to the extent permitted by any subordination provisions in respect thereof;

(iv) convert, exchange, redeem, repay or prepay such Indebtedness into or for Equity Interests of the Borrower (other than Disqualified Equity Interests of the Borrower, except to the extent permitted under Section 6.01(y);

(v) AHYDO Catch-Up Payments relating to Indebtedness of the Borrower and its Restricted Subsidiaries so long as no Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing;

(vi) any such payments or other distributions in an amount not to exceed (A) $50,000,000 (less any amounts applied pursuant to Section 6.06(a)(xiv)(A)) plus (B) the Available Amount; provided however that in the case of payments or distributions made pursuant to this clause (vi) (I) at the time of making such payment or distribution, no Event of Default has occurred and is continuing or would result therefrom and (II) amounts pursuant to clause (b) of the definition of “Available Amount” may be used to make payments pursuant to this clause (vi) only to the extent that the Total Secured Net Leverage Ratio on a Pro Forma Basis after giving effect thereto as of the Applicable Date of Determination is less than or equal to 3.00:1.00;

(vii) payments or distributions made with net proceeds received by the Borrower after the Closing Date from the issuance or sale of Qualified Equity Interests of the Borrower (which such equity proceeds so utilized shall not also increase the Available Amount);

(viii) the payment, redemption, repurchase, retirement, termination or cancellation of Indebtedness within 60 days of the date of the Redemption Notice if, at the date of any payment, redemption, repurchase, retirement, termination or cancellation notice in respect thereof (the “Redemption Notice”), such payment, redemption, repurchase, retirement termination or cancellation would have complied with another provision of this Section 6.06(b); provided that such payment, redemption, repurchase, retirement termination or cancellation shall reduce capacity under such other provision.

Section 6.07 Transactions with Affiliates. The Borrower will not, nor will the Borrower permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, with a fair market value in excess of $10,000,000 except (a) transactions at prices and on terms and conditions (taken as a whole) not materially less favorable to the Borrower or such Restricted Subsidiary than could reasonably be expected to be obtained on an arm’s-length basis from unrelated third parties (as determined in good faith by the Borrower); (b) transactions between or among the Borrower and the Loan Parties (or any entity that becomes a Loan Party as a result of such transaction) not involving any other Affiliate; (c) loans or advances to employees, officers and directors permitted under Section 6.04; (d)) payroll, travel and similar advances to cover matters permitted under Section 6.04; (e) the payment of reasonable fees and reimbursement of out-of-pocket expenses to directors of the Borrower or any Restricted Subsidiary; (f) compensation (including bonuses) and employee benefit arrangements paid to, indemnities provided for the benefit of, and employment and severance arrangements entered into with, directors, officers, managers, consultants or employees of the Borrower or the Subsidiaries in the ordinary course of business, including in connection with the Transactions and any other transaction permitted hereunder; (g) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans; (h) payment of fees and expenses pursuant to the Transactions, which payments are approved by a majority of the disinterested members of the board of directors of the Borrower in good faith; (i) any Restricted Payment and payments on Indebtedness not prohibited by Section 6.06; (j) any transaction among the Borrower and its Subsidiaries for the sharing of liabilities for taxes so long as the payments made pursuant to such transaction are made by and among the members of the Borrower’s “affiliated group” (as defined in the Code); (k) transactions between and among the Borrower and the Guarantors which are in the ordinary course of business; (l) the Transactions; (m) the existence and performance of agreements and transactions with any Unrestricted Subsidiary that were entered into prior to the designation of a Restricted Subsidiary as such Unrestricted Subsidiary to the extent that the transaction was permitted at the time that it was entered into with such Restricted Subsidiary and transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary; (n) any customary transaction with a Receivables Facility, Qualified Securitization Financing or a Securitization Subsidiary effected as part of a Qualified Securitization Financing; (o) any Intercompany License Agreements; (p) transactions set forth on Schedule 6.07, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this covenant or to the extent not more disadvantageous to the Secured Parties in any material respect (taken as a whole); (q) payments to or from, and transactions with, joint ventures (to the extent any such joint venture is only an Affiliate as a result of Investments by the Borrower and the Restricted Subsidiaries in such joint venture) in the ordinary course of business; (r) loans and other transactions by and among the Borrower and its Restricted Subsidiaries; (s) transactions by the Borrower and its Restricted Subsidiaries with customers, clients, joint venture partners, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower and the Restricted Subsidiaries, as determined in good faith by the board of directors or the senior management of the relevant Person, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; (t) any transaction between or among the Borrower or any Restricted Subsidiary and any Affiliate of the Borrower or a Joint Venture or similar entity that would constitute an Affiliate transaction solely because the Borrower or a Restricted Subsidiary owns an equity interest in or otherwise controls such Affiliate, Joint Venture or similar entity; and (u) transactions in which the Borrower or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agents a letter from an independent financial advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of this Section 6.07.

Section 6.08 Restrictive Agreements. The Borrower will not, nor will the Borrower permit any Restricted Subsidiary to, enter into any agreement, instrument, deed or lease that prohibits, restricts or imposes any condition upon (a) the ability of any Loan Party to create, incur or permit to exist any Lien in favor of the Secured Parties (excluding Lender Counterparties) upon any of its Collateral or (b) the ability of any Restricted Subsidiary to make Restricted Payments or to make or repay loans or advances to the Borrower or any Restricted Subsidiary, provided that the foregoing shall not apply to (i) restrictions and conditions imposed by (A) law, (B) any Loan Document, any agreements evidencing secured Indebtedness permitted by this Agreement or any documents governing the Term Loan Exchange Notes, the Additional Term Notes, the Unrestricted Additional Term Notes, the Credit Agreement Refinancing Indebtedness, the Refinancing Notes, the Senior Notes, any Additional Debt and any

documentation providing for any Permitted Refinancing thereof or (C) other agreements evidencing Indebtedness permitted by Section 6.01, provided that in each case under this clause (i) such restrictions or conditions (x) apply solely to a Restricted Subsidiary that is not a Loan Party, (y) are no more restrictive than the restrictions or conditions set forth in the Loan Documents, or (z) do not materially impair the Borrower’s ability to pay its obligations under the Loan Documents as and when due (as determined in good faith by the Borrower); (ii) restrictions and conditions existing on the Closing Date or to any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement materially expands the scope of any such restriction or condition (as determined in good faith by the Borrower); (iii) restrictions and conditions contained in agreements relating to the sale of Equity Interests of a Subsidiary or a Joint Venture or of any assets of the Borrower, a Subsidiary or a Joint Venture, in each case pending such sale, provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder; (iv) the foregoing shall not apply to customary provisions in leases, licenses and other contracts restricting the assignment, subletting or transfer thereof or other assets subject thereto; (v)(A) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the sale, transfer or other disposition of all or substantially all of the Equity Interests or assets of such Subsidiary or (B) restrictions on transfers of assets subject to Liens permitted by Section 6.02 (but, with respect to any such Lien, only to the extent that such transfer restrictions apply solely to the assets that are the subject of such Lien); (vi) restrictions created in connection with any Qualified Securitization Financing; (vii) restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Restricted Subsidiary, provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and the restriction or condition set forth in such agreement does not apply to the Borrower or any other Restricted Subsidiary; (viii) customary provisions in shareholders agreements, joint venture agreements, organizational or constitutive documents or similar binding agreements relating to any Joint Venture or non- wholly-owned Restricted Subsidiary and other similar agreements applicable to Joint Ventures and non-wholly-owned Restricted Subsidiaries and applicable solely to such Joint Venture or non-wholly-owned Restricted Subsidiary and the Equity Interests issued thereby; (ix) any restrictions on cash or other deposits imposed by agreements entered into in the ordinary course of business; (x) any restrictions regarding licensing or sublicensing by the Borrower and its Restricted Subsidiaries of Intellectual Property in the ordinary course of business to the extent not materially interfering with the business of the Borrower or the Restricted Subsidiaries taken as a whole; (xi) any restrictions that arise in connection with cash or other deposits permitted under Section 6.02 and Section 6.04; (xii) any restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and (xiii) any restrictions imposed by any agreement governing Indebtedness entered into on or after the Closing Date and permitted under Section 6.01 if the restrictions contained in any such agreement taken as a whole (a) are not materially less favorable to the Secured Parties than the encumbrances and restrictions contained in the Loan Documents (as determined by the Borrower) or (b) either (I) the Borrower determines at the time of entry into such agreement or instrument that such encumbrances or restrictions will not adversely affect, in any material respect, the Borrower’s ability to make principal or interest payments required hereunder or (II) such encumbrance or restriction applies only during the continuance of a default relating to such agreement or instrument.

Section 6.09 Amendment of Material Documents. The Borrower will not, nor will the Borrower permit any Subsidiary Loan Party to, amend or otherwise modify (i) any of its Organizational Documents in a manner that would reasonably be expected to cause a Material Adverse Effect or (ii) in any manner materially adverse to the interests of the Lenders any term or condition of any Material Indebtedness required to be subordinated in right of payment to the Obligations except as permitted pursuant to or reasonably necessary to effect a Permitted Refinancing thereof.

Section 6.10 Change in Nature of Business. The Borrower will not, nor will the Borrower permit any Restricted Subsidiary to, engage in any material line of business substantially different from those lines of business conducted by the Borrower and the Restricted Subsidiaries on the Closing Date or any business reasonably related, complementary, corollary, synergistic or ancillary thereto (including related, complementary, synergistic or ancillary technologies) or reasonable extensions thereof.

Section 6.11 Total Secured Net Leverage Ratio. Except with the written consent of the Required Revolving Lenders, the Borrower will not permit the Total Secured Net Leverage Ratio, calculated as of the last day of the most recent fiscal quarter of the Borrower for which financial statements were required to have been furnished to the Administrative Agents pursuant to Section 5.01, to exceed the ratio set forth below opposite the period during which such last day occurs:

Date of Fiscal Quarter End	Ratio
March 28, 2015	3.75 to 1.00
June 27, 2015	3.50 to 1.00
September 26, 2015	3.25 to 1.00
December 31, 2015	3.00 to 1.00
March 26, 2016	3.00 to 1.00
June 25, 2016	2.75 to 1.00
September 24, 2016	2.75 to 1.00
December 31, 2016 and thereafter	2.50 to 1.00

Notwithstanding the foregoing, this Section 6.11 shall be in effect (and shall only be in effect) when the sum of the aggregate principal amount of (A) all Revolving Loans and (B) all outstanding LC Disbursements (except to the extent Cash Collateralized), in each case, outstanding as of the last day of the most recent fiscal quarter of the Borrower for which financial statements were required to have been furnished to the Administrative Agents pursuant to Section 5.01, is greater than 20% of the Revolving Commitments.

ARTICLE VII

Events of Default

Section 7.01 Events of Default. If any of the following events (any such event, an “Event of Default”) shall occur:

(a) the Borrower or any other Loan Party shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable;

(b) the Borrower or any other Loan Party shall fail to pay (x) any interest on any Loan, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days or (y) or any fee payable hereunder or any other amount due under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) (i) on the Closing Date, any Specified Representation shall be false or incorrect in any material respect as of the Closing Date and (ii) after the Closing Date, any representation, warranty or certification, when taken as a whole, made or deemed made by any Loan Party in any Loan Document shall be false or incorrect in any material respect as of the date made or deemed made;

(d) the Borrower shall default in the performance or compliance of Section 5.02(a) (provided that the delivery of a notice of Default or Event of Default at any time will cure an Event of Default under Section 5.02(a) arising from the failure of the Borrower to timely deliver such notice of Default or Event of Default), Section 5.03 (solely with respect to the existence of the Borrower in its jurisdiction of incorporation) or in Article VI; provided that an Event of Default under Section 6.11 shall not constitute an Event of Default for purposes of any Term Loan unless and until the Revolving Facility Administrative Agent (with the consent, or at the request, of the Required Revolving Lenders) has actually terminated the Revolving Commitments and declared all outstanding Revolving Loans to be immediately due and payable in accordance with this Agreement and such declaration has not been rescinded on or before such date;

(e) Any Loan Party shall default in the performance or compliance of any term contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Section 7.01), and default shall continue unremedied and unwaived for a period of 30 days after receipt by the Borrower of written notice thereof from the Administrative Agents or the Required Lenders;

(f) the Borrower or any Restricted Subsidiary shall fail to make any payment beyond all applicable grace periods (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace periods provided in the applicable instrument or agreement under which such Material Indebtedness was created, provided that this paragraph (f) shall not apply to any such failure that has been (x) remedied by the

Borrower or applicable Restricted Subsidiary or (y) waived (including in the form of amendment) by the requisite holders of the applicable item of Material Indebtedness, in either case, prior to the acceleration of all the Loans pursuant to this Section 7.01;

(g) (i) any breach or default (after all applicable grace periods having expired and all required notices having been given) by the Borrower or any Restricted Subsidiary of any Material Indebtedness if the effect of such breach or default is to cause such Material Indebtedness to become due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired and all required notices having been given) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this paragraph (g) shall not apply to (A) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement), (B) Indebtedness which is convertible into Equity Interest that converts to Equity Interests in accordance with its terms or (C) any breach or default that (x) is remedied by the Borrower or the applicable Restricted Subsidiary or (y) waived (including in the form of amendment) by the requisite holders of the applicable item of Material Indebtedness, in either case, prior to the acceleration of all the Loans pursuant to this Section 7.01 or (ii) if there is an involuntary “early termination event” or other similar event (which event shall extend beyond any applicable cure periods or grace periods) shall have occurred in respect of obligations owing under any Swap Agreement of the Borrower or any Restricted Subsidiary, and the amount of such obligations, either individually or in the aggregate for all such Swap Agreements at such time, is in excess of $50,000,000; provided that, in respect of obligations owing under any such Swap Agreement owed to the applicable counterparty at such time, the amount for purposes of this Section 7.01(g)(ii) shall be the amount payable on a net basis by the Borrower or such Restricted Subsidiary to such counterparty (after giving effect to all netting arrangements) if such Swap Agreement were terminated at such time); provided that this paragraph (g)(ii) shall not apply to any such event that has been (x) remedied by the Borrower or the applicable Restricted Subsidiary or (y) waived (including in the form of amendment) by the applicable counterparty, in either case, prior to the acceleration of all the Loans pursuant to this Section 7.01;

(h) subject to Section 7.02, (i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking liquidation, reorganization or other relief in respect of the Borrower or any other Restricted Subsidiary, or of all or a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the involuntary appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any other Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding shall continue undismissed and unstayed for 60 consecutive days without having been dismissed, bonded or discharged or an order of relief is entered in any such proceeding;

(i) subject to Section 7.02, the Borrower or any other Restricted Subsidiary shall (i) voluntarily commence any proceeding seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of any proceeding or petition described in paragraph (h) of this Section 7.01, (iii) consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any other Restricted Subsidiary or for all or a substantial part of its assets or (iv) make a general assignment for the benefit of creditors;

(j) any final, non-appealable judgment(s) for the payment of money in an aggregate amount in excess of $50,000,000 (to the extent not covered by insurance or indemnities as to which the applicable insurance company or third party has not denied coverage) shall be rendered against the Borrower or any Restricted Subsidiary or any combination thereof and the same shall remain undischarged, unvacated, unbounded and unstayed for a period of 60 consecutive days;

(k) an ERISA Event shall have occurred that would reasonably be expected to result in a Material Adverse Effect;

(l) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be (other than in an informational notice to the Administrative Agents), a valid and perfected (if and to the extent required to be perfected under the applicable Security Document) Lien on any Collateral with a fair value in excess of $30,000,000 at any time, with the priority required by the applicable Security Document (subject to Liens permitted under Section 6.02), except (i) as a result of the release of a Loan Party or the sale, transfer or other disposition of the applicable Collateral (including as a result of the designation of a Restricted Subsidiary as an Unrestricted Subsidiary) in a transaction permitted under the Loan Documents or the occurrence of the Termination Date or (ii) as a result of any action of any Administrative Agent, Collateral Agent or any Lender or the failure of any Administrative Agent, Collateral Agent, or any Lender to take any action that is within its control;

(m) at any time after the execution and delivery thereof, any material portion of the Guarantee of the Obligations under the Subsidiary Guaranty shall for any reason other than the occurrence of the Termination Date or as expressly permitted hereunder or thereunder (including or as a result of a transaction permitted hereunder) cease to be in full force and effect, or any Loan Party shall contest the validity or enforceability in writing or repudiate, rescind or deny in writing that it has any further liability or obligation under any Loan Document other than as a result of the occurrence of the Termination Date, the sale or transfer of such Loan Party (including the designation as an Unrestricted Subsidiary) or as a result of a transaction permitted hereunder or thereunder; or

(n) a Change in Control shall have occurred;

then, and in every such event (I) (other than (x) an event described in paragraph (d) of this Section 7.01 in respect of a default of performance or compliance with the covenant under Section 6.11 or (y) an event with respect to the Borrower described in paragraph (h) or (i) of this

Section 7.01; provided that in the case of clause (x), the actions hereinafter described will be permitted to occur only if the express conditions of the last proviso contained in Section 7.01(d) have been satisfied), and at any time thereafter during the continuance of such event, the Administrative Agents with the consent of the Required Lenders may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times (except in the case of an event under paragraph (d) of this Section 7.01 in respect of a failure to observe or perform the covenant under Section 6.11, the following actions may not be taken until the express conditions in the last proviso contained in Section 7.01(d) have been satisfied): (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately; and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter, during the continuance of such event, be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and (II) in the case of an event under paragraph (d) of this Section 7.01 in respect of a failure to observe or perform the covenant under Section 6.11, and at any time thereafter during the continuance of such event, the Revolving Facility Administrative Agent with the consent of the Required Revolving Lenders may, and at the request of the Required Revolving Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Revolving Commitments, and thereupon the Revolving Commitments shall terminate immediately, and (ii) declare the Revolving Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter, during the continuance of such event, be declared to be due and payable), and thereupon the principal of the Revolving Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower (to the extent permitted by applicable law); and in the case of any event with respect to the Borrower described in paragraph (h) or (i) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable by the Borrower, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 7.02 Exclusion of Immaterial Subsidiaries. Solely for the purposes of determining whether a Default or an Event of Default has occurred under paragraph (h) or (i) of Section 7.01, any reference in any such paragraph to any Restricted Subsidiary shall be deemed not to include any Restricted Subsidiary affected by any event or circumstance referred to in such paragraph that did not, as of the last day of the fiscal quarter of the Borrower most recently ended, have assets with a value equal to or greater than 5.0% of Consolidated Total Assets of the Borrower and its Restricted Subsidiaries as of such date, based on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of such date, provided that if it is necessary to exclude more than one Restricted Subsidiary from paragraph (h) or (i) of Section 7.01 pursuant to this paragraph in order to avoid a Default or an Event of Default, the aggregate value of the assets of all such excluded Restricted Subsidiaries as of such last day may not exceed 5.0% of Consolidated Total Assets of the Borrower and its Restricted Subsidiaries as of such date, based on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of such date.

Section 7.03 Application of Proceeds.

(a) Upon the occurrence and during the continuation of an Event of Default, if requested by Required Lenders, or upon acceleration of all the Obligations pursuant to Section 7.01, all proceeds received by the Administrative Agents or the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Loan Document shall be applied by the Administrative Agents as follows:

(i) First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest) payable to each Agent in its capacity as such;

(ii) Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders, ratably among them in proportion to the amounts described in this clause Second payable to them;

(iii) Third, to payment of that portion of the Obligations constituting accrued and unpaid interest (including, but not limited to, post-petition interest), ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

(iv) Fourth, to payment of that portion of the Obligations constituting unpaid principal, unreimbursed LC Disbursements or face amounts of the Loans, and Swap Termination Value under Secured Swap Agreements and Secured Cash Management Obligations and for the account of the Issuing Bank, to Cash Collateralize that portion of Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

(v) Fifth, to the payment of all other Secured Obligations of the Loan Parties that are due and payable to the Administrative Agents and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Secured Obligations owing to the Administrative Agents and the other Secured Parties on such date; and

(vi) Last, the balance, if any, after all of the Secured Obligations have been paid in full, to the Borrower or as otherwise required by law.

Subject to Section 2.05(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrower.

Notwithstanding the foregoing, (a) amounts received from any Subsidiary Loan Party that is not an “Eligible Contract Participant” (as defined in the Commodity Exchange Act) shall not be applied to the obligations that are Excluded Swap Obligations and (b) Secured Cash Management Obligations shall be excluded from the application described above if the Administrative Agents have not received written notice thereof, together with such supporting documentation as the Administrative Agents may request, from the applicable Lender Counterparty. Each Lender Counterparty not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agents pursuant to the terms of Article VIII hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE VIII

The Administrative Agents and Collateral Agent

Section 8.01 Appointment of Agents. Each of the Lenders and the Issuing Bank hereby irrevocably appoints (a) Morgan Stanley Senior Funding, Inc. to act on its behalf as the Term Loan Administrative Agent and Collateral Agent hereunder and under the other Loan Documents and (b) JPMorgan Chase Bank, N.A. to act on its behalf as the Revolving Facility Administrative Agent hereunder and under the Loan Documents, and authorizes each Administrative Agent and the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agents and Collateral Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Unless otherwise specifically set forth herein, the Collateral Agent shall have all the rights and benefits of the Administrative Agents set forth in this Article.

The Collateral Agent shall act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a Lender Counterparty or potential Lender Counterparty) and the Issuing Bank hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of such Lender and the Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties pursuant to the Security Documents to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agents pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agents, shall be entitled to the benefits of all provisions of this Article VIII and Section 9.03 (as though such co- agents, subagents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. The Lenders acknowledge and agree (and each Lender Counterparty shall be deemed to hereby acknowledge and agree) that Collateral Agent may also act as the collateral agent for lenders under the Other Term Loans, the Other Revolving Commitments, the Term Loan Exchange Notes, the Additional Term Notes, the Unrestricted Additional Term Notes, Credit Agreement Refinancing Indebtedness and the Refinancing Notes.

Section 8.02 Rights of Lender. Each bank serving as an Administrative Agent or Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Administrative Agent or Collateral Agent, and with respect to any of its Loans or Commitments hereunder, the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Administrative Agent and Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Administrative Agent or Collateral Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.03 Exculpatory Provisions. Each Administrative Agent and the Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing each Administrative Agent and the Collateral Agent, (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that an Administrative Agent or the Collateral Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that an Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Administrative Agent to liability or that is contrary to any Loan Document or applicable law and (c) shall not except as expressly set forth herein or in the other Loan Documents, have any duty to disclose, and shall not be liable to the Lenders for the failure to disclose, any information relating to the Borrower or any Subsidiary that is communicated to or obtained by the bank serving as an Administrative Agent, Collateral Agent or any of their respective Affiliates in any capacity. The Administrative Agents and the Collateral Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary or as such Administrative Agent shall believe in good faith shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. Each Administrative Agent and the Collateral Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agents by the Borrower, a Lender or the Issuing Bank, and the Administrative Agents and the Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or express conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents or that the Liens granted to the Collateral Agent pursuant to any Security Document have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent. The Administrative Agents shall have no obligation to monitor whether any amendment or waiver to any Loan Document has properly become effective or is permitted hereunder or thereunder except to the extent expressly agreed to by the Administrative Agents in such amendment or waiver.

Section 8.04 Reliance by Administrative Agents and Collateral Agent. Each of the Administrative Agents and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it in good faith to be genuine and to have been signed or sent or otherwise authenticated by the proper Person. Each of the Administrative Agents and the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it in good faith to be made by the proper Person, and shall not incur any liability to the Lenders for relying thereon. Each of the Administrative Agents and the Collateral Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Revolving Facility Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Revolving Facility Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit.

Section 8.05 Delegation of Duties. Each of the Administrative Agents and the Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Documents by or through any one or more sub-agents appointed by any Administrative Agent. Each of the Administrative Agents and the Collateral Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Administrative Agent or Collateral Agent.

Section 8.06 Resignation of Agents; Successor, Administrative Agent and Collateral Agent. The applicable Administrative Agent and the Collateral Agent may at any time resign by giving 30 days’ prior written notice of its resignation to the Lenders, the Issuing Bank and the Borrower. If the applicable Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition of “Defaulting Lender” (for purposes of this Section 8.06, clause (d) of the definition of “Defaulting Lender” shall not include a direct or indirect parent company of such Administrative Agent), either the Required Lenders or the Borrower may upon 10 days’ prior notice remove such Administrative Agent or the Collateral Agent, as the case may be. Upon receipt of any such notice of resignation or delivery of such removal notice, the Required Lenders shall have the right, with the consent of the Borrower (provided that such consent shall not be unreasonably withheld or delayed and that such consent shall not be required at any time that an Event of Default under Section 7.01(a), (h) or (i) shall have occurred and be continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent or Collateral Agent, as applicable, gives notice of its resignation or the delivery of such removal notice, then (a) in the case of a retirement, the retiring Administrative Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Term Loan Administrative Agent, Revolving Facility Administrative Agent or Collateral Agent, as applicable, meeting the qualifications set forth above (including the consent of the Borrower) or (b) in the case of a removal, the Borrower may, after consulting with the Required Lenders, appoint a successor Term Loan Administrative Agent, Revolving Credit Facility Admistrative Agent or Collateral Agent, as applicable, meeting the qualifications set forth above; provided that (x) in the case of a retirement, if the applicable Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment or (y) in the case of a removal, the Required Lenders notify the Borrower that no qualifying Person has accepted such appointment, then, in each case, such resignation or removal shall nonetheless become effective in accordance with such notice and (i) the retiring or removed Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by such Administrative Agent or the Collateral Agent, as applicable, on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring or removed Administrative Agent or Collateral Agent, as applicable, shall continue to hold such collateral security, as bailee, until such time as a successor Administrative Agent or Collateral Agent, as applicable, is appointed and, with respect to its rights and obligations under the Loan Documents, until such rights and obligations have been assigned to and assumed by the successor Administrative Agent or Collateral Agent), (ii) all payments, communications and determinations provided to be made by, to or through the applicable Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly (and each Lender and Issuing Bank will cooperate with the Borrower to enable the Borrower to take such actions), until such time as the Required Lenders or the Borrower, as applicable, appoint a successor Administrative Agent, as provided for above in this Section 8.06 and (iii) the Borrower and the Lenders agree that in no event shall the retiring Administrative Agent and Collateral Agent or any of their respective Affiliates or any of their respective officers, directors, employees, agents advisors or representatives have any liability to the Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the failure of a successor Administrative Agent or Collateral Agent to be appointed and to accept such appointment. Upon the acceptance of a successor’s appointment as Term Loan Administrative Agent, Revolving Facility Administrative Agent or Collateral Agent, as applicable hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent or Collateral Agent, as applicable, and the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Article). The fees payable by the Borrower to a successor Administrative Agent or Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After any retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent or Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent or Collateral Agent was acting as Administrative Agent or Collateral Agent.

Section 8.07 Non-Reliance on Agents and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon any Administrative Agent, the Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon any Administrative Agent, the Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon any Loan Document or any related agreement or any document furnished thereunder.

Section 8.08 No Other Duties. Notwithstanding anything herein to the contrary, none of the Agents, Joint Lead Arrangers, Joint Bookrunners, Senior Co-Managers or Co- Managers listed on the cover page hereof shall have any powers, duties or responsibilities under any Loan Document, except in its capacity, as applicable, as an Administrative Agent, Collateral Agent, a Lender or an Issuing Bank hereunder.

Section 8.09 Collateral and Guaranty Matters. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Each of the Lenders, the Lender Counterparties and the Issuing Bank irrevocably authorize each of the Administrative Agents and the Collateral Agent,

(a) to release any Lien on any property granted to or held by the Administrative Agents or the Collateral Agent (or any sub-agent thereof) under any Loan Document (i) upon the Termination Date, (ii) that is sold or to be sold or transferred as part of or in connection with any sale or other transfer permitted hereunder or under any other Loan Document to a Person that is not a Loan Party or in connection with the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, (iii) that constitutes Excluded Property, (iv) if the property subject to such Lien is owned by a Loan Party, upon the release of such Loan Party from the Subsidiary Guaranty otherwise in accordance with the Loan Documents, (v) as to the extent, if any, provided in the Security Documents or (vi) if approved, authorized or ratified in writing in accordance with Section 9.02;

(b) to release any Subsidiary Loan Party from its obligations under the Subsidiary Guaranty if such Person ceases to be a Restricted Subsidiary (or becomes an Excluded Subsidiary) as a result of a transaction or designation permitted hereunder;

(c) to subordinate any Lien on any property granted to or held by the Administrative Agents or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted under Section 6.02(d) and Section 6.02(e); and

(d) enter into subordination or intercreditor agreements with respect to Indebtedness to the extent the Collateral Agent is otherwise contemplated herein as being a party to such intercreditor or subordination agreement, in each case to the extent such agreements are substantially consistent with the terms set forth on (i) Exhibit K-1 or K-2 annexed hereto together with (A) any immaterial changes and (B) material changes thereto in light of prevailing market conditions, which material changes shall be posted to the Lenders and, unless the Required Lenders shall have objected in writing to such changes within five Business Days after such posting, then the Required Lenders shall be deemed to have agreed that the Collateral Agent’s entering into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Collateral Agent’s execution thereof, in each case in form and substance reasonably satisfactory to the Collateral Agent (it being understood that junior Liens are not required to be pari passu with other junior Liens, and that Indebtedness secured by junior Liens may be secured by Liens that are pari passu with, or junior in priority to, other Liens that are junior to the Liens securing the Obligations); and

(e) to enter into and sign for and on behalf of the Lenders as Secured Parties the Security Documents for the benefit of the Lenders and the other Secured Parties.

Upon request by the Administrative Agents or the Collateral Agent at any time, the Required Lenders (or such greater number of Lenders as may be required pursuant to Section 9.02(b)(v) or (vi)) will confirm in writing the Administrative Agents’ or the Collateral Agent’s, as the case may be, authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under the Subsidiary Guaranty pursuant to this Section 8.09. In each case as specified in this Section 8.09, the Administrative Agents and the Collateral Agent will (and each Lender hereby authorizes the Administrative Agents and the Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Loan Party from its obligations under the Subsidiary Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 8.09.

Section 8.10 Secured Swap Agents and Secured Cash Management Agents. No Lender Counterparty that obtains the benefits of Section 16 of the Collateral Agreement, the Subsidiary Guaranty or any Collateral by virtue of the provisions hereof or of the Subsidiary Guaranty or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, neither Administrative Agent nor the Collateral Agent shall be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Swap Obligations or Secured Cash Management Obligations arising under Secured Swap Agreements or Secured Cash Management Agreements with Lender Counterparties unless the Administrative Agents have received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agents may request, from the applicable Lender Counterparty.

Section 8.11 Withholding Tax. To the extent required by any applicable law (as determined in good faith by the applicable Administrative Agent), the applicable Administrative Agent may withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax. If the IRS or any other Governmental Authority of any jurisdiction asserts a claim that an Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered, was not properly executed or because such Lender failed to notify such Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lenders shall indemnify such Administrative Agent (to the extent that such Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for, and shall make payable in respect thereof within 10 days after demand therefor, all amounts paid, directly or indirectly, by such Administrative Agent as Tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. A certificate as to the amount of such payment or liability delivered to any Lender by such Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes such Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due such Administrative Agent under this Section 8.11. The agreements in this Section 8.11 shall survive the resignation and/or replacement of any Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For purposes of this Section 8.11, the term “Lender” includes any Issuing Bank.

Section 8.12 Administrative Agents and Collateral Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment or composition under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, each Administrative Agent and the Collateral Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether such Administrative Agent or the Collateral Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposures and all other Obligations, in each case, that are owing and unpaid by such Loan Party and to file such other documents as may be necessary or advisable in order to have such claims of the Lenders, the Issuing Bank, the applicable Administrative Agent and the Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank, the applicable Administrative Agent and the Collateral Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank, the applicable Administrative Agent and the Collateral Agent under Section 2.12 and Section 9.03 which are payable by such Loan Party) allowed in such judicial proceeding;

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c) any custodian, receiver, assignee, trustee, liquidator, sequestrator, examiner or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to such Administrative Agent and, if such Administrative Agent shall consent, to the making of such payments directly to the Lenders and the Issuing Bank, to pay to such Administrative Agent (and Lenders and Issuing Bank, as applicable) any amount due for the reasonable compensation, expenses, disbursements and advances of such Administrative Agent and its agents and counsel, and any other amounts due such Administrative Agent under Section 2.12 and Section 9.03 in each case reimbursable or payable by such Loan Party.

Nothing contained herein shall be deemed to authorize any Administrative Agent or the Collateral Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the Issuing Bank to authorize any Administrative Agent or the Collateral Agent to vote in respect of the claim of any Lender or the Issuing Bank or in any such proceeding, in each case subject to Section 14(d) of the Collateral Agreement.

ARTICLE IX

Miscellaneous

Section 9.01 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(a) if to the Borrower or any Loan Party, to it at Zebra Technologies Corporation, 475 Half Day Road, Suite 500, Lincolnshire, IL 60069, Attention of Mike Smiley (Facsimile No.: 847-955-4514) and Jim L. Kaput (Facsimile No.: 847-821-1492), and a copy to Kirkland & Ellis LLP, 300 North LaSalle Street, Chicago, Illinois 60654, Attention of Linda K. Myers, P.C. (Facsimile No.: 312-862-2200);

(b) if to the Term Loan Facility Administrative Agent or the Collateral Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 9.01;

(c) if to the Revolving Facility Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 9.01;

(d) if to an Issuing Bank, to it at the address or facsimile number set forth separately in writing and delivered to the Borrower and the Revolving Facility Administrative Agent;

(e) if to the Swingline Lender, to it at the address or facsimile number set forth separately in writing and delivered to the Borrower and the Revolving Facility Administrative Agent; and

(f) if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. Subject to Section 9.15, notices and other communications to the Lenders and the Issuing Bank hereunder may also be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agents, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the applicable Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agents or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 9.02 Waivers; Amendments. (a) No failure or delay by any Administrative Agent, the Issuing Bank or any Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Except as provided in Section 2.20 with respect to any Incremental Facility Amendment, in Section 2.21, with respect to any Refinancing Amendment, in Section 2.24 with respect to an Extension Offer, in connection with the Term Loan Exchange Notes, in Section 9.02(d) with respect to any amendment in respect of Replacement Term Loans and in Section 9.02(h), in Section 9.16 or as otherwise specifically provided below or otherwise provided herein or in a Loan Document, neither any Loan Document nor any provision thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Term Loan Administrative Agent and the Loan Party or Loan Parties that are parties thereto (except as otherwise expressly provided therein), in each case with the consent of the Required Lenders (other than with respect to any amendment, modification or waiver contemplated in clauses (i) through (x) of this Section 9.02(b), which shall only require the consent of the Lenders expressly set forth therein and not Required Lenders), provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent in Section 4.01 or Section 4.02 of this Agreement or the waiver of any covenant, Default, Event of Default or mandatory prepayment or reductions shall not constitute an increase of any Commitment of a Lender), (ii) reduce or forgive the principal amount of any Loan or LC Disbursement owed to a Lender or reduce the rate of interest thereon owed to such Lender, or reduce any fees or premiums payable hereunder owed to such Lender, without the written consent of such Lender directly and adversely affected thereby, provided that any waiver of Default or Event of Default or default interest, waiver of a mandatory prepayment or any modification, waiver or amendment to the financial covenant definitions or financial ratios or any component thereof in this Agreement shall not constitute a reduction or forgiveness in the interest rates or the fees or premiums for purposes of this clause (ii), (iii) except as otherwise provided hereunder, including without limitation pursuant to Refinancing Amendments or Section 2.24, postpone the scheduled maturity of any Loan, or the date of any scheduled repayment (but not prepayment) of the principal amount of any Term Loan under Section 2.10 or the applicable Incremental Facility Amendment, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest, fees or premiums payable hereunder, or reduce or forgive the amount of, waive or excuse any such repayment (but not prepayment), or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby (it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, covenant, Default, Event of Default, waiver of default interest, mandatory prepayment or mandatory reduction of the Commitments shall constitute a postponement of any date scheduled for the payment of principal or interest or an extension of the final maturity of any Loan or the scheduled termination date of any Commitment), (iv) change any of the provisions of this Section 9.02(b) or reduce the percentage set forth in the definition of the term “Required Lenders” or reduce the percentage in any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be) (it being understood that, other than as specifically provided in this Agreement, including pursuant to (v) the Term Loan Exchange Notes, (w) Section 9.02(d) with respect to Replacement Term Loans, (x) any Incremental Facility Amendment (the consent requirements for which are set forth in Section 2.20), (y) a Refinancing Amendment (the consent requirements for which are set forth in Section 2.21) and (z) an Extension Offer pursuant to Section 2.24, with the consent of the Required

Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders or a particular Class of Lenders on substantially the same basis as the Term Loans and Revolving Commitments on the Closing Date), (v) release all or substantially all of the value of the Guarantees under the Subsidiary Guaranty (except as provided herein or in the applicable Loan Document), without the written consent of each Lender, (vi) release all or substantially all the Collateral from the Liens of the Security Documents (except as provided herein or in the applicable Loan Document), without the written consent of each Lender (it being understood that any subordination of a lien permitted hereunder shall not constitute a release of a lien under this section and the granting of any pari passu liens in connection with the incurrence of debt or the granting of liens otherwise permitted hereunder from time to time (including pursuant to amendments) shall not constitute a release of liens), (vii) modify the provisions of Section 9.04(e) in a manner that adversely affects the protections afforded to an SPV pursuant to the provisions of Section 9.04(e), without the written consent of each Granting Lender all or any part of whose Loans are being funded by an SPV at the time of such amendment, modification or waiver, (viii) amend, waive or otherwise modify any term or provision of Section 6.11, 7.01 (solely as it relates to Section 6.11) or the definition of “Total Secured Net Leverage Ratio” (or any of its component definitions (as used in such Section but not as used in other Sections of this Agreement)) without the written consent of the Required Revolving Lenders, (ix) decrease the amount of any mandatory prepayment to be received by the Initial Term Loan Lenders hereunder in a manner disproportionately adverse to the interests of such Class in relation to the Lenders of any other Class of Term Loans, in each case without the written consent of Lenders holding more than 50% of the Initial Term Loans, and (x) in connection with an amendment that addresses solely a re-pricing transaction in which any Class of Term Loans is refinanced with a replacement Class of term loans bearing (or is modified in such a manner such that the resulting term loans bear) a lower Yield (a “Permitted Repricing Amendment”), only the consent of the Lenders holding Term Loans subject to such permitted repricing transaction that will continue as a Lender in respect of the repriced tranche of Term Loans or modified Term Loans; provided, further, that no such agreement shall directly adversely amend or modify the rights or duties of any Administrative Agent, the Collateral Agent, the Swingline Lender or the Issuing Bank without the prior written consent of such Administrative Agent, the Collateral Agent, the Swingline Lender or the Issuing Bank, as the case may be. In the event an amendment to this Agreement or any other Loan Document is effected without the consent of each Administrative Agent or the Collateral Agent (to the extent permitted hereunder) and to which any Administrative Agent or the Collateral Agent is not a party, the Borrower shall furnish a copy of such amendment to such Administrative Agent. Notwithstanding the foregoing, no Lender consent is required to effect any amendment, modification or supplement to any intercreditor agreement or arrangement permitted under this Agreement or in any document pertaining to any Indebtedness permitted hereby that is permitted to be secured by the Collateral, including any Incremental Term Loan or Incremental Revolving Loan, any Other Term Loan, Other Revolving Loan or Other Revolving Commitments, Extended Term Loans, Extended Revolving Loans, or any Additional Term Notes, Unrestricted Additional Term Notes, Refinancing Notes, Term Loan Exchange Notes and Permitted First Priority Replacement Debt or Permitted Second Priority Replacement Debt, for the purpose of adding the holders of such Indebtedness (or their senior representative) as a party thereto and otherwise causing such Indebtedness to be subject thereto, in each case as contemplated by the terms of such intercreditor agreement or arrangement permitted under this Agreement, as applicable, together with (A) any immaterial changes and (B) material changes thereto in light of prevailing market conditions, which material changes shall be posted to the Lenders and, unless the Required Lenders shall have objected in writing to such changes within five Business Days after such posting, then the Required Lenders shall be deemed to have agreed that the Collateral Agent’s entering into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Collateral Agent’s execution thereof, in each case in form and substance reasonably satisfactory to the Collateral Agent (it being understood that junior Liens are not required to be pari passu with other junior Liens, and that Indebtedness secured by junior Liens may be secured by Liens that are pari passu with, or junior in priority to, other Liens that are junior to the Liens securing the Obligations).

(c) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all directly and adversely affected Lenders, if the consent of the Required Lenders (and, to the extent any Proposed Change requires the consent of Lenders holding Loans of any Class pursuant to clause (iv), (ix), or (x) of paragraph (b) of this Section 9.02, the consent of a majority in interest of the outstanding Loans and unused Commitments of such Class) (or, in the case of a consent, waiver or amendment involving directly and adversely affected Lenders, at least 50.1% of such directly and adversely affected Lenders) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section 9.02 being referred to as a “Non-Consenting Lender”), then, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the applicable Administrative Agent, (i) require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (a) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), plus, if the Non-Consenting Lender is a Lender with Term Loans being required to assign Term Loans under this Section 9.02(c)Section 9.02(c) due solely to its failure to waive, postpone or reduce the prepayment premium set forth in Section 2.11(a), the payment by the assignee of such prepayment premium as if such Term Loans subject to such assignment were subject to a Repricing Transaction, (b) the Borrower or such assignee shall have paid to the applicable Administrative Agent the processing and recordation fee specified in clause (b)(ii) of this Section 9.02 and (c) such assignee shall have consented to the Proposed Change or (ii) terminate the Commitment of such Lender or Issuing Bank, as the case may be, and (1) in the case of a Lender (other than an Issuing Bank), repay all Obligations of the Borrower due and owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of an Issuing Bank, repay all Obligations of the Borrower owing to such Issuing Bank relating to the Loans and participations held by the Issuing Bank as of such termination date and cancel or backstop on terms satisfactory to such Issuing Bank any Letters of Credit issued by it; provided that in the case of any such termination of a Non-Consenting Lender such termination shall be sufficient (together with all other consenting Lenders and terminated Lenders after giving effect hereto) to cause the adoption of the applicable departure, waiver or amendment of the Loan Documents.

(d) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) solely with the written consent of the Term Loan Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as such term is defined below) to permit the refinancing of all or any portion of any Class of Term Loans outstanding as of the applicable date of determination (the “Refinanced Term Loans”) with a replacement term loan tranche hereunder (the “Replacement Term Loans”), provided that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans plus premiums, accrued interest, fees and expenses in connection therewith, (ii) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, unless the any such higher Applicable Margin applies after the Term Loan Maturity Date, (iii) the Weighted Average Life to Maturity and final maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity and final maturity of such Refinanced Term Loans at the time of such refinancing (without giving effect to nominal amortization for periods where amortization has been eliminated as a result of a prepayment of the applicable Refinanced Term Loans), (iv) the mandatory prepayment and optional prepayment provisions of the Replacement Term Loans shall not require more than pro rata payments and may permit optional prepayments and mandatory prepayments to be paid in respect of the Term Loans not constituting Refinanced Term Loans, and (v) the covenants, events of default and guarantees shall be not materially more restrictive (taken as a whole) (as determined in good faith by the Borrower) to the Lenders providing such Replacement Term Loans than the covenants, events of default and guarantees applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants, events of default and guarantees applicable to any period after the maturity date in respect of the Refinanced Term Loans in effect immediately prior to such refinancing.

(e) The Lenders, the Swingline Lender and the Issuing Bank, and all other Secured Parties hereby irrevocably agree that the Liens granted to the Collateral Agent by the Loan Parties on any Collateral shall, at the sole cost and expense of the Borrower, be automatically released (i) upon the occurrence of the Termination Date of this Agreement, (ii) upon the sale or other disposition of such Collateral (as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Loan Party or in connection with the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, to the extent such sale or other disposition is made in compliance with the terms of this Agreement, (iii) to the extent such Collateral is comprised of property leased to a Loan Party, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with this Section 9.02), (v) to the extent such property constitutes Excluded Property, (vi) to the extent the property constituting such Collateral is owned by any Subsidiary Loan Party, upon the release of such Subsidiary Loan Party from its obligations under the Subsidiary Guaranty (in accordance with the following sentence) to the extent such release of a Subsidiary Loan Party is made in compliance with the terms of this Agreement and (vii) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Loan Documents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent comprised of Excluded Property or otherwise released in accordance with the provisions of the Loan Documents. Additionally, the Lenders, Issuing Bank, and all other Secured Parties, hereby irrevocably agree that each Subsidiary Loan Party shall be released from the Subsidiary Guaranty upon consummation of any transaction permitted hereunder resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary. The Lenders, Issuing Bank, and all other Secured Parties, hereby authorize the Administrative Agents and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Loan Party’s Guarantee under the Subsidiary Guaranty or its Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender, Issuing Bank or other Secured Party.

(f) No Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders pursuant to Sections 9.02(b)(v) or 9.02(b)(vi) or each directly and adversely affected Lender pursuant to Sections 9.02(b)(ii) or 9.02(b)(iii) that, by its terms, adversely affects any Defaulting Lender disproportionately in relation to other affected Lenders shall require the consent of such Defaulting Lender.

(g) This Agreement may be amended (or amended and restated) solely with the written consent of the Required Lenders and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders. Further, each of the LC Sublimit and the Alternative Currency LC Sublimit may be increased with the consent of the Required Revolving Lenders, each Issuing Bank and the Revolving Facility Administrative Agent.

(h) Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended solely with the consent of the Administrative Agents and the Borrower without the need to obtain the consent of any other Lender if such amendment is delivered in order to correct or cure (x) ambiguities, errors, omissions, defects, (y) to effect administrative changes of a technical or immaterial nature or (z) incorrect cross references or similar inaccuracies in this Agreement or the applicable Loan Document, in each case and the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof. Guarantees, collateral documents, security documents, intercreditor agreements, and related documents executed in connection with this Agreement may be in a form reasonably determined by the Administrative Agents or the Collateral Agent, as applicable, and may be amended, modified, terminated or waived, and consent to any departure therefrom may be given, without the consent of any Lender if such amendment, modification, waiver or consent is given in order to (x) comply with local law or advice of counsel or (y) cause such guarantee, collateral document, security document or related document to be consistent with this Agreement and the other Loan Documents. The Borrower and the Administrative Agents may, without the consent of any other Lender, effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrower and the Administrative Agents to effect the provisions of Section 2.20, Section 2.21, and Section 2.24.

Section 9.03 Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay within 30 days after receipt of reasonably detailed documentation therefor, (i) all reasonable and documented out-of-pocket expenses incurred by the Term Loan Administrative Agent and the Collateral Agent, including the reasonable and documented fees, charges and disbursements of a single counsel for the Term Loan Administrative Agent and the Collateral Agent, taken as a whole (in addition to one local counsel in each relevant jurisdiction), in connection with the preparation and administration of the Loan Documents and not paid on the Closing Date or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit and (iii) all reasonable and documented out-of-pocket expenses incurred by each Administrative Agent and the Collateral Agent, including the reasonable fees, charges and disbursements of a single counsel for the Administrative Agents, the Collateral Agent, the Issuing Bank, the Lenders, and other Secured Parties (in addition to a single local counsel in each jurisdiction, and in the event a conflict of interest arises, one additional primary counsel for the conflicted parties (taken as a whole)) in connection with the enforcement of any rights under this Agreement or any other Loan Documents, including rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder; provided, the Borrower shall not be obligated to pay for any third party advisor or consultants (in addition to those set forth in the immediately preceding clause (iii)), except following an Event of Default with respect to which the Required Lenders have accelerated the Loans or are pursing remedies, in which case the Borrower shall pay the reasonable and documented out-of-pocket expenses of one additional advisor to the extent the Borrower has provided its prior written consent (in its sole discretion).

(b) Without duplication of the expense reimbursement obligations pursuant to paragraph (a) above, the Borrower shall indemnify each Administrative Agent, the Collateral Agent, the other Agents, the Joint Lead Arrangers, Joint Bookrunners, Senior Co- Managers and Co-Managers, the Swingline Lender, the Issuing Bank, and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all reasonable and documented out-of-pocket costs, losses, claims, damages, actual liabilities and related expenses, excluding in any event lost profits, but (x) including the reasonable and documented fees, charges and disbursements of a single counsel for the Indemnitees (in addition to one local counsel in each relevant jurisdiction and, in the event a conflict of interest arises, one additional counsel (plus local counsel in each relevant material jurisdiction) for the conflicted Indemnitees (taken as a whole)) and (y) excluding (i) any allocated costs of in-house counsel and (ii) any third party or consultants (in addition to those set forth in the immediately preceding clause (x)), except in the case of this clause (y)(ii) following an Event of Default with respect to which the Required Lenders have accelerated the Loans or are pursing remedies, in which case the Borrower shall pay the reasonable and documented out-of-pocket expenses of one additional advisor to the extent the Borrower has provided its prior written consent (in its sole discretion), incurred by or asserted against any Indemnitee by any third party or by the Borrower or any Restricted Subsidiary arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby and (ii) any actual or alleged presence or Release of Hazardous Materials involving or attributable to the Borrower or any of its Restricted Subsidiaries, whether or not any such Indemnitee shall be designated as a party or a potential party thereto and whether or not such matter is initiated by the Borrower or any of their respective Affiliates or shareholders, and any fees or expenses incurred by Indemnitees in enforcing this indemnity (collectively, the “Indemnified Liabilities”), provided that, no Indemnitee will be indemnified (a) for its (or any of its affiliate’s or any of its officers’, directors’, members’, employees’, agents’, representatives’ and controlling persons’) willful misconduct, bad faith or gross negligence (to the extent determined in a final non-appealable order of a court of competent jurisdiction), (b) for its (or any of its affiliate’s or any of its officers’, directors’, employees’, agents’, representative’s and controlling persons’) material breach of its obligations under the Loan Documents (to the extent determined in a final non- appealable order of a court of competent jurisdiction), (c) for any dispute among Indemnitees that does not involve an act or omission by the Borrower or any Restricted Subsidiary (other than any claims against an Agent, a Joint Lead Arranger, a Joint Bookrunner, a Senior Co- Manager or a Co-Manager in their capacity as such and subject to clause (a)(a) above), (d) in its capacity as a financial advisor of the Seller, the Acquired Business, the Borrower or their respective subsidiaries in connection with the Closing Date Acquisition or any other potential acquisition or as a co-investor in the Transactions or any potential acquisition or (e) any settlement effected without the Borrower’s prior written consent, but if settled with the the Borrower’s prior written consent (not to be unreasonably withheld or delayed) or if there is a final judgment against an Indemnitee in any such proceedings, the Borrower will indemnify and hold harmless each Indemnitee from and against any and all actual losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with this Section; provided further that (1) Borrower shall not have any obligation to any Indemnitee under this Section 9.03 that is a Defaulting Lender or that is an Indemnitee by virtue of being a Related Party of a Defaulting Lender for any Indemnified Liabilities arising from such Defaulting Lender’s failure to fund its Commitment and (2) to the extent of any amounts paid to an Indemnitee in respect of this Section 9.03 for Indemnified Liabilities, such Indemnitee, by its acceptance of the benefits hereof, agrees to refund and return any and all amounts paid by the Borrower to it if, pursuant to operation of any of the foregoing clauses (a) through (e), such Indemnitee was not entitled to receipt of such amount.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to any Administrative Agent, the Collateral Agent, the Swingline Lender or the Issuing Bank under paragraph (a) or (b) of this Section, and without limiting the Borrower’s obligation to do so, each Lender severally agrees to pay to the applicable Administrative Agent, the Collateral Agent, the Swingline Lender or the Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the applicable Administrative Agent, the Collateral Agent, the Swingline Lender or the Issuing Bank in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon (i) in the case of unpaid amounts owing to the Revolving Facility Administrative Agent, its share of the aggregate Revolving Exposures and unused Revolving Commitments at the time, (ii) in the case of unpaid amounts owing to the Term Loan Administrative Agent, its share of the outstanding Term Loans and unused Term Commitments at the time and (iii) in the case of unpaid amounts owing to the Issuing Bank in respect of any Letter of Credit, its share of the aggregate Revolving Exposure and unused Revolving Commitments at such time. The obligations of the Lenders under this paragraph (c) are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph (c)).

(d) To the extent permitted by applicable law, none of the Borrower, any Agent, any Lender, the Swingline Lender, the Issuing Bank, any other party hereto or any Indemnitee shall assert, and each such Person hereby waives and releases, any claim against any other such Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any or any agreement or instrument contemplated hereby or referred to herein, the transactions contemplated hereby or thereby, or any act or omission or event occurring in connection therewith, and each such Person further agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that the foregoing shall in no event limit the Borrower’s indemnification obligations under clause (b) above.

(e) In case any proceeding is instituted involving any Indemnitee for which indemnification is to be sought hereunder by such Indemnitee, then such Indemnitee will promptly notify the Borrower of the commencement of any proceeding; provided, however, that the failure to do so will not relieve the Borrower from any liability that it may have to such Indemnitee hereunder, except to the extent that the Borrower is materially prejudiced by such failure. Notwithstanding the above, following such notification, the Borrower may elect in writing to assume the defense of such proceeding, and, upon such election, the Borrower will not be liable for any legal costs subsequently incurred by such Indemnitee (other than reasonable costs of investigation and providing evidence) in connection therewith, unless (i) the Borrower has failed to provide counsel reasonably satisfactory to such Indemnitee in a timely manner, (ii) counsel provided by the Borrower reasonably determines its representation of such Indemnitee would present it with a conflict of interest or (iii) the Indemnitee reasonably determines that there are actual conflicts of interest between the Borrower and the Indemnitee, including situations in which there may be legal defenses available to the Indemnitee which are different from or in addition to those available to the Borrower.

(f) Notwithstanding anything to the contrary in this Agreement, no party hereto or any Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems (including IntraLinks or SyndTrak Online), in each case, except to the extent any such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of, or material breach of this Agreement or the other Loan Documents by, such Indemnitee (or its officers, directors, employees, Related Parties or Affiliates).

(g) Except to the extent otherwise expressly provided herein, all amounts due under this Section shall be payable within 30 days after receipt by the Borrower of reasonably detailed documentation therefor.

(h) This Section 9.03 shall not apply to Taxes, except for Taxes which represent costs, losses, claims, etc. with respect to a non-Tax claim.

Section 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) except as otherwise permitted herein, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any such attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section (and any attempted assignment or transfer by such Lender otherwise shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (solely to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agents, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the express conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment of all or any portion of a Loan or Commitment to a Lender, an Affiliate of a Lender or an Approved Fund (as defined below), if an Event of Default under Sections 7.01(a), 7.01(b), 7.01(h) or 7.01(i) has occurred and is continuing, any other assignee and provided that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the applicable Administrative Agent within ten (10) Business Days after a Responsible Officer having received written notice thereof, (B) the applicable Administrative Agent, provided that no consent of any Administrative Agent shall be required for an assignment of all or any portion of a Loan or Commitment to a Lender or an Affiliate of a Lender, and (C) in the case of any assignment of a Revolving Commitment, each Issuing Bank, provided that no consent of any Issuing Bank shall be required for any assignment of a Term Loan.

(ii) Assignments shall be subject to the following additional express conditions: (A) except in the case of an assignment to a Lender or an Affiliate of a Lender, an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the applicable Administrative Agent) shall not be less than $5,000,000 or, in the case of a Term Commitment or a Term Loan, $1,000,000) (it being understood and agreed that such minimum amount shall be aggregated for two or more simultaneous assignments by or to two or more Approved Funds), unless the Borrower and the applicable Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed), provided that no such consent of the Borrower shall be required if an Event of Default under Section 7.01(a), 7.01(b), 7.01(h) or 7.01(i) has occurred and is continuing, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment shall (1) execute and deliver to the applicable Administrative Agent an Assignment and Assumption, via an electronic settlement system acceptable to the applicable Administrative Agent or (2) if previously agreed with the applicable Administrative Agent, manually execute and deliver to such Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of such Administrative Agent), provided that assignments made pursuant to Section 2.19 or Section 9.02(c) shall not require the signature of the assigning Lender to become effective and (D) the assignee, if it shall not be a Lender, shall deliver to the applicable Administrative Agent an Administrative Questionnaire (in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws) and any tax forms required by Section 2.17(e).

For purposes of paragraph (b) of this Section, the terms “Approved Fund” and “CLO” have the following meanings:

“Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“CLO” means an entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course and is administered or managed by a Lender or an Affiliate of such Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.15, Section 2.16, Section 2.17 and Section 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid).

(iv) The applicable Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal and related interest amounts of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the applicable Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and, with respect to its own interests only, any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 9.04(b)(iv) shall be construed so that the Loans and unreimbursed LC Disbursements are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.17(e), as applicable (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section (to the extent required) and any written consent to such assignment required by paragraph (b) of this Section, the applicable Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper- based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(c) Any Lender may, without the consent of the Borrower, the Administrative Agents, the Issuing Bank or the Swingline Lender, sell participations to any Person (other than a natural person, any Defaulting Lender, any Direct Competitor or Disqualified Lender to the extent the lists thereof have been made available to the Lenders) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Administrative Agents, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) such Person shall not be entitled to exercise any rights of a Lender under the Loan Documents.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (ii), (iii), (v) or (vi) of the first proviso to Section 9.02(b) that directly or adversely affects such Participant. Subject to the paragraph below, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.15 and Section 2.17 (subject to the limitations and requirements of such Sections, including Section 2.17(e) and Section 2.19) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have the obligation to disclose all or a portion of the Participant Register (including the identity of the Participant or any information relating to a Participant’s interest in any Loans or other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that any loans are in registered form for U.S. federal income tax purposes. The entries in the Participant Register shall be conclusive absent manifest error, and the Borrower and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. This Section shall be construed so that the Loan Documents are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

A Participant shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent the right to a greater payment results from a Change in Law after the Participant becomes a Participant or the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(d) Any Lender may, without the consent of the Borrower or the applicable Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank and including any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender (including to any trustee for, or any other representative of, such holders), and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle organized and administered by such Granting Lender (an “SPV”), identified as such in writing from time to time by the Granting Lender to the applicable Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, such party will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof, provided that each Lender designating any SPV hereby agrees to indemnify and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPV during such period of forbearance. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the applicable Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the applicable Administrative Agent) other than Disqualified Lenders providing liquidity or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) subject to Section 9.13, disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV other than any Disqualified Lender. The Borrower agrees that each SPV shall be entitled to the benefits of Section 2.15 and Section 2.17 (subject to the limitations and requirements of such Sections, including Section 2.17(e), and Section 2.19) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. An SPV shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17 than the applicable Granting Lender would have been entitled to receive with respect to the interest granted to such SPV, except to the extent the grant to such SPV is made with the Borrower’s prior written consent.

(f) No such assignment shall be made (A) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (A), or (B) to a natural person.

(g) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other express conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the applicable Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the applicable Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the applicable Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(h) Disqualified Lenders and Direct Competitors. The Borrower and the Lenders expressly acknowledge that each Administrative Agent (in its capacity as such or as an arranger, bookrunner or other agent hereunder) shall not have any obligation to monitor whether assignments or participations are made to Disqualified Lenders, Direct Competitors or Excluded Affiliates and none of the Borrower, the Lenders or any such Affiliate will bring any claim to such effect.

Section 9.05 Survival. All representations and warranties made by the Loan Parties in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder.

Section 9.06 Counterparts; Integration. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Borrower, any Administrative Agent, nor any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic transmission (including Adobe pdf file) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agents or the Issuing Bank, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and Issuing Bank is hereby authorized at any time and from time to time, after obtaining the prior written consent of the applicable Administrative Agent and the Required Lenders, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency, but not any tax accounts, trust accounts, withholding or payroll accounts) at any time held and other obligations (in whatever currency) at any time owing by such Lender or an Issuing Bank to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement held by such Lender or the Issuing Bank, but only to the extent then due and payable; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the applicable Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the applicable Administrative Agent and the Lenders and (ii) the Defaulting Lender shall provide promptly to the applicable Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and the Issuing Bank under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or Issuing Bank may have. Each Lender and the Issuing Bank agree promptly to notify the Borrower and the applicable Administrative Agent of such setoff and application made by such Lender, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section.

Section 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflict of laws principles thereof to the extent such principles would cause the application of the law of another state; provided, however, that the laws of the State of Delaware shall govern in determining (1) the interpretation of an Acquired Business Material Adverse Effect and whether an Acquired Business Material Adverse Effect shall have occurred, (2) the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any inaccuracy thereof the Borrower has the right (without regard to any notice requirement) to terminate its obligations under the Acquisition Agreement and (3) whether the Closing Date Acquisition has been consummated in accordance with the terms of the Acquisition Agreement (in each case without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware).

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Notwithstanding the foregoing, nothing in any Loan Document shall affect any right that any Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against the Borrower or its property in the courts of any jurisdiction.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE

TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12 Confidentiality. Each of the Administrative Agents, the other Agents, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, trustees, officers, employees and agents, including accountants, legal counsel and other advisors on a “need to know” basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, provided that the relevant Lender shall be responsible for such compliance and non-compliance), (b) to the extent requested by any regulatory authority, provided that, other than in connection with routine regulatory examinations, prior notice shall have been given to the Borrower, to the extent permitted by applicable laws or regulations, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that prior notice shall have been given to the Borrower, to the extent permitted by applicable laws or regulations, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to any Loan Document or the enforcement of rights thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, in each case, except to any Direct Competitor or Disqualified Lender to the extent that a list thereof is made available to the Lenders, or (ii) any actual or prospective Lender Counterparty to any Secured Swap Agreement relating to any Loan Party and its obligations under the Loan Documents, in each case, except to any Direct Competitor or Disqualified Lender, (g) with the written consent of the Borrower, (h) to the extent such Information (I) becomes publicly available other than as a result of a breach of this Section or (II) becomes available to the Administrative Agents, any other Agent, an Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower (provided that the source is not actually known (after due inquiry) by such disclosing party or other confidentiality obligations owed to the Borrower or its Affiliates, to be bound by an agreement containing provisions substantially the same as those contained in this confidentiality provision) or (i) on a confidential basis to (x) any rating agency in connection with rating the Borrower or the facilities hereunder or (y) the CUSIP Service Bureau, Clearpar or Loanserv or any similar agency in connection with the issuance and monitoring of CUSIP numbers, settlement of assignments or other general administrative functions with respect to the facilities. For the purposes of this Section the term “Information” means all information received from or on behalf of the Borrower relating to the Borrower or any of its Subsidiaries or any of its respective businesses, other than any such information that is available to the Administrative Agents, any other Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each Lender acknowledges that Information furnished to it pursuant to this Agreement may include material non-public information concerning the Loan Parties and their respective Related Parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All Information, including requests for waivers and amendments, furnished by the Borrower or any Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level Information, which may contain material non-public information about the Loan Parties and their respective Related Parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agents that it has identified in its Administrative Questionnaire a credit contact who may receive Information that may contain material non-public information in accordance with its compliance procedures and applicable law.

Section 9.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any LC Disbursement, together with all fees, charges and other amounts that are treated as interest on such Loan or LC Disbursement or participation therein under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or LC Disbursement or participation therein in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or LC Disbursement or participation therein but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or LC Disbursement or participation therein or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

Section 9.14 USA Patriot Act. Each Lender and Issuing Bank that is subject to the Patriot Act (as hereinafter defined) and each Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender, such Issuing Bank or such Administrative Agent, as applicable, to identify the Loan Parties in accordance with the Patriot Act.

Section 9.15 Direct Website Communication. The Borrower may, at its option, provide to each of the Administrative Agents any information, documents and other materials that it is obligated to furnish to the Administrative Agents pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials (all such communications being referred to herein collectively as “Communications”), by (i) posting such documents, or providing a link thereto, on the Borrower’s website, (ii) such documents being posted on the Borrower’s behalf on an Internet or Intranet website, if any, to which each Administrative Agent has access (whether a commercial third-party website or a website sponsored by the Administrative Agents) or (iii) by transmitting the Communications in an electronic/soft medium to the applicable Administrative Agent at an email address provided by such Administrative Agent from time to time; provided that (i) promptly following written request by any Administrative Agent, the Borrower shall continue to deliver paper copies of such documents to such Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by such Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) each Administrative Agent of the posting of any such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the applicable Administrative Agent and maintaining its copies of such documents. Nothing in this Section 9.15 shall prejudice the right of the Borrower, the Administrative Agents, any other Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Each Administrative Agent agrees that the receipt of the Communications by such Administrative Agent at its e-mail address in Section 9.01 shall constitute effective delivery of the Communications to such Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (A) to notify the Administrative Agents in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address. Unless the Administrative Agents otherwise prescribe, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Each of the Borrower, the Administrative Agents and the Issuing Bank may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative

Agents and the Issuing Bank. In addition, each Lender agrees to notify each Administrative Agent from time to time to ensure that such Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

Section 9.16 Intercreditor Agreement Governs. Each Lender and Agent (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any intercreditor agreement entered into pursuant to the terms hereof, (b) hereby authorizes and instructs the Collateral Agent to enter into each intercreditor agreement and any other intercreditor agreement entered into pursuant to the terms hereof and to subject the Liens securing the Secured Obligations to the provisions thereof and (c) hereby authorizes and instructs the Collateral Agent to enter into any intercreditor agreement that includes, or to amend any then existing intercreditor agreement to provide for, the terms described in the definition of the terms “Permitted First Priority Replacement Debt” or “Permitted Second Priority Replacement Debt” or “First Lien Senior Secured Note”, as applicable, or as otherwise provided for by the terms of this Agreement; provided that in each case, such intercreditor agreement is substantially consistent with the terms set forth on Exhibit K-1 or K-2 annexed hereto together with (A) any immaterial changes and (B) material changes thereto in light of prevailing market conditions, which material changes shall be posted to the Lenders and, unless the Required Lenders shall have objected in writing to such changes within five Business Days after such posting, then the Required Lenders shall be deemed to have agreed that the Collateral Agent’s entering into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement with such changes) and to the Collateral Agent’s execution thereof, in each case in form and substance reasonably satisfactory to the Collateral Agent (it being understood that junior Liens are not required to be pari passu with other junior Liens, and that Indebtedness secured by junior Liens may be secured by Liens that are pari passu with, or junior in priority to, other Liens that are junior to the Liens securing the Obligations).

Section 9.17 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with the normal banking procedures the Revolving Facility Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from them to the Revolving Facility Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Revolving Facility Administrative Agent or the relevant Lender of any sum adjudged to be so due in the Judgment Currency, the Revolving Facility Administrative Agent or the relevant Lender may in accordance with the normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Revolving Facility Administrative Agent or such Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Revolving Facility Administrative Agent, or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Revolving Facility Administrative Agent or such Lender in such currency, the Revolving Facility Administrative Agent or such Lender agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law.

Section 9.18 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by any Administrative Agent, the other Agents, the Joint Lead Arrangers, the Joint Bookrunners, the Senior Co-Managers and the Co-Managers and the making of the Loans and Commitments by the Lenders are arm’s- length commercial transactions between the Borrower and its respective Affiliates, on the one hand, and the Administrative Agents, the other Agents, the Joint Lead Arrangers, the Joint Bookrunners, the Senior Co-Managers and the Co-Managers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and express conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Administrative Agent, each other Agent, each Joint Lead Arranger, each Joint Bookrunner, each Senior Co-Manager and each Co-Manager and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its respective Affiliates, or any other Person and (B) none of the Administrative Agents, any other Agent, any Joint Lead Arranger, any Joint Bookrunner, any Senior Co-Manager any Co-Manager or any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agents, the other Agents, the Joint Lead Arrangers, the Joint Bookrunners, the Senior Co-Managers, the Co-Managers and the Lenders their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agents, any other Agent, any Joint Lead Arrangers, any Joint Bookrunner, any Senior Co-Manager any Co-Manager or any Lender has any obligation to disclose any of such interests to the Borrower or any of their its Affiliates. To the fullest extent permitted by law, each of the Borrower hereby waives and releases any claims that it may have against any Administrative Agent, the other Agents, the Joint Lead Arrangers, the Joint Bookrunners, the Senior Co-Managers, the Co-Managers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

ZEBRA TECHNOLOGIES CORPORATION

/s/ Michael C. Smiley
Name: Michael C. Smiley
Title: Chief Financial Officer

[Signature Page to Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as Term Loan Administrative Agent and Collateral Agent

/s/ Jonathon Rauen
Name: Jonathon Rauen
Title: Authorized Signatory

[Signature Page to Credit Agreement]

MORGAN STANLEY BANK N.A., as Lender

/s/ Jonathon Rauen
Name: Jonathon Rauen
Title: Authorized Signatory

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Revolving Facility Administrative Agent, Issuing Bank and Swingline Lender

/s/ Trisha Lesch
Name: Trisha Lesch
Title: Authorized Officer

[Signature Page to Credit Agreement]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

/s/ Lillian Kim
Name: Lillian Kim
Title: Director

[Signature Page to Credit Agreement]

FIFTH THIRD BANK., as a Lender

/s/ Daniel Johnston
Name: Daniel Johnston
Title: Assistant Vice President

[Signature Page to Credit Agreement]

RBS CITIZENS, N.A., as a Lender

/s/ Robert M. Nemon
Name: Robert M. Nemon
Title: Director

[Signature Page to Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

/s/ Kirk L. Tashjian
Name: Kirk L. Tashjian
Title: Vice President

/s/ Michael Winters
Name: Michael Winters
Title: Vice President

[Signature Page to Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

/s/ Patrick Flaherty
Name: Patrick Flaherty
Title: Vice President

[Signature Page to Credit Agreement]

Schedule 1.01(a)

Adjustments to Consolidated EBITDA

None.

Schedule 1.02

Excluded Subsidiaries

AirDefense, Inc.

Metanetics Corporation

Rhomobile, Inc.

Wireless Valley Communications, Inc.

Symbol Technologies UK Limited

Symbol Technologies Limited

Symbol Technologies Holdings do Brasil Ltd.

Symbol Technologies do Brasil S.A.

Schedule 1.03

Existing Letters of Credit

Account Party	Issuer	L/C Available Amount	Effective Date	Actual Expiry
Zebra Technologies Corporation	JPMorgan Chase Bank, N.A.	$378,101	June 14, 1995	March 3, 2015

Zebra Technologies Europe Ltd.	JPMorgan Chase Bank, N.A.	€14,432	July 18, 2013	June 1, 2015

Zebra Technologies AB	JPMorgan Chase Bank, N.A.	SEK100,000	August 26, 2010	June 30, 2015

Zebra Technologies Europe Ltd.	JPMorgan Chase Bank, N.A.	€16,609	September 1, 2010	August 1, 2015

Zebra Technologies B.V.	JPMorgan Chase Bank, N.A.	€1,000,000	October 22, 2010	November 30, 2015

Zebra Technologies Germany GmbH	JPMorgan Chase Bank, N.A.	€100,000	October 4, 2014	September 24, 2015

Zebra Technologies Norway AS	JPMorgan Chase Bank, N.A.	NOK150,000	October 20, 2014	October 15, 2015

Schedule 1.04

Unrestricted Subsidiaries

None.

Schedule 2.01(a)

Term Commitments

Lender	Term Commitment
Morgan Stanley Senior Funding, Inc.	$2,200,000,000

Schedule 2.01(b)

Revolving Commitments

Lender	Revolving Commitment
Morgan Stanley Bank N.A.		$98,750,000
JPMorgan Chase Bank, N.A.		$62,500,000
Deutsche Bank AG New York Branch		$18,750,000
HSBC Bank USA, N.A.		$18,750,000
RBS Citizens, N.A.		$18,750,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.		$6,250,000
PNC Bank, National Association		$6,250,000
Fifth Third		$20,000,000

	TOTAL: $	250,000,000

Schedule 3.06

Disclosed Matters

None.

Schedule 3.13

Subsidiaries

Owned Entity (Jurisdiction of Organization)	Loan Party	Owner (Percentage Owned)
ZIH Corp. (DE)	Yes	Zebra Technologies Corporation (100%)

Multispectral Solutions, Inc. (DE)	Yes	Zebra Technologies Corporation (100%)

Zebra Technologies International, LLC (IL)	Yes	Zebra Technologies Corporation (100%)

Zebra Technologies Enterprise Corporation (DE)	Yes	Zebra Technologies Corporation (100%)

Zebra Enterprise Solutions Corp. (CA)	Yes	Zebra Technologies Corporation (100%)

Motorola Solutions Mexico Holdings,Inc. (DE)[1]	No	Zebra Technologies Corporation (100%)

AirDefense, Inc. (GA)	No	Zebra Technologies Corporation (100%)

Rhomobile, Inc. (DE)	No	Zebra Technologies Corporation (100%)

Wireless Valley Communications, Inc. (DE)	No	Zebra Technologies Corporation (100%)

Zebra Retail Solutions, LLC (DE)	Yes	Zebra Technologies International, LLC (100%)

Laser Band, LLC (MO)	Yes	Zebra Technologies International, LLC (100%)

Symbol Technologies, Inc.	Yes	ZIH Corp. (100%)

Zebra Luxco I Sarl (Luxembourg)	No	ZIH Corp. (100%)

[1]	Immaterial Subsidiary.

Owned Entity (Jurisdiction of Organization)	Loan Party	Owner (Percentage Owned)

Zebra Technologies Colombia, LLC (DE)	No	ZIH Corp. (100%)

Zebra Technologies Brazil, LLC (DE)	No	ZIH Corp. (100%)

Zebra Technologies Argentina, LLC (DE)	No	ZIH Corp. (100%)

Zebra Technologies Mexico, LLC (DE)	No	ZIH Corp. (100%)

Zebra Technologies Asia Pacific, LLC (DE)	No	ZIH Corp. (100%)

Zebra Technologies Thailand, LLC (DE)	No	ZIH Corp. (100%)

Zebra Technologies India, LLC (DE)	No	ZIH Corp. (100%)

Zebra Technologies Latin America, LLC (DE)	No	ZIH Corp. (100%)

Telxon Corporation (DE)	No	Symbol Technologies, Inc. (100%)

Symbol Technologies Latin America Inc. (DE)	Yes	Symbol Technologies, Inc. (100%)

Symbol Technologies International, Inc. (DE)	Yes	Symbol Technologies, Inc. (100%)

Mobile Integrated Technologies, Inc. (DE)	Yes	Symbol Technologies, Inc. (100%)

Symbol Technologies Asia, Inc. (DE)	No	Symbol Technologies, Inc. (100%)

Symbol Technologies UK Limited (England)	No	Symbol Technologies, Inc. (100%)

Symbol Technologies Limited (England)	No	Symbol Technologies UK Limited (England)

Motorola Solutions Lanka (Private) Limited (Sri Lanka)	No	Symbol Technologies, Inc. (99.9%) Private individual (0.01%)

Symbol Technologies India Private Limited (India)	No	Symbol Technologies, Inc. (99.5%) Symbol Technologies Asia, Inc. (0.05%)

10

Owned Entity (Jurisdiction of Organization)	Loan Party	Owner (Percentage Owned)

Symbol Technologies Africa, Inc. (DE)	Yes	Symbol Technologies International, Inc. (100%)

Symbol Technologies Czech Republic servo (Czech Republic)	No	Symbol Technologies International, Inc. (100%)

Symbol Technologies Holdings do Brasil Ltd. (Brazil)	No	Symbol Technologies, Inc. (99.99%) Symbol Technologies International, Inc. (0.01%)

Symbol Technologies do Brasil S.A. (Brazil)	No	Symbol Technologies, Inc. (50.9%) Symbol Technologies Holdings do Brasil Ltd. (49.1%)

Zebra Technologies Colombia, SAS (Colombia)	No	ZIH Corp. (1%) Zebra Technologies Colombia, LLC (99%)

Zebra Technologies Do Brazil - Comercio de Productos de Informatica LTDA (Brazil)	No	ZIH Corp. (1%) Zebra Technologies Brazil, LLC (99%)

Zebra Technologies de Mexico, Sociedad de Responsabilidad Limitada de Capital Variable (Mexico)	No	ZIH Corp. (1%) Zebra Technologies Mexico, LLC (DE)

Zebra Technologies Enterprise de Mexico, Sociedad de Responsabilidad Limitada de Capital Variable (Mexico)	No	ZIH Corp. (1%) Zebra Technologies Mexico, LLC (99%)

Zebra Technologies (Thailand) Ltd. (Thailand)	No	ZIH Corp. (.01%) Zebra Technologies Thailand, LLC (50%) Zebra Technologies Asia Pacific, PTE LTD (49.99%)

11

Owned Entity (Jurisdiction of Organization)	Loan Party	Owner (Percentage Owned)
Zebra Technologies India Private Limited (India)	No	Zebra Technologies India, LLC (.01%) Zebra Technologies Asia Pacific, PTE LTD (99.99%)

Metanetics Corporation	No	Telxon Corporation (100%)

TLXITX Corporation (WA)	No	Telxon Corporation (100%)

Motorola Solutions de Juarez, Sociedad de Responsabilidad Limitada de Capital Variable (Mexico)	No	ZIH Corp. (1%) Telxon Corporation (99%)

Motorola Solutions de Reynosa, Sociedad de Responsabilidad Limitada de Capital Variable (Mexico)	No	ZIH Corp. (1%) Telxon Corporation (99%)

Hart Systems, Ltd. (UK)	No	Zebra Retail Solutions, LLC (DE)

Zebra Luxco II Sarl (Luxembourg)	No	Zebra Luxco I Sarl (100%)

Symbol Technologies Africa, Inc. (DE)	No	Symbol Technologies International, Inc. (100%)

Zebra Diamond Holdings Ltd. (UK)	No	Zebra Luxco II Sarl (100%)

New Jersey Holdings I (Jersey, UK)	No	Zebra Diamond Holdings Ltd. (100%)

New Jersey Holdings II (Jersey, UK)	No	Zebra Diamond Holdings Ltd. (100%)

SASR Neunundfünfzigste Beteiligungsverwaltung GmbH (Austria)	No	Zebra Diamond Holdings Ltd. (100%)

Zebra Technologies Canada ULC (Canada)	No	Zebra Diamond Holdings Ltd. (100%)

Zebra Technologies Germany GMBH (Germany)	No	Zebra Diamond Holdings Ltd. (100%)

Zebra Enterprise Israel Ltd. (Israel)	No	Zebra Diamond Holdings Ltd. (100%)

Zebra Technologies Italy S.R.L. (Italy)	No	Zebra Diamond Holdings Ltd. (100%)

12

Owned Entity (Jurisdiction of Organization)	Loan Party	Owner (Percentage Owned)

Zebra Technologies Netherlands B.V. (Netherlands)	No	Zebra Diamond Holdings Ltd. (100%)

Zebra Technologies UK Limited (UK)	No	Zebra Diamond Holdings Ltd. (100%)

Symbol Technologies S.A.S. (France)	No	Zebra Diamond Holdings Ltd. (100%)

Zebra Technologies Asia Pacific, PTE LTD (Singapore)	No	Zebra Jersey Holdings I (Jersey, UK)

Zebra Technologies Europe LTD (England and Wales)	No	Zebra Jersey Holdings II (Jersey, UK)

Psion Holdings Ltd. (England)	No	Zebra Technologies Canada ULC (Canada)

Zebra Technologies Enterprise Inc. (Canada)	No	Zebra Technologies Canada ULC (Canada)

Zebra Technologies Asia Holding LTD (Mauritius)	No	Zebra Technologies Asia Pacific, PTE LTD (100%)

Zebra Technical Services (Guangzhou) Co., LTD (China)	No	Zebra Technologies Asia Pacific, PTE LTD (100%)

Zebra Technologies Australia PTY, LTD (Australia)	No	Zebra Technologies Asia Pacific, PTE LTD (100%)

Zebra Technologies Malaysia Snd. Bhd. (Malaysia)	No	Zebra Technologies Asia Pacific, PTE LTD (100%)

Zebra Technologies (Hong Kong) Limited (Hong Kong)	No	Zebra Technologies Asia Pacific, PTE LTD (100%)

Japan Technologies Japan Co. Ltd. (Japan)	No	Zebra Technologies Asia Pacific, PTE LTD (100%)

Zebra Technologies (Korea) (Korea)	No	Zebra Technologies Asia Pacific, PTE LTD (100%)

Indonesia Newco (Indonesia)	No	Zebra Technologies Asia Pacific, PTE LTD (100%)

13

Owned Entity (Jurisdiction of Organization)	Loan Party	Owner (Percentage Owned)

Zebra Technologies Taiwan Co. Ltd. (Taiwan)	No	Zebra Technologies Asia Pacific, PTE LTD (100%)

Zebra Teknolojileri Sistem Cözümleri Anonim Şirketi (Turkey)	No	Zebra Technologies Asia Pacific, PTE LTD (100%)

Genuine Zebra Technologies Trading (Shanghai) Co., LTD (Shanghai)	No	Zebra Technologies Asia Holding LTD (100%)

Zebra Technologies (New Zealand) Limited (New Zealand)	No	Zebra Technologies Australia PTY, LTD (100%)

Zebra Technologies B.V. (Netherlands)	No	Zebra Technologies Europe LTD (100%)

Zebra Technologies AB (Sweden)	No	Zebra Technologies Europe LTD (100%)

Zebra Technologies SP ZOO (Poland)	No	Zebra Technologies Europe LTD (100%)

Zebra Enterprise Solutions Europe B.V.B.A. (Belgium)	No	Zebra Technologies Europe LTD (100%)

Zebra Technologies Belgium SPRL (Belgium)	No	Zebra Technologies Europe LTD (100%)

Zebra Technologies Hellas Single Member IKE (Greece)	No	Zebra Technologies Europe LTD (100%)

Zebra Technologies Norway S.A. (Norway)	No	Zebra Technologies Europe LTD (100%)

Zebra Technologies Russia OOO (Russia)	No	Zebra Technologies Europe LTD (100%)

Zebra Technologies Spain S.L.U. (Spain)	No	Zebra Technologies Europe LTD (100%)

Psion Services Ltd. (England)	No	Psion Holdings Ltd. (100%)

Psion Overseas Investments (England)	No	Psion Holdings Ltd. (100%)

Psion Investments Ltd. (England)	No	Psion Holdings Ltd. (100%)

14

Owned Entity (Jurisdiction of Organization)	Loan Party	Owner (Percentage Owned)

Psion Connect Holdings Ltd. (England)	No	Psion Holdings Ltd. (100%)

Psion Digital Ltd. (England)	No	Psion Holdings Ltd. (100%)

Psion Investments Canada (England)	No	Psion Investments Ltd. (100%)

Psion Shared Services Ltd. (England)	No	Psion Investments Canada (100%)

Psion (UK) Ltd. (England)	No	Psion Shared Services Ltd. (100%)

Psion Canada Holdings Company (Canada)	No	Psion Investments Canada (100%)

Psion, Inc. (Canada)	No	Psion Canada Holdings Company (100%)

Psion Teklogix SA de CV (Mexico)	No	Psion Canada Holdings Company (99.99%) Psion, Inc. (0.01%)

Psion Connect Ltd. (England)	No	Psion Connect Holdings Ltd. (100%)

15

Schedule 5.11(c)

Security Documents

1. Trademark Security Agreement, dated as of the Closing Date, made by ZIH Corp., a Delaware corporation, Multispectral Solutions, Inc., a Delaware corporation, Zebra Enterprise Solutions Corp., a California corporation, and Symbol Technologies, Inc., a Delaware corporation, in favor of the Collateral Agent

2. Patent Security Agreement, dated as of the Closing Date, made by ZIH Corp., a Delaware corporation, Zebra Enterprise Solutions Corp, a California corporation, Laser Band, LLC, a Missouri limited liability company, and Symbol Technologies, Inc., a Delaware corporation, in favor of the Collateral Agent

3. Copyright Security Agreement, dated as of the Closing Date, made by the Borrower in favor of the Collateral Agent

Schedule 5.16

Post-Closing Matters

Endorsements to the liability and property insurance policies of Borrower and its Restricted Subsidiaries, within 60 days following the Closing Date.

Within 90 days of the Closing, satisfy the requirements of Section 5.10(d) with respect to the property with a street address of is One Motorola Plaza, Holtsville, NY.

Schedule 6.01

Existing Indebtedness

1. Bank Guarantee, dated May 27, 2008, in the amount of AED 100,000, by ABN AMRO Bank for the account of Zebra Technologies Europe LTD.

2. Bank Guarantee, dated January 19, 2006, in the amount of AED 100,000, by ABN AMRO Bank for the account of Zebra Technologies Europe LTD.

3. Surety Bond, dated September 15, 2011, in the amount of $500,000 USD, for the account of Symbol Technologies, Inc. for the benefit of U.S. Customs Service with an expiry date of September 14, 2015.

4. Surety Bond, dated June 24, 2007, in the amount of $600,000 USD, for the account of Symbol Technologies, Inc. for the benefit of U.S. Customs Service with an expiry date of June 24, 2015.

5. Surety Bond, dated July 9, 2007, in the amount of $150,000 USD, for the account of Symbol Technologies, Inc. for the benefit of U.S. Customs Service with an expiry date of July 9, 2015.

6. SBLC Bond, dated April 3, 2014, in the amount of INR 25,000, for the account of Symbol Technologies, Inc. for the benefit of The Superintendent of Post Offices with an expiry date of April 15, 2015.

7. SBLC Bond, dated April 1, 2012, in the amount of INR 5,787,125, for the account of Symbol Technologies, Inc. for the benefit of The President of India Customs and Central Excise with an expiry date of September 10, 2015.

8. SBLC Bond, dated April 10, 2014, in the amount of EUR 218,418.30, for the account of Psion SAS for the benefit of Lacaze et Leconte Real Estate with an expiry date of March 31, 2020.

Schedule 6.02

Existing Liens

JURISDICTION	FILING TYPE	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
Secretary of State, Delaware	UCC	1112452 3 09/07/2001	Symbol Technologies One Symbol Plaza Holtsville, NY 11742	Dell Financial Services, L.P. 14050 Summit Drive Building A, Suite 101 Austin, TX 78758	All computer equipment and peripherals (collectively “Equipment”) wherever located heretofore or hereafter leased to Lessee by Lessor pursuant to that certain Master Lease Agreement #2904182 dated August 15, 2001, and all Schedules thereto including, without limitation, all substitutions, additions, accessions and replacements thereto and thereof, now or hereafter installed in, affixed to, or used in, conjunction with the equipment and the proceeds thereof together with all rental or installment payments, insurance proceeds, other proceeds and payments due or to become due or arising from or relating to said Equipment.

Secretary of State, Delaware	CONT	6234796 1 07/07/2006	Symbol Technologies One Symbol Plaza Holtsville, NY 11742	Dell Financial Services, L.P. 14050 Summit Drive Building A, Suite 101 Austin, TX 78758	Continuation of financing statement no. 1112452 3.

Secretary of State, Delaware	CONT	20113092965 08/10/2011	Symbol Technologies One Symbol Plaza Holtsville, NY 11742	Dell Financial Services, L.P. 14050 Summit Drive Building A, Suite 101 Austin, TX 78758	Continuation of financing statement no. 1112452 3.

JURISDICTION	FILING TYPE	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
Secretary of State, Delaware	AMEND	20122418046 06/22/2012	Symbol Technologies One Symbol Plaza Holtsville, NY 11742	Dell Financial Services L.L.C. Mail Stop-PS2DF-23 One Dell Way Round Rock, TX 78682	Amendment to financing statement no. 1112452 3. Secured Party changed to: Dell Financial Services L.L.C. Mail Stop-PS2DF-23 One Dell Way Round Rock, TX 78682

Secretary of State, Delaware	UCC	5036647 7 02/02/2005	Symbol Technologies, Inc. 1 Symbol Plaza Holtsville, NY 11742	Gelco Corporation DBA Fleet Services 3 Capital Drive Eden Prairie, MN 55344	This is to record a true lease on 1 2005 Ford (Model F350) Snow Plow and Rhino Liner GE Unit # 2005002 VIN 1FTWF31575EB67793 amd including all additions, attachments, accessories and accessions thereto, and any and all substitutions, replacements or exchanges therefore, and all insurance and/or other proceeds thereof by and between Lessee and Lessor whether now owned or hereafter acquired.

Secretary of State, Delaware	CONT	20100032544 01/06/2010	Symbol Technologies, Inc. 1 Symbol Plaza Holtsville, NY 11742	Gelco Corporation DBA Fleet Services 3 Capital Drive Eden Prairie, MN 55344	Continuation of financing statement no. 5036647 7.

Secretary of State, Delaware	UCC	5182188 4 06/14/2005	Symbol Technologies Inc One Symbol Plaza Holtsville, NY 11742	Storagetek Financial Services Corporation 1000 S. McCaslin Blvd. UCC Department Superior, CO 80027	Notice Filing: The Collateral defined below is covered by the financing statement only to the extent such Collateral is provided to or obtained by Debtor in connection with present or future: (i) leases, loans, conditional sale agreements or other agreements

20

JURISDICTION	FILING TYPE	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
with Secured Party, or (ii) obligations funded by Secured Party on behalf of or at the direction of Debtor. Copies of applicable agreements with specific Collateral listings can be obtained from Secured Party. To the extent listed in applicable agreements, Collateral consists of all Debtors right, title and interest in the listed licenses, equipment and goods (including, without limitation, attachments, accessories, accessions, and replacements), wherever located and whether now or hereafter acquired or existing, together with all related: (a) contracts, documents of title, investment property, chattel paper, notes and instruments; (b) accounts, contract rights and general intangibles; (c) records, data information and documentation; (d) proceeds, whether cash or non-cash, and products of the foregoing in any form; and (e) all rights, claims and remedies of the Debtor arising in connection with any of the foregoing. Debtor has no independent or separate power, right or authority to encumber, transfer or dispose of such Collateral or of any interest therein except as expressly directed by Secured Party.

Secretary of State, Delaware	AMEND	20090449360 02/10/2009	Symbol Technologies Inc One Symbol Plaza	Storagetek Financial Services Corporation 1000 S. McCaslin Blvd.	Amendment to financing statement no. 5182188 4.

21

JURISDICTION	FILING TYPE	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
			Holtsville, NY 11742	UCC Department Superior, CO 80027

Restated collateral description:

All of Debtor’s right, title and interest in and to all Goods described in any present or future leases, loans, conditional sale agreements or other such agreements and all Schedules and attachments thereto between Debtor and Secured Party, together with all proceeds therefrom, accessions thereto, and replacements and substitutions therefore. A list of specific goods can be obtained from Secured Party upon request.

Secretary of State, Delaware	ASSGN	20090969359 03/20/2009	Symbol Technologies Inc One Symbol Plaza Holtsville, NY 11742	Storagetek Financial Services Corporation 1000 S. McCaslin Blvd. UCC Department Superior, CO 80027	Assignment of financing statement no. 5182188 4. IBM Credit LLC North Castle Drive Armonk, NY 15264

Secretary of State, Delaware	CONT	20101056054 03/26/2010	Symbol Technologies Inc One Symbol Plaza Holtsville, NY 11742	IBM Credit LLC North Castle Drive Armonk, NY 15264	Continuation of financing statement no. 5182188 4.

Secretary of State, Delaware	UCC	5215888 0 07/13/2005	Symbol Technologies, Inc. One Symbol Plaza Holtsville, NY 11742-130	Network Appliance, Inc. 1000 South McCaslin Blvd. UCC Department Superior, CO 80027	Notice Filing: The Collateral defined below is covered by the financing statement only to the extent such Collateral is provided to or obtained by Debtor in connection with present or future: (i) leases, loans, conditional sale agreements or other agreements with Secured Party, or (ii) obligations

22

JURISDICTION	FILING TYPE	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
funded by Secured Party on behalf of or at the direction of Debtor. Copies of applicable agreements with specific Collateral listings can be obtained from Secured Party. To the extent listed in applicable agreements, Collateral consists of all Debtors right, title and interest in the listed licenses, equipment and goods (including, without limitation, attachments, accessories, accessions, and replacements), wherever located and whether now or hereafter acquired or existing, together with all related: (a) contracts, documents of title, investment property, chattel paper, notes and instruments; (b) accounts, contract rights and general intangibles; (c) records, data information and documentation; (d) proceeds, whether cash or non-cash, and products of the foregoing in any form; and (e) all rights, claims and remedies of the Debtor arising in connection with any of the foregoing. Debtor has no independent or separate power, right or authority to encumber, transfer or dispose of such Collateral or of any interest therein except as expressly directed by Secured Party.

Secretary of State, Delaware	CONT	20101258882 04/12/2010	Symbol Technologies, Inc. One Symbol Plaza Holtsville, NY	Network Appliance, Inc. 1000 South McCaslin Blvd. UCC Department Superior, CO 80027	Continuation of financing statement no. 5215888 0.
11742-130

23

JURISDICTION	FILING TYPE	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
Secretary of State, Delaware	UCC	20114156223 10/27/2011	Symbol Technologies, Inc. PO Box 68429 Schaumburg, IL 60168	XPEDX, an International Paper Company P.O. Box 619077 DFW Airport, TX 75261	Buyer hereby grants xpedx, an International Paper Company a security interest in such equipment and authorizes xpedx, an International Paper Company to perfect such security interest. One (1) Lantech Model O-300XT plus Stretch Wrapping System. Includes the following: Nema 12 Enclosure, lighted E-Stop, load on turntable, pallet grip, static collection brush and 110” wrap height.

Supreme Court, Suffolk County, New York	LIT	04-03969 03/11/2004	Defendant: Symbol Technologies, Inc	Plaintiff: Frederick Blumenauer	Age discrimination complaint filed under NY State Human Rights law, NY Exec. Law § 296 (McKinney’s 2000) (outcome not reported in results).

U.S. District Court, New York Eastern District	LIT	2:05-cv-03923 08/16/2005	Defendant: Symbol Technologies, Inc. et al	Plaintiff: Robert Waring et al	Securities Litigation; Cause: 15:78m(a) Securities Exchange Act; Jurisdiction: Federal Question. Case is pending/ongoing as of 03/20/2014.

Secretary of State, Delaware	UCC	61861038 06/01/2006	Zebra Technologies Corporation 1001 Flynn Rd Camarillo, CA 930120000	General Electric Capital Corp. 1961 Hirst Drive Moberly, MO 65270	All Equipment, described herein or otherwise, leased to or financed for the Debtor by Secured Party under that certain Total Image Management Agreement No. 7236209-005 dated 5/31/06 including all accessories, accessions, replacements, additions, substitutions, add-ons and upgrades thereto, and any proceeds therefrom.

Secretary of State, Delaware	CONT	20111704413 05/05/2011	Zebra Technologies Corporation 1001 Flynn Rd Camarillo, CA 930120000	General Electric Capital Corp. 1961 Hirst Drive Moberly, MO 65270	Continuation of financing statement no. 61861038.

24

JURISDICTION	FILING TYPE	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
Secretary of State, Delaware	UCC	63317211 09/26/2006	Zebra Technologies Corporation 333 Corporate Woods Parkway Vernon Hills, IL 60061	Crown Credit Company 40 S. Washington Street New Bremen, OH 45869	All of Lessee’s right, title, and interest in all equipment now or hereafter leased from Lessor by Lessee pursuant to Master Lease Agreement dated 10/18/2000 between Lessor and Lessee, together with all schedules, exhibits, supplements, amendments, renewals, and modifications thereto, including but not limited to all material handling equipment, batteries, chargers, attachments, trucks, miscellaneous battery handling equipment and related equipment and all additions, accessions, substitutions, attachments, improvements and repairs thereto and therefor, whether currently existing or hereafter arising, and all proceeds thereof (including but not limited to accounts, contract rights, chattel paper, general intangibles and insurance proceeds).

Secretary of State, Delaware	CONT	20113343905 08/29/2011	Zebra Technologies Corporation 333 Corporate Woods Parkway Vernon Hills, IL 60061	Crown Credit Company 40 S. Washington Street New Bremen, OH 45869	Continuation of financing statement no. 63317211.

Secretary of State, Delaware	UCC	20091483343 05/11/2009	Zebra Technologies Corporation 333 Corporate Woods Parkway Vernon Hills, IL 60061	Crown Credit Company 40 S. Washington Street New Bremen, OH 45869	All of Lessee’s right, title, and interest in all equipment now or hereafter leased from Lessor by Lessee

25

JURISDICTION	FILING TYPE	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
pursuant to Master Lease Agreement dated 11/28/2005 between Lessor and Lessee, together with all schedules, exhibits, supplements, amendments, renewals, and modifications thereto, including but not limited to all material handling equipment, batteries, chargers, attachments, trucks, miscellaneous battery handling equipment and related equipment and all additions, accessions, substitutions, attachments, improvements and repairs thereto and therefor, whether currently existing or hereafter arising, and all proceeds thereof (including but not limited to accounts, contract rights, chattel paper, general intangibles and insurance proceeds).

Secretary of State, Delaware	CONT	20141459098 04/14/2014	Zebra Technologies Corporation 333 Corporate Woods Parkway Vernon Hills, IL 60061	Crown Credit Company 40 S. Washington Street New Bremen, OH 45869	Continuation of financing statement no. 20091483343.

Secretary of State, Delaware	UCC	20102052094 06/12/2010	Zebra Technologies Corp 333 Corporate Woods Pkwy Vernon Hills, IL 600613109	Ikon Financial Svcs 1738 Bass Rd Macon, GA 312101043	The terms “Debtor” and “Secured Party” shall mean “Lessor” and “Lessee” respectively. This financing statement covers the following types (or items) of property: All equipment now or hereafter leased in an equipment leasing transaction in connection with that certain Master Agreement No. see below, Product Schedule No./Agreement No. see

26

JURISDICTION	FILING TYPE	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION

below (“Lease”), as amended from time to time, between IOS Capital, LLC as lessor, and the above referenced Lessee/Debtor, including, without limit, the equipment listed below, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non- cash) there from: The equipment location is as identified in the Lease.

This statement is filed in connection with a lease transaction and is filed for precautionary purposes only.

Product Schedule No./Agreement No. 1019385A5, Master

Agreement/Lease No. 1019385.

CUSTOMER: 354687 RIMPC6501

C03019706 RIMPC5000 C03019702

RIMPC2550 C03019707 RIMPC2550 C03019708 RIMPC4000

C0319709 RIMPC4000

C03019710 RIMPC4000 C0319711

RISP6330N S8399600183W

RIMPC2050 C03019701 RISP6330N

S8399600184X RISP6330N

S8399500073T RISP6330N

S8399600131P RISP6330N

S8399500085W

Secretary of State, Delaware	UCC	20111993032	Zebra Technologies Corporation	Dell Financial Services L.L.C.	All computer equipment, peripherals, and other equipment (collectively

27

JURISDICTION	FILING TYPE	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
		05/25/2011	333 Corporate Woods Pkwy Vernon Hills, IL 60061	Mail Stop-PS2DF-23 One Dell Way Round Rock, TX 78682

“Equipment”) wherever located,

financed under and described in the Master Lease Agreement (“MLA”) between Lessee and Lessor and all of Lessee’s rights, title and interest in and to use any software and services (collectively “Software”) financed under and described in the MLA, along with any modifications or supplements to the MLA which are incorporated or evidenced in writing and all substitutions, additions, accessions and replacements to the Equipment or Software now or hereafter installed in, affixed to, or used in conjunction with the Equipment or Software and the proceeds thereof together with all payments, insurance proceeds, credits or refunds obtained by Lessee from a manufacturer, licensor or service provider, or other proceeds and payments due and to become due and arising from or relating to such Equipment, Software or the MLA.

Secretary of State, Delaware	AMEND	20112017740 05/26/2011	Zebra Technologies Corporation 333 Corporate Woods Pkwy Vernon Hills, IL 60061	Dell Financial Services L.L.C. Mail Stop-PS2DF-23 One Dell Way Round Rock, TX 78682	Amendment to financing statement no. 20111993032. Add an additional Debtor: Navis LLC 1000 Broadway, Ste. 150 Oakland, CA 94607

Secretary of State, Delaware	AMEND	20122710848 07/13/2012	Zebra Technologies Corporation	Dell Financial Services L.L.C. Mail Stop-PS2DF-23 One Dell Way	Amendment to financing statement no. 20111993032.

28

JURISDICTION	FILING TYPE	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
			333 Corporate Woods Pkwy Vernon Hills, IL 60061 Navis LLC 1000 Broadway, Ste. 150 Oakland, CA 94607	Round Rock, TX 78682	Add an additional Debtor: Navis LLC 1000 Broadway, Ste. 150 Oakland, CA 94607

Secretary of State, Delaware	UCC	20112002031 05/26/2011	Zebra Technologies Corp 333 Corporate Woods Pkwy Vernon Hills, IL 600613109	Ikon Financial Svcs 1738 Bass Rd Macon, GA 312101043	The terms “Debtor” and “Secured Party” shall mean “Lessor” and “Lessee” respectively. This financing statement covers the following types (or items) of property: All equipment now or hereafter leased in an equipment leasing transaction in connection with that certain Master Agreement No. see below, Product Schedule No./Agreement No. see below (“Lease”), as amended from time to time, between IOS Capital, LLC as lessor, and the above referenced Lessee/Debtor, including, without limit, the equipment listed below, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non- cash) there from: The equipment location is as identified in the Lease.

29

JURISDICTION	FILING TYPE	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION

This statement is filed in connection

with a lease transaction and is filed for precautionary purposes only. Product Schedule No./Agreement No.

1019385A8, Master

Agreement/Lease No. 1019385.

CUSTOMER: 354687 RIMPC4501

C30090161 RIMPC4501 C30090152

RIMPC4501 C30090153

RIMPC4501 C30090154

RIMPC4501 C30090162

RIMPC4501 C30090163 RISP4210N S5209500361G RISP4210N

S5209500372I RISP4210N

S5209500369O RISP4210N

S5209501766Q RISP4210N

S5209500371H RISP4210N

S5209500355J RISP4210N

S5209500362H RISP8200DN

S3707100189 RISP8200DN

S3716300158

Secretary of State, Delaware	UCC	20113524744 09/14/2011	Zebra Technologies Corporation 1440 Innovative Dr Ste 100 San Diego, CA 92154	Wells Fargo Bank, N.A. 300 Tri-State International Ste 400 Lincolnshire, IL 60069

The equipment described below and all equipment parts, accessories, substitutions, additions, accessions and replacements thereto and thereof, now or hereafter installed in, affixed to, or used in conjunction therewith and the proceeds thereof, together with all installment payments, insurance proceeds, other proceeds and payments due and to become due arising from or relating to said equipment.

1 – used 2206 – Crown Reach Truck

RR5225-45 serial number 1A314212

w/ battery & charger

30

JURISDICTION	FILING TYPE	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
Secretary of State, Delaware	UCC	20113634956 09/21/2011	Zebra Technologies Corporation 475 N. Half Day Road Lincolnshire, IL 60069	SG Equipment Finance USA Corp. 480 Washington Boulevard Jersey City, NJ 07310

2 MDS-9506-V2

2 MDS-PW19-TWST

2 MDS-PBF-44-8G

2 MDS-SSN-16

128 MDS-8G-SW

2 MDS-ENT-9500

1 WU-PREHW-001

8 BA-DE15DCHE

8 BA-DE15DIRE

1 BA-96-ENG

2 BA-FE8000E

112 AF4154501B

56 AA47220006B

8 AF4F12005B

2 AA4722000SB

4 AF415450SB

Please see financing statement for remainder of collateral description.

Secretary of State, Delaware	UCC	20120752610 02/27/2012	Zebra Technologies Corporation 475 Half Day Road Lincolnshire, IL 60069	Hewlett-Packard Financial Services Company 200 Connell Drive Berkeley Heights, NJ 07922	All equipment and software now or hereafter acquired, which Secured Party has leased to or financed for Debtor, including, but not limited to, computer, printing, imaging, copying, scanning, projection and storage equipment, any and all related peripherals, attachments, accessions, additions, general intangibles,

31

JURISDICTION	FILING TYPE	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
substitutions, supplies, replacements, and any right, title, or interest in any license for any software used to operate or otherwise installed in any of the foregoing, and products and proceeds of all of the foregoing (including insurance proceeds).

Secretary of State, Delaware	UCC	20122537217 06/30/2012	Zebra Technologies Corp 333 Corporate Woods Pkwy Vernon Hills, IL 600613109	Ikon Financial Svcs 1738 Bass Rd Macon, GA 312101043

The terms “Debtor” and “Secured Party” shall mean “Lessor” and “Lessee” respectively. This financing statement covers the following types (or items) of property: All equipment now or hereafter leased in an equipment leasing transaction in connection with that certain Master Agreement No. see below, Product Schedule No./Agreement No. see below (“Lease”), as amended from time to time, between IOS Capital, LLC as lessor, and the above referenced Lessee/Debtor, including, without limit, the equipment listed below, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non- cash) there from: The equipment location is as identified in the Lease.

This statement is filed in connection with a lease transaction and is filed for precautionary purposes only.

32

JURISDICTION	FILING TYPE	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION

Product Schedule No./Agreement No. 1019385A10, Master Agreement/Lease No. 1019385. CUSTOMER: 34687 RIMP3350SP

C41022515 RIESP 120/15 C41022515A RIMPC6000 C41022429 RIESP 120/20 C41022429A RIMPC6000 C41022430 RIESP 120/20 C41022430A RIMPC6000 C41022428 RIESP 120/20 C41022428A RIMPC2550 C01111825 RIMPC2550 C23026497 RIMPC2550 C30045967 RIMPC2800 C40007360 RIMPC3300 C30030988 RIMP3300 C11043596 RIMP4500 C83006292 RIMP4500 C83006294 RIMP4500 C83006293 RIMP2510 C84003390 RIMPC4500 C84003096 RIMPC4500 C84003097 RIMP4500 C84003112 RIMP5500 C84003229 RIMP2510 C84003102 RIMP2510 C84003103 RIMP2510 C84003104 RIMP4500 C84003098 RIMPC4500 C84003099 RIMPC4500 C84003100 RIMP4500 C84003115 RIMP 4500 C84003113 RIMP4500 C84003114 RIPRO906EX C84003433 RIPRO906EX C84003154 RIPRO C550EX C84000935 RISP6330N S8328610294S RISP6330N S8328610291P RISP6330N S8328610176R RIMP2510 C84003214 RIMPC400 C84003121 RIMP2510 C84003389

33

JURISDICTION	FILING TYPE	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
Secretary of State, Delaware	UCC	20130553868 02/12/2013	Zebra Technologies Corp 333 Corporate Woods Pkwy Vernon Hills, IL 600613109	Ikon Financial Svcs 1738 Bass Rd Macon, GA 312101043

The terms “Debtor” and “Secured Party” shall mean “Lessor” and “Lessee” respectively. This financing statement covers the following types (or items) of property: All equipment now or hereafter leased in an equipment leasing transaction in connection with that certain Master Agreement No. see below, Product Schedule No./Agreement No. see below (“Lease”), as amended from time to time, between IOS Capital, LLC as lessor, and the above referenced Lessee/Debtor, including, without limit, the equipment listed below, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non- cash) there from: The equipment location is as identified in the Lease.

This statement is filed in connection with a lease transaction and is filed for precautionary purposes only. Product Schedule No./Agreement No. 1019385A13, Master Agreement/Lease No. 1019385. CUSTOMER: 354687 RIPRO906EX C84003154 RIPRO C550EX C84000935 RIMPC4500 C84003098 RIMPC4500 C84003099 RIMPC4500 C84003100 RIMP4500

34

JURISDICTION	FILING TYPE	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION

C84003115 RIMP2510

C84003390 RIMPC4500

C84003096 RIMPC4500

C84003113 RIMP4500

C84003114 RIPRO906EX

C84003433 RIMPC4500

C84003097 RIMP4500

C84003112 RIMP5500 C8403229

RIMP2510 C84003102 RIMP2510

C84003103 RIMP2510

C84003104 RIMP 2510

C84003214 RIMPC400

C84003121 RIMP2510

C84003389 RIMPC4000

C03019711 RISP6330N

S8399600183W RIMPC2050

C03019701 RISP6330N

S8399600184X RIMPC6501

C03019706 RIMPC5000

C03019702 RIMPC2550

C03019707 RISP6330N

S8399500073T RISP6330N

S8399600131P RISP6330N

S8399500085W RIMPC2550

C03019708 RIMPC4000

C03019709 RIMPC4000

C03019710

Secretary of State, Delaware	UCC	20140772103 02/27/2014	Zebra Technologies Corporation 333 Corporate Woods Parkway Vernon Hills, IL 60061	Wells Fargo Bank, N.A. 300 Tri-State International Ste 400 Lincolnshire, IL 60069	The equipment described below and all equipment parts, accessories, substitutions, additions, accessions and replacements thereto and thereof, now or hereafter installed in, affixed to, or used in conjunction therewith and the proceeds thereof, together with all installment payments, insurance proceeds, other proceeds and payments due and to become due arising from or relating to said equipment.

35

JURISDICTION	FILING TYPE	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION

This financing statement is filed for notice purposes only and the filing thereof shall not be deemed evidence of any intention to create a security interest under the Uniform Commercial Code.

1—Crown RC5545-40 Forklift S/N: 1A413247

1—Cascade 25D-CCS-35Q Carton Clamp S/N: PTL18335543-1R4

1—Cascade 13H-RCF-A100 Paper Roll Clamp S/N: PTL1833542-1R0

1—Exide 18E-140-17 Battery S/N: RLL826528

1—Enersys EQ3-W15-1YO Charger S/N: LL160605

Secretary of State, Delaware	UCC	20140772160 02/27/2014	Zebra Technologies Corporation 333 Corporate Woods Parkway Vernon Hills, IL 60061	Wells Fargo Bank, N.A. 300 Tri-State International Ste 400 Lincolnshire, IL 60069

The equipment described below and all equipment parts, accessories, substitutions, additions, accessions and replacements thereto and thereof, now or hereafter installed in, affixed to, or used in conjunction therewith and the proceeds thereof, together with all installment payments, insurance proceeds, other proceeds and payments due and to become due arising from or relating to said equipment.

This financing statement is filed for notice purposes only and the filing thereof shall not be deemed evidence of any intention to create a security interest under the Uniform Commercial Code.

36

JURISDICTION	FILING TYPE	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
1—Crown RM6025-45 Reach Truck S/N: 1A411912 1—Exide 18E-140-13 Battery S/N: RLI809912 1—Enersys EQ3-W15-1Y Charger S/N: LJ155852

Secretary of State, Illinois	UCC	018035049 02/28/2013	Zebra Technologies International, LLC W6369 Levi Drive Greenville, WI 54942	Wells Fargo Bank, N.A. 300 Tri-State International Ste 400 Lincolnshire, IL 60069

The equipment described below and all equipment parts, accessories, substitutions, additions, accessions and replacements thereto and thereof, now or hereafter installed in, affixed to, or used in conjunction therewith and the proceeds thereof, together with all installment payments, insurance proceeds, other proceeds and payments due and to become due arising from or relating to said equipment.

This financing statement is filed for notice purposes only and the filing thereof shall not be deemed evidence of any intention to create a security interest under the Uniform Commercial Code.

1—Crown WAV50-118 Work Assist

Vehicle S/N: 9A193038

Secretary of State, Illinois	UCC	018041081 03/04/2013	Zebra Technologies International, LLC W6369 Levi Dr Greenville, WI 54942	Wells Fargo Bank, N.A. 300 Tri-State International Ste 400 Lincolnshire, IL 60069	The equipment described below and all equipment parts, accessories, substitutions, additions, accessions and replacements thereto and thereof, now or hereafter installed in, affixed to, or used in conjunction therewith

37

JURISDICTION	FILING TYPE	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION

and the proceeds thereof, together with all installment payments, insurance proceeds, other proceeds and payments due and to become due arising from or relating to said equipment.

This financing statement is filed for notice purposes only and the filing thereof shall not be deemed evidence of any intention to create a security interest under the Uniform Commercial Code.

2—new 2013—Crown Turret Stockpickers TSP6000-30 serial numbers 1A393964 & 1A393893 both with battery & charger

Secretary of State, Illinois	UCC	018055570 03/08/2013	Zebra Technologies International, LLC W6369 Levi Dr Greenville, WI 54942	Wells Fargo Bank, N.A. 300 Tri-State International Ste 400 Lincolnshire, IL 60069

The equipment described below and all equipment parts, accessories, substitutions, additions, accessions and replacements thereto and thereof, now or hereafter installed in, affixed to, or used in conjunction therewith and the proceeds thereof, together with all installment payments, insurance proceeds, other proceeds and payments due and to become due arising from or relating to said equipment.

This financing statement is filed for notice purposes only and the filing thereof shall not be deemed evidence

38

JURISDICTION	FILING TYPE	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
of any intention to create a security interest under the Uniform Commercial Code. 1—new 2013—Crown Stockpicker SP3520-30 serial number 1A394955 w/ battery & charger

Secretary of State, Illinois	UCC	018126494 04/02/2013	Zebra Technologies International, LLC W6369 Levi Drive Greenville, WI 54942	Wells Fargo Bank, N.A. 300 Tri-State International Ste 400 Lincolnshire, IL 60069

The equipment described below and all equipment parts, accessories, substitutions, additions, accessions and replacements thereto and thereof, now or hereafter installed in, affixed to, or used in conjunction therewith and the proceeds thereof, together with all installment payments, insurance proceeds, other proceeds and payments due and to become due arising from or relating to said equipment.

This financing statement is filed for notice purposes only and the filing thereof shall not be deemed evidence of any intention to create a security interest under the Uniform Commercial Code.

1 New 2012 Crown SP3520-30

Stockpicker S/N 1A399138;

1 New 2013 Enersys Loadhog 12- E140-15-503754L S/N RLC769033;

1 New 2013 EQ-W15-1Y48OC S/N KL 129058

39

JURISDICTION	FILING TYPE	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION
Secretary of State, Illinois	UCC	018260328 05/16/2013	Zebra Technologies International, LLC W6369 Levi Drive Greenville, WI 54942	Wells Fargo Bank, N.A. 300 Tri-State International Ste 400 Lincolnshire, IL 60069

The equipment described below and all equipment parts, accessories, substitutions, additions, accessions and replacements thereto and thereof, now or hereafter installed in, affixed to, or used in conjunction therewith and the proceeds thereof, together with all installment payments, insurance proceeds, other proceeds and payments due and to become due arising from or relating to said equipment.

This financing statement is filed for notice purposes only and the filing thereof shall not be deemed evidence of any intention to create a security interest under the Uniform Commercial Code.

1 New 2013 Crown RR5725-35

Reach Truck S/N 1A400863;

1 New 2013 Enersys 18-E140-13

Loadhog Battery S/N RLD778905;

1 New 2013 Enersys EQ-W15-1Y Charger S/N KK127466

Secretary of State, Illinois	UCC	018263831 05/17/2013	Zebra Technologies International, LLC W6369 Levi Drive Greenville, WI 54942	Wells Fargo Bank, N.A. 300 Tri-State International Ste 400 Lincolnshire, IL 60069	The equipment described below and all equipment parts, accessories, substitutions, additions, accessions and replacements thereto and thereof, now or hereafter installed in, affixed to, or used in conjunction therewith and the proceeds thereof, together with all installment payments,

40

JURISDICTION	FILING TYPE	FILE NUMBER/ FILE DATE	DEBTOR	SECURED PARTY	COLLATERAL DESCRIPTION

insurance proceeds, other proceeds and payments due and to become due arising from or relating to said equipment.

This financing statement is filed for notice purposes only and the filing thereof shall not be deemed evidence of any intention to create a security interest under the Uniform Commercial Code.

1—Crown Turret Stockpicker

TSP6000-30 S/N 1A400385;

1—Enersys Battery 24-E140-21 S/N

RLD777889 w/ Charger

Secretary of State, Delaware	UCC	2011 4838200 12/16/2011	Hart Systems, LLC 60 Plant Ave Hauppauge, NY 11788	Ricoh Americas Corporation 10201 Centurion Parkway North Suite 100 Jacksonville, FL 32256

RICOH PRO C751 S9810700001

plus all other types of office equipment and products, computers, security systems and other items of equipment now and hereafter, leased to and/or financed for Debtor/Lessee by Secured Party/Lessor, and including all replacements, upgrades and substitutions hereafter occurring to all of the foregoing equipment and all now existing and future attachments, parts, accessories and add-ons for all of the foregoing items and types of equipment, and products thereof.

41

Schedule 6.05

Asset Dispositions

Sale and leaseback of C2 Unit 23, Pittman Way, Fulwood, Preston, United Kingdom by Zebra Technologies Europe LTD.

Schedule 6.07

Transactions with Affiliates

None.

Schedule 9.01

Addresses for Notice

If to the Term Loan Facility Administrative Agent:

Morgan Stanley Senior Funding, Inc.

1585 Broadway

New York, NY 10036

Telephone: 917-260-0588

Facsimile: 212-507-6680

Electronic Mail: agency.borrowers@ms.com

If to the Collateral Agent:

Morgan Stanley Senior Funding, Inc.

1300 Thames Street, 4th floor

Thames Street Wharf

Baltimore, MD 21231

Attention: Steven Delany

Telephone: 443-627-6463

Email: docs4loans@ms.com and stevan.delany@morganstanley.com

If to the Revolving Facility Administrative Agent:

JPMorgan Change Bank, N.A.

111 East Busse Avenue

Floor 2

Mount Prospect, IL 60056

Attention: Trisha Lesch

Telephone: 847-590-3708

Facsimile: 847-590-3743

Email: trisha.l.lesch@chase.com

with a copy, in each case, to:

James Florack

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Fax: (212) 701-5165

e-mail: james.florack@davispolk.com

EXHIBIT A

[FORM OF] BORROWING REQUEST

Pursuant to that certain Credit Agreement, dated as of [    ], 2014 (as amended, restated, amended and restated, refinanced, replaced, extended, supplemented or otherwise modified from time to time, the “Credit Agreement,” the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Zebra Technologies Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A. as Revolving Facility Administrative Agent and Morgan Stanley Senior Funding, Inc. as Term Loan Administrative Agent and as Collateral Agent, this represents Borrower’s request to borrow as follows:

1.	Date of borrowing: , 20 (the “Funding Date”)[1]

2.	Borrower: Zebra Technologies Corporation

3.	Amount of borrowing: [—]

4.	Currency: [Dollars]//[Euros]//[Sterling]//[Canadian Dollars]//[Other][2]

5.	Class of Loans:

[    ] a. [Term Loan]// [Incremental Term Loan]//[Other Term Loan]//[Extended Term Loan]

[    ] b. [Revolving Loan]//[Swingline Loan]//[Incremental Revolving Loan]//[Other Revolving Loan]//[Extended Revolving Loan]

6.	Interest rate option:

[    ] a. ABR Borrowing

[    ] b. Eurocurrency Borrowing with an initial Interest Period of                     month(s)3

The proceeds of such Loans are to be deposited in accordance with the following instructions: [specify wire instructions].

[1]	Must be a Business Day.
[2]	With respect to Term Loans, Dollars. With respect to Revolving Loans, Dollars Euros, Sterling, Canadian Dollars and any other currency that may be agreed with all of the Revolving Lenders and the Revolving Facility Administrative Agent. With respect to any Incremental Term Loans and Incremental Loans made pursuant to Incremental Revolving Commitments, any currency that may be agreed among the Borrower and all of the applicable Lenders providing such Loans and Commitments.
[3]	Such Interest Period may be either a one, two, three or six month period or, if agreed to by all Lenders participating therein, a twelve month period or any duration shorter than one month.

[The undersigned is a duly authorized officer of the Borrower executing this notice of Borrowing and hereby certifies on behalf of the Borrower (in his or her capacity as an officer of the Borrower and not in his or her individual capacity) that:

(i) the representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects, in each case on and as of the requested Funding Date (or true and correct in all material respects as of any specified date, if earlier); and

(ii) at the time of and immediately after giving effect to the borrowing contemplated hereby, no Default or Event of Default has occurred and is continuing.]4

[4]	Include this sentence in the case of a Revolving Loan Borrowing (other than a Revolving Loan Borrowing made on the Closing Date).

DATED:

ZEBRA TECHNOLOGIES CORPORATION
as Borrower

By:

Name:
Title:

EXHIBIT B

[FORM OF] INTEREST ELECTION REQUEST

Pursuant to that certain Credit Agreement, dated as of [                     ], 2014 (as amended, restated, amended and restated, refinanced, replaced, extended, supplemented or otherwise modified from time to time, the “Credit Agreement,” the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Zebra Technologies Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A. as Revolving Facility Administrative Agent and Morgan Stanley Senior Funding, Inc. as Term Loan Administrative Agent and as Collateral Agent, this represents the Borrower’s request to convert or continue Loans as follows:

1. Borrower: Zebra Technologies Corporation

2. Business Day of conversion/continuation:                      ,

3. Amount of Loans being converted/continued: [            ]

4. Borrowing being converted/continued:

[    ] a. [Eurocurrency]//[ABR] Borrowing of [Term Loans]//[Incremental Term Loans]// [Extended Term Loans]//[Other Term Loans] with an Interest Period ending [            ]1

[    ] b. [Eurocurrency]//[ABR] Borrowing of [Revolving Loans]//[Swingline Loans]// [Incremental Revolving Loans]//[Extended Revolving Loans]//[Other Revolving Loans], with an Interest Period ending [            ]2

5. Nature and amount of conversion/continuation3:

[    ] a. [            ] Conversion of ABR Loans to Eurocurrency Loans

[    ] b. [            ] Conversion of Eurocurrency Loans to ABR Loans

[    ] c. [            ] Continuation of Eurocurrency Loans as such

6. If Loans are being continued as or converted to Eurocurrency Loans, the duration of the new Interest Period that commences on the conversion/continuation date                    : month(s)4

[1]	Specify last day of current Interest Period for any Eurodollar Borrowings being continued or converted.
[2]	Specify last day of current Interest Period for any Eurodollar Borrowings being continued or converted.
[3]	If different options are being elected with respect to different portions of such Borrowing, list the portions thereof to be allocated to each resulting Borrowing.
[4]	Such Interest Period may be either a one, two three or six month period or, if agreed to by all Lenders participating therein, a twelve month period or any duration shorter than one month.

B-1

DATED:

ZEBRA TECHNOLOGIES CORPORATION
as Borrower

By:

Name:
Title:

B-2

EXHIBIT C

[FORM OF] SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE

of

BORROWER

AND ITS RESTRICTED SUBSIDIARIES

[DATE]

Pursuant to that certain Credit Agreement, dated as of [                    ], 2014 (as amended, restated, amended and restated, refinanced, replaced, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Zebra Technologies Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A. as Revolving Facility Administrative Agent and Morgan Stanley Senior Funding, Inc. as Term Loan Administrative Agent and as Collateral Agent, the undersigned hereby certifies to the Administrative Agents and Lenders, solely in such undersigned’s capacity as [chief financial officer] [specify other officer with equivalent duties] of the Borrower, and not individually (and without personal liability), as follows:

As of the date hereof, on a pro forma basis after giving effect to the consummation of the Transactions, including the making of the Loans under the Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such Loans:

(a)	the fair value of the assets (on a going concern basis) of Borrower and its Restricted Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

(b)	the present fair saleable value of the property (on a going concern basis) of the Borrower and its Restricted Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business;

(c)	the Borrower and its Restricted Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business; and

(d)	the Borrower and its Restricted Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business contemplated as of the date hereof for which they have unreasonably small capital.

For purposes of this solvency certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned is familiar with the business and financial position of the Borrower and its Restricted Subsidiaries (taken as a whole). In reaching the conclusions set forth in this solvency certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and its Restricted Subsidiaries (taken as a whole) after consummation of the transactions contemplated by the Credit Agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, the undersigned has executed this solvency certificate in such undersigned’s capacity as [chief financial officer][specify other officer with equivalent duties] of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.

ZEBRA TECHNOLOGIES CORPORATION

Name:
Title:	[Chief Financial Officer] of [—]

EXHIBIT D

[FORM OF] COLLATERAL AGREEMENT

[See attached]

EXECUTION VERSION

SECURITY AGREEMENT

This SECURITY AGREEMENT (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) is dated as of October 27, 2014, and entered into by and among ZEBRA TECHNOLOGIES CORPORATION, a Delaware corporation, (the “Borrower”), each of the undersigned Subsidiary Loan Parties (each such Subsidiary Loan Party being a “Subsidiary Grantor” and collectively “Subsidiary Grantors”), each ADDITIONAL GRANTOR that may become a party hereto after the date hereof in accordance with Section 20 hereof (each of Borrower, each Subsidiary Grantor and each Additional Grantor being a “Grantor,” and collectively the “Grantors”) and MORGAN STANLEY SENIOR FUNDING, INC., as the Collateral Agent (in such capacity, together with its successors and permitted assigns, herein called the “Collateral Agent”) for the Secured Parties. Except as otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.

PRELIMINARY STATEMENTS

A. Pursuant to that certain Credit Agreement, dated as of October 27, 2014 (as amended, restated, amended and restated, refinanced, replaced, extended, supplemented or otherwise modified from time to time, the “Credit Agreement,”), by and among the Borrower, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A. as Revolving Facility Administrative Agent, and Morgan Stanley Senior Funding, Inc., as Term Loan Administrative Agent and as Collateral Agent, Lenders have made certain commitments, subject to the terms and conditions set forth in the Credit Agreement, to extend certain credit facilities to the Borrower.

B. The Borrower and the Subsidiaries may from time to time enter, or may from time to time have entered, into one or more Secured Swap Agreements with one or more Lender Counterparties or one or more Secured Cash Management Agreements with one or more Lender Counterparties in accordance with the terms of the Credit Agreement, and it is desired that the Secured Swap Obligations and Secured Cash Management Obligations be secured hereunder.

C. The Subsidiary Grantors have executed and delivered the Subsidiary Guaranty in favor of each of the Administrative Agents and the Collateral Agent for the benefit of Secured Parties, pursuant to which each Subsidiary Grantor has guaranteed the due and punctual payment when due of all Obligations of the Borrower under the Credit Agreement, and obligations of the Borrower and/or the Subsidiaries, as applicable, under the Secured Swap Agreements and Secured Cash Management Agreements.

D. It is a condition to the initial extensions of credit by Lenders under the Credit Agreement that the Grantors listed on the signature pages hereto shall have granted the security interests and undertaken the obligations contemplated by this Agreement.

NOW, THEREFORE, in consideration of the agreements set forth herein and in the Credit Agreement and in order to induce Lenders to make Loans and other extensions of credit under the Credit Agreement and to induce Lender Counterparties to enter into the Secured Swap Agreements and Secured Cash Management Agreements, each Grantor hereby agrees with the Collateral Agent as follows:

SECTION 1. Grant of Security.

(a) Each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in and to all of the following personal property, in each case whether now owned or existing or hereafter acquired, possessed or arising, whether tangible or intangible, wherever located (all of which collectively shall hereinafter be referred to as the “Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all Money and all Deposit Accounts, together with all amounts on deposit from time to time in such Deposit Accounts;

(iv) all Documents;

(v) all General Intangibles, including Payment Intangibles and all Intellectual Property;

(vi) all Goods, including Inventory, Equipment, Farm Products and Fixtures;

(vii) all Instruments;

(viii) all Investment Property;

(ix) all Letter-of-Credit Rights and other Supporting Obligations;

(x) all Records;

(xi) all Commercial Tort Claims, including those set forth on Schedule 1 annexed hereto;

(xii) all books and records relating to any of the foregoing; and

(xiii) all Proceeds and Accessions with respect to any of the foregoing Collateral.

Each category of Collateral set forth above shall have the meaning set forth in the UCC (to the extent such term is defined in the UCC), it being the intention of the Grantors that the description of the Collateral set forth above be construed to include the broadest possible range of assets.

2

(b) Notwithstanding anything herein to the contrary, in no event shall the Collateral include (nor shall any defined term used therein include), and no Grantor shall be deemed to have granted a security interest in, any of such Grantor’s rights or interests in any Excluded Property.

(c) Notwithstanding anything herein to the contrary, (i) the Grantors shall not be required to take any action intended to cause “Excluded Property” to constitute Collateral and (ii) none of the covenants or representations and warranties herein or in any other Security Document shall be deemed to apply to any property constituting Excluded Property.

SECTION 2. Security for Secured Obligations.

This Agreement secures, and the Collateral is collateral security for, the prompt payment in full when due and owing, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Secured Obligations.

SECTION 3. Grantors Remain Liable.

Anything contained herein to the contrary notwithstanding, (a) each Grantor shall remain liable under any contracts and agreements included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral unless the Collateral Agent has expressly in writing assumed such duties and obligations and released the Grantors from such duties and obligations, and (c) the Collateral Agent shall not have any obligation or liability under any contracts, licenses, and agreements included in the Collateral by reason of this Agreement, nor shall the Collateral Agent be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder unless the Collateral Agent has expressly in writing assumed such duties and obligations and released the Grantors from such duties and obligations.

SECTION 4. Representations and Warranties.

Each Grantor represents and warrants on and as of the date hereof as follows:

(a) Ownership of Collateral. Such Grantor owns its interests in the Collateral free and clear of any Lien, except for Liens permitted by Section 6.02 of the Credit Agreement and except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes.

(b) Perfection. The security interests in the Collateral granted to the Collateral Agent for the benefit of the Secured Parties hereunder constitute valid security interests in the Collateral, securing the payment of the Secured Obligations under the New York UCC. Upon the filing of UCC financing statements naming such Grantor as “debtor,” naming the Collateral Agent as “secured party” and describing the Collateral in the filing offices with

3

respect to such Grantor set forth on Schedule 2 annexed hereto, the security interests in the Collateral granted to the Collateral Agent for the benefit of the Secured Parties will constitute perfected security interests therein to the extent a security interest in such Collateral can be perfected by the filing of financing statements under the Uniform Commercial Codes as in effect in the states of such filing offices, prior to all other Liens (except for Liens permitted by Section 6.02 of the Credit Agreement). To the extent perfection or priority of the security interest therein is not subject to Article 9 of the UCC, upon recordation of the security interests granted hereunder in registered, issued or applied-for Intellectual Property Collateral in the applicable IP Filing Office, the security interests granted to the Collateral Agent for the benefit of the Secured Parties hereunder will constitute valid and perfected security interests (to the extent perfection may be achieved by such filings) in such Intellectual Property Collateral, prior to all other Liens (except for Liens permitted by Section 6.02 of the Credit Agreement). Notwithstanding anything to the contrary in any of the Loan Documents, no Grantor shall be required to make any filings or otherwise take any actions to perfect the Collateral Agent’s security interest in any Intellectual Property outside the United States or incur or reimburse any expenses in connection therewith.

(c) Office Locations; Type and Jurisdiction of Organization; Locations of Equipment and Inventory. As of the Closing Date, such Grantor’s full legal name as it appears in official filings in the jurisdiction of its organization, type of organization (i.e., corporation, limited partnership, etc.), jurisdiction of organization and organization number, if any, provided by the applicable Governmental Authority of the jurisdiction of organization are set forth on Schedule 3 annexed hereto.

(d) Authorization, Consent, etc. As of the Closing Date, no material authorization, approval or other action by, and no material notice to or filing with, any Governmental Authority is required for either (i) the pledge or grant by any Grantor of the Liens purported to be created in favor of the Agent hereunder pursuant to the New York UCC or (ii) the exercise by the Collateral Agent of any rights or remedies in respect of any Collateral, except (x) for the filings contemplated in Section 4(b) above, (y) as may be required, in connection with the disposition of any Collateral, by applicable laws (including laws generally affecting the offering and sale of securities and non-US laws with respect to Foreign Subsidiaries and Excluded Subsidiaries) or (z) for authorizations, consents, approvals, filings, and notices that would not reasonably be expected to result in a Material Adverse Effect.

(e) Securities Collateral. Schedule 4 annexed hereto sets forth all of the Pledged Equity owned by each Grantor as of the Closing Date, and the percentage ownership in each issuer thereof. All of such Pledged Equity has been validly issued and is fully paid and non-assessable to the extent such concepts are applicable in the jurisdictions of organization of the issuer of such Pledged Equity, and except as otherwise permitted under this Agreement or the Credit Agreement, there are no outstanding warrants, options or other rights to purchase, or other agreements outstanding with respect to, or property that is now or hereafter convertible into, or that requires the issuance or sale of, any Pledged Equity, in each case as of the Closing Date. Schedule 5 annexed hereto sets forth all of the Indebtedness owing to any Grantor and evidenced by a promissory note valued in excess of $5,000,000 individually (the “Pledged Debt”) as of the Closing Date. All of the Pledged Subsidiary Debt set forth on Schedule 5 annexed hereto is the legally valid and binding obligation of the issuers thereof (except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability).

4

(f) Intellectual Property Collateral. As of the Closing Date, the Grantors own or have the right to use, all Intellectual Property necessary for the conduct of their business, except where failure to own or have such right to use in the aggregate would not reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, a true and correct list of all Intellectual Property Collateral consisting of Trademark Registrations and applications for any Trademark Registrations owned by each Grantor and material to the conduct of such Grantor’s business as conducted or reasonably expected to be conducted is set forth on Schedule 6 annexed hereto; a list of all Intellectual Property Collateral consisting of issued Patents and applications for any Patents owned by such Grantor and material to the conduct of such Grantor’s business as conducted or reasonably expected to be conducted is set forth on Schedule 7 annexed hereto; and a list of all Intellectual Property Collateral consisting of Copyright Registrations and applications for Copyright Registrations owned by such Grantor and material to the conduct of such Grantor’s business as conducted or reasonably expected to be conducted is set forth on Schedule 8 annexed hereto, provided, however, that in the case of each of Schedules 6, 7 and 8, any listing of Intellectual Property that is not material to the conduct of such Grantor’s business as conducted or reasonably expected to be conducted shall not be a breach of this Section. As of the Closing Date, to each such Grantor’s knowledge, all Intellectual Property listed in Schedules 6, 7, and 8 that is material to the conduct of such Grantor’s business as conducted or reasonably expected to be conducted is valid, subsisting, unexpired and enforceable, and no event has occurred or failed to occur which permits, or after notice or lapse of time or both would permit, the revocation, termination, abandonment, or cancellation of any Intellectual Property Collateral of such Grantor (except any patents or registrations naturally expiring), and as of the Closing Date no proceedings are currently pending before any Governmental Authority challenging the validity, enforceability, or scope of the assets themselves or such Grantor’s right to own or use any Intellectual Property Collateral of such Grantor, except, in each case, to the extent such revocation, termination, abandonment, cancellation or proceedings would not reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, to each such Grantor’s knowledge, no holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity or enforceability of such Grantor’s rights in any Intellectual Property Collateral, except to the extent such holding, decision, or judgment would not reasonably be expected to result in a Material Adverse Effect. Except as set forth in Schedule 9 attached hereto, as of the Closing Date, to each such Grantor’s knowledge, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property Collateral or the validity or effectiveness of any Intellectual Property Collateral, nor does Grantor know of any valid basis for such claim, except for such claims that in the aggregate would not reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, to such Grantor’s knowledge, no Person is infringing, misappropriating, diluting or otherwise violating any rights in any Intellectual Property Collateral except as would not reasonably be expected to have a Material Adverse Effect, and no action is pending in which such Grantor alleges any such infringement, misappropriation, dilution or other violation. Except as set forth in Schedule 9 attached hereto, as of the Closing Date, to the knowledge of each Grantor, the business of the Grantors does not infringe, violate, misuse or misappropriate the rights in Intellectual Property owned or held by any Person, except for such claims and infringements that, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

5

The representations and warranties as to the information set forth in Schedules referred to herein are made as to each Grantor (other than Additional Grantors) on and as of the Closing Date and as to each Additional Grantor as of the date of the applicable Counterpart, except that, in the case of an IP Supplement or notice delivered pursuant to Section 5(c) hereof, such representations and warranties are made by such Grantor delivering such supplement or notice solely in respect of such identified Collateral as of the date of such supplement or notice.

SECTION 5. Further Assurances.

(a) Generally. Subject to the limitations contained herein and in the Credit Agreement, each Grantor agrees that from time to time, at the reasonable expense of the Grantors, such Grantor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Collateral Agent may reasonably request, in order to perfect and protect any security interest (including the priority thereof) granted or purported to be granted hereby in the Collateral or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing (except that the Grantors’ obligations expressly set forth in this sentence and otherwise herein with respect to particular types of Collateral shall be construed as limiting such Grantors’ obligations hereunder), each Grantor will: (i) (A) execute (if necessary), authorize the filing of (if applicable) and file such financing or continuation statements, or amendments thereto and (B) deliver such instruments or notices, in each case, as may be necessary, or as the Collateral Agent may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby and (ii) upon reasonable prior request by the Collateral Agent, allow inspection in accordance with and subject to the limitations set forth in Section 5.07 of the Credit Agreement. Each Grantor hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral (including any financing statement indicating that it covers “all assets” or “all personal property” or “all assets of the Debtor, whether now existing or hereinafter arising” of such Grantor, or words of similar effect) without the signature of any Grantor. Each Grantor hereby further authorizes the Collateral Agent to file any IP Security Agreements executed by such Grantor in connection herewith with the United States Patent and Trademark Office or United States Copyright Office (or any successor office). Notwithstanding anything set forth in this Section 5(a), with respect to Intellectual Property, no Grantor shall have any obligation to make any filings other than as required in Section 4(b).

(b) Securities Collateral. Subject to the limitations in Section 1, without limiting the generality of the foregoing Section 5(a), each Grantor agrees that (A) all certificates or Instruments representing or evidencing the Pledged Equity and Pledged Debt of any Restricted Subsidiary referred to in Section 5.10 of the Credit Agreement shall be delivered promptly (and in any event no later than 60 days after it becomes subject to Section 5.10 of the Credit Agreement or such later date as the Administrative Agent may agree in its reasonable discretion) and (B) all other Pledged Equity and Pledged Debt shall be delivered at the later of

6

(i) 60 days after such certificates or Instruments are in the possession of such Grantor (or such later date as may be agreed by the Collateral Agent in its reasonable discretion) or (ii) contemporaneously with the delivery of quarterly financial statements required to be delivered pursuant to Section 5.01(b) of the Credit Agreement, and, with respect to any Pledged Equity or Pledged Debt acquired during the last quarter of the year, annual financial statements required to be delivered pursuant to Section 5.01(a) of the Credit Agreement, to and held by or on behalf of the Collateral Agent pursuant hereto and shall be in suitable form for transfer by delivery or, as applicable, shall be accompanied by such Grantor’s endorsement, where necessary, or duly executed instruments of transfer or assignments in blank. Any delivery to the Collateral Agent of any such certificates and Instruments shall be accompanied by supplements to Schedules 4 and/or 5 annexed hereto, as applicable; provided that the failure to deliver any such supplements shall not constitute a breach or default hereunder or under any other Loan Document.

(c) Intellectual Property Collateral. In connection with the delivery of each Compliance Certificate with respect to the audited annual financial statements required to be delivered under Section 5.01(a) of the Credit Agreement, the Grantors shall notify the Collateral Agent in writing of any applications for registration of Intellectual Property Collateral filed or registrations of Intellectual Property Collateral acquired by such Grantor during the fiscal year for which such Compliance Certificate was delivered, in each case, to the extent such Intellectual Property is material to the conduct of the Grantors’ business as conducted or reasonably expected to be conducted. In connection with the delivery of such Compliance Certificate, each Grantor shall execute and deliver to the Collateral Agent an IP Supplement covering any such Intellectual Property Collateral, and submit an IP Security Agreement for recordation with respect thereto in the applicable IP Filing Office; provided that the failure of any Grantor to execute an IP Supplement or submit an IP Security Agreement for recordation with respect to any additional Intellectual Property Collateral shall not impair the security interest of the Collateral Agent therein or otherwise adversely affect the rights and remedies of the Collateral Agent hereunder with respect thereto. Upon delivery to the Collateral Agent of an IP Supplement, Schedules 6, 7 and 8 annexed hereto and Schedule A to each IP Security Agreement, as applicable, shall be deemed modified to include a reference to any right, title or interest in any existing Intellectual Property Collateral or any Intellectual Property Collateral set forth on Schedule A to such IP Supplement.

(d) Commercial Tort Claims. The Grantors have no Commercial Tort Claims for which a claim or counterclaim has been filed valued in excess of $5,000,000 individually as of the Closing Date, except as set forth on Schedule 1 annexed hereto. In the event that a Grantor shall at any time after the date hereof have any Commercial Tort Claim for which a claim or counterclaim has been filed and the claim amount is in excess of $5,000,000 and known to a Financial Officer of the Borrower, the Borrower shall promptly at the later of (i) 60 days after such filing (or such later date as may be agreed by the Collateral Agent in its reasonable discretion) or (ii) contemporaneously with the delivery of quarterly financial statements required to be delivered pursuant to Section 5.01(b) of the Credit Agreement, and, with respect to any Commercial Tort Claim filed during the last quarter of the year, annual financial statements required to be delivered pursuant to Section 5.01(a) of the Credit Agreement, notify the Collateral Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such Commercial Tort Claim and (ii) constitute an amendment to this Agreement, including Schedule 1 (without further consent of any Person) by which such Commercial Tort Claim shall constitute part of the Collateral.

7

SECTION 6. Certain Covenants of the Grantors.

Each Grantor shall give the Collateral Agent promptly (and in any event within 60 days thereof) written notice of any change to such Grantor’s (i) legal name, (ii) type of organization, (iii) jurisdiction of organization or (iv) organization number, if any, provided by the applicable Governmental Authority of the jurisdiction of organization from those set forth in Schedule 3 (or any subsequent notice or joinder), in sufficient time to enable all filings to be made within any applicable statutory period, under the Uniform Commercial Code or otherwise, that are required in order for the Collateral Agent to continue at all times following such change, subject to the limitations contained herein and in the Credit Agreement to have a valid, legal and perfected first priority security interest in the Collateral, for the benefit of the Secured Parties.

SECTION 7. Special Covenants with respect to Accounts.

Except as otherwise provided in this Section 7, each Grantor may continue to collect, at its own expense, all amounts due or to become due to such Grantor under the Accounts. In connection with such collections, each Grantor may take such action as such Grantor may deem necessary or advisable to enforce collection of amounts due or to become due under the Accounts; provided, however, that the Collateral Agent shall have the right at any time, upon the occurrence and during the continuation of an Event of Default and, subject to Section 19(a), with the consent of the Required Lenders and three (3) business days prior written notice to Borrower and such Grantor of its intention to do so, to (i) notify the account debtors or obligors under any Accounts of the assignment of such Accounts to the Collateral Agent and to direct such account debtors or obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent, (ii) enforce collection of any such Accounts, and (iii) adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done.

SECTION 8. Special Covenants With Respect to the Securities Collateral.

(a) Form of Securities Collateral. Upon the occurrence and during the continuation of an Event of Default and, subject to Section 19(a), with the consent of the Required Lenders and three (3) Business Days’ prior written notice to the Borrower, the Collateral Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Securities Collateral for certificates or instruments of smaller or larger denominations. With respect to any Securities Collateral consisting of Equity Interests in a Domestic Subsidiary that is not a security as defined in Section 8-102(a)(15) of the UCC or pursuant to Section 8-103 of the UCC, if any Grantor shall take any action that, under such Section, converts such Securities Collateral into a security, such Grantor shall give prompt written notice thereof to the Collateral Agent and cause the issuer thereof to issue to it certificates or instruments evidencing such Securities Collateral, which it shall promptly deliver to the Collateral Agent as provided in Section 5(b).

8

(b) Voting and Distributions. Except as provided in the immediately succeeding paragraph, (i) each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Securities Collateral or any part thereof for any purpose not prohibited by the terms of this Agreement or the Credit Agreement; and (ii) each Grantor shall be entitled to receive and retain any and all dividends, other distributions, principal and interest paid in respect of the Securities Collateral.

(c) Upon the occurrence and during the continuation of an Event of Default and, subject to Section 19(a), with the written consent or instruction of the Required Lenders with respect to the Collateral Agent’s exercise of remedies with respect to the Collateral, upon three (3) Business Days’ prior written notice from the Collateral Agent to the Borrower and any Grantor, (x) all rights of such Grantor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease (other than with respect to dividends, payments and proceeds expressly permitted by the Credit Agreement to be paid to a party other than the Collateral Agent or any Secured Party after the occurrence and during the continuance of an Event of Default), and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right to exercise such voting and other consensual rights; and (y) except as otherwise specified in the Credit Agreement or in such notice from the Collateral Agent, all rights of such Grantor to receive the dividends, other distributions, principal and interest payments which it would otherwise be authorized to receive and retain pursuant hereto shall cease, and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right to receive such dividends, other distributions, principal and interest payments. All dividends, principal, interest payments and other distributions which are received by such Grantor contrary to the provisions of clause (y) above shall be received for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall be paid over to Agent upon written demand in the same form as received (with any necessary endorsements). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this Section shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 16 of this Agreement. After all Events of Default have been cured or waived, the Collateral Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (b) above and that remain in such account.

SECTION 9. Special Covenants With Respect to the Intellectual Property Collateral.

(a) With respect to Intellectual Property Collateral material to the conduct of the Grantors’ business as conducted or reasonably expected to be conducted, each Grantor shall, except to the extent permitted under the Credit Agreement:

(i) use commercially reasonable efforts so as not to permit the inclusion in any contract to which it hereafter becomes a party of any provision that would reasonably be expected to impair or prevent the creation of a security interest in, or the assignment of, such Grantor’s rights and interests in any such Intellectual Property Collateral acquired by such Grantor under such contracts;

9

(ii) take commercially reasonable steps to protect the secrecy of all material trade secrets owned by such Grantor relating to the products and services sold or delivered under or in connection with such Intellectual Property Collateral (other than trade secrets that are, in the reasonable good faith judgment of Grantor, no longer economically practicable or commercially desirable to maintain or are not used or useful in the business), including, where appropriate, entering into confidentiality agreements with employees and labeling and restricting access to secret information and documents;

(iii) take commercially reasonable steps to use proper statutory notice in connection with its use of any of such Intellectual Property Collateral owned by such Grantor and products and services covered by such Intellectual Property Collateral owned by such Grantor, in each case to the extent necessary under applicable law to protect such Intellectual Property Collateral (or, with respect to Patents among such Intellectual Property Collateral licensed by such Grantor, in all material respects in accordance with the terms of the applicable license agreement); and

(iv) use a commercially appropriate standard of quality (which may be consistent with such Grantor’s past practices) in the manufacture, sale and delivery of products and services sold or delivered under or in connection with the Trademarks owned by such Grantor (or, with respect to Trademarks licensed by such Grantor, in all material respects in accordance with the terms of the applicable license agreement).

(b) Except as otherwise provided in this Section 9, and except as determined in such Grantor’s reasonable business judgment, each Grantor shall use commercially reasonable efforts to continue to collect, at its own expense, all amounts due or to become due to such Grantor in respect of the Intellectual Property Collateral or any portion thereof. In connection with such collections, each Grantor may take such action as such Grantor deems reasonably necessary or advisable to enforce collection of such amounts; provided that, the Collateral Agent shall have the right at any time, after the occurrence and during the continuation of an Event of Default and, subject to Section 19(a), with the prior written consent of the Required Lenders, and upon three (3) Business Days’ prior written notice to the US Borrower and such Grantor of its intention to do so, to notify the obligors with respect to any such amounts of the existence of the security interest created hereby and to direct such obligors to make payment of all such amounts directly to the Collateral Agent, and, upon such notification and at the expense of such Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. After receipt by the US Borrower and any Grantor of the notice from the Collateral Agent referred to in the proviso to the preceding sentence after the occurrence and during the continuance of any Event of Default and, subject to Section 19(a), with the prior written consent of the Required Lenders, (i) all amounts and proceeds (including checks and Instruments) received by such Grantor in respect of amounts due to such Grantor in respect of such Intellectual Property Collateral or any portion thereof shall be received for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be paid over or delivered to the Collateral Agent upon written demand in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 16 hereof, and (ii) such Grantor shall not adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon.

10

(c) Each Grantor shall use commercially reasonable efforts to prosecute and maintain (including by filing any applicable renewals), unless and until such Grantor, in its reasonable business judgment, decides otherwise, (i) any registration or application for registration relating to any of the Intellectual Property Collateral owned by such Grantor and set forth on Schedule 6, 7 or 8 annexed hereto, as applicable, that is pending as of the date of this Agreement and is material to the conduct of the Grantor’s business as conducted or reasonably expected to be conducted, (ii) any Copyright Registration (except for works of nominal commercial value or with respect to which such Grantor has determined in the exercise of its reasonable business judgment that it shall not seek registration), and (iii) any application pending on any future patentable but unpatented innovation or invention comprising material Intellectual Property Collateral owned by such Grantor. Any expenses incurred in connection therewith shall be borne solely by the Grantors.

(d) Except as provided herein, each Grantor shall have the right to commence and prosecute in its own name, as real party in interest, for its own benefit and at its own expense, such suits, proceedings or other actions for infringement, unfair competition, dilution, misappropriation or other damage, or opposition, cancellation, reexamination or reissue proceedings as are necessary to protect the Intellectual Property Collateral.

(e) In addition to, and not by way of limitation of, the granting of a security interest in the Collateral pursuant hereto, each Grantor, effective upon the occurrence and during the continuance of an Event of Default and, subject to Section 19(a), with the written consent of the Required Lenders, hereby grants to the Collateral Agent the nonexclusive right and license to use all Intellectual Property Collateral consisting of Trademarks, trade names, Copyrights, Patents or technical processes owned or used by such Grantor, together with any goodwill associated therewith, subject, with respect to Trademarks, to reasonable quality control in favor of such Grantor, all to the extent necessary to enable the Collateral Agent to realize on the Collateral in accordance with this Agreement and to enable any transferee or assignee of the Collateral to enjoy the benefits of the Collateral; provided, however, that to the extent the conveyance of such license would violate the terms of any agreement to which any Grantor is a party or otherwise bound, no such conveyance shall be deemed granted with respect to the Intellectual Property that is subject to such agreement. This right shall inure to the benefit of all permitted successors, assigns and transferees of the Collateral Agent and its permitted successors, assigns and transferees, whether by voluntary conveyance, operation of law, assignment, transfer, foreclosure, deed in lieu of foreclosure or otherwise. Such right and license shall be granted free of charge, without requirement that any monetary payment whatsoever be made to such Grantor. If and to the extent that any Grantor is permitted to license the Intellectual Property Collateral upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall promptly enter into a non-disturbance agreement or other similar arrangement, at such Grantor’s request and expense, with such Grantor and any licensee of any Intellectual Property Collateral permitted hereunder in form and substance reasonably satisfactory to the Collateral Agent pursuant to which (i) the Collateral Agent shall agree not to disturb or interfere with such licensee’s rights under its license agreement with such Grantor so

11

long as such licensee is not in default thereunder, and (ii) such licensee shall acknowledge and agree that the Intellectual Property Collateral licensed to it is subject to the security interest created in favor of the Collateral Agent and the other terms of this Agreement. For the avoidance of doubt, at the time of the release of the Liens as set forth in Section 18(b), the license granted to the Collateral Agent pursuant to this Section 9(e) shall automatically and immediately terminate.

SECTION 10. Collateral Account.

(a) The Collateral Agent is hereby authorized to establish and maintain as a blocked account under the sole dominion and control of the Collateral Agent a restricted Deposit Account designated as the “Zebra Collateral Account”. All amounts at any time held in the Collateral Account shall be beneficially owned by the Borrower but shall be held in the name of the Collateral Agent hereunder for the purposes of cash collateralizing applicable Letters of Credit in accordance with the terms of the Credit Agreement. The Grantors shall have no right to withdraw or transfer any amounts from such account, except as expressly set forth herein or in the Credit Agreement. Anything contained herein to the contrary notwithstanding, the Collateral Account shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other appropriate banking or Governmental Authority, as may now or hereafter be in effect. Cash held by the Collateral Agent in the Collateral Account shall not be invested by the Collateral Agent but instead shall be maintained as a cash deposit in the Collateral Account pending application thereof as elsewhere provided in this Agreement or in the Credit Agreement. To the extent permitted under Regulation Q of the Board of Governors of the Federal Reserve System, any cash held in the Collateral Account shall bear interest at the standard rate paid by the Collateral Agent to its customers for deposits of like amounts and terms. Any interest earned on deposits of cash in the Collateral Account shall accrue for the benefit of the Borrower and be deposited directly in, and held in, the Collateral Account.

(b) In the event that the Borrower is required to cash collateralize any Letters of Credit pursuant to the Credit Agreement by making cash deposits with the Collateral Agent, such cash collateral shall remain in the Collateral Account until the earlier of (i) such time as the LC Exposure with respect to such Letters of Credit shall have been reduced to zero, whether by reason of application of funds in the Collateral Account or otherwise and (ii) release of such amounts in accordance with Section 2.23 of the Credit Agreement. The Collateral Agent is authorized to apply any amount in the Collateral Account to pay any reimbursement obligation in respect of an LC Disbursement under such Letters of Credit pursuant to and in accordance with the terms of the Credit Agreement. At any time that cash collateral is no longer required under the terms of the Credit Agreement to be retained in the Collateral Account, it shall be paid by the Collateral Agent to the Borrower or at the Borrower’s direction.

SECTION 11. Collateral Agent Appointed Attorney-in-Fact.

Each Grantor hereby irrevocably appoints the Collateral Agent as such Grantor’s attorney-in-fact, which appointment shall automatically terminate upon the Termination Date, or upon the termination or release of such Grantor’s Guarantee of the Guaranteed Obligations (as

12

defined in the Subsidiary Guaranty), with full authority in the place and stead of such Grantor and in the name of such Grantor, the Collateral Agent or otherwise, from time to time in the Collateral Agent’s discretion, upon the occurrence and during the continuance of an Event of Default and, subject to Section 19(a), with the consent of the Required Lenders, to take any action and to execute any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

(a) to obtain and adjust insurance required to be maintained by such Grantor pursuant to the Credit Agreement;

(b) after notice to the Borrower of the Collateral Agent’s intent to do so, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(c) after notice to the Borrower of the Collateral Agent’s intent to do so, to receive, endorse and collect any drafts or other Instruments, Documents, Chattel Paper and other documents in connection with clauses (a) and (b) above;

(d) after notice to the Borrower of the Collateral Agent’s intent to do so, to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce or protect the rights of the Collateral Agent with respect to any of the Collateral;

(e) upon three (3) Business Days’ prior written notice to the Borrower and such Grantor, to pay or discharge taxes or Liens (other than taxes not required to be discharged pursuant to the Credit Agreement and Liens permitted under this Agreement or the Credit Agreement) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Collateral Agent in its sole discretion, any such payments made by the Collateral Agent to become obligations of such Grantor to the Collateral Agent, due and payable immediately upon demand;

(f) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with Accounts and other documents relating to the Collateral; and

(g) upon delivery of notice to the Borrower and the applicable Grantor (after the expiration of any notice periods otherwise required hereunder or under the Credit Agreement), generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Collateral Agent’s option and the Grantors’ expense, at any time or from time to time, all acts and things that the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do, in each case in accordance with applicable law.

13

SECTION 12. Collateral Agent May Perform.

Subject to any limitations on the Collateral Agent’s ability to take actions as set forth in Section 11, if any Grantor fails to materially perform any agreement contained herein within a reasonable period of time after the Collateral Agent has requested that it do so, with regard to the Collateral, the Collateral Agent may itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable pursuant to Section 9.03 of the Credit Agreement.

SECTION 13. Standard of Care.

The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property and will not be liable or responsible for any loss or damage to any Collateral or for any diminution in the value thereof, by reason of any act or omission of any sub-agent or bailee selected by the Collateral Agent in good faith, except to the extent that such liability arises from the Collateral Agent’s gross negligence, bad faith or willful misconduct (as determined in a final non-appealable order of a court of competent jurisdiction).

SECTION 14. Remedies.

(a) Generally. If any Event of Default shall have occurred and be continuing (and, subject to Section 19(a), with the written consent of the Required Lenders and any notices to the Borrower in accordance with Section 7.01 of the Credit Agreement), the Collateral Agent may, subject to Section 19 hereof, exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral), and also may (i) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon reasonable request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent that is reasonably convenient to both parties, (ii) enter onto the property where any Collateral is located and take possession thereof with or without judicial process, provided that the Collateral Agent shall use commercially reasonable efforts to provide the applicable Grantor with notice thereof prior to or promptly after such entry, (iii) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent the Collateral Agent deems appropriate, provided that the Collateral Agent shall use commercially reasonable efforts to provide the applicable Grantor with notice thereof prior to or promptly after such preparation, (iv) take possession of any Grantor’s premises or place custodians in exclusive control thereof, remain on such premises and use the same and any of such Grantor’s equipment for the purpose

14

of completing any work in process, taking any actions described in the preceding clause (iii) and collecting any Secured Obligation, provided that the Collateral Agent shall use commercially reasonable efforts to provide the applicable Grantor with notice thereof prior to or promptly after such possession or occupation and (v) without further notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable. The Collateral Agent may be the purchaser of any or all of the Collateral at any such sale and the Collateral Agent shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the Collateral Agent at such sale in accordance with Section 7.03 of the Credit Agreement. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees, to the extent permitted by applicable law, that, to the extent notice of sale shall be required by law, at least ten days’ prior written notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor hereby waives, to the extent permitted by applicable law, any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree.

(b) Securities Collateral. Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act, applicable state securities laws and other applicable laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Securities Collateral conducted without prior registration or qualification of such Securities Collateral under the Securities Act and/or such state securities laws and other applicable laws, to limit purchasers to those who will agree, among other things, to acquire the Securities Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private placement may be at prices and on terms less favorable than those obtainable through a sale without such restrictions (including an offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, each Grantor agrees, to the extent permitted by applicable law, that any such private placement shall not be deemed, in and of itself, to be commercially unreasonable and that the Collateral Agent shall have no obligation to delay the sale of any Securities Collateral for the period of time necessary to permit the issuer thereof to register it for a form of sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it.

15

(c) Collateral Account. If, in accordance with the terms of the Credit Agreement, the Borrower is required to cash collateralize any Letters of Credit, the Borrower shall deliver funds in the amount, if any, specified in and otherwise in accordance with the terms of the Credit Agreement for deposit in the Collateral Account. Following any such deposit in the Collateral Account, (i) upon any LC Disbursement under any Letter of Credit so cash collateralized, the Collateral Agent shall apply such amount in the Collateral Account to reimburse the applicable Issuing Bank for the amount of such LC Disbursement, and (ii) in the event of cancellation or expiration of any such Letter of Credit, or in the event of any reduction in the maximum available amount under any such Letter of Credit, the Collateral Agent shall apply any excess amount then on deposit in the Collateral Account (calculated giving effect to such cancellation, expiration or reduction) as provided in Section 16 hereof.

(d) Additional Rights of the Collateral Agent. For the avoidance of doubt, each of the Grantors party hereto and each of the Secured Parties, by their acceptance of the benefits of this Agreement, agree, to the fullest extent permitted by applicable law, that the Collateral Agent shall have the right to “credit bid” any or all of the Secured Obligations in connection with any sale or foreclosure proceeding in respect of the Collateral, including without limitation, sales occurring pursuant to Section 363 of the Bankruptcy Code or included as part of any plan subject to confirmation under Section 1129(b)(2)(A)(iii) of the Bankruptcy Code.

SECTION 15. Additional Remedies for Intellectual Property Collateral.

(a) Anything contained herein to the contrary notwithstanding, upon the occurrence and during the continuation of an Event of Default and, subject to Section 19(a) and in accordance with Section 7.01 of the Credit Agreement, with the written consent of the Required Lenders and the delivery of three (3) Business Days’ prior written notice to the Borrower, (i) the Collateral Agent shall have the right (but not the obligation) to bring suit, in the name of any Grantor, the Collateral Agent or otherwise, to enforce any Intellectual Property Collateral, in which event each Grantor shall, at the request of the Collateral Agent, do any and all lawful acts and execute any and all documents required by the Collateral Agent in aid of such enforcement and (ii) upon written demand from the Collateral Agent, each Grantor shall execute and deliver to the Collateral Agent an assignment or assignments of the Intellectual Property Collateral and such other documents as are necessary or appropriate to carry out the intent and purposes of this Agreement.

(b) If (i) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (ii) no other Event of Default shall have occurred and be continuing, (iii) an assignment to the Collateral Agent of any rights, title and interests in and to the Intellectual Property Collateral shall have been previously made, and (iv) the Obligations shall not have become immediately due and payable, the Collateral Agent shall promptly execute and deliver to such Grantor such assignments as may be necessary to reassign to such Grantor any such rights, title and interests as may have been assigned to the Collateral Agent as aforesaid, subject to any disposition thereof that may have been made by the Collateral Agent; provided, after giving effect to such reassignment, the Collateral Agent’s security interest granted pursuant hereto, as well as all other rights and remedies of the Collateral Agent granted hereunder, shall continue to be in full force and effect;

16

and provided further, the rights, title and interests so reassigned shall be free and clear of all Liens other than Liens (if any) encumbering such rights, title and interest at the time of their assignment to the Collateral Agent and Liens permitted under Section 6.02 of the Credit Agreement.

SECTION 16. Application of Proceeds.

Upon the occurrence and during the continuation of an Event of Default, if requested by the Required Lenders (subject to Section 19(a)), or upon acceleration of all the Obligations pursuant to Section 7.01 of the Credit Agreement, all proceeds received by the Administrative Agent or the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral (including any Collateral consisting of cash) under any Loan Document shall be applied by the Administrative Agent in accordance with Section 7.03 of the Credit Agreement.

SECTION 17. Indemnity and Expenses.

(a) The Grantors party hereto jointly and severally agree to indemnify and hold harmless each of the Collateral Agent and the other Indemnitees in accordance with, and subject to the limitations set forth in, Section 9.03 of the Credit Agreement.

(b) The Grantors party hereto agree that the Collateral Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 9.03 of the Credit Agreement.

SECTION 18. Continuing Security Interest; Transfer of Loans; Termination and Release.

(a) This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until the Termination Date, (ii) be binding upon the Grantors and their respective successors and assigns, and (iii) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and its permitted successors, transferees and permitted assigns. Without limiting the generality of the foregoing clause (iii), (A) but subject to the provisions of Section 9.04 of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Eligible Assignee, and such other Eligible Assignee shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise and (B) any Lender Counterparty may assign or otherwise transfer any (i) Secured Swap Agreement or Secured Cash Management Agreement to which it is a party or (ii) all or any part of its interest in any amount payable to it under a Secured Swap Agreement or Secured Cash Management Agreement to any other Person, in each case in accordance with the terms of such Secured Swap Agreement or Secured Cash Management Agreement, and such other Person shall thereupon become vested with the benefit of the security interests granted to Lender Counterparties herein.

(b) Upon the Termination Date, the security interest granted hereby shall automatically terminate, the Collateral shall be automatically released, this Agreement shall and the Secured Obligations under this Agreement shall terminate, and all rights to the Collateral

17

shall revert to the applicable Grantors, all without delivery of any instrument or performance of any act by any Person. Upon any such termination the Collateral Agent will, at the Grantors’ expense, execute and deliver to the Grantors such documents, instruments, notices and releases as the Grantors shall reasonably request to evidence such termination and/or release. In addition, upon the sale or other disposition of any Collateral to any Person (other than a Grantor) permitted under the terms of the Credit Agreement or to which the Required Lenders have otherwise consented, such Collateral shall be automatically released and, upon a sale or disposition of a Grantor otherwise permitted under the Credit Agreement or the designation of such Grantor as an Unrestricted Subsidiary or such Grantor otherwise becomes or is otherwise deemed to be an Excluded Subsidiary in accordance with the terms of the Credit Agreement, (i) such Grantor shall be automatically released from this Agreement and all obligations of such Grantor and all Liens over such Grantor’s Equity Interests and property of such Grantor will terminate and be automatically released, and (ii) the Collateral Agent, at the Grantor’s expense, shall execute and deliver such documents, instruments, notices and releases of its security interest in such Collateral and/or such Grantor as may be reasonably requested by such Grantor, subject to, in the case of this clause (ii), if reasonably requested by the Collateral Agent, delivery of a written certification by the Borrower that such sale or other disposition, designation as an Unrestricted Subsidiary or qualification as an Excluded Subsidiary, as the case may be, is permitted under the Credit Agreement.

SECTION 19. Collateral Agent as Agent.

(a) The Collateral Agent has been appointed to act as agent hereunder by Lenders and, by their acceptance of the benefits hereof, the other Secured Parties. The Collateral Agent shall be obligated, and shall have the right hereunder, at the direction of the Required Lenders, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement; provided that the Collateral Agent shall exercise, or refrain from exercising, any remedies in accordance with the instructions of the Required Lenders. Notwithstanding anything herein or in any other Loan Document to the contrary, (i) no consent or instructions of the Required Lenders shall be required in connection with the exercise by the Collateral Agent of any of its rights under Section 8.12 of the Credit Agreement and (ii) in connection with any action requiring the Required Lenders’ consent hereunder or in any other Loan Document, if the Collateral Agent has asked the Required Lenders for instructions and the Required Lenders have not yet responded to such request, the Collateral Agent will be authorized but not required to take such actions with regard to the existence and continuance of any Event of Default which the Collateral Agent, in good faith, believes to be reasonably required to protect the interests of the Secured Parties in and to preserve the value of, in each case, the Collateral; provided that once instructions from the Required Lenders have been received by the Collateral Agent, the actions of the Collateral Agent will be governed thereby; provided further that nothing in clause (ii) shall permit the Collateral Agent to exercise the voting or other consensual rights, proxy or power in respect of any Pledged Equity or become the registered owner of the Pledged Equity without actually receiving the consent of the Required Lenders. In furtherance of the foregoing provisions of this Section 19(a), each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms of this Section 19(a).

18

(b) The provisions of the Credit Agreement relating to the Collateral Agent including, without limitation, the provisions relating to resignation of the Collateral Agent and the powers and duties and immunities of the Collateral Agent are incorporated herein by this reference.

SECTION 20. Additional Grantors.

The initial Grantors hereunder shall be the Borrower and such of the Subsidiaries as are signatories hereto on the date hereof. From time to time subsequent to the date hereof, additional Subsidiaries may become Additional Grantors, by executing a Counterpart. Upon delivery of any such Counterpart to the Collateral Agent, notice of which is hereby waived by the Grantors, each such Additional Grantor shall be a Grantor and shall be as fully a party hereto as if such Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of the Collateral Agent not to cause any Subsidiary to become an Additional Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

SECTION 21. Amendments; Etc.

Except as otherwise provided in the Credit Agreement, no amendment, modification, termination or waiver of any provision of this Agreement, and no consent to any departure by any Grantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Collateral Agent and, in the case of any such amendment or modification, by the Borrower and each of the Grantors affected thereby; provided this Agreement may be modified by the execution of a Counterpart by an Additional Grantor in accordance with Section 20 hereof and the Grantors hereby waive any requirement of notice of or consent to any such amendment. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

SECTION 22. Notices.

All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.01 of the Credit Agreement.

SECTION 23. Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of the Collateral Agent in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

19

SECTION 24. Severability.

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 25. Headings.

Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

SECTION 26. Governing Law.

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF TO THE EXTENT SUCH PRINCIPLES WOULD CAUSE THE APPLICATION OF THE LAW OF ANOTHER STATE, EXCEPT TO THE EXTENT THAT THE UCC PROVIDES THAT THE PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK, IN WHICH CASE THE LAWS OF SUCH JURISDICTION SHALL GOVERN WITH RESPECT TO THE PERFECTION OF THE SECURITY INTEREST IN, OR THE REMEDIES WITH RESPECT TO, SUCH PARTICULAR COLLATERAL.

SECTION 27. Consent to Jurisdiction and Service of Process.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY

20

OTHER MANNER PROVIDED BY LAW. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT EITHER ANY ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST THE GRANTORS OR THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.

Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Amendment in any court referred to in the immediately preceding paragraph of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01 of the Credit Agreement. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by law.

SECTION 28. Waiver of Jury Trial.

EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 29. Counterparts.

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Delivery of an executed signature page to this Agreement by facsimile transmission or other electronic communication shall be as effective as delivery of a manually signed counterpart of this Agreement.

21

SECTION 30. Belgium Power of Attorney.

For the purposes of registering the security interest granted hereunder by Zebra Enterprise Solutions Corp., a California corporation (“ZES Corp.”), in 813 shares, no nominal value (or such other number of Equity Interests as may constitute 65% of the Equity Interests at any time outstanding) of Zebra Enterprise Solutions Europe, BVBA, a Belgium limited liability company, each of ZES Corp. and the Collateral Agent hereby appoints, as its attorneys-in-fact, in each case with the power to act alone and to substitute, Dominique Maes, Thomas Lenné and Koen Hoornaert. Each of ZES Corp. and the Collateral Agent shall indemnify such attorneys-in-fact for any loss or liability that they may incur in connection with this Section 30 (save for events of wilful misconduct) and undertake to promptly ratify and confirm any acts of such attorneys-in-fact perform in accordance with this Section 30.

SECTION 31. Definitions and Interpretive Provisions.

(a) Sections 1.03, 1.04, 1.06, 1.08, 1.09 and 1.10 of the Credit Agreement are incorporated herein by reference mutatis mutandis.

(b) Each capitalized term utilized in this Agreement that is not defined in the Credit Agreement or in this Agreement, but that is defined in the UCC, including the categories of Collateral listed in Section 1 hereof, shall have the meaning set forth in the UCC (and, if defined in more than one Article of the UCC, shall have the meaning given in Article 9 thereof). In addition, the following terms used in this Agreement shall have the following meanings:

“Additional Grantor” means a Subsidiary that becomes a party hereto after the date hereof as an additional Grantor by executing a Counterpart.

“Collateral” has the meaning set forth in Section 1 hereof.

“Collateral Account” means the “Zebra Collateral Account” established pursuant to Section 10 hereof.

“Copyright Registrations” means all Copyright registrations issued to any Grantor and applications for Copyright registration that have been or may hereafter be issued or applied for thereon in the United States and any state thereof (including, without limitation, the registrations set forth on Schedule 8 annexed hereto, as the same may be amended pursuant hereto from time to time).

“Copyright Rights” means all common law and other rights in and to the Copyrights in the United States and any state thereof including all rights under copyright licenses (but with respect to such copyright licenses, only to the extent permitted by such licensing arrangements), the right (but not the obligation) to renew and extend Copyright Registrations and any such rights and to register works protectable by copyright and the right (but not the obligation) to sue in the name of any Grantor or in the name of the Collateral Agent or Lenders for past, present and future infringements of the Copyrights and any such rights.

22

“Copyrights” means all items under copyright in various published and unpublished works of authorship including computer programs, computer data bases, other computer software layouts, trade dress, drawings, designs, writings, and formulas (including, without limitation, those subject of the registrations set forth on Schedule 8 annexed hereto, as the same may be amended pursuant hereto from time to time).

“Counterpart” means a counterpart to this Agreement entered into by a Subsidiary of the Borrower pursuant to Section 20 hereof.

“Credit Agreement” has the meaning set forth in the Preliminary Statements of this Agreement.

“Intellectual Property” means

(a) Copyrights, Copyright Registrations and Copyright Rights;

(b) Patents;

(c) Trademarks, Trademark Registrations, the Trademark Rights and goodwill of such Grantor’s business symbolized by the Trademarks and associated therewith;

(d) all trade secrets, trade secret rights, know-how, customer lists, processes of production, ideas, confidential business information, techniques, processes, formulas, and all other proprietary information; software, source code and object code and all other intellectual property and similar proprietary rights, including: the right to sue or otherwise recover for any past, present and future infringement, dilution, misappropriation, or other violation or impairment of any of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages and proceeds of suit, now or hereafter due and/or payable with respect thereto and all agreements relating to the license, ownership, development, use or disclosure of any of the foregoing; and

(e) Proceeds thereof.

“Intellectual Property Collateral” means, with respect to any Grantor, all right, title and interest (including rights acquired pursuant to a license or otherwise but only to the extent permitted by agreements governing such license or other use) in and to all Collateral consisting of Intellectual Property and all Proceeds thereof.

“IP Filing Office” means the US Patent and Trademark Office and the US Copyright Office.

“IP Security Agreement” means a Trademark Security Agreement, substantially in the form of Exhibit I annexed hereto, and a Patent Security Agreement, substantially in the form of Exhibit II annexed hereto, and a Copyright Security Agreement, substantially in the form of Exhibit III annexed hereto.

23

“IP Supplement” means an IP Supplement, substantially in the form of Exhibit IV annexed hereto.

“Patents” means all patents and patent applications and rights and interests in patents and patent applications under any domestic or foreign law that are presently, or in the future may be, owned or held by a Grantor and all patents and patent applications and rights, title and interests in patents and patent applications under any domestic law that are presently, or in the future may be, owned by such Grantor in whole or in part (including the patents and patent applications set forth on Schedule 7 annexed hereto, as the same may be amended pursuant hereto from time to time), all rights (but not obligations) corresponding thereto to sue for past, present and future infringements and all re-issues, divisions, continuations, renewals, extensions and continuations-in-part thereof.

“Pledged Debt” has the meaning set forth in Section 4(e).

“Pledged Equity” means all Equity Interests in a Person that is a direct Restricted Subsidiary of a Grantor now or hereafter owned by a Grantor, including all securities convertible into, and rights, warrants, options and other rights to purchase or otherwise acquire, any of the foregoing, including those owned on the date hereof and set forth on Schedule 4 annexed hereto, as the same may be amended or supplemented from time to time, the certificates or other instruments representing any of the foregoing and any interest of such Grantor in the entries on the books of any securities intermediary pertaining thereto and all distributions, dividends and other property received, receivable or otherwise distributed in respect of or exchanged therefor, but, in each case, excluding any Excluded Property.

“Pledged Subsidiary Debt” means Pledged Debt owed to a Grantor by any obligor that is a Restricted Subsidiary.

“Securities Collateral” means, with respect to any Grantor, the Pledged Equity and the Pledged Debt constituting Collateral, in each case, in which such Grantor has an interest.

“Trademark Registrations” means all Trademark registrations that have been or may hereafter be issued or applied for thereon in the United States and any state thereof (including the registrations and applications set forth on Schedule 6 annexed hereto, as the same may be amended pursuant hereto from time to time).

“Trademark Rights” means all common law and other rights (but in no event any of the obligations) in and to the Trademarks in the United States and any state thereof.

“Trademarks” means all trademarks, service marks, designs, logos, indicia of origin, trade names, trade dress, corporate names, company names, business names, fictitious business names, trade styles and/or other source and/or business identifiers and applications pertaining thereto, owned by a Grantor, or hereafter adopted and used, in its business (including, without limitation, the trademarks specifically set forth on Schedule 6 annexed hereto, as the same may be amended pursuant hereto from time to time).

24

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

[Remainder of page intentionally left blank]

25

IN WITNESS WHEREOF, the Grantors and the Collateral Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

ZEBRA TECHNOLOGIES CORPORATION

By:
Name:
Title:

ZIH CORP.

By:
Name:
Title:

MULTISPECTRAL SOLUTIONS, INC.

By:
Name:
Title:

ZEBRA TECHNOLOGIES INTERNATIONAL, LLC

By:
Name:
Title:

ZEBRA TECHNOLOGIES ENTERPRISE CORPORATION

By:
Name:
Title:

[Signature Page to Security Agreement]

ZEBRA ENTERPRISE SOLUTIONS CORP.

By:
Name:
Title:

ZEBRA RETAIL SOLUTIONS, LLC

By:
Name:
Title:

LASER BAND, LLC

By:
Name:
Title:

SYMBOL TECHNOLOGIES, INC.

By:
Name:
Title:

SYMBOL TECHNOLOGIES LATIN AMERICA INC.

By:
Name:
Title:

[Signature Page to Security Agreement]

SYMBOL TECHNOLOGIES INTERNATIONAL, INC.

By:
Name:
Title:

SYMBOL TECHNOLOGIES AFRICA, INC.

By:
Name:
Title:

MOBILE INTEGRATED TECHNOLOGIES, INC.

By:
Name:
Title:

[Signature Page to Security Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as the Collateral Agent

By:
Name:
Title:

Notice Address:

Morgan Stanley Senior Funding, Inc. 1300 Thames Street Thames Street Wharf, 4th Floor Baltimore, MD 21231 Telephone: 443-627-4326 Fax: 212-404-9645 Email: docs4secportfolio@morganstanley.com

[Signature Page to Security Agreement]

SCHEDULE 1

TO

SECURITY AGREEMENT

COMMERCIAL TORT CLAIMS

Schedule 1-1

SCHEDULE 2

TO

SECURITY AGREEMENT

FILING OFFICES

Grantor	Filing Offices

Schedule 2-1

SCHEDULE 3

TO

SECURITY AGREEMENT

OFFICE LOCATIONS, TYPE AND JURISDICTION OF ORGANIZATION

Name of Grantor	Type of Organization	Jurisdiction of Organization	Organization Number

Schedule 3-1

SCHEDULE 4

TO

SECURITY AGREEMENT

PLEDGED EQUITY

Grantor	Equity Issuer	Class of Equity	Equity Certificate Nos. (if any)	Amount of Equity Interests	Percentage of Outstanding Equity Pledged

Schedule 4-1

SCHEDULE 6

TO

SECURITY AGREEMENT

Trademarks:

Registered Owner	Trademark Description	Registration Number	Registration Date

Schedule 6-1

SCHEDULE 7

TO

SECURITY AGREEMENT

Patents Issued:

Patent No.	Issue Date	Title	Inventor(s)

Patents Pending:

Date Filed	Application Number	Title	Inventor(s)

Schedule 7-1

SCHEDULE 8

TO

SECURITY AGREEMENT

Copyright Registrations:

Title	Registration No.	Date of Issue	Registered Owner

Pending Copyright Registration Applications:

Title	Appl. No.	Date of Application	Copyright Claimant

Schedule 8-1

SCHEDULE 9

TO

SECURITY AGREEMENT

Intellectual Property Claims

Schedule 9-1

EXHIBIT I TO

SECURITY AGREEMENT

[FORM OF TRADEMARK SECURITY AGREEMENT]

WHEREAS, [NAME OF GRANTOR], a                      [corporation] (“Grantor”), owns and uses in its business, and will in the future adopt and so use, various intangible assets, including the Trademark Collateral (as defined below); and

WHEREAS, the Grantor is party to a Security Agreement dated as of October 27, 2014 (the “Security Agreement”), by and among the Grantor, the other grantors party thereto and Morgan Stanley Senior Funding, Inc., as the Collateral Agent for the Secured Parties (in such capacity, the “Collateral Agent”), pursuant to which the Grantor granted a security interest to the Collateral Agent (for the benefit of the Secured Parties) in the Trademark Collateral (as defined below) and is required to execute and deliver this Trademark Security Agreement (this “Agreement”).

Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meanings given to them in the Security Agreement.

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, subject to the terms and conditions of the Security Agreement, to evidence further the security interest granted by Grantor to the Collateral Agent (for the benefit of the Secured Parties) pursuant to the Security Agreement, Grantor hereby grants to the Collateral Agent (for the benefit of the Secured Parties) a security interest in all of Grantor’s right, title and interest in and to the following, in each case whether now owned or existing or hereafter acquired, developed, created or arising and wherever located (collectively, the “Trademark Collateral”), other than Excluded Property:

(i) all trademarks, service marks, designs, logos, indicia of origin, trade names, trade dress, corporate names, company names, business names, fictitious business names, trade styles and/or other source and/or business identifiers and applications pertaining thereto, owned by such a Grantor, or hereafter adopted and used, in its business (including, without limitation, the trademarks set forth on Schedule A annexed hereto) (collectively, the “Trademarks”);

(ii) all goodwill of such Grantor’s business symbolized by the Trademarks associated therewith;

(iii) all proceeds, products, rents and profits of or from any and all of the foregoing Trademark Collateral and, to the extent not otherwise included, all payments under insurance (whether or not the Collateral Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Trademark Collateral; and

Exhibit I-1

(iv) the right to sue or otherwise recover for any past, present and future infringement, dilution, misappropriation, or other violation or impairment of any of the foregoing.

Notwithstanding anything herein to the contrary, in no event shall the Trademark Collateral include or the security interest granted under Section 1(a) of the Security Agreement attach to any “intent-to-use” trademark applications for which a statement of use or an amendment to allege use has not been filed and accepted by the United States Patent and Trademark Office (but only until such statement or amendment is filed and accepted by the United States Patent and Trademark Office), and solely to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of, or void or cause the abandonment or lapse of, such application or any registration that issues from such intent-to-use application under applicable U.S. law.

Grantor does hereby further acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Trademark Collateral granted hereby are more fully set forth in the Security Agreement. Section 1 of the Security Agreement is hereby incorporated by reference. In the event that any provision of this Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF TO THE EXTENT SUCH PRINCIPLES WOULD CAUSE THE APPLICATION OF THE LAW OF ANOTHER STATE, EXCEPT TO THE EXTENT THAT THE UCC PROVIDES THAT THE PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK, IN WHICH CASE THE LAWS OF SUCH JURISDICTION SHALL GOVERN WITH RESPECT TO THE PERFECTION OF THE SECURITY INTEREST IN, OR THE REMEDIES WITH RESPECT TO, SUCH PARTICULAR COLLATERAL.

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Delivery of an executed signature page to this Agreement by facsimile transmission or other electronic communication shall be as effective as delivery of a manually signed counterpart of this Agreement.

[The remainder of this page is intentionally left blank.]

Exhibit I-2

IN WITNESS WHEREOF, Grantor has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[NAME OF GRANTOR]

By:
Name:
Title:

Exhibit I-3

Accepted and Agreed:

MORGAN STANLEY SENIOR FUNDING, INC.,

as the Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Exhibit I-4

SCHEDULE A

to

TRADEMARK SECURITY AGREEMENT

TRADEMARK REGISTRATIONS AND APPLICATIONS

Trademarks:

Registered Owner	Trademark Description	Registration / Appl. Number	Registration / Appl. Date

Exhibit I-1

EXHIBIT II TO

SECURITY AGREEMENT

FORM OF PATENT SECURITY AGREEMENT

WHEREAS, [NAME OF GRANTOR], a                      [corporation] (“Grantor”), owns and uses in its business, and will in the future adopt and so use, various intangible assets, including the Patent Collateral (as defined below);

WHEREAS, the Grantor is party to a Security Agreement dated as of October 27, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), by and among the Grantor, the other grantors party thereto and Morgan Stanley Senior Funding, Inc., as the Collateral Agent for the Secured Parties (in such capacity, the “Collateral Agent”) pursuant to which the Grantor granted a security interest to the Collateral Agent (for the benefit of the Secured Parties) in the Patent Collateral (as defined below) and is required to execute and deliver this Patent Security Agreement (the “Agreement”).

Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, subject to the terms and conditions of the Security Agreement, to evidence further the security interest granted by Grantor to the Collateral Agent pursuant to the Security Agreement, Grantor hereby grants to the Collateral Agent (for the benefit of the Secured Parties) a security interest in all of Grantor’s right, title and interest in and to the following, in each case whether now owned or existing or hereafter acquired, developed, created or arising and wherever located (collectively, the “Patent Collateral”), other than Excluded Property:

(i) all patents and patent applications and rights and interests in patents and patent applications under any domestic or foreign law that are presently, or in the future may be, owned or held by such Grantor and all patents and patent applications and all re-issues, divisions, continuations, renewals, extensions and continuations in-part thereof and rights, title and interests in patents and patent applications under any domestic law that are presently, or in the future may be, owned by such Grantor in whole or in part (including, without limitation, the patents and patent applications set forth on Schedule A annexed hereto);

(ii) all proceeds, products, rents and profits of or from any and all of the foregoing Patent Collateral and, to the extent not otherwise included, all payments under insurance (whether or not the Collateral Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Patent Collateral; and

Exhibit II-1

(iii) the right to sue or otherwise recover for any past, present and future infringement, dilution, misappropriation, or other violation or impairment of any of the foregoing.

Grantor does hereby further acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Patent Collateral granted hereby are more fully set forth in the Security Agreement. Section 1 of the Security Agreement is hereby incorporated by reference. In the event that any provision of this Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF TO THE EXTENT SUCH PRINCIPLES WOULD CAUSE THE APPLICATION OF THE LAW OF ANOTHER STATE, EXCEPT TO THE EXTENT THAT THE UCC PROVIDES THAT THE PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK, IN WHICH CASE THE LAWS OF SUCH JURISDICTION SHALL GOVERN WITH RESPECT TO THE PERFECTION OF THE SECURITY INTEREST IN, OR THE REMEDIES WITH RESPECT TO, SUCH PARTICULAR COLLATERAL.

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Delivery of an executed signature page to this Agreement by facsimile transmission or other electronic communication shall be as effective as delivery of a manually signed counterpart of this Agreement.

Exhibit II-2

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[NAME OF GRANTOR]

By:
Name:
Title:

Exhibit II-3

Accepted and Agreed:

MORGAN STANLEY SENIOR FUNDING, INC.,
as the Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Exhibit II-4

SCHEDULE A

TO

GRANT OF PATENT SECURITY AGREEMENT

Patents Issued:

Patent No.	Issue Date	Title	Inventor(s)

Patents Pending:

Date Filed	Application Number	Title	Inventor(s)

Exhibit II-5

EXHIBIT III TO

SECURITY AGREEMENT

FORM OF COPYRIGHT SECURITY AGREEMENT

WHEREAS, [NAME OF GRANTOR], a                     [corporation] (“Grantor”), owns and uses in its business, and will in the future adopt and so use, various intangible assets, including the Copyright Collateral (as defined below);

WHEREAS, the Grantor is party to a Security Agreement dated as of October 27, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), by and among the Grantor, the other grantors party thereto and Morgan Stanley Senior Funding, Inc., as the Collateral Agent for the Secured Parties (in such capacity, the “Collateral Agent”) pursuant to which the Grantor granted a security interest to the Collateral Agent (for the benefit of the Secured Parties) in the Copyright Collateral (as defined below) and is required to execute and deliver this Copyright Security Agreement (the “Agreement”).

Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, subject to the terms and conditions of the Security Agreement, to evidence further the security interest granted by Grantor to the Collateral Agent (for the benefit of the Secured Parties) pursuant to the Security Agreement, Grantor hereby grants to the Collateral Agent (for the benefit of the Secured Parties) a security interest in all of Grantor’s right, title and interest in and to the following, in each case whether now owned or existing or hereafter acquired, developed, created or arising and wherever located (collectively, the “Copyright Collateral”), other than Excluded Property:

(i) all items under copyright in various published and unpublished works of authorship including, without limitation, computer programs, computer data bases, other computer software layouts, trade dress, drawings, designs, writings, and formulas (including, without limitation, those subject of the registrations set forth on Schedule A annexed hereto); and

(ii) all proceeds, products, rents and profits of or from any and all of the foregoing Copyright Collateral and, to the extent not otherwise included, all payments under insurance (whether or not the Collateral Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Copyright Collateral.

Grantor does hereby further acknowledge and affirm that the rights and remedies of the Collateral Agent with respect to the security interest in the Copyright Collateral granted hereby are more fully set forth in the Security Agreement. Section 1 of the Security Agreement is hereby incorporated by reference. In the event that any provision of this Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

Exhibit III-6

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF TO THE EXTENT SUCH PRINCIPLES WOULD CAUSE THE APPLICATION OF THE LAW OF ANOTHER STATE, EXCEPT TO THE EXTENT THAT THE UCC PROVIDES THAT THE PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK, IN WHICH CASE THE LAWS OF SUCH JURISDICTION SHALL GOVERN WITH RESPECT TO THE PERFECTION OF THE SECURITY INTEREST IN, OR THE REMEDIES WITH RESPECT TO, SUCH PARTICULAR COLLATERAL.

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart to that all signature pages are physically attached to the same document. Delivery of an executed signature page to this Agreement by facsimile transmission or other electronic communication shall be as effective as delivery of a manually signed counterpart of this Agreement.

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[NAME OF GRANTOR]

By:
Name:
Title:

Exhibit III-7

Accepted and Agreed:

MORGAN STANLEY SENIOR FUNDING, INC.,
as the Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Exhibit III-8

SCHEDULE A

TO

COPYRIGHT SECURITY AGREEMENT

Copyright Registrations:

Title	Registration No.	Date of Issue	Registered Owner

Pending Copyright Registration Applications:

Title	Appl. No.	Date of Application	Copyright Claimant

Exhibit III-9

EXHIBIT IV TO

SECURITY AGREEMENT

IP SUPPLEMENT

This IP SUPPLEMENT, dated as of                , is delivered pursuant to and supplements (i) the Security Agreement, dated as of October 27, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), by and among the Grantors named therein and Morgan Stanley Senior Funding, Inc., as the Collateral Agent, and (ii) the [Trademark Security Agreement] [Patent Security Agreement] [Copyright Security Agreement] dated as of                     ,             (the “Agreement”) executed by Grantor. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

Grantor grants to the Collateral Agent (for the benefit of the Secured Parties) a security interest in all of Grantor’s right, title and interest in and to the [Trademark Collateral] [Patent Collateral] [Copyright Collateral] set forth on Schedule A annexed hereto. All such [Trademark Collateral] [Patent Collateral] [Copyright Collateral] shall be deemed to be part of the [Trademark Collateral] [Patent Collateral] [Copyright Collateral] and shall be hereafter subject to each of the terms and conditions of the Security Agreement and the Agreement.

IN WITNESS WHEREOF, Grantor has caused this IP Supplement to be duly executed and delivered by its duly authorized officer as of                    .

[GRANTOR]

By:
Title:

Exhibit IV-1

SCHEDULE A

TO

IP SUPPLEMENT

Exhibit IV-2

EXHIBIT V TO

SECURITY AGREEMENT

[FORM OF COUNTERPART]

COUNTERPART (this “Counterpart”), dated as of                     , is delivered pursuant to Section 20 of the Security Agreement referred to below. The undersigned (the “Additional Grantor”) hereby agrees that this Counterpart may be attached to the Security Agreement, dated as of October 27, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), by and among the Grantors named therein and Morgan Stanley Senior Funding, Inc., as the Collateral Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Security Agreement. The undersigned, by executing and delivering this Counterpart, hereby becomes a Grantor under the Security Agreement in accordance with Section 20 thereof and agrees to be bound by all of the terms thereof. Without limiting the generality of the foregoing, the undersigned hereby:

(i) authorizes the Collateral Agent to add the information set forth on the Schedules to this Agreement to the correlative Schedules attached to the Security Agreement;1

(ii) grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of such Additional Grantor’s right, title and interest in and to all assets of such Additional Grantor that would be included in the Collateral in accordance with the definition of such term, in each case whether now owned or existing or hereafter acquired, possessed or arising, whether tangible or intangible, wherever located, on the terms and subject to the limitations set forth in the Security Agreement, and agrees that all Collateral of the undersigned, including the items of property described on the Schedules hereto, shall become part of the Collateral and shall secure the Secured Obligations; and

(iii) makes the representations and warranties set forth in the Security Agreement, as amended hereby, solely to the extent relating to the undersigned and as of the dates specified therein.

[1]	The Schedules to the Counterpart should include copies of all Schedules that identify collateral to be granted by the Additional Grantor.

Exhibit V-1

[NAME OF ADDITIONAL GRANTOR]

By:
Name:
Title:

Exhibit V-2

EXHIBIT E

[FORM OF] SUBSIDIARY GUARANTY

[See attached]

EXECUTION VERSION

SUBSIDIARY GUARANTY

This SUBSIDIARY GUARANTY (this “Guaranty”) is entered into as of October 27, 2014 by the undersigned (each a “ Guarantor”, and together with any future Subsidiaries executing this Guaranty, being collectively referred to herein as the “ Guarantors”) in favor of and for the benefit of JPMORGAN CHASE BANK, N.A., as Revolving Facility Administrative Agent and MORGAN STANLEY SENIOR FUNDING, INC., as Term Loan Administrative Agent and Collateral Agent for and representative of (together, with the Revolving Facility Administrative Agent, the “Agents”) the financial institutions (“Lenders”) party to the Credit Agreement referred to below and the other Secured Parties (as defined in the Credit Agreement referred to below).

RECITALS

A. Zebra Technologies Corporation, a Delaware corporation (the “Borrower”), has entered into that certain Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, refinanced, replaced, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), with the Lenders from time to time party thereto, the Revolving Facility Administrative Agent, the Term Loan Administrative Agent, the Collateral Agent and certain other parties thereto. Capitalized terms defined in the Credit Agreement and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

B. The Borrower and the Subsidiaries may from time to time enter, or may from time to time have entered, into one or more Secured Swap Agreements with one or more Lender Counterparties or one or more Secured Cash Management Agreements with one or more Lender Counterparties (the “Counterparty Agreements”) in accordance with the terms of the Credit Agreement, and it is desired that the Secured Swap Obligations and Secured Cash Management Obligations, together with all obligations of the Borrower under the Credit Agreement and the other Loan Documents, be guaranteed hereunder.

C. The Borrower and each other Loan Party are sometimes referred to herein as “Guarantee Parties” and each, a “Guarantee Party”.

D. A portion of the proceeds of the Loans may be advanced to the Guarantors, and thus the Guaranteed Obligations (as hereinafter defined) are being incurred for and will inure to the benefit of the Guarantors (which benefits are hereby acknowledged).

E. It is a condition precedent to the making of the initial Loans under the Credit Agreement that the Secured Obligations be guaranteed by the Guarantors.

F. The Guarantors are willing, irrevocably and unconditionally, to guaranty such Secured Obligations.

NOW, THEREFORE, based upon the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce Lenders and the Agents to enter into the Credit Agreement and to make Loans and other extensions of credit thereunder and to induce the Lender Counterparties to enter into the Counterparty Agreements and each other Secured Party to make certain financial accommodations, the Guarantors hereby agree as follows:

1

1. Guaranty. (a) The Guarantors jointly and severally irrevocably and unconditionally guaranty, as primary obligors and not merely as sureties, the due and punctual payment in full of all Guaranteed Obligations (as hereinafter defined) when the same shall become due, whether at stated maturity, by acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code). The term “Guaranteed Obligations” is used herein in its most comprehensive sense and includes any and all Secured Obligations of any of the Loan Parties now or hereafter made, incurred or created, whether absolute or contingent, liquidated or unliquidated, whether due or not due, and however arising.

Each Guarantor acknowledges that a portion of the Loans and other extensions of credit may be advanced to it, that Letters of Credit may be issued for the benefit of its business and that the Guaranteed Obligations are being incurred for and will inure to its benefit.

Any interest on any portion of the Obligations that accrues after the commencement of any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of any Guarantee Party (or, if interest on any portion of the Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding, such interest as would have accrued on such portion of the Obligations if said proceeding had not been commenced) shall be included in the Obligations because it is the intention of each Guarantor and the Agents that the Obligations should be determined without regard to any rule of law or order that may relieve any Guarantee Party of any portion of such Obligations.

In the event that all or any portion of the Guaranteed Obligations is paid by the Guarantee Parties, the obligations of each Guarantor hereunder that is a Guarantee Party immediately prior to any such payment shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) is rescinded or recovered directly or indirectly from the Agents or any other Secured Party (other than Lender Counterparties) as a preference, fraudulent transfer or otherwise, and any such payments that are so rescinded or recovered shall constitute Guaranteed Obligations.

Subject to the other provisions of this Section 1, upon the failure of any Guarantee Party to pay any of the Guaranteed Obligations when and as the same shall become due, each Guarantor will promptly upon written demand by each of the Agents pay, or cause to be paid, in cash, to the Agents for the ratable benefit of Secured Parties, an aggregate amount equal to the aggregate of the unpaid Guaranteed Obligations.

(b) Anything contained in this Guaranty to the contrary notwithstanding, the obligations of each Guarantor under this Guaranty and the other Loan Documents or any Counterparty Agreement shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable

2

provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Guarantor (x) in respect of intercompany indebtedness to any Borrower or other Affiliates of any Borrower to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder and (y) under any guaranty of Subordinated Indebtedness which guaranty contains a limitation as to maximum amount similar to that set forth in this Section 1(b), pursuant to which the liability of such Guarantor hereunder is included in the liabilities taken into account in determining such maximum amount) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Guarantor pursuant to applicable law or pursuant to the terms of any agreement.

(c) The Guarantors desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor under this Guaranty, each such Guarantor shall be entitled to a contribution from each of the other Guarantors in the maximum amount permitted by law so as to maximize the aggregate amount of the Guaranteed Obligations paid to Secured Parties.

(d) Each Qualified ECP Guarantor (as defined below) hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty and any Secured Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 1(d) for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 1(d), or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 1(d) shall remain in full force and effect until the termination of this Guaranty in accordance with Section 18. Each Qualified ECP Guarantor intends that this Section 1(d) constitute, and this Section 1(d) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. As used herein, “Qualified ECP Guarantor” means, in respect of any Secured Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Secured Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” with respect to such Secured Swap Obligation at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

2. Guaranty Absolute; Continuing Guaranty. The obligations of each Guarantor hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations or the occurrence of the Termination Date. In furtherance of the foregoing and without limiting the generality thereof,

3

each Guarantor agrees that: (a) this Guaranty is a guaranty of payment when due and not of collectibility; (b) each of the Agents may enforce this Guaranty upon the occurrence and during the continuance of an Event of Default under the Credit Agreement and the consent of the Required Lenders, subject to the terms of Section 7.01 of the Credit Agreement and Section 19(a) of the Collateral Agreement; (c) the obligations of each Guarantor hereunder are independent of the obligations of the other Guarantee Parties under the Loan Documents or the Counterparty Agreements and a separate action or actions may be brought and prosecuted against each Guarantor whether or not any action is brought against any Guarantee Party or any of such other guarantors and whether or not any Guarantee Party is joined in any such action or actions; and (d) a payment of a portion, but not all, of the Guaranteed Obligations by one or more Guarantors shall in no way limit, affect, modify or abridge the liability of such or any other Guarantor for any portion of the Guaranteed Obligations that has not been paid. This Guaranty is a continuing guaranty and shall be binding upon each Guarantor and its successors and assigns, and each Guarantor waives, to the extent permitted by applicable law, any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

3. Actions by Secured Parties. Any Secured Party may from time to time, without notice or demand and without affecting the validity or enforceability of this Guaranty or giving rise to any limitation, impairment or discharge of any Guarantor’s liability hereunder, (a) renew, extend, accelerate or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations in accordance with the terms of the relevant Loan Document or Counterparty Agreement, as the case may be, (b) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations, (c) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment of this Guaranty or the Guaranteed Obligations, (d) release, exchange, compromise, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person with respect to the Guaranteed Obligations and (e) exercise any other rights available to any Agent or the other Secured Parties, or any of them, under the Loan Documents or the Counterparty Agreements, as applicable.

4. No Discharge. This Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable, subject to bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or law), and shall not be subject to any limitation, impairment or discharge for any reason (other than the occurrence of the Termination Date or as otherwise provided in the Loan Documents or, with respect to any Secured Swap Obligations or Secured Cash Management Obligations, the payment in full of such obligations or as otherwise provided in the applicable Counterparty Agreement), including without limitation the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (a) any failure to assert or enforce or agreement not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (b) any waiver or modification of, or any consent to departure from, any of the

4

terms or provisions of the Credit Agreement, any of the other Loan Documents, the Counterparty Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations; (c) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (d) the application of payments received from any source to the payment of indebtedness other than the Guaranteed Obligations, even though any Agent or the other Secured Parties, or any of them, might have elected to apply such payment to any part or all of the Guaranteed Obligations; (e) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (f) any defenses (other than defenses of payment or performance), set-offs or counterclaims which any Guarantee Party may assert against any Agent or any Secured Party in respect of the Guaranteed Obligations, including but not limited to failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction and usury; and (g) any other act or thing or omission, or delay to do any other act or thing (other than the payment in full of the Guaranteed Obligations), which may or might in any manner or to any extent vary the risk of a Guarantor as an obligor in respect of the Guaranteed Obligations.

5. Waivers. Each Guarantor waives, to the extent permitted by applicable law, for the benefit of Secured Parties: (a) any right to require any Agent, as a condition of payment or performance by such Guarantor, to (i) proceed against any Guarantee Party, any other guarantor of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held by any Guarantee Party, any other guarantor of the Guaranteed Obligations or any other Person, (iii) except as provided in any Loan Document or Counterparty Agreement, proceed against or have resort to any balance of any deposit account or credit on the books of any Secured Party in favor of any Guarantee Party or any other Person, or (iv) pursue any other remedy in the power of any Secured Party; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense (other than the defense of payment or performance) of any Guarantee Party including, without limitation, any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Guarantee Party from any cause other than the occurrence of the Termination Date; (c) any defense (other than the defense of payment or performance) based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense (other than the defense of payment or performance) based upon any Agent’s errors or omissions in the administration of the Guaranteed Obligations, except for (i) such Agent’s willful misconduct, bad faith or gross negligence (to the extent determined in a final non-appealable order of a court of competent jurisdiction) or (ii) such Agent’s material breach of its obligations under the Loan Documents (to the extent determined in a final non-appealable order of a court of competent jurisdiction); (e) (i) any principles or provisions of law, statutory or otherwise, that are or might be in conflict with the terms of this Guaranty and any legal or equitable discharge of such Guarantor’s obligations hereunder (other than payment in full of the Guaranteed Obligations), (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights of set-offs, recoupments and counterclaims and (iv) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto; (f) except as required by any other Loan Document or the applicable Counterparty Agreement, notices, demands, presentments, protests, notices of protest, notices of

5

dishonor and notices of any action or inaction, including acceptance of this Guaranty, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to any Loan Party and notices of any of the matters referred to in Sections 3 and 4 and any right to consent to any thereof; and (g) to the fullest extent permitted by law, any defenses (other than the defense of payment or performance) or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Guaranty.

6. Guarantors’ Rights of Subrogation, Contribution, Etc.; Subordination of Other Obligations. Until the Termination Date, each Guarantor shall, solely with respect to the Obligations, withhold exercise of (a) any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any Guarantee Party or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity under contract, by statute, under common law or otherwise and including without limitation (i) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any Guarantee Party, (ii) any right to enforce, or to participate in, any claim, right or remedy that any Secured Party now has or may hereafter have against any Guarantee Party, and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Secured Party and (b) any right of contribution such Guarantor now has or may hereafter have against any other guarantor of any of the Obligations. Each Guarantor further agrees that, to the extent the agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against any Guarantee Party or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Agent may have against any Guarantee Party and to all right, title and interest such Agent may have in any such collateral or security.

7. Indemnity; Expenses. Each Subsidiary signatory hereto as a Guarantor agrees that the Agents shall be entitled to reimbursement of their expenses incurred hereunder as provided in Section 9.03 of the Credit Agreement. Each Guarantor agrees to indemnify and hold harmless each of the Agents from and against any and all claims, losses and liabilities in any way relating to, growing out of or resulting from this Guaranty and the transactions contemplated hereby (including, without limitation, enforcement of this Guaranty) in accordance with, and subject to the limitations set forth in, Section 9.03 of the Credit Agreement.

8. Financial Condition of Guarantee Parties. No Secured Party shall have any obligation, and each Guarantor waives (to the extent permitted by applicable law) any duty on the part of any Secured Party, to disclose or discuss with such Guarantor its assessment, or such Guarantor’s assessment, of the financial condition of each Guarantee Party or any matter or fact relating to the business, operations or condition of each Guarantee Party. Each Guarantor has adequate means to obtain information from each Guarantee Party on a continuing basis concerning the financial condition of each Guarantee Party and its ability to perform its obligations under the Loan Documents, the Counterparty Agreements and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of each Guarantee Party and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations.

6

9. Representations and Warranties. Each Guarantor hereby represents and warrants that this Guaranty (a) has been duly executed and delivered by such Guarantor and (b) constitutes a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity.

10. Set Off. Any rights Lenders may have with respect to set off shall be solely as set forth in Section 9.08 of the Credit Agreement.

11. Discharge of Guaranty Upon Designation as Unrestricted Subsidiary, Qualification as Excluded Subsidiary or Sale of Guarantor. Upon (a) the designation of any Guarantor as an Unrestricted Subsidiary in accordance with the terms of the Credit Agreement, (b) any Guarantor becoming or being otherwise deemed to be an Excluded Subsidiary in accordance with the terms of the Credit Agreement, or (c) the sale or other disposition of a Guarantor to any Person (other than a Loan Party) that is permitted by the Credit Agreement or to which Required Lenders have otherwise consented, as applicable, such Guarantor shall be automatically released from this Guaranty and the Agents shall execute and deliver such releases and other documents of such Guarantor as may be reasonably requested by a Loan Party.

12. Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Guaranty (which in any event shall not include execution of counterparts to this Guaranty), and no consent to any departure by any Guarantor therefrom, shall in any event be effective without the written concurrence of the Agents and, in the case of any such amendment or modification, Guarantors. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

13. Miscellaneous. It is not necessary for the Agents to inquire into the capacity or powers of any Guarantor or any Guarantee Party or the officers, directors or any agents acting or purporting to act on behalf of any of them.

The rights, powers and remedies given to the Agents by this Guaranty are cumulative and shall be in addition to all rights, powers and remedies given to the Agents by virtue of any statute or rule of law or in any of the Loan Documents. Any forbearance or failure to exercise, and any delay by the Agents in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Any provision of this Guaranty held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

7

THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF TO THE EXTENT SUCH PRINCIPLES WOULD CAUSE THE APPLICATION OF THE LAW OF ANOTHER STATE.

This Guaranty shall inure to the benefit of Secured Parties and their respective successors and permitted assigns.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS GUARANTY SHALL AFFECT ANY RIGHT THAT THE REVOLVING FACILITY ADMINISTRATIVE AGENT, THE TERM LOAN ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY AGAINST THE GUARANTORS OR THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.

Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty in any court referred to in the immediately preceding paragraph of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01 of the Credit Agreement. Nothing in this Guaranty will affect the right of any party hereto to serve process in any other manner permitted by law.

EACH GUARANTOR AND, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, EACH SECURED PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS

8

CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

14. Additional Guarantors. The initial Guarantors hereunder shall be such of the Restricted Subsidiaries as are signatories hereto on the date hereof. From time to time subsequent to the date hereof, Restricted Subsidiaries (including any Unrestricted Subsidiary that becomes a Restricted Subsidiary) may become parties hereto, as additional Guarantors (each an “Additional Guarantor”), by executing a counterpart of this Guaranty. A form of such a counterpart is attached as Exhibit A. Upon delivery of any such counterpart to each of the Agents, notice of which is hereby waived by the Guarantors, each such Additional Guarantor shall be a Guarantor and shall be as fully a party hereto as if such Additional Guarantor were an original signatory hereof. Each Guarantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Guarantor hereunder. This Guaranty shall be fully effective as to any Guarantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Guarantor hereunder.

15. Counterparts. This Guaranty may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original for all purposes; but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Guaranty by telecopy or electronic transmission (including Adobe pdf file) shall be effective as delivery of a manually executed counterpart of this Guaranty.

16. Interpretive Provisions. Sections 1.03 and 1.10 of the Credit Agreement are incorporated herein by reference mutatis mutandis.

17. JPMorgan Chase Bank, N.A. and Morgan Stanley Senior Funding, Inc. as Agents.

(a) JPMorgan Chase Bank, N.A. and Morgan Stanley Senior Funding, Inc. have been appointed to act as Agents hereunder by Lenders (and by their acceptance of the benefits hereof, the Lender Counterparties). The Agents shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action, solely in accordance with this Guaranty and the Credit Agreement; provided that the Agents shall exercise, or refrain from exercising, any remedies under or with respect to this Guaranty in accordance with the instructions of Required Lenders, subject to Section 19(a) of the Collateral Agreement. In furtherance of the foregoing provisions of this Section 17(a), each Secured Party, by its acceptance of the benefits hereof,

9

agrees that it shall have no right individually to enforce this Guaranty or to realize upon any of the Collateral, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Agents for the benefit of Secured Parties in accordance with the terms of the Loan Documents.

(b) The provisions of the Credit Agreement relating to the Agents including, without limitation, the provisions relating to resignation of the Agents and the powers and duties and immunities of the Agents are incorporated herein by this reference.

18. Termination. Upon the Termination Date (or the occurrence of any transaction permitted by the Credit Agreement which would require termination of this Guaranty), this Guaranty and the guarantees made herein shall automatically terminate with respect to all Guaranteed Obligations and each Guarantor shall be automatically released from its Guaranteed Obligations hereunder upon such termination, all without delivery of any instrument or performance of any act by any Person. In connection with any termination or release pursuant to this Section 18, the Agents shall execute and deliver such documentation and releases at the expense of the Guarantors as may be reasonably requested by any Guarantor to effectuate or evidence such termination or release.

[Remainder of page intentionally left blank.]

10

IN WITNESS WHEREOF, each Guarantor and the Agents have caused this Guaranty to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

ZIH CORP.

By:
Name:
Title:

MULTISPECTRAL SOLUTIONS, INC.

By:
Name:
Title:

ZEBRA TECHNOLOGIES INTERNATIONAL, LLC

By:
Name:
Title:

ZEBRA TECHNOLOGIES ENTERPRISE CORPORATION

By:
Name:
Title:

ZEBRA ENTERPRISE SOLUTIONS CORP.

By:
Name:
Title:

[Signature Page to Subsidiary Guaranty]

ZEBRA RETAIL SOLUTIONS, LLC

By:
Name:
Title:

LASER BAND, LLC

By:
Name:
Title:

SYMBOL TECHNOLOGIES, INC.

By:
Name:
Title:

SYMBOL TECHNOLOGIES LATIN AMERICA INC.

By:
Name:
Title:

SYMBOL TECHNOLOGIES INTERNATIONAL, INC.

By:
Name:
Title:

[Signature Page to Subsidiary Guaranty]

SYMBOL TECHNOLOGIES AFRICA, INC.

By:
Name:
Title:

MOBILE INTEGRATED TECHNOLOGIES, INC.

By:
Name:
Title:

[Signature Page to Subsidiary Guaranty]

JPMORGAN CHASE BANK, N.A., as Revolving Facility Administrative Agent

By:
Name:
Title:

Notice Address:	JPMorgan Chase Bank, N.A.
10 S. Dearborn St., Floor 7
Chicago, IL 60603-2003

[Signature Page to Subsidiary Guaranty]

MORGAN STANLEY SENIOR FUNDING, INC., as Term Loan Administrative Agent and Collateral Agent

By:
Name:
Title:

Notice Address:	Morgan Stanley Senior Funding, Inc.
1300 Thames Street Warf, 4th Floor
Baltimore, MD 21231
Telephone: (443) 627-4326
Fax: (212) 404-9645

[Signature Page to Subsidiary Guaranty]

EXHIBIT A

[FORM OF COUNTERPART FOR ADDITIONAL GUARANTORS]

This COUNTERPART (this “Counterpart”), dated             , 20    , is delivered pursuant to Section 14 of the Guaranty referred to below. The undersigned hereby agrees that this Counterpart may be attached to the Subsidiary Guaranty, dated as of October 27, 2014 (as it may be from time to time amended, restated, amended and restated, supplemented or otherwise modified, the “Guaranty”; capitalized terms used herein not otherwise defined herein shall have the meanings ascribed therein), among the Guarantors named therein and JPMorgan Chase Bank, N.A. and Morgan Stanley Senior Funding, Inc., as Agents. The undersigned, by executing and delivering this Counterpart, hereby becomes an Additional Guarantor under the Guaranty in accordance with Section 14 thereof and agrees to be bound by all of the terms thereof.

IN WITNESS WHEREOF, the undersigned has caused this Counterpart to be duly executed and delivered by its officer thereunto duly authorized as of             , 20    .

[NAME OF ADDITIONAL GUARANTOR]

By:

Name:

Title:

Address:

EXHIBIT F-1 [FORM OF]

TERM NOTE

ZEBRA TECHNOLOGIES CORPORATION

[$] [1]	New York, New York
, 20

FOR VALUE RECEIVED, ZEBRA TECHNOLOGIES CORPORATION, a Delaware corporation (the “Borrower”), promises to pay to                    2 (“Payee”) or its registered assigns the principal amount of             3 ($[            ]). The principal amount of this Note shall be payable as set forth in Sections 2.09 and 2.10 of the Credit Agreement referred to below.

The Borrower also promises to pay interest on the unpaid principal amount hereof, until paid in full (and before as well as after judgment), at the rates and at the times determined in accordance with the provisions of that certain Credit Agreement, dated as of [                    ], 2014 (as amended, restated, amended and restated, refinanced, replaced, extended, supplemented or otherwise modified from time to time, the “Credit Agreement,” the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Borrower, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A. as Revolving Facility Administrative Agent and Morgan Stanley Senior Funding, Inc. as Term Loan Administrative Agent and as Collateral Agent.

This Note evidences a[n] [Term Loan][Incremental Term Loan][Extended Term Loan][Other Term Loan] and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the [Term Loan][Incremental Term Loan][Extended Term Loan][Other Term Loan] evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Note shall be made in accordance with the terms of the Credit Agreement. Unless and until an Assignment and Assumption effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by the Term Loan Administrative Agent and recorded in the Register as provided in the Credit Agreement, the Borrower and the Term Loan Administrative Agent shall be entitled to deem and treat Payee as the owner and holder of this Note and the Loan evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Borrower hereunder with respect to payments of principal of or interest on this Note.

[1]	Insert amount of Lender’s Term Loan in numbers.
[2]	Insert Lender’s name in capital letters.
[3]	Insert amount of Lender’s Term Loan in words.

F1-1

Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day.

This Note is subject to mandatory prepayment as provided in the Credit Agreement and to prepayment at the option of the Borrower as provided in the Credit Agreement.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF TO THE EXTENT SUCH PRINCIPLES WOULD CAUSE THE APPLICATION OF THE LAW OF ANOTHER STATE.

This Note is entitled to the benefits of the Subsidiary Guaranty and is secured by the Collateral.

Upon the occurrence and during the continuation of any Event of Default under the Credit Agreement, the balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

Each Term Loan made by the Payee shall be evidenced by one or more loan accounts or records maintained by the Payee in the ordinary course of business. The Payee may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

This Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement.

No provision of this Note shall alter or impair the obligations of the Borrower to pay the principal and interest on the obligations evidenced by this Note at the place, at the respective times, and in the currency prescribed herein and in the Credit Agreement, pursuant to the terms of the Credit Agreement.

The Borrower hereby waives diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Signature Page Follows]

F1-2

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

ZEBRA TECHNOLOGIES CORPORATION

By:

Name:
Title:

F1-3

EXHIBIT F-2

[FORM OF] REVOLVING NOTE ZEBRA

TECHNOLOGIES CORPORATION

[$/Alternative Currency] [1]	New York, New York

                    , 20

FOR VALUE RECEIVED, ZEBRA TECHNOLOGIES CORPORATION, a Delaware corporation (the “Borrower”), promises to pay to                     2 (“Payee”) or its registered assigns the aggregate unpaid principal amount of all Revolving Loans owing from time to time to the Payee by the Borrower pursuant to the Credit Agreement referred to below. The principal amount of this Note shall be payable as set forth in Section 2.09 of the Credit Agreement referred to below.

The Borrower also promises to pay interest on the unpaid principal amount hereof, until paid in full (and before as well as after judgment), at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement, dated as of [                    ], 2014 (as amended, restated, amended and restated, refinanced, replaced, extended, supplemented or otherwise modified from time to time, the “Credit Agreement,” the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Borrower, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A. as Revolving Facility Administrative Agent and Morgan Stanley Senior Funding, Inc. as Term Loan Administrative Agent and as Collateral Agent.

This Note evidences a[n] [Revolving Loan] [Incremental Revolving Loan] [Extended Revolving Loan] [Other Revolving Loan] and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the [Revolving Loan] [Incremental Revolving Loan] [Extended Revolving Loan] [Other Revolving Loan] evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Note shall be made in accordance with the terms of the Credit Agreement. Unless and until an Assignment and Assumption effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by the Revolving Facility Administrative Agent and recorded in the Register as provided in the Credit Agreement, the Borrower and the Revolving Facility Administrative Agent shall be entitled to deem and treat Payee as the owner and holder of this Note and the Loan evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that

[1]	Insert amount of Lender’s Revolving Loan in numbers.
[2]	Insert Lender’s name in capital letters.

F2-1

the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Borrower hereunder with respect to payments of principal of or interest on this Note.

Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day.

This Note is subject to mandatory prepayment as provided in the Credit Agreement and to prepayment at the option of the Borrower as provided in the Credit Agreement.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF TO THE EXTENT SUCH PRINCIPLES WOULD CAUSE THE APPLICATION OF THE LAW OF ANOTHER STATE.

This Note is entitled to the benefits of the Subsidiary Guaranty and is secured by the Collateral.

Upon the occurrence and during the continuation of any Event of Default under the Credit Agreement, the balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

Each Revolving Loan made by the Payee shall be evidenced by one or more loan accounts or records maintained by the Payee in the ordinary course of business. The Payee may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

This Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement.

No provision of this Note shall alter or impair the obligations of the Borrower to pay the principal and interest on the obligations evidenced by this Note at the place, at the respective times, and in the currency prescribed herein and in the Credit Agreement, pursuant to the terms of the Credit Agreement.

Borrower hereby waives diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

F2-2

[Signature Page Follows]

F2-3

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

ZEBRA TECHNOLOGIES CORPORATION

By:

Name:
Title:

F2-4

EXHIBIT G

[FORM OF] ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the] [each]1 Assignor identified in item 1 below ([the] [each, an] “Assignor”) and [the] [each]2 Assignee identified in item 2 below ([the] [each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors] [the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, refinanced, replaced, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the] [each] Assignor hereby irrevocably sells, delegates and assigns to [the Assignee] [the respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from [the Assignor] [the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the [Term Loan][Revolving Facility] Administrative Agent as contemplated below (i) all of [the Assignor’s] [the respective Assignors’] rights and obligations in [its capacity as a Lender] [their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor] [the respective Assignors] under the respective facilities identified below (including, without limitation, Letters of Credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)] [the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the] [any] Assignor to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the] [an] “Assigned Interest”). Each such sale and assignment is without recourse to [the] [any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the] [any] Assignor.

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

1. Assignor[s]:

2. Assignee[s]:

[for each Assignee, indicate if an [Approved Fund] or [Affiliate] of [identify Lender]]

3. Borrower:	Zebra Technologies Corporation

4. Administrative Agent:	[Morgan Stanley Senior Funding, Inc. as Term Loan Administrative Agent] [JPMorgan Chase Bank, N.A. as Revolving Facility Administrative Agent]

5. Credit Agreement:	The Credit Agreement, dated as of [ ], 2014 (as amended, restated, amended and restated, refinanced, replaced, extended, supplemented or otherwise modified from time to time, the “Credit Agreement,” the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Zebra Technologies Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A. as Revolving Facility Administrative Agent and Morgan Stanley Senior Funding, Inc. as Term Loan Administrative Agent and as Collateral Agent.

6.	Assigned Interest[s][5]:

Assignor[s][6]	Assignee[s][7]	Class of Loan Assigned[8]	Aggregate Amount of Assignor’s Commitments and Loans[9]	Amount of Commitments and Loans Assigned[8]	Percentage of Commitments and Loans Assigned[10]	CUSIP Number
			[$][€][other Alternative Currency] [ ]	[$][€][other Alternative Currency] [ ]	%

[5]	Complete a separate table for each additional Assignor.
[6]	List each Assignor, as appropriate.
[7]	List each Assignee, as appropriate.
[8]	Fill in the appropriate terminology for the classes of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Term Loan”, “Incremental Term Loan”, “Other Term Loan”, “Extended Term Loan”, “Revolving Commitment”, “Incremental Revolving Commitment”, “Other Revolving Commitment” or “Extended Revolving Commitment”).
[9]	Amount in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[10]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[7. Trade Date:	][11]

Effective Date:                      , 20     [TO BE INSERTED BY THE APPLICABLE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[11]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]

[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S]

[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

[MORGAN STANLEY SENIOR FUNDING, INC.] [JPMORGAN CHASE BANK, N.A.], as [Term Loan][Revolving Facility] Administrative Agent

By:
Title:

By:
Title:

[Consented to:]1

[ZEBRA TECHNOLOGIES CORPORATION] [ISSUING BANKS] [OTHER PARTIES]

By:
Title:

[1]	To be added only if the consent of the Borrower, the Issuing Banks and/or other parties is required by the terms of the Credit Agreement.

ANNEX 1

ZEBRA TECHNOLOGIES CORPORATION

CREDIT AGREEMENT STANDARD TERMS

AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [the relevant] Assigned Interest, (ii) [the] [such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary including to obtain such consents, if any, as are required under the Credit Agreement, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee[s]. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements of an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vi) it has, independently and without reliance upon the [Term Loan][Revolving Facility] Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, and (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the [Term

G-ANNEX 1-1

Loan][Revolving Facility] Administrative Agent, [the] [any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

[2]. Payments. From and after the Effective Date, the [Term Loan][Revolving Facility] Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the] [the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.

[3]. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption may be transmitted and/or signed by telefacsimile or delivered in ‘PDF’ format by electronic mail, and shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. THIS ASSIGNMENT AND ASSUMPTION AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

G-ANNEX 1-2

EXHIBIT H-1

[FORM OF] U.S. TAX CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of [                    ], 2014 (as amended, restated, amended and restated, refinanced, replaced, extended, supplemented or otherwise modified from time to time, the “Credit Agreement,” the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Zebra Technologies Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A. as Revolving Facility Administrative Agent and Morgan Stanley Senior Funding, Inc. as Term Loan Administrative Agent and as Collateral Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iii) it is not a ten percent shareholder of the Borrower within the meaning of Code Section 881(c)(3)(B), (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agents and the Borrower with a certificate of its status as not a U.S. Person on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower and the Administrative Agents in writing and deliver promptly to the Borrower and the Administrative Agents an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agents) or promptly notify the Borrower and the Administration Agents in writing of its inability to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agents with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Title:

Date:	, 20[ ]

I-1-1

EXHIBIT H-2

[FORM OF] U.S. TAX CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of [                    ], 2014 (as amended, restated, amended and restated, refinanced, replaced, extended, supplemented or otherwise modified from time to time, the “Credit Agreement,” the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Zebra Technologies Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A. as Revolving Facility Administrative Agent and Morgan Stanley Senior Funding, Inc. as Term Loan Administrative Agent and as Collateral Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole Beneficial Owners of such Loan(s) (as well as any note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Code Section 881(c)(3)(B), (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agents and the Borrower with IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower and the Administrative Agents in writing and deliver promptly to the Borrower and the Administrative Agents an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agents) or promptly notify the Borrower and the Administrative Agents in writing of its inability to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agents with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Title:

Date:	, 20[ ]

I-2-1

EXHIBIT H-3

[FORM OF] U.S. TAX CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of [                    ], 2014 (as amended, restated, amended and restated, refinanced, replaced, extended, supplemented or otherwise modified from time to time, the “Credit Agreement,” the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Zebra Technologies Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A. as Revolving Facility Administrative Agent and Morgan Stanley Senior Funding, Inc. as Term Loan Administrative Agent and as Collateral Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iii) it is not a ten percent shareholder of the Borrower within the meaning of Code Section 881(c)(3)(B), (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its status as not a U.S. Person on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Title:

Date:	, 20[ ]

I-3-1

EXHIBIT H-4

[FORM OF] U.S. TAX CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of [                    ], 2014 (as amended, restated, amended and restated, refinanced, replaced, extended, supplemented or otherwise modified from time to time, the “Credit Agreement,” the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Zebra Technologies Corporation, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A. as Revolving Facility Administrative Agent and Morgan Stanley Senior Funding, Inc. as Term Loan Administrative Agent and as Collateral Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Code Section 881(c)(3)(B), (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Title:

Date:	, 20[ ]

I-4-1

EXHIBIT I

[FORM OF] MORTGAGE, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING

THIS MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING (this “Mortgage”), made and entered into as of                     , 20     , by                     , a                     , whose address is                      (“Mortgagor”), in favor of MORGAN STANLEY SENIOR FUNDING, INC., whose address is 1300 Thames Street, Thames Street Wharf, 4th Floor, Baltimore, Maryland 21231, as the Collateral Agent for the Secured Parties (in such capacity, together with its successors and permitted assigns, “Mortgagee”).

RECITALS

A. Pursuant to the terms of that certain Credit Agreement dated as of                     , 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Zebra Technologies Corporation, a Delaware corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent for the Revolving Credit Facility, and Morgan Stanley Senior Funding, Inc., as Administrative Agent for the Term Loan Facility and as Collateral Agent, the Term Lenders have made or will make loans available to the Borrower in the aggregate principal amount of up to $2,200,000,000[ and the Revolving Lenders have made or will make loans available to the Borrower in the aggregate principal amount at any time of $250,000,000]. Unless otherwise defined, capitalized terms are used in this Mortgage as they are defined in the Credit Agreement and the rules of construction set forth in the Credit Agreement shall apply.

B. Mortgagor is the 100% fee simple owner of the real property described on Exhibit A attached hereto (the “Land”) and improvements thereon.

C. [In connection with the Credit Agreement and as a condition to Mortgagee executing the same, Mortgagor and certain other subsidiaries of the Borrower have executed and delivered to Mortgagee, (a) that certain Subsidiary Guaranty dated as of                     , 2014, pursuant to which Mortgagor guaranteed the payment of loans and the other obligations of the Borrower under the Credit Agreement and the other Loan Documents and (b) that certain Security Agreement dated                     , 2014.]26

D. The Loan Documents require that the Secured Obligations be secured by liens and security interests covering, among other things, Mortgagor’s interest in the Property.27 In connection therewith, Mortgagor is executing and delivering this Mortgage in accordance with the Loan Documents.

[26]	To be included if Mortgagor is not the Borrower.
[27]	Note that funds advanced under the revolving facility will not be secured by property of Borrower or any of its Subsidiaries to the extent that such property is located in New York.

E. Mortgagor will derive substantial direct and indirect benefit from the extension of credit and other financial accommodations under the Loan Documents, any Secured Cash Management Agreements and any Secured Swap Agreements.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mortgagor hereby agrees as follows:

All of the following property constitutes and is collectively called herein the “Collateral”:

All of MORTGAGOR’S RIGHT, TITLE AND INTEREST in the Land, together with all right, title and interest of Mortgagor in and to the following, whether now owned or hereafter acquired: (a) all improvements (including, without limitation, any and all infrastructure improvements and public improvements) now or hereafter attached to or placed, erected, constructed or developed on the Land or otherwise affixed thereto in such manner that such items are not deemed to be personal property under the laws of [the State of                     ] (collectively, the “Improvements”, and together with the Land, the “Property”); (b) together with any greater or additional estate therein as hereafter may be acquired by Mortgagor, as well as the fee estate in the Property, together with any greater or additional estate therein as hereafter may be acquired by Mortgagor; (c) any and all fixtures, furnishings, equipment, machinery, furniture, and other items of tangible personal property now or hereafter located on the Land or in the Improvements or used in connection with the development, construction, use, occupancy, operation and maintenance of all or any part of the Property, including construction equipment, machinery, signs, artwork, furnishings, specialized fixtures, furnishings and equipment relating to Mortgagor’s ownership and operation of the Property and Mortgagor’s development of the Property, and all renewals of or replacements or substitutions for any of the foregoing, whether or not the same are or shall be attached to the Property; (d) all water and water rights, timber, crops, and mineral interests pertaining to the Land; (e) all building materials and equipment now or hereafter delivered to and intended to be installed in or on the Property; and all plans and specifications for the Improvements; (f) any contracts relating to the Property or the furniture, fixtures and equipment (the “FF&E”) (including all construction related agreements, license agreements, service agreements, maintenance agreements, management agreements and other agreements relating to the development of the Property); (g) all deposits, bank accounts, financial assets, funds, instruments, investment property, notes or chattel paper arising from or by virtue of any transactions related to the Property or the FF&E; (h) to the extent assignable, all community facilities districts or any similar public financing vehicles which relate to the Property (or future Improvements) and any reimbursement rights of Mortgagor relating thereto; (i) to the extent assignable, any documents, contract rights, accounts, commitments, construction contracts, architectural agreements, and general intangibles (including trademarks, trade names and symbols) arising from or by virtue of any transactions related to the Property or the FF&E; (j) to the extent assignable, all entitlements, permits, approvals (including, without limitation, approved preliminary and final subdivision plats), licenses (including liquor licenses), franchises, certificates and all other rights, privileges and entitlements (collectively, the “Permits”) obtained now or in the future in connection with the Property and the FF&E; (k) all proceeds arising from or by virtue of the sale, lease or other disposition of the Property or the FF&E; (l) all proceeds (including premium refunds) of each policy of insurance relating to the Property or the FF&E; (m) all proceeds from the taking or condemnation of any of the Property, the FF&E or any rights appurtenant thereto by right of eminent domain or by private or other purchase in lieu thereof, including change of grade of streets, curb cuts or other rights of access, for any public or quasi-public use under any law; (n) all streets, roads, public places, easements and rights-of-way, existing or proposed, public or private, adjacent to or used in connection with, belonging or pertaining to the Property; (o) all of the leases, rents, royalties, bonuses, issues, profits, revenues or other benefits of the Property or the FF&E, including cash or securities deposited pursuant to leases to secure performance by the lessees of their obligations thereunder; (p) all fees, charges, accounts and/or other payments for the use or occupancy of any portion of the Property; (q) all rights, hereditaments and appurtenances pertaining to the foregoing; (r) all patents, trademarks, tradenames, copyrights and other intellectual property rights and privileges obtained or hereafter acquired in connection with the Property and the FF&E and, with respect to trademark and service mark applications that are so called “intent-to-use” applications, together with the entire business or portion thereof to which such applications pertain as required by 15 U.S.C. Section 1060; and (s) other interests of every kind and character that Mortgagor now has or at any time hereafter acquires in and to the Property and FF&E described herein and in and to all other real property, personal property and other property that is used or useful in connection therewith, including rights of ingress and egress and all reversionary rights or interests of Mortgagor with respect to such property.

Notwithstanding anything herein to the contrary, in no event shall the security interest granted hereunder attach to any Excluded Property.

Mortgagor, to secure the Secured Obligations, does hereby:

A. Grant, bargain, sell, assign, warrant, convey and mortgage a security interest in, and confirm unto Mortgagee for its benefit and for the benefit of the Secured Parties, to the fullest extent permitted by applicable law, WITH POWER OF SALE, all of Mortgagor’s rights, title and interests in and to the Collateral, subject to the Permitted Encumbrances, TO HAVE AND TO HOLD the Collateral, together with the rights, privileges and appurtenances thereto belonging, unto Mortgagee and its substitutes or successors; and

B. Absolutely and unconditionally assign and transfer to Mortgagee all of the Leases and the Rents (each as defined in Article 2 below) and other benefits derived from the Leases, whether now existing or hereafter created, all subject to the terms and conditions of the revocable license in favor of Mortgagor granted in Article 2 below.

IN FURTHERANCE OF THE FOREGOING GRANTS (INCLUDING GRANTS OF SECURITY INTERESTS), BARGAINS, SALES, ASSIGNMENTS, TRANSFERS, MORTGAGES AND CONVEYANCES, AND TO PROTECT THE COLLATERAL AND THE SECURITY GRANTED BY THIS MORTGAGE, MORTGAGOR HEREBY WARRANTS, REPRESENTS, COVENANTS AND AGREES AS FOLLOWS:

ARTICLE 1

SECURED OBLIGATIONS

1.1 Credit Agreement. This Mortgage is given for the purpose of securing the payment of all of the Secured Obligations of Mortgagor, in each case whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with the Credit Agreement, this Mortgage, the Security Agreement, the Subsidiary Guaranty or any other Loan Document, any Secured Swap Agreement, any Secured Cash Management Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to Mortgagee that are required to be paid by Mortgagor pursuant to the Credit Agreement, the Subsidiary Guaranty or any other Loan Document) or otherwise. Mortgagor shall pay and perform the Secured Obligations at the times and places and in the manner specified in the Credit Agreement, the Subsidiary Guaranty, this Mortgage and the other Loan Documents, in each case subject to any applicable grace or cure periods.

1.2 Term of Mortgage; Release. This Mortgage shall be effective for the period from the date of this Mortgage through the Termination Date. Upon the Termination Date, this Mortgage shall automatically terminate and Mortgagee shall, upon the request and at the sole cost and expense of Mortgagor, execute a full satisfaction of this Mortgage without recourse or warranty by Mortgagee in form appropriate for recording and deliver such satisfaction to Mortgagor. If Mortgagor is released in accordance with the terms of Section 8.09 of the Credit Agreement or the Collateral (or a portion thereof) is sold or transferred as permitted by the Credit Agreement, Mortgagee shall, upon the request and at the sole cost and expense of Mortgagor, execute a full or partial (as applicable) satisfaction of this Mortgage without recourse or warranty by Mortgagee in form appropriate for recording and deliver such satisfaction to Mortgagor.

1.3 Future Advances. This Mortgage shall secure all of the Secured Obligations including, without limitation, future advances whenever hereafter made with respect to or under the Credit Agreement or the other Loan Documents and shall secure not only Secured Obligations with respect to presently existing indebtedness under the Credit Agreement and the other Loan Documents, but also any and all other indebtedness which may hereafter be owing by Mortgagor to the Secured Parties under the Credit Agreement and the other Loan Documents, however incurred, whether interest, discount or otherwise, and whether the same shall be deferred, accrued or capitalized, including future advances and re-advances, pursuant to the Credit Agreement or the other Loan Documents, whether such advances are obligatory or to be made at the option of the Secured Parties, or otherwise, and any extensions, refinancings, modifications or renewals of all such Secured Obligations whether or not Mortgagor executes any extension agreement or renewal instrument and, in each case, to the same extent as if such future advances were made on the date of the execution of this Mortgage.

1.4 Maximum Amount of Indebtedness. The maximum aggregate amount of all indebtedness that is, or under any contingency may be secured at the date hereof or at any time hereafter by this Mortgage is $[            ] (the “Secured Amount”), plus, to the extent permitted by applicable law, collection costs, sums advanced for the payment of taxes, assessments, maintenance and repair charges, insurance premiums and any other costs incurred to protect the security encumbered hereby or the lien hereof, expenses incurred by Mortgagee by reason of any default by Mortgagor under the terms hereof, together with interest thereon, all of which amount shall be secured hereby.28

1.5 Last Dollar Secured. So long as the aggregate amount of the Secured Obligations exceeds the Secured Amount, any payments and repayments of the Secured Obligations shall not be deemed to be applied against or to reduce the Secured Amount.29

ARTICLE 2

ASSIGNMENT OF RENTS AND LEASES

2.1 Assignment of Rents, Profits, etc. As further security for the Secured Obligations, all of Mortgagor’s right, title and interest in the rents, royalties, bonuses, issues, profits, revenue and income derived from the Collateral or arising from the use or enjoyment of any portion thereof or from any lease or agreement pertaining thereto, and liquidated damages following default under such leases and all proceeds payable under any policy of insurance covering loss of rents resulting from untenantability caused by damage to any part of the Collateral, together with any and all rights that Mortgagor may have against any tenant under such leases or any subtenants or occupants of any part of the Collateral (the “Rents”), are hereby collaterally assigned to Mortgagee, to be applied by Mortgagee in payment of the Secured Obligations.

2.2 Assignment of Leases. As further security for the Secured Obligations, Mortgagor hereby assigns to Mortgagee all of Mortgagor’s right, title and interest as lessor in and to all existing and future leases with respect to the Property, including subleases thereof, and any and all extensions, renewals, modifications and replacements thereof, upon any part of the Collateral (the “Leases”). Mortgagor hereby further assigns to Mortgagee all guaranties of tenants’ performance under the Leases.

2.3 License.

(a) Notwithstanding the foregoing provisions and subject to the terms of the Subsidiary Guaranty, the Security Agreement and the Credit Agreement, so long as no Event of Default (defined below in Article 5) shall exist and be continuing hereunder, Mortgagor shall have the right and license to collect, use and enjoy the Rents and other sums payable under and by virtue of any Lease, and Mortgagor shall have the right to enforce the covenants of such Leases and other agreements and arrangements, and the right to enter into, modify and terminate such Leases and other agreements and arrangements in good faith (the “License”). Upon the occurrence of an Event of Default and during the continuance thereof, such license in favor of Mortgagor shall automatically and immediately terminate, and Mortgagee shall be entitled thereupon to receive and collect the Rents personally or through an agent or a receiver so long as any such Event of Default shall exist and during pendency of any foreclosure proceedings. Following the cure of all Events of Default, Mortgagor’s License shall be immediately and automatically reinstated in all respects.

[28]	For mortgage tax states only.
[29]	For mortgage tax states only.

(b) Without limitation of the absolute nature of the assignment of the Rents hereunder, Mortgagor and Mortgagee agree that (a) this Mortgage shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Mortgage extends to property of Mortgagor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents, and (c) such security interest shall extend to all rents acquired by the estate after the commencement of any case in bankruptcy.

2.4 Irrevocable Interest. All rights, powers and privileges of Mortgagee herein set forth are coupled with an interest and are irrevocable, subject to the terms and conditions hereof, and Mortgagor shall not take any action under the Leases or otherwise which is in violation of this Mortgage or any of the terms hereof.

2.5 Representations, Warranties and Covenants Concerning Leases and Rents. Mortgagor represents, warrants and covenants that:

(a) Mortgagor has good and marketable title to the Leases and Rents hereby assigned and authority to assign them, and no other person or entity has any right, title or interest therein (other than Permitted Encumbrances) and other Liens permitted by Section 6.02 of the Credit Agreement;

(b) no Rents have been or will be assigned, mortgaged or pledged, except to the extent permitted by the terms of the Credit Agreement;

(c) the Leases are subordinate to this Mortgage in all respects;

(d) all rent and other charges in the Leases have been paid to the extent they are payable to the date hereof or as otherwise disclosed to Mortgagee;

(e) Mortgagor shall defend, at Mortgagor’s expense and to the extent commercially reasonable, any proceeding, legal or otherwise, pertaining to the Leases, including, if Mortgagee so requests, any such proceeding to which Mortgagee is a party;

(f) Mortgagor shall neither create nor permit any encumbrance upon its interest as lessor of any of the Leases, except this Mortgage and any other encumbrances permitted by this Mortgage or the Credit Agreement;

(g) Mortgagor shall cause all Leases hereafter entered into by Mortgagor to expressly provide that if such Leases are subordinate to this Mortgage and, if Mortgagee forecloses under this Mortgage, then the tenant shall attorn to Mortgagee or its assignee and the Lease will remain in full force and effect in accordance with its terms notwithstanding such foreclosure; and

(h) no such Lease contains any option to purchase, right of first refusal to purchase, right of first refusal to relet, or any other similar provision other than as disclosed to Mortgagee.

2.6 Mortgagee in Possession. Mortgagee’s acceptance of this assignment shall not, prior to entry upon and taking possession of the Collateral by Mortgagee, be deemed to constitute Mortgagee a “mortgagee in possession,” nor obligate Mortgagee to appear in or defend any proceeding relating to any of the Leases or to the Collateral, take any action hereunder, expend any money, incur any expenses, or perform any obligation or liability under the Leases, or assume any obligation for any deposits delivered to Mortgagor by any lessee and not delivered to Mortgagee. Mortgagee shall not be liable for any injury or damage to person or property in or about the Collateral unless caused by the intentional acts, bad faith, gross negligence or willful misconduct of Mortgagee.

2.7 Intentionally Omitted.

2.8 Records. If reasonably requested by Mortgagee, Mortgagor shall deliver to Mortgagee a copy of the executed originals of all Leases, and at the occurrence of and during the continuance of an Event of Default, executed originals thereof in Mortgagor’s possession or control.

2.9 Right to Rely. Mortgagor hereby authorizes and directs its tenants under the Leases to pay Rents to Mortgagee upon written demand by Mortgagee provided such demand shall be given only if an Event of Default exists and is continuing, without further consent of Mortgagor, and the tenants may rely upon any such written statement delivered by Mortgagee to the tenants (including with respect to the existence and continuation of an Event of Default). Any such payment to Mortgagee shall constitute payment to Mortgagor under the applicable Leases.

ARTICLE 3

FINANCING STATEMENT

3.1 Fixtures. The Land is specifically described on Exhibit A attached hereto. Some of the items of the Collateral described herein constitute property that is or will become fixtures related to the Property, and it is intended that, as to those items, this Mortgage shall be effective as a financing statement filed as a fixture filing from the date of its filing for record in the real estate records where this Mortgage is recorded. For this purpose, the following information is set forth:

Name and address of Mortgagor (Debtor):

Attn:

Telefax:

Name and address of Mortgagee (Secured Party):

Attn:

Telefax:

The record owner of the fee interest in the Property is Mortgagor.

ARTICLE 4

MORTGAGOR AND AGREEMENTS OF MORTGAGOR

Mortgagor does hereby covenant and agree for the benefit of Mortgagee, and as expressly specified, Mortgagor does hereby warrant and represent to Mortgagee as of the date of recording of this Mortgage as follows:

4.1 Title to Collateral and Lien of this Mortgage. Mortgagor represents and warrants that Mortgagor holds and will maintain, good fee simple title to the Property, and good title to the balance of the Collateral, except for Liens permitted under Section 6.02 of the Credit Agreement and where the failure to have such interest would not reasonably be expected to have a Material Adverse Effect. Mortgagor further represents and warrants that this Mortgage shall constitute a first priority Lien, subject to Liens permitted under Section 6.02 of the Credit Agreement, and security interest on the Collateral in favor of Mortgagee for the benefit of the Secured Parties. Mortgagor will not create or suffer to exist any Lien on its interests in the Collateral other than as permitted under the Credit Agreement. If the first priority Lien and security interest created by this Mortgage shall be endangered or shall be attacked, Mortgagor, at Mortgagor’s expense, will use commercially reasonable efforts to take all necessary and proper steps for the defense of such interest, including the employment of counsel reasonably satisfactory to Mortgagee, the prosecution or defense of litigation, and the compromise or discharge of claims made against such interest; provided that nothing herein shall prevent Mortgagor from effecting the transactions otherwise permitted by the terms of the Credit Agreement.

4.2 Taxes on Mortgage. If, at any time, any law shall be enacted imposing or authorizing the imposition of any tax, assessment or other fees upon this Mortgage, or upon any rights, titles, liens or security interests created hereby (not including, however, Excluded Taxes (as defined in the Credit Agreement)), Mortgagor shall pay all such taxes, assessments or other fees before any penalty accrues therein except to the extent any such tax, assessment or fee is being properly contested in good faith by appropriate proceedings and as to which Mortgagor shall have set aside adequate reserves in accordance with GAAP or and to the extent required by the terms of the Subsidiary Guaranty, the Credit Agreement or the other Loan Documents (such means of contest hereinafter referred to as “Properly Contested”). If it is unlawful for Mortgagor to pay such taxes, assessments or other fees, then Mortgagor agrees to promptly reimburse Mortgagee, in accordance with Section 9.03 of the Credit Agreement, for the amounts incurred by Mortgagee to pay such taxes, assessments or other fees.

4.3 Repair, Waste, Alterations, etc. Mortgagor shall take all commercially reasonable actions required to keep the Property and FF&E in good operating order, repair and condition, ordinary wear and tear, casualty and condemnation excepted, and shall not commit or permit any waste thereof except, in each case, if the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect. Mortgagor shall not suffer any lien of mechanics or materialmen to be perfected by the filing of any lawsuit therefor respecting any part of the Collateral, except for Permitted Encumbrances and other Liens permitted by Section 6.02 of the Credit Agreement. If Mortgagor shall fail to discharge any such lien that is not permitted by Section 6.02 of the Credit Agreement that has become final by judgment, then, in addition to any other right or remedy of Mortgagee, Mortgagee may, upon the occurrence and during the continuance of an Event of Default and after three Business Days’ prior written notice to Mortgagor, but shall not be obligated to, discharge the same, either by paying the amount claimed to be due, or by procuring the discharge of such lien by depositing in court a bond for the amount claimed, or otherwise giving security for such claim, or by taking such action as may be prescribed by law. Mortgagor shall have the right from time to time at its sole cost and expense to make additions, alterations and changes, whether structural or non-structural (hereinafter collectively referred to as “Alterations”) in or to the Collateral; provided, however, that in all cases Mortgagor shall comply with the other provisions of this Mortgage, the Credit Agreement, the Loan Documents and with applicable law, except, in each case, if the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect, and all Alterations to any buildings included in the Collateral shall be located wholly within the boundary lines of the Property, except for immaterial encroachments and alterations located on and with respect to which Mortgagor has received an irrevocable easement or similar right permitting the location of said Alteration or encroachment on such part of the Property. Notwithstanding anything herein to the contrary, Mortgagor shall have the right to remove and replace FF&E as Mortgagor may deem appropriate in the ordinary course of Mortgagor’s business and as otherwise permitted under the Credit Agreement.

4.4 Indemnification. Mortgagor hereby indemnifies and holds Mortgagee and all Indemnitees harmless from all Indemnified Liabilities incurred by the Indemnified Parties in accordance with and subject to the limitations set forth in Section 9.03 of the Credit Agreement. The provisions of this Section 4.5 shall survive the payment in full of the secured Obligations and the release of this Mortgage as to events occurring and causes of action arising before such payment and release.

4.5 Further Assurances. Mortgagor shall execute, acknowledge, deliver, and record such further instruments and do such further acts as Mortgagee shall reasonably request in order to carry out the purposes of this Mortgage and to subject to the liens and security interests created thereby, any property intended by the terms thereof to be covered thereby, including specifically but without limitation any renewals, additions, substitutions, replacements, improvements or appurtenances to the Collateral, in each case, to the extent required by the Credit Agreement and the Security Documents.

4.6 Recording and Filing. Mortgagor, at the sole cost and expense of Mortgagor, shall cause this Mortgage and any related financing statements and all amendments, supplements and extensions thereto and substitutions therefor to be recorded, filed, re-recorded and refiled, as necessary to carry out the purpose of this Mortgage, the Subsidiary Guaranty and the Credit Agreement, and shall pay all such recording, filing, re-recording and refiling fees, title insurance premiums and other charges to the extent required by Section 9.03 of the Credit Agreement.

4.7 Reserved.

4.8 Enforceability. This Mortgage constitutes a legal, valid and binding obligation of Mortgagor, enforceable against Mortgagor in accordance with its terms, except as enforceability may be limited by the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or the application of equitable principles.

4.9 Security Interest. The Collateral is owned solely by Mortgagor. As of the date hereof, Mortgagee’s security interests in the Collateral are valid first priority Liens in favor of Mortgagee for the benefit of the Secured Parties and, upon the filing of this Mortgage, will be perfected, there are no other liens on the Collateral or any portion thereof except for the Permitted Encumbrances and other Liens permitted by Section 6.02 of the Credit Agreement, and no effective financing statement or similar instrument exists or is on file in any public office with respect to the Collateral, except for financing statements filed in connection with the Credit Agreement, Permitted Encumbrances and other Liens permitted by Section 6.02 of the Credit Agreement.

4.10 Disposition of Collateral. Mortgagor will not sell, transfer, assign, pledge, collaterally assign, exchange or otherwise dispose of the Collateral, except as expressly permitted by the Credit Agreement. If the Collateral, or any part thereof, is sold, transferred, assigned, exchanged, or otherwise disposed of in violation of these provisions, the security interests of Mortgagee shall continue in such Collateral or part thereof notwithstanding such sale, transfer, assignment, exchange or other disposition.

4.11 Insurance. Mortgagor shall obtain and keep in full force and effect the insurance policies (including, without limitation, all flood insurance) required by the Credit Agreement pursuant to the terms thereof. Without limiting the generality of the preceding sentence, if any portion of the Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then Mortgagor shall (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in amounts and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) at the reasonable request of Mortgagee, deliver to Mortgagee evidence of such compliance in form and substance reasonably acceptable to Mortgagee.

4.12 Stamp and Other Taxes. Mortgagor shall pay any documentary stamp taxes, with interest and fines and penalties, and any mortgage recording taxes, with interest and fines and penalties, that may hereafter be levied, imposed or assessed under or upon or by reason hereof or the Secured Obligations or any instrument or transaction in respect thereof.

4.13 Casualty Event or Condemnation. (a) If there shall occur any loss of title or any loss of or damage to or destruction of, or any condemnation or other taking of the Property (including but not limited to any taking of all or any part of the Property in or by condemnation or other eminent domain proceedings pursuant to any law, or by reason of the temporary requisition of the use or occupancy of all or any part of the Property by any Governmental Authority, civil or military, or any settlement in lieu thereof (“Casualty Event”) (or, in the case of any condemnation, taking or other proceeding in the nature thereof, upon the occurrence thereof or notice of the commencement of any proceedings therefor), Mortgagor shall promptly send to Mortgagee a written notice setting forth the nature and extent thereof. The proceeds payable in respect of any such Casualty Event are hereby assigned and shall be paid to Mortgagee to the extent required by Section 2.11(c) of the Credit Agreement. The Net Proceeds of each Casualty Event shall be applied, allocated and distributed to the extent required by and in accordance with the provisions of the Credit Agreement.

(b) In the case of any taking, condemnation or other proceeding in the nature thereof, Mortgagee may, at its option, participate in any proceedings or negotiations which might result in any taking or condemnation and Mortgagor shall deliver or cause to be delivered to Mortgagee all instruments reasonably requested by it to permit such participation. Mortgagee may be represented by counsel satisfactory to it at the reasonable expense of Mortgagor in connection with any such participation. Mortgagor shall pay all reasonable fees, costs and expenses incurred by Mortgagee in connection therewith and in seeking and obtaining any award or payment on account thereof. Mortgagor shall take all steps necessary to notify the condemning authority of such participation.

ARTICLE 5

EVENTS OF DEFAULT

The occurrence of an “Event of Default,” as such term is defined in the Credit Agreement, shall constitute an “Event of Default” under this Mortgage.

5.1 Performance of Defaulted Acts. From and after the occurrence and during the continuance of an Event of Default, Mortgagee may, but need not, make any payment or perform any act herein required of Mortgagor in any form and manner deemed expedient, including making full or partial payments of principal or interest on prior encumbrances, if any, making rental payments and purchasing, discharging, compromising or settling any tax lien or other prior lien or title or claim thereof, or redeeming from any tax sale or forfeiture affecting the Collateral or contesting any tax or assessment, in each case, other than taxes not required to be discharged pursuant to the Credit Agreement and Liens not permitted pursuant to Section 6.02 of the Credit Agreement. All reasonable and documented out-of-pocket moneys paid for any of the purposes herein authorized and all expenses paid or incurred in connection therewith, including reasonable and documented out-of-pocket attorneys’ fees, shall be included among the Secured Obligations and shall be due and payable in accordance with Section 9.03 of the Credit Agreement and with interest thereon from the date due or expense at the rate of interest payable after an Event of Default under the terms of the Credit Agreement. Inaction of Mortgagee shall never be considered as a waiver of any right accruing to it hereunder on account of any default on the part of Mortgagor. Mortgagee, making any payment hereby authorized relating to taxes or assessments, may do so according to any bill, statement or estimate procured from the appropriate public office without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof.

ARTICLE 6

REMEDIES

6.1 Exercise of Specific Remedies. Upon the occurrence of any Event of Default, and during the continuation thereof, Mortgagee shall be entitled to exercise all rights and remedies of a mortgagee or secured party under the laws of the State of [            ] (“State Law”) and the laws of the State of New York (“New York Law”), including, without limitation, the following rights and remedies:

(a) Mortgagee shall have the right to foreclose this Mortgage by judicial procedure as provided by State Law for the foreclosure of mortgages on real property.

(b) Mortgagee shall, to the extent permitted by State Law, have the right and power, but not the obligation, with or without the appointment of a receiver by a court of competent jurisdiction, to enter upon and take immediate possession of the Collateral or any part thereof, to exclude Mortgagor therefrom, to hold, use, operate, manage and control such real property, to make all such repairs, replacements, alterations, additions and improvements to the same as Mortgagee may deem proper, and to demand, collect and retain the Rents as provided in Article 2 hereof.

(c) Mortgagee, with respect to any or all of the Collateral, shall have the right to petition a court of competent jurisdiction for the appointment of a receiver, without bond, pending any foreclosure of this Mortgage. Such receivership shall continue until the first to occur of (i) all Events of Default being cured or waived or (b) full payment of all Indebtedness owed to Mortgagee pursuant to the terms of the Credit Agreement or until title to the Property shall have passed by foreclosure sale under this mortgage or deed in lieu of foreclosure (or other similar transaction).

(d) Mortgagee may exercise the power of sale granted by this Mortgage and, subject to the mandatory requirements of State Law, may sell or have sold the Collateral or interests therein or any part thereof at one or more public sales, as an entirety or in parcels, at such place or places and otherwise in such manner and upon such notice as may be required by State Law, by this Mortgage or, in the absence of any such requirement, as Mortgagee may deem appropriate. Mortgagor shall make a conveyance to the purchaser or purchasers thereof without, to the extent permitted by State Law, any warranties express or implied. Mortgagee may postpone the sale of such Collateral or interests therein or any part thereof by public announcement at the time and place of such sale, and from time to time thereafter may further postpone such sale by public announcement made at the time of sale fixed by the preceding postponement. Sale of a part of the Collateral or interests therein or any defective or irregular sale hereunder will not exhaust the power of sale, and sales may be made from time to time until all such property is sold without defect or irregularity or the Secured Obligations are paid in full in accordance with Section 7.03(a) of the Credit Agreement. Mortgagee shall have the right to appoint one or more attorney(s)in-fact to act in conducting the foreclosure sale and executing a deed to the purchaser.

(e) Mortgagee (or any successor to Mortgagee) on behalf of any Secured Party or on its own behalf shall have the right to become the purchaser at any sale made pursuant to the provisions of this Article 6 and shall have the right to credit upon the amount of the bid made therefor the amount payable to it out of the net proceeds of such sale. All other sales shall be, to the extent permitted by State Law, paid on a cash basis. For the avoidance of doubt,

Mortgagor and each of the Secured Parties, by their acceptance of the benefits of this Mortgage, agree that Mortgagee shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Property sold at any sale or foreclosure proceeding in respect of the Property, including without limitation, sales occurring pursuant to Section 363 of the Bankruptcy Code or included as part of any plan subject to confirmation under Section 1129(b)(2)(A)(iii) of the Internal Revenue Code, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any portion of the Property payable by Mortgagee at such sale or foreclosure proceeding, as applicable.

(f) Any sale of the Collateral or any part thereof pursuant to the provisions of this Article 6 will operate to divest all right, title, interest, claim and demand of Mortgagor in and to the property sold and will be a perpetual bar against Mortgagor and all persons claiming by or through or under Mortgagor, subject to State Law. Mortgagee is hereby irrevocably appointed the true and lawful attorney-in-fact of Mortgagor, which appointment shall automatically terminate upon the Termination Date or upon the termination or release of Mortgagor’s guaranty of the Guaranteed Obligations (as defined in the Subsidiary Guaranty), in Mortgagor’s name and stead, for the purpose of effectuating any such sale, upon the occurrence and during the continuance of an Event of Default, to execute and deliver all necessary deeds, conveyances, assignments, bills of sale and other instruments with power to substitute one or more persons with like power. Nevertheless, if requested by Mortgagee so to do, Mortgagor shall join in the execution, acknowledgment and delivery of all proper conveyances, assignments and transfers of the property so sold. Any purchaser at a foreclosure sale will receive possession of the property purchased at the earliest time permitted under State Law, and Mortgagor agrees that if Mortgagor retains possession of the property or any part thereof subsequent to such sale, Mortgagor will be considered a tenant at sufferance of the purchaser, and will, if Mortgagor remains in possession after demand to remove, be guilty of forcible detainer and will be subject to eviction and removal, forcible or otherwise, with or without process of law, and all damages to Mortgagor by reason thereof are hereby expressly waived by Mortgagor, to the extent permitted by State Law.

(g) Mortgagee, at its option and upon the occurrence and during the continuance of an Event of Default, is authorized to cause foreclosure of this Mortgage subject to the rights of any tenants under Leases, and the failure to make any such tenants parties to any such foreclosure proceedings and to foreclose their rights will not be, nor be asserted to be by Mortgagor, a defense at any proceedings instituted by Mortgagee to collect the Secured Obligations.

6.2 Cost and Expenses. All reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and legal expenses, title premiums, title report and work charges, filing fees, and mortgages, mortgage registration, transfer, stamp and other excise taxes, if any) incurred by Mortgagee or by Mortgagor in perfecting, protecting or enforcing its rights hereunder, shall be paid in accordance with the Credit Agreement.

6.3 Application of Proceeds. The proceeds of any sale of the Collateral or any part thereof made pursuant to this Mortgage shall be applied in accordance with the terms of the Credit Agreement.

6.4 Combination of Remedies. From and after the occurrence and during the continuance of an Event of Default, Mortgagee may, at its option, in such order, and utilizing such combinations of remedies with respect to the Collateral and the other property of Mortgagor encumbered by a Loan Document as Mortgagee shall so elect, but subject in all cases to Section 9.16 of the Credit Agreement, pursue its remedies against (a) the Collateral, individually, or any other property of a Loan Party encumbered by a Loan Document, individually, (b) the Collateral and any combination of the other property of a Loan Party encumbered by a Loan Document, (c) the Collateral and all of the other property of Mortgagor and any other Loan Party encumbered by a Loan Document, or (d) all or any combination of the other property of Mortgagor and the other Loan Parties encumbered by a Collateral Document, in separate proceedings or in one proceeding in any order which Mortgagee deems appropriate, all to the fullest extent permitted under State Law.

6.5 Advice of Counsel; Waivers. Mortgagor acknowledges that it is aware of and has had the advice of counsel of its choice with respect to its rights, under State Law, with respect to this Mortgage, the Secured Obligations and the Collateral. Except to the extent expressly set forth in the Credit Agreement or any other Loan Document, Mortgagor hereby agrees that Mortgagor shall not at any time hereafter have or assert, and hereby waives to the extent permitted under State Law, any right under any law pertaining to: marshalling, whether of assets or liens, the sale of property in the inverse order of alienation, the exemption of homesteads, the administration of estates of decedents, appraisement, valuation, stay, extension, reinstatement, redemption, subrogation, or abatement, suspension, deferment, diminution or reduction of any of the Secured Obligations (including setoff), now or hereafter in force.

ARTICLE 7

GENERAL PROVISIONS

7.1 Mortgagor. This Mortgage and all provisions hereof shall extend to and be binding upon Mortgagor and all persons claiming under or through Mortgagor. Whenever in this Mortgage there is reference made to any of the parties hereto, such reference shall be deemed to include, wherever applicable, a reference to the heirs, executors and administrators or successors and assigns (as the case may be) of such party. Mortgagor’s successors and assigns shall include a receiver, trustee or debtor-in-possession of or for Mortgagor. Mortgagee’s assigns and successors shall include any successor Collateral Agent under the Credit Agreement.

7.2 Cumulative Rights Waiver; Modifications. Each and every right, power and remedy hereby granted to Mortgagee shall be cumulative and not exclusive, and each and every right, power and remedy, whether specifically hereby granted or otherwise existing, may be exercised from time to time and as often and in such order as may be deemed expedient by Mortgagee and the exercise of any such right, power or remedy will not be deemed a waiver of the right to exercise, at the same time or thereafter, any other right, power or remedy. No delay or omission by Mortgagee in the exercise of any right, power or remedy will impair any such right, power or remedy or operate as a waiver thereof or of any other right, power or remedy then or thereafter existing. Any and all covenants of Mortgagor in this Mortgage may from time to time, by instrument in writing signed by Mortgagee, be waived to such extent and in such manner as Mortgagee may desire, but no such waiver will ever affect or impair the rights of Mortgagee hereunder, except to the extent specifically stated in such written instrument. All changes to and modifications of this Mortgage must be in writing and signed by Mortgagor and Mortgagee.

7.3 Additional Documents. Mortgagor agrees that upon request of Mortgagee it will from time to time execute, acknowledge and deliver all such additional instruments and will do or cause to be done all such further acts and things as may be necessary fully to effectuate the intent of this Mortgage.

7.4 Notices. All notices and other communications under this Mortgage shall be in writing, except as otherwise provided in this Mortgage. A notice, if in writing, shall be considered as properly given if given in accordance with the provisions of the Credit Agreement.

7.5 Choice of Law. Without regard to principles of conflicts of law to the extent such principles would cause the application of the law of another state, this Mortgage shall be construed under and governed by the laws of the State of New York applicable to contracts made and to be performed entirely within such state and the laws of the United States of America. Notwithstanding the foregoing: (i) State Law shall govern with respect to procedural and substantive matters relating to the creation, perfection, priority and enforcement of the liens created by this Mortgage on the Collateral, and (ii) if upon judicial foreclosure and sale in accordance with State Law a deficiency exists, Mortgagor agrees that Mortgagee shall have the right to seek a deficiency judgment against Mortgagor.

7.6 Severability. If any provision hereof or of any of the other documents constituting, evidencing or creating all or any part of the Secured Obligations is invalid or unenforceable in any jurisdiction, the other provisions hereof or of said documents shall remain in full force and effect in such jurisdiction. The invalidity of any provision of this Mortgage in any jurisdiction will not affect the validity or enforceability of any such provision in any other jurisdiction. If any lien, encumbrance or security interest evidenced or created by this Mortgage is invalid or unenforceable, in whole or in part, as to any part of the Secured Obligations, or is invalid or unenforceable, in whole or in part, as to any part of the Collateral, such portion, if any, of the Secured Obligations as is not secured by all of the Collateral hereunder shall be paid prior to the payment of the portion of the Secured Obligations secured by all of the Collateral, and all payments made on the Secured Obligations (including cash and/or property received in connection with sales of Collateral pursuant to Article 3 hereof) shall, unless prohibited by applicable law or unless Mortgagee, in its sole and absolute discretion, otherwise elects, be deemed and considered to have been first paid on and applied to payment in full of the unsecured or partially secured portion of the Secured Obligations, and the remainder to the secured portion of the Secured Obligations.

7.7 Mortgagee’s Powers. Without affecting the liability of any other person liable for the payment of any Obligation herein mentioned, and without affecting the first priority Lien and security interest or charge of this Mortgage upon any portion of the Collateral not then or theretofore released as security for the full amount of all unpaid Secured Obligations, Mortgagee may, from time to time and without notice, (a) release any persons liable, (b) extend the maturity or alter any of the terms of any such obligation, (c) permit the issuance of additional Loans and/or indebtedness under the Credit Agreement, (d) grant other indulgences, (e) release or reconvey, or cause to be released or reconveyed at any time at Mortgagee’s option any parcel, portion or all of the Collateral, (f) take or release any other or additional security for any obligation herein mentioned, or (g) make compositions or other arrangements with Mortgagor in relation thereto.

7.8 Enforceability of Mortgage. This Mortgage is deemed to be and may be enforced from time to time as an assignment, chattel mortgage, contract, mortgage, deed to secure debt, fixture filing, real estate mortgage, or security agreement, and from time to time as any one or more thereof, as is appropriate and permitted under applicable law. A carbon, photographic or other reproduction of this Mortgage or any financing statement in connection herewith shall be sufficient as a financing statement for any and all purposes to the fullest extent permitted under applicable law.

7.9 Captions. The captions or headings at the beginning of Articles and Sections hereof are for the convenience of the parties and are not part of this Mortgage.

7.10 Conflict with Credit Agreement. In the event of any conflict or inconsistency between the terms and provisions of this Mortgage and those of the Credit Agreement, the terms and provisions of the Credit Agreement shall govern and control.

7.11 Relationship of Parties. The relationship between Mortgagor and Mortgagee is that of debtor/guarantor and lender only and neither Mortgagor nor Mortgagee is, nor shall it hold itself out to be, the agent, employee, joint venturer or partner of the other.

7.12 Collateral Agent. Mortgagee, in its capacity as the Collateral Agent, will hold all items of Collateral at any time received under this Mortgage or the other Loan Documents in accordance with the terms of the Credit Agreement. It is expressly understood and agreed that the obligations of Mortgagee in its capacity as the Collateral Agent (and holder of the Collateral and interests therein and with respect to the disposition thereof) are only those expressly set forth in the Credit Agreement and the Subsidiary Guaranty.

7.13 Waiver of Jury Trial. MORTGAGOR HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS MORTGAGE OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). MORTGAGOR CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, Mortgagor has executed this instrument the day and year first above written.

MORTGAGOR:

, a

By:
Name:
Title:

STATE OF	)
)
COUNTY OF	)

On this             day of                     , 20    , before me personally appeared                     , to me personally known, who, being by me duly sworn, did say that such person executed the foregoing instrument as the free act and deed of such person, and if applicable, in the capacity shown, having been duly authorized to execute such instrument in such capacity.

Notary Public, State of

Name of Notary Public (Printed or Typed)

My commission expires:

EXHIBIT A

Land Legal Description

EXHIBIT J

[FORM OF] COMPLIANCE CERTIFICATE

                    , 20

Pursuant to Section 5.01(c) of that certain Credit Agreement, dated as of October 27, 2014 (as amended, restated, amended and restated, refinanced, replaced, extended, supplemented or otherwise modified from time to time, the “Credit Agreement,” the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Zebra Technologies Corporation (the “Borrower”), the Lenders from time to time party thereto (“Lenders”), JPMorgan Chase Bank, N.A. as revolving facility administrative agent (the “Revolving Facility Administrative Agent”) and Morgan Stanley Senior Funding, Inc., as term loan administrative agent (in such capacity, the “Term Loan Administrative Agent”) and collateral agent for the Lenders, this Certificate, together with the computations set forth in Attachment No. 1 annexed hereto and made a part hereof and the financial statements delivered with this Certificate in support hereof, sets forth reasonably detailed calculations [(A) demonstrating compliance with the covenant contained in Section 6.11 of the Credit Agreement]1 [and (B) of Excess Cash Flow for such fiscal year]2.

The undersigned has reviewed the terms of the Credit Agreement and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by the financial statements noted above. The undersigned hereby certifies that (i) no Default exists and (ii) no material change in GAAP or in the application thereof has occurred since the date of the most recently delivered audited financial statements that would affect the compliance or non-compliance with any financial ratio or requirement in the Credit Agreement[, except as set forth below].

[Set forth [below] [in a separate attachment to this Certificate] are [the details of the existing Default and any action(s) taken or proposed to be taken with respect thereto]3 [the effect(s) of such change in GAAP or the application thereof on the financial statements accompanying this Certificate]4.

[1]	Include bracketed language during any fiscal quarter ending on or after March 28, 2015 during which the covenant contained in Section 6.11 of the Credit Agreement is in effect pursuant to the last sentence of Section 6.11 of the Credit Agreement.
[2]	Include bracketed language in the case of financial statements delivered under Section 5.01(a) of the Credit Agreement, beginning with the financial statements for the fiscal year of the Borrower ending December 31, 2015.
[3]	Include bracketed language only if a Default exists.
[4]	Include bracketed language only if any such change has occurred.

K-1

ZEBRA TECHNOLOGIES CORPORATION

By:

Name:
Title:

K-2

ATTACHMENT NO. 1

TO COMPLIANCE CERTIFICATE

This Attachment No. 1 is attached to and made a part of a Compliance Certificate dated as of                     , 20     and pertains to the period from                      , 20     to                     , 20    5. Section references herein relate to Sections of the Credit Agreement.

The descriptions of the calculations set forth in this certificate are qualified in their entirety by reference to the full text of the calculations provided in the Credit Agreement.

PART A:6

Total Secured Net Leverage Ratio

Total Indebtedness[7] that is secured by Liens on any Collateral:	$
Less:

Aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries (but including any amounts held by or for the benefit of the Borrower or Domestic Restricted Subsidiaries for the purpose of repurchasing, redeeming or otherwise acquiring the Senior Notes):

$
Total:	$
Consolidated EBITDA[8]:

[5]	The period is the four consecutive fiscal quarters of the Borrower’s most recently ended on or prior to the date of the Compliance Certificate.
[6]	Include Part A during any fiscal quarter ending on or after March 28, 2015 during which the covenant contained in Section 6.11 of the Credit Agreement is in effect pursuant to the last sentence of Section 6.11 of the Credit Agreement.
[7]	Total Indebtedness means, as of any date, the aggregate outstanding principal amount of funded Indebtedness of the Borrower and its Restricted Subsidiaries, on a consolidated basis, for borrowed money, Capital Lease Obligations and purchase money Indebtedness (other than any intercompany Indebtedness). Total Indebtedness shall exclude, for the avoidance of doubt, Indebtedness in respect of any Receivables Facility or Qualified Securitization Financing (except to the extent that any such Receivables Facility or Qualified Securitization Financing constitutes Indebtedness for borrowed money, as determined in accordance with GAAP, of the Borrower and its Restricted Subsidiaries) or Cash Management Services.
[8]	For purposes of determining compliance with the financial covenant set forth in Section 6.11 (and for the other purposes set forth in the Credit Agreement), Consolidated EBITDA shall be calculated on a Pro Forma Basis.

Consolidated Net Income for such period:	$
(1) increased (without duplication) by:

(a) provision for taxes based on income or profits or capital, including, without limitation, federal, state, provincial, local, foreign, unitary, excise, property, franchise and similar taxes and foreign withholding and similar taxes (including any penalties and interest) of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

$

(b) Consolidated Interest Expense of such Person for such period (including (x) net losses on Swap Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities), to the extent the same were deducted (and not added back) in calculating Consolidated Net Income; plus

$

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus	$

(d)(x) Transaction Costs and (y) any fees, costs, expenses or charges (other than Consolidated Depreciation and Amortization Expense) related to any actual, proposed or contemplated issuance or registration (actual or proposed) of Equity Interests or any Investment, acquisition, disposition, recapitalization, Permitted Tax Restructuring or the incurrence or registration (actual or proposed) of Indebtedness (including a refinancing thereof) (in each case, whether or not consummated or successful), including (i) such fees, expenses or charges related to any Loans, the offering of Additional Debt, Additional Term Notes, Refinancing Notes, Senior Notes (and any exchange offer) or any Permitted Refinancing and this Agreement and any Securitization Fees, and (ii) any amendment, waiver or other modification of Loans, Additional Debt, Additional Term Notes, Refinancing Notes, the Senior Notes, Receivables Facilities, Securitization Facilities, or any Permitted Refinancing, any Loan Document, any Securitization Fees, any other Indebtedness or any Equity Interests, in each case, whether or not consummated, deducted (and not added back) in computing Consolidated Net Income; plus

$

(e) the amount of any restructuring charge, reserve, integration cost or other business optimization expense or cost (including charges directly related to implementation of cost-savings initiatives), that is deducted (and not added back) in such period in computing Consolidated Net Income including, without limitation, those related to severance, retention, signing bonuses, relocation, recruiting and other employee related costs, future lease commitments and costs related to the opening and closure and/or consolidation of facilities; plus

$

(f) any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including any impairment charges or the impact of purchase accounting, or other items classified by the Borrower as special items; plus

$

(g) the amount of cost savings, operating expense reductions, other operating improvements and initiatives and synergies projected by the Borrower in good faith to be reasonably anticipated to be realizable or a plan for realization shall have been established within twenty-four (24) months of the date thereof (which will be added to Consolidated EBITDA as so projected until fully realized and calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that, to the extent any such operational changes are not associated with the Transactions or a Specified Transaction, all steps have been taken for realizing such cost savings and such cost savings are reasonably identifiable and factually supportable (in the good faith determination of the Borrower), which shall include in any event each of the adjustments set forth (i) in the credit model delivered to Morgan Stanley Senior Funding, Inc., in its capacity as a Joint Lead Arranger, on April 14, 2014 or (ii) on Schedule 1.01 to the Credit Agreement; plus

$

(h) the amount of loss on any sale of Securitization Assets and related assets to a Securitization Subsidiary in connection with a Qualified Securitization Financing; plus	$

(i) any costs or expense incurred by the Borrower or any Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with net cash proceeds of an issuance of Qualified Equity Interests of the Borrower; plus

$

(j) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

$

(k) any net loss included in the consolidated financial statements due to the application of Financial Accounting Standards No. 160 “Non- controlling Interests in Consolidated Financial Statements (“FAS 160”) (Accounting Standards Codification Topic 810); plus

$

(l) realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Borrower and its Restricted Subsidiaries; plus

$

(m) net realized losses from Swap Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements, in each case to the extent not added back pursuant to clause (b) above; plus

$

(n) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary deducted in calculating Consolidated Net Income (and not added back in such period to Consolidated Net Income); plus

$

(o) costs related to the implementation of operational and reporting systems and technology initiatives.	$

Subtotal:	$

(2) decreased (without duplication) by:

(a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus

$

(b) realized foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Borrower and its Restricted Subsidiaries; plus

$

(c) any net realized income or gains from Swap Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements; plus

$

(d) any net income included in the consolidated financial statements due to the application of FAS 160 (Accounting Standards Codification Topic 810); plus	$

(e) all cash payments made during such period to the extent made on account of non-cash reserves and other non-cash charges added back to Consolidated Net Income pursuant to clause (f) above in a previous period (it being understood that this clause (2)(e) shall not be utilized in reversing any non-cash reserve or charge added to Consolidated Net Income); plus

$

(f) the amount of any minority interest income consisting of Subsidiary loss attributable to minority equity interests of third parties in any non-wholly owned Subsidiary added to Consolidated Net Income (and not deducted in such period from Consolidated Net Income);

$

Subtotal:	$

(3) increased or decreased (without duplication) by, as applicable, any adjustments resulting for the application of Accounting Standards Codification Topic 460 or any comparable regulation.	$

[Pro forma adjustments, as applicable	$		][9]

Total:	$

Total Secured Net Leverage Ratio ((Total Indebtedness secured by Liens on any Collateral, less unrestricted cash and Cash Equivalents) divided by Consolidated EBITDA) for purposes of Section 6.11 compliance:

: 1.00

[9]	For purposes of determining Consolidated EBITDA for any four-fiscal quarter period that includes any of the fiscal quarters ending December 31, 2013, March 29, 2014, June 28, 2014 or September 27, 2014, Consolidated EBITDA for such fiscal quarters shall equal $168,000,000, $151,700,000, $161,900,000 and an amount determined in a manner consistent with the historical consolidated financial statements of the Borrower and its Restricted Subsidiaries and the Acquired Business and reasonably acceptable to the Administrative Agent, respectively (which amounts, for the avoidance of doubt shall be subject to addbacks and adjustments pursuant to clause (g) above and shall give effect to calculations on a Pro Forma Basis in accordance with Section 1.05 in respect of Specified Transactions (including the cost savings described above or in the definition of “Consolidated Net Income” that in each case may become applicable due to actions taken on or after the Closing Date). For purposes of determining compliance with any financial test or ratio under the Credit Agreement (including any incurrence test), (x) Consolidated EBITDA of any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary of the Borrower during such period and of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary shall be included in determining Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for any period, (y) Consolidated EBITDA of any Restricted Subsidiary or any operating entity for which historical financial statements are available that is Disposed of during such period or any Restricted Subsidiary that is converted into a Unrestricted Subsidiary during such period shall be excluded in determining Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for any period, and (z) Consolidated EBITDA shall be calculated on a Pro Forma Basis. Unless otherwise provided herein, Consolidated EBITDA shall be calculated with respect to the Borrower and its Restricted Subsidiaries.

Total Secured Net Leverage Ratio permitted by Section 6.11 of the Credit Agreement	:1.00

PART B:[10]

Excess Cash Flow

Excess Cash Flow

(a) The sum, without duplication, of

(i) Consolidated Net Income for such period,	$

(ii) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income, and	$

(iii) decreases in Consolidated Working Capital for such period;	$

(a) Subtotal	$

minus (b) the sum, without duplication, of

(i) an amount equal to the amount of all non-cash gains and credits included in arriving at such Consolidated Net Income,	$

(ii) without duplication of amounts deducted pursuant to clause (ix) below in prior years, the amount of Capital Expenditures, Capitalized Software Expenditures or acquisitions of Intellectual Property made in cash during such period, except to the extent that such Capital Expenditures, Capitalized Software Expenditures or acquisitions were financed with the proceeds of Indebtedness of the Borrower or the Restricted Subsidiaries (other than Revolving Loans or intercompany loans),

$

[10]	Include Part B if the financial statements delivered under Section 5.01(a) of the Credit Agreement, beginning with the financial statements for the fiscal year of the Borrower ending December 31, 2015.

(iii) the aggregate amount of all principal payments of Indebtedness of the Borrower and the Restricted Subsidiaries during such period but excluding (x) all prepayments of Term Loans (other than prepayments (A) pursuant to Section 2.11(c) of the Credit Agreement, but solely to the extent that the Disposition in question increased Consolidated Net Income, and not in excess of such increase or (B) applied to reduce the amount of Excess Cash Flow prepayment for a prior fiscal year in accordance with Section 2.11(d) of the Credit Agreement), (y) all prepayments of Revolving Loans made during such period and (z) any other revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder, and except to the extent financed with the proceeds of other Indebtedness of the Borrower or the Restricted Subsidiaries (other than Revolving Loans or intercompany loans, and excluding any such prepayments applied to reduce the amount of Excess Cash Flow prepayment for a prior fiscal year in accordance with Section 2.11(d) of the Credit Agreement),

$

(iv) an amount equal to the aggregate net gain on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at Consolidated Net Income,

$

(v) increases in Consolidated Working Capital for such period,	$

(vi) payments by the Borrower and the Restricted Subsidiaries during such period in cash in respect of (x) long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness, to the extent not already deducted from Consolidated Net Income, (y) non-cash charges incurred in a prior period or (z) charges, expenses and reserves in respect of any restructuring, integration, redundancy or severance expense,

$

(vii) without duplication of amounts deducted pursuant to clause (x) below in prior fiscal years, the aggregate amount of cash consideration paid by the Borrower and the Restricted Subsidiaries (on a consolidated basis) in connection with Investments (including acquisitions and earnout payments) pursuant to Section 6.04 of the Credit Agreement that are not made in the Borrower or a wholly owned Restricted Subsidiary made during such period (to the extent permitted to be made hereunder), except to the extent financed with the proceeds of Indebtedness of the Borrower or the Restricted Subsidiaries (other than Revolving Loans or intercompany loans),

$

(viii) the aggregate amount of Restricted Payments paid to any Person other than the Borrower or any Restricted Subsidiary during such period pursuant to Section 6.06(vii), (xi), and (xiii), except to the extent financed with the proceeds of Indebtedness of the Borrower and the Restricted Subsidiaries (other than Revolving Loans or intercompany loans),

$

(ix) the aggregate amount of expenditures, fees, costs, charges and expenses in respect of long-term reserves (including litigation reserves) actually made by the Borrower and the Restricted Subsidiaries in cash during such period to the extent that such expenditures are not deducted in calculating Consolidated Net Income,

$

(x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness to the extent that such payments are not deducted in calculating Consolidated Net Income,

$

(xi) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (or binding commitments) (the “Contract Consideration”) entered into prior to or during such period (including acquisitions), Capital Expenditures, Investments permitted pursuant to Section 6.04, Capitalized Software Expenditures or acquisitions of Intellectual Property to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period, provided that to the extent the aggregate amount utilized to finance such acquisitions, Capital Expenditures, Capitalized Software Expenditures or acquisitions of Intellectual Property during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

$

(xii) the amount of taxes (including penalties and interest) paid in cash or tax reserves set aside or payable in each case in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period, and

$

(xiii) the aggregate amount paid by the Borrower and the Restricted Subsidiaries during such period in respect of the Transaction Costs to the extent that such payments are not deducted in calculating Consolidated Net Income.

$

(b) Subtotal	$

Excess Cash Flow ((a)-(b)):	$

EXHIBIT K-1

TERMS OF INTERCREDITOR AGREEMENT (PARI PASSU)

FINANCING DOCUMENTS:	The Credit Agreement dated as of October 27, 2014, by and among Zebra Technologies Corporation, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A. as Revolving Facility Administrative Agent and Morgan Stanley Senior Funding, Inc., as Term Loan Administrative Agent and as Collateral Agent (in such capacity, the “Credit Agreement Collateral Agent”, it being understood and agreed that the Credit Agreement Collateral Agent will include any collateral agent under an agreement that refinances, replaces, restructures, extends or renews the Credit Agreement in full) (said Credit Agreement, as it may hereafter be amended, restated, amended and restated, replaced, extended, supplemented, refinanced or otherwise modified from time to time, being the “Credit Agreement;” capitalized terms defined therein and not otherwise defined herein being used herein as therein defined) and definitive documentation in respect of the Additional First Lien Obligations (as defined below) (the “Additional First Lien Documents,” and together with the Loan Documents, the “Secured Credit Documents”).

CREDIT AGREEMENT SECURED PARTIES:	The Secured Parties, including the Administrative Agents and the Credit Agreement Collateral Agent (the “Credit Agreement Secured Parties”).

ADDITIONAL FIRST LIEN SECURED PARTIES:	The holders of any Additional First Lien Obligations and any Authorized Representative (as defined below) with respect thereto (the “Additional First Lien Secured Parties” and together with the Credit Agreement Secured Parties, the “First Lien Secured Parties”). As used herein, “Authorized Representative” means (i) in the case of any Credit Agreement Obligations (as defined below) or the Credit Agreement Secured Parties, the Administrative Agents and (ii) in the case of any Additional First Lien Secured Parties, the relevant authorized representative named in any first lien intercreditor agreement entered into pursuant to the Credit Agreement (such agreement, the “First Lien Intercreditor Agreement”) or any joinder agreement thereto.

CREDIT AGREEMENT OBLIGATIONS:	The Secured Obligations (referred to herein as the “Credit Agreement Obligations”).

ADDITIONAL FIRST LIEN OBLIGATIONS:	All amounts owing pursuant to any notes, indentures, credit agreements, security documents and other operative documents evidencing or governing “Initial Additional First Lien Obligations” or any series of “Additional Senior Class Debt” (in each case to be defined in the First Lien Intercreditor Agreement) permitted to be incurred under the Credit Agreement (collectively, the “Additional First Lien Obligations”, and together with the Credit Agreement Obligations, the “First Lien Obligations”).

SHARED COLLATERAL:	“Shared Collateral” shall mean collateral securing two or more series of First Lien Obligations.

CREDIT AGREEMENT COLLATERAL AGENT AS BAILEE:	Except as otherwise provided in the First Lien Intercreditor Agreement, the Credit Agreement Collateral Agent shall act as gratuitous bailee and agent for the benefit of the Additional First Lien Secured Parties with respect to any Shared Collateral in the possession, control or otherwise requiring notation of the Credit Agreement Collateral Agent solely for the purpose of perfecting (or the equivalent under applicable foreign law) the security interest of such Additional First Lien Secured Parties in such Shared Collateral. The duties or responsibilities of the Credit Agreement Collateral Agent as such gratuitous bailee and agent for perfection shall be limited solely to holding any Shared Collateral as gratuitous bailee for the benefit of any Additional First Lien Secured Party for purposes of perfecting the Lien held by such Additional First Lien Secured Parties therein.

PRIORITY OF CLAIMS:

If an Event of Default (as defined in the Credit Agreement or any Additional First Lien Document) has occurred and is continuing, and (x) the Controlling Collateral Agent (as defined below) or (subject to the terms of the First Lien Intercreditor Agreement) any First Lien Secured Party is taking action to enforce rights in respect of any Shared Collateral in accordance with the terms of the applicable Secured Credit Documents, (y) any distribution is made in respect of any Shared Collateral in any bankruptcy case of any grantor or (z) any First Lien Secured Party receives any payment pursuant to any other intercreditor agreement (other than the First Lien Intercreditor Agreement) with respect to any Shared Collateral, then, in each case, the proceeds (i) of any sale, collection or other liquidation of any such Shared Collateral by any First Lien Secured Party, (ii) received by the Controlling Collateral Agent or any First Lien Secured Party pursuant to any such other intercreditor agreement with respect to such Shared Collateral and (iii) of any such distribution to which the First Lien Obligations are entitled under any intercreditor agreement (other than the First Lien

Intercreditor Agreement) (all proceeds of any sale, collection or other liquidation of any Shared Collateral and all proceeds of any such distribution being collectively referred to as “Proceeds”), will be applied (i) FIRST, to the payment in full of all amounts then due and owing to the Credit Agreement Collateral Agent and each other collateral agent named in the First Lien Intercreditor Agreement or any joinder agreement thereto (in its capacity as such) in connection with such collection or sale or otherwise in connection with the First Lien Intercreditor Agreement or any other Secured Credit Document, (ii) SECOND, to the payment in full of the First Lien Obligations then due and payable of each series secured by such Shared Collateral on a ratable basis, with such Proceeds to be applied to the First Lien Obligations then due and payable of a given series in accordance with the terms of the applicable Secured Credit Documents and (iii) THIRD, to the applicable Loan Parties or to whomever may be lawfully entitled to receive the same as a court of competent jurisdiction may direct.

CONTROLLING COLLATERAL AGENT:	Until the earlier of (x) the Discharge of Credit Agreement Obligations (to be defined in the First Lien Intercreditor Agreement) and (y) the Non-Controlling Authorized Representative Enforcement Date (as defined below), the Credit Agreement Collateral Agent will be the Controlling Collateral Agent; provided that in the event the outstanding principal amount of the Loans and Commitments (as each such term is defined in the Credit Agreement) shall be less than $500,000,000, such Controlling Collateral Agent shall be determined by the holders of a majority in principal amount of the First Lien Obligations.

From and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Additional First Lien Collateral Agent (as defined below) will be the Controlling Collateral Agent.

Pursuant to the terms of the First Lien Intercreditor Agreement, only the Controlling Collateral Agent (acting upon the instructions of the Applicable Authorized Representative (as defined below)) will act or refrain from acting with respect to any Shared Collateral. For so long as the Credit Agreement Collateral Agent is the Controlling Collateral Agent, no Additional First Lien Secured Party will or will instruct any collateral agent to, and neither the Additional First Lien Collateral Agent nor any other collateral agent that is not the

Controlling Collateral Agent will, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral. Notwithstanding the equal priority of the Liens securing each series of First Lien Obligations, the Controlling Collateral Agent may deal with the Shared Collateral as if such Controlling Collateral Agent had a senior Lien on such collateral. No Non- Controlling Authorized Representative (as defined below) or Non-Controlling Secured Party (to be defined in the First Lien Intercreditor Agreement) will contest, protest or object to any foreclosure proceeding or action brought by the Controlling Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party (to be defined in the First Lien Intercreditor Agreement) or any other exercise by the Controlling Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party of any rights and remedies relating to the Shared Collateral, or to cause the Controlling Collateral Agent to do so.

The “Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative (as defined below), the date which is 180 days (throughout which 180 day period such Non- Controlling Authorized Representative was the Major Non- Controlling Authorized Representative (as defined below)) after the occurrence of both (i) an Event of Default (under and as defined in the Additional First Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) and (ii) each collateral agent’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (under and as defined in the Additional First Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing, (y) the Additional First Lien Obligations of the series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Additional First Lien Document, and (z) such

Non-Controlling Authorized Representative intends to exercise its rights and remedies in accordance with the terms of the applicable Additional First Lien Documents as a result of the series of Additional First Lien Obligations of such Non- Controlling Authorized Representative being due and payable in full (as a result of acceleration or otherwise); provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral at any time the Controlling Collateral Agent has commenced and is diligently pursuing (or shall have sought or requested relief from or modification of the automatic stay or any other stay in any insolvency proceeding to enable the commencement or pursuit thereof) the enforcement or exercise of any of its rights or remedies with respect to any material portion of the Shared Collateral.

“Applicable Authorized Representative” means, with respect to any Shared Collateral, (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Administrative Agents and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non- Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.

“Additional First Lien Collateral Agent” means (x) for so long as the Initial Additional First Lien Obligations (to be defined in the First Lien Intercreditor Agreement) are the only series of Additional First Lien Obligations, the collateral agent for the Initial Additional First Lien Obligations represented by the Initial Additional Authorized Representative (to be defined in the First Lien Intercreditor Agreement) and (y) if (x) does not apply, the collateral agent for the series of First Lien Obligations represented by the Major Non-Controlling Authorized Representative.

“Major Non-Controlling Authorized Representative” means, with respect to any Shared Collateral, the Authorized Representative of the series of Additional First Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding series of First Lien Obligations with respect to such Shared Collateral.

“Non-Controlling Authorized Representative” means, at any time with respect to any Shared Collateral, any Authorized

Representative that is not the Applicable Authorized Representative at such time with respect to such Shared Collateral.

PROHIBITION ON CONTESTING LIENS:	Each of the First Lien Secured Parties will not contest, or support any other person in contesting, the priority, validity, enforceability, perfection or protection of a lien on Shared Collateral held by or on behalf of any of the First Lien Secured Parties.

TURNOVER OF PROCEEDS:	If any First Lien Secured Party obtains possession of any Shared Collateral or realizes any proceeds or payment in respect of any such Shared Collateral other than pursuant to the terms of the First Lien Intercreditor Agreement, at any time prior to the discharge of each of the First Lien Obligations, then it will hold such Shared Collateral, proceeds or payment in trust for the other First Lien Secured Parties and promptly transfer such Shared Collateral, proceeds or payment, as the case may be, to the Controlling Collateral Agent, to be distributed in accordance with the “Priority of Claims” provision above.

LIEN AND GUARANTEE RELEASES:	If at any time the Controlling Collateral Agent forecloses upon or otherwise exercises remedies against any Shared Collateral in accordance with the terms of the First Lien Intercreditor Agreement resulting in a sale or disposition thereof, then the Liens in favor of any other collateral agent for the benefit of each series of First Lien Secured Parties upon such Shared Collateral will automatically be released and discharged as and when, but only to the extent, such Liens of the Controlling Collateral Agent on such Shared Collateral are released and discharged; provided that any proceeds of any Shared Collateral realized therefrom will be applied in accordance with the “Priority of Claims” provision above. If in connection with any such foreclosure or other exercise of remedies the Controlling Collateral Agent releases any guarantor from its obligations under a guarantee of the First Lien Obligations for which it serves as agent, then such guarantor will also be released from its guarantee of all other First Lien Obligations. Each Collateral Agent and Authorized Representative will (at the Borrower’s sole expense) execute and deliver such documents as the Controlling Collateral Agent (or the Borrower) may reasonably request to evidence and confirm any release of Liens on Shared Collateral in connection with the foregoing.

AMENDMENTS OF ANY FIRST LIEN OBLIGATIONS:	The First Lien Obligations of any series may, subject to the limitations set forth in the Credit Agreement and the other Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth above in “Priority of Claims” or the provisions of the First Lien Intercreditor Agreement otherwise defining the relative rights of the First Lien Secured Parties of any series.

DIP FINANCING AND USE OF CASH COLLATERAL:

If in connection with any insolvency proceeding of any grantor, a grantor, as debtor-in-possession, moves for approval of financing (“DIP Financing”) to be provided by one or more lenders or a third party (the “DIP Lenders”) or the use of cash collateral, no First Lien Secured Party (other than any Controlling Collateral Agent or the Authorized Representative of any Controlling Collateral Agent) will raise any objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless the Applicable Authorized Representative will then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties (to be defined in the First Lien Intercreditor Agreement), each Non-Controlling Secured Party (to be defined in the First Lien Intercreditor Agreement) will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any First Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the First Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the First Lien Secured Parties of each series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à- vis all the other First Lien Secured Parties (other than any Liens of the First Lien Secured Parties constituting DIP Financing Liens) and subject to a customary carve-out or other carve-out approved by the Controlling Collateral Agent as existed prior to the commencement of the applicable bankruptcy case, (B) the First Lien Secured Parties of each series are granted Liens on any additional collateral pledged to any First Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-à-vis the First Lien Secured Parties (other than any Liens of any First Lien Secured Parties constituting DIP Financing Liens) as set forth in the First Lien Intercreditor Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First Lien Obligations, such amount is applied in accordance with “Priority of Claims” above, and (D) if any First Lien Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied in accordance with “Priority of Claims” above; provided that the First Lien Secured Parties of each series will have a right to object to the grant of a Lien to secure the DIP Financing over any collateral subject to Liens in favor of the First Lien Secured Parties of such series or Authorized Representative that will not constitute Shared Collateral; and provided, further, that the First Lien Secured Parties receiving adequate protection will not object to any other First Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such First Lien Secured Parties in connection with a DIP Financing or use of cash collateral. If any First Lien Secured Party is granted adequate protection (A) in the form of Liens on any additional collateral, then each other First Lien Secured Party will be entitled to seek, and each First Lien Secured Party will consent and not object to, adequate protection in the form of Liens on such additional collateral with the same priority vis-à- vis the First Lien Secured Parties (other than any Liens of any First Lien Secured Parties constituting DIP Financing Liens) as set forth in the First Lien Intercreditor Agreement, (B) in the form of a superpriority or other administrative claim, then each other First Lien Secured Party will be entitled to seek, and each First Lien Secured Party will consent and not object to, adequate protection in the form of a pari passu superpriority or administrative claim or (C) in the form of periodic or other cash payments, then the proceeds of such adequate protection must be applied to all First Lien Obligations in accordance with “Priority of Claims” above.

AMENDMENTS, WAIVERS:	The First Lien Intercreditor Agreement may not be amended without the written consent of each Authorized Representative, each collateral agent, the Borrower and each other affected Loan Party with respect to which such amendment is to apply.

GOVERNING LAW:	The State of New York.

EXHIBIT K-2

TERMS OF INTERCREDITOR AGREEMENT (JUNIOR LIENS)

FINANCING DOCUMENTS:	The Credit Agreement dated as of October 27, 2014, by and among Zebra Technologies Corporation, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A. as Revolving Facility Administrative Agent and Morgan Stanley Senior Funding, Inc., as Term Loan Administrative Agent and Collateral Agent for the Lenders (said Credit Agreement, as it may hereafter be amended, restated, amended and restated, replaced, extended, supplemented, Refinanced (as defined below) or otherwise modified from time to time, being the “Credit Agreement”; capitalized terms defined therein and not otherwise defined herein being used herein as therein defined) and definitive documentation in respect of the Junior Lien Obligations (as defined below) (the “Junior Lien Debt Documents”).

SENIOR LIEN SECURED PARTIES:	The Secured Parties, the Senior Lien Agent (as defined below) and each other holder of Senior Lien Obligations (as defined below). The Collateral Agent (or any successor or assigns thereto in connection with a Refinancing) is referred to herein as the “Senior Lien Agent”; provided that upon the incurrence of any other Senior Lien Obligations (as defined below), the “Senior Lien Agent” shall be the “Controlling Collateral Agent” (or equivalent term) as defined in the first lien intercreditor agreement among the Collateral Agent and the representatives for the holders of such other Senior Lien Obligations (the “First Lien Intercreditor Agreement”).

JUNIOR LIEN SECURED PARTIES:	The lenders or debtholders (the “Junior Lien Lenders”) and the agent or trustee (the “Junior Lien Agent”) under the Junior Lien Debt Documents that are entitled to the benefit of a junior lien on the Collateral (collectively, the “Junior Lien Secured Parties”).

SECURED PARTIES:	The Senior Lien Secured Parties and the Junior Lien Secured Parties (each, a “Secured Party”).

COLLATERAL:	All assets of the Loan Parties that constitute “Collateral” securing any Senior Lien Obligations and any Junior Lien Obligations (each as defined below).

SENIOR LIEN OBLIGATIONS:

The Secured Obligations and the obligations under any First Lien Senior Secured Notes, Permitted First Priority Replacement Debt, Other Term Loans or Other Revolving Commitments and Additional Debt (in each case that is not subordinated in right of payment to the Initial Term Loans and the Initial Revolving Loans

and is secured by a Lien permitted under the Credit Agreement that is not junior to the Lien securing the Initial Term Loans and Initial Revolving Loans), and any Refinancings of all or any portion of any of the foregoing (referred to herein as the “Senior Lien Obligations”). The definitive documentation in respect of the Senior Lien Obligations, including the Credit Agreement and the Loan Documents, is referred to herein as the “Senior Lien Debt Documents.”

JUNIOR LIEN INDEBTEDNESS: OBLIGATIONS:	All obligations of every nature of the Loan Parties owed to the Junior Lien Secured Parties under the Junior Lien Debt Documents, as permitted by the terms of the Credit Agreement (including any post-petition interest, whether or not allowed or allowable in any insolvency proceeding) (collectively, the “Junior Lien Obligations”).

PRIORITY OF LIENS:	So long as any of the Senior Lien Obligations are outstanding, the liens on the Collateral securing the Junior Lien Obligations shall be junior and subordinated in all respects to the liens on the Collateral securing the Senior Lien Obligations. Each of the Senior Lien Agent and the Junior Lien Agent shall not contest the priority, validity or enforceability of any lien held by or on behalf of the Senior Lien Agent or by or on behalf of Junior Lien Agent, as the case may be.

So long as any of the Senior Lien Obligations are outstanding, except as otherwise specified herein (i) during the Standstill Period (as defined below), the Senior Lien Agent and the other Senior Lien Secured Parties shall have the exclusive right to enforce rights and exercise remedies (including setoff) with respect to the Collateral (or to forbear from any such enforcement or exercise) and to commence actions or proceedings with respect to such rights and remedies, in each case without consultation with or consent of the Junior Lien Agent or any other Junior Lien Secured Party, (ii) the Junior Lien Agent and the other Junior Lien Secured Parties shall not object to or hinder the ability of the Senior Lien Agent and the other Senior Lien Secured Parties to exercise any such rights or remedies with respect to the Collateral and shall not exercise or seek to exercise any such rights or remedies with respect to any of the Collateral and shall not institute any action or proceeding with respect to such rights or remedies and (iii) the Junior Lien Agent and each other Junior Lien Secured Party shall not take or receive any Collateral or any proceeds of Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Collateral (and any such Collateral or proceeds thereof so taken or received shall be segregated and held in trust for the Senior Lien Secured Parties as described below under “Turnover of Proceeds”).

NO PAYMENT SUBORDINATION:	Any junior lien intercreditor agreement entered into pursuant to the Credit Agreement (such agreement, the “Junior Lien Intercreditor Agreement”) affects only the relative priority of the liens on the Collateral securing the Senior Lien Obligations and the Junior Lien Obligations, and does not subordinate the Junior Lien Obligations in right of payment to the Senior Lien Obligations.

PROHIBITION ON CONTESTING LIENS:	No Junior Lien Secured Party will contest, or support any other person in contesting, the priority, validity, enforceability, perfection or protection of a lien on Collateral held by or on behalf of any of the Senior Lien Secured Parties.

NO NEW LIENS:	No Loan Party shall grant or permit any additional liens on any asset to secure the Junior Lien Obligations unless it has granted a lien on a senior priority basis on such assets to secure the Senior Lien Obligations. To the extent any Junior Lien Secured Party is granted a lien in violation of the foregoing, (i) it shall assign such lien to the Senior Lien Agent as security for all Senior Lien Obligations (but may retain a junior lien on such assets or property subject to the terms of the Junior Lien Intercreditor Agreement) or turn over any proceeds in respect thereof and (ii) until such assignment or such grant of a similar lien to the Senior Lien Agent or turnover of proceeds in respect thereof, shall be deemed to hold and have held such lien for the benefit of the Senior Lien Agent and the other Senior Lien Secured Parties as security for the Senior Lien Obligations.

SENIOR LIEN AGENT AS BAILEE:	Senior Lien Agent shall act as gratuitous bailee and agent for the benefit of the Junior Lien Secured Parties, with respect to any Collateral in the possession, control or otherwise requiring notation thereby of the Senior Lien Agent solely for the purpose of perfecting (or the equivalent under applicable foreign law) the security interest of such Junior Lien Secured Parties in such Collateral. The Senior Lien Agent shall not have a fiduciary relationship in respect of any Junior Lien Agent or any Junior Lien Secured Party, and the Junior Lien Agent, for itself and on behalf of each Junior Lien Secured Party, shall waive and release the Senior Lien Agent from all claims and liabilities arising pursuant to the Senior Lien Agent’s role as gratuitous bailee and agent for perfection for the benefit of the Junior Lien Secured Parties.

STANDSTILL PERIOD:	180 days from the date on which the Junior Lien Agent has delivered to the Senior Lien Agent written notice of the acceleration or non-payment at maturity of the Junior Lien Obligations and its intent to exercise its rights and remedies pursuant to the Junior Lien Obligations; provided that in the event that the Junior Lien Debt is not institutional debt, the Standstill Period shall not expire. After the expiration of the Standstill Period, the Junior Lien Agent may exercise any of its rights or remedies with respect to the Collateral unless the Senior Lien Agent has commenced and is at such time diligently (or shall have sought or requested relief from or modification of the automatic stay or any other stay in any insolvency proceeding to enable the commencement or pursuit thereof) pursuing the enforcement or exercise of its rights and remedies with respect to any material portion of the Collateral or at any time any Loan Party or any Collateral is then a debtor under or with respect to (or otherwise subject to) any insolvency or liquidation proceeding; provided, however, that in no event shall such exercise by the Junior Lien Agent or any other Junior Lien Secured Party affect the priority and other rights of the Senior Lien Secured Parties set forth in the Junior Lien Intercreditor Agreement; and provided, further, that the Junior Lien Secured Parties may at any time exercise any rights and remedies not inconsistent with the Junior Lien Intercreditor Agreement that could be exercised by an unsecured creditor other than initiating or joining in an involuntary bankruptcy proceeding.

APPLICATION OF PROCEEDS:	The proceeds of any liquidation, foreclosure or similar action related to the Collateral will be applied in the following order of priority:

First, to pay the Senior Lien Obligations in accordance with the terms of the First Lien Intercreditor Agreement and the other Senior Lien Debt Documents until the Discharge of Senior Lien Obligations (as defined below) has occurred; Second, to pay the Junior Lien Obligations then due and payable in accordance with the terms of the Junior Lien Debt Documents; and Third, to the applicable Loan Parties or to whomever may be lawfully entitled to receive the same as a court of competent jurisdiction may direct.

TURNOVER OF PROCEEDS:	So long as any Senior Lien Obligations are outstanding, any Collateral or proceeds of Collateral received by any Junior Lien Secured Party shall be segregated and held in trust for the Senior Lien Secured Parties, and promptly paid over to the Senior Lien Agent.

LIEN AND	If, pursuant to an enforcement action or an asset disposition, the

GUARANTEE RELEASES:	Senior Lien Agent releases its lien on all or any portion of Collateral that is permitted to be disposed under the each Senior Lien Debt Document or subordinates its lien on all or any portion of the Collateral to any Lien permitted to be senior pursuant to the Senior Lien Debt Documents to the Liens securing the Senior Lien Obligations or releases any Subsidiary Guarantor from its guarantee of the Senior Lien Obligations, the lien of the Junior Lien Secured Parties on such Collateral or the obligations of such Subsidiary Guarantor under its guarantee of the Junior Lien Obligations shall be automatically released or its lien subordinated and the Junior Lien Agent shall execute and deliver any releases or other documents as may be reasonably requested by the Senior Lien Agent or the relevant Loan Party.

REFINANCING OF SENIOR LIEN OBLIGATIONS:	Any Refinancing (as defined below) of the Senior Lien Obligations (including any Refinanced Secured Swap Obligations or Refinanced Secured Cash Management Obligations) shall be permitted and shall continue to be deemed Senior Lien Obligations.

As used herein “Refinance” shall mean, in respect of any existing indebtedness, to refinance, extend, renew, defease, amend, amend and restate, consolidate, modify, supplement, restructure, replace, redeem, refund or repay from time to time, or to issue other indebtedness in exchange of or replacement for, such existing indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

BANKRUPTCY:	In connection with any insolvency proceeding of any Loan Party:

•	Use of Cash Collateral and DIP Financing: If the Senior Lien Agent permits the use of cash collateral on which the Senior Lien Agent has a lien or permits the Borrower to obtain debtor-in-possession financing (a “DIP Financing”), none of the Junior Lien Secured Parties will contest, protest, or object to, and each Junior Lien Secured Party (1) will be deemed to have consented to (i) any use, sale or lease of cash collateral and (ii) the Borrowers or any other Loan Party obtaining such DIP Financing, and (2) shall agree to subordinate its lien on the Collateral to such DIP Financing (and all obligations with respect thereto), all adequate protection liens granted to the Senior Lien Secured Parties, and any “carve out” for U.S. Trustee and professional fees agreed to by the Senior Lien Agent; provided that:

(a)	such DIP Financing shall not result in the voiding of the lien of the Junior Lien Agent on the Collateral securing the Junior Lien Obligations, which lien shall remain subject to the priority requirements described herein vis- à-vis the liens securing the Senior Lien Obligations (it being understood that any reduction in the value of the lien of the Junior Lien Agent by virtue of the mere existence of the DIP Financing and the priority lien securing the obligations thereunder shall not be deemed to void the lien of the Junior Lien Agent for purposes of this clause (a));

(b)	all liens on Collateral securing any such DIP Financing shall be senior to or on parity with the liens of the Senior Lien Agent on the Collateral securing the Senior Lien Obligations and by operation of clause (a) above, senior to the liens of the Junior Lien Agent on the Collateral securing the Junior Lien Obligations; and

(c)	in the event that the Senior Lien Agent receives an adequate protection lien on post-petition assets of the debtor to secure the Senior Lien Obligations, the Junior Lien Agent has the right to seek an adequate protection lien on such post-petition assets of the debtor to secure the Junior Lien Obligations, which adequate protection lien shall be subordinated to the adequate protection lien securing the Senior Lien Obligations to the same extent described under the heading “Priority of Liens” above.

•	Adequate Protection; No Contest: Until the Discharge of the Senior Lien Obligations, neither the Junior Lien Agent nor any Junior Lien Lender will contest (or support any other Person contesting) (a) any request by the Senior Lien Agent for adequate protection of its interest in the Collateral in any form or (b) any objection by the Senior Lien Agent to any motion, relief, action or proceeding based on a claim by the Senior Lien Agent that its interests in the Collateral are not adequately protected, so long as, in each case, any liens granted to the Senior Lien Agent as adequate protection of its interests are subject to the terms of the Junior Lien Intercreditor Agreement. No Junior Lien Secured Party may seek or request adequate protection until and unless a Senior Lien Secured Party is granted adequate protection in the form of additional or replacement liens on the Collateral and any such adequate protection of such Junior Lien Secured Party shall be limited to such liens on the Collateral and shall be subordinated to the adequate protection of the Senior Lien Secured Party to the same extent described under the heading “Priority of Liens” above.

•	Post-Petition Interest: No Junior Lien Secured Party will oppose or seek to challenge any claim by the Senior Lien Agent or any other Senior Lien Secured Party for allowance in any insolvency proceeding consisting of post-petition interest, fees or expenses to the extent of the value of the Collateral securing the Senior Lien Obligations (which value shall be determined without regard to the existence of the liens of the Junior Lien Secured Parties on such Collateral). No Senior Lien Secured Party will oppose or seek to challenge any claim by the Junior Lien Agent or any other Junior Lien Secured Party for allowance in any insolvency proceeding consisting of post-petition interest, fees or expenses to the extent of the value of the Collateral securing the Junior Lien Obligations (which value shall be determined taking into account the liens of the Senior Lien Secured Parties on such Collateral).

•	Voting: Neither the Senior Lien Agent nor the Junior Lien Agent will, without the written consent of the other, seek to vote with the other as a single class in connection with any plan of reorganization in any insolvency proceeding, and each shall agree that the claims of the Junior Lien Secured Parties and the Senior Lien Secured Parties must be separately classified under any such plan. No Junior Lien Secured Party may vote to accept or otherwise support any proposed plan that is inconsistent with the terms of the Junior Lien Intercreditor Agreement.

•	Enforceability of Liens: If a determination is made that any lien on the Collateral securing the Senior Lien Obligations is avoidable or not enforceable for any reason, any distribution or recovery received by the Junior Lien Agent or any other Junior Lien Secured Party with respect to the value of the assets intended to constitute such Collateral (and any proceeds thereof) shall be segregated and held in trust to be paid over to the Senior Lien Agent for the benefit of the Senior Lien Secured Parties.

•	Relief from Stay: Until the Discharge of the Senior Lien Obligations, neither the Junior Lien Agent nor any Junior Lien Lender will seek relief from the automatic stay or any other stay in any insolvency proceeding in respect of any portion of the Collateral without the Senior Lien Agent’s prior written consent.

•	Asset Sales: The Junior Lien Agent and each Junior Lien Lender will consent to any sale consented to by the Senior Lien Agent of any Collateral pursuant to Section 363 of the Bankruptcy Code (or any similar provision under law applicable to any insolvency proceedings) as long as their liens attach to the proceeds of such sale and such proceeds are applied in accordance with the terms of the Junior Lien Intercreditor Agreement.

•	No Involuntary Petition. The Junior Lien Secured Parties may not commence or join with any other creditors (other than the Senior Lien Secured Parties) in filing any involuntary bankruptcy proceeding against any Loan Party until the expiration of the Standstill Period.

•	Subordination Agreement Acknowledgement. The Junior Lien Secured Parties will expressly acknowledge that the Junior Lien Intercreditor Agreement is a “subordination agreement” under Section 510(a) of the Bankruptcy Code (or any similar provision under law applicable to any insolvency proceedings), which shall be effective before, during and after the commencement of any insolvency proceeding.

PAYMENT IN FULL OF SENIOR LIEN OBLIGATIONS:	Upon payment in full of all Senior Lien Obligations (other than contingent obligations not then due and payable) under the Senior Lien Debt Documents, the cancellation or expiration of all letters of credit issued under the Senior Lien Debt Documents (or the Cash Collateralization of such letters of credit (or if the Credit Agreement is no longer in existence, in an amount reasonably satisfactory to the Senior Lien Agent) or otherwise backstopped on terms reasonably satisfactory to the applicable issuing bank) and the termination of the commitments of the Senior Lien Secured Parties under the Senior Lien Debt Documents, the Junior Lien Agent shall step into the role of the Senior Lien Agent, subject to the reinstatement of the Junior Lien Intercreditor Agreement and the rights of the Senior Lien Agent and the other Senior Lien Secured Parties thereunder if all or any portion of such payment is rescinded for any reason, whether in any insolvency proceeding or otherwise (the “Discharge of Senior Lien Obligations”).

PURCHASE RIGHT:	If the Junior Lien Obligations take the form of bank debt, upon acceleration of the Senior Lien Obligations, the Junior Lien Lenders will have the option to purchase all, but not less than all, of the Senior Lien Obligations (other than in respect of Swap Obligations and Cash Management Obligations). Any such purchase shall be at par, without warranty, representation or recourse, and shall include all accrued and unpaid interest, fees and expenses in respect of all purchased Senior Lien Obligations, and shall include, with respect to any Letters of Credit outstanding under the Credit Agreement, an amount equal to 102% of the face amount thereof.

AMENDMENTS, WAIVERS, ADDITIONAL COLLATERAL DOCUMENTS:	The Junior Lien Intercreditor Agreement may not be amended without the written consent of the Senior Lien Agent, the Junior Lien Agent, the Borrower, and each other affected Loan Party with respect to which such amendment is to apply.

GOVERNING LAW:	The State of New York.